    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 18, 2000

                                                      REGISTRATION NO. 333-89179
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 5

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                                 KNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                           4812                          58-2424258
  (State or of Incorporation)     (Primary Standard Industrial           (I.R.S. Employer
                                       Identification No.)          Classification Code Number)

                            1241 O.G. SKINNER DRIVE
                           WEST POINT, GEORGIA 31833
                                 (706) 645-8553

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                CHAD S. WACHTER
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                 KNOLOGY, INC.
                            1241 O.G. SKINNER DRIVE
                           WEST POINT, GEORGIA 31833
                                 (706) 645-8553

           (Name, address, including zip code, and telephone number,
            including area code, of registrant's agent for service)
                             ---------------------
                                   Copies to:
                            STEVEN M. KAUFMAN, ESQ.
                             HOGAN & HARTSON L.L.P.
                          555 THIRTEENTH STREET, N.W.
                             WASHINGTON, D.C. 20004
                                 (202) 637-5600

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                                                  PROPOSED
                                                                   MAXIMUM
                   TITLE OF EACH CLASS OF                         AGGREGATE        AMOUNT OF
                         SECURITIES                            OFFERING PRICE    REGISTRATION
                      TO BE REGISTERED                               (1)              FEE
----------------------------------------------------------------------------------------------
Common Stock $.01 par value (3) Series A Preferred Stock,
$.01 par value Options to Purchase Series A Preferred
Stock.......................................................    $234,980,443     $65,324.56(2)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2) A fee of $66,334.58 was paid previously.


(3) Includes an indeterminate number of shares of common stock issuable upon conversion of the Series A preferred stock. Pursuant to Rule 457(i), no separate registration fee is payable with respect to these shares of common stock. Pursuant to Rule 416, this Registration Statement also covers such shares of common stock as may be issuable pursuant to the anti-dilution provisions of the Series A preferred stock.

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
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      The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not seeking an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED JANUARY 18, 2000

PRELIMINARY PROSPECTUS

                                 KNOLOGY, INC.

                                 [KNOLOGY LOGO]
                 43,211,531 SHARES OF SERIES A PREFERRED STOCK
        OPTIONS TO PURCHASE 6,258,036 SHARES OF SERIES A PREFERRED STOCK

     We are sending you this prospectus in connection with the distribution by ITC Holding Company of all of its 43,211,531 shares of Series A preferred stock, which is approximately 90% of the capital stock, of KNOLOGY, Inc. to ITC Holding stockholders and options to purchase 6,258,036 shares of Series A preferred stock of KNOLOGY to ITC Holding option holders.

     In the distribution, you will receive the following:

     - 1.09153 shares of our Series A preferred stock for every share of ITC Holding common stock that you own.


     - 4.36612 shares of our Series A preferred stock for every share of ITC Holding preferred stock that you own.



     - An option to purchase 1.09153 shares of our Series A preferred stock for every option to purchase one share of common stock of ITC Holding that you own.


This distribution is being made by ITC Holding to each holder of record of ITC Holding securities at the close of business on December 15, 1999. Cash in the amount of $4.75 per share is being paid in lieu of fractional shares or options.

     You are receiving the distribution in your capacity as an ITC Holding Company stockholder or option holder. YOU DO NOT NEED TO MAKE ANY DECISIONS OR TAKE ANY ACTION TO RECEIVE YOUR SHARE OF THE DISTRIBUTION.

     This prospectus also relates to the common stock into which our preferred stock is convertible and the common stock underlying the preferred stock issuable upon exercise of our stock options being distributed by ITC Holding. ITC Holding may be deemed an underwriter and a distributing stockholder under applicable law with respect to the securities being distributed by it. ITC Holding will not own any KNOLOGY stock or options upon completion of the distribution.

     THE SECURITIES THAT YOU RECEIVE IN THIS DISTRIBUTION WILL NOT BE TRADED ON ANY EXCHANGE OR LISTED ON THE NASDAQ MARKET SYSTEM.


     THE SECURITIES BEING DISTRIBUTED PURSUANT THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS.


                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------


                                JANUARY 18, 2000

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
PROSPECTUS SUMMARY..........................................    1
RISK FACTORS................................................    9
THE DISTRIBUTION............................................   23
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE
   DISTRIBUTION.............................................   33
NO MARKET FOR OUR STOCK.....................................   42
DIVIDEND POLICY.............................................   42
CAPITALIZATION..............................................   43
SELECTED CONSOLIDATED FINANCIAL DATA........................   45
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS................................   47
OUR BUSINESS................................................   67
MANAGEMENT..................................................  104
CERTAIN TRANSACTIONS AND RELATIONSHIPS......................  115
PRINCIPAL STOCKHOLDERS......................................  123
DESCRIPTION OF SECURITIES...................................  126
LEGAL MATTERS...............................................  132
EXPERTS.....................................................  132
WHERE YOU CAN FIND MORE INFORMATION.........................  133
INDEX TO OUR CONSOLIDATED FINANCIAL STATEMENTS..............  F-1

                               PROSPECTUS SUMMARY

     This summary highlights more detailed information and financial statements contained later in this prospectus. This summary does not contain all of the information that you should consider with respect to owning the shares or options. You should read the entire prospectus carefully, especially the risks of holding the shares discussed under "Risk Factors."

                                 KNOLOGY, INC.

     We were formed in September 1998. We own 100% of KNOLOGY Holdings, Inc. and 100% of several other companies previously owned by ITC Holding Company, Inc. KNOLOGY Holdings is our principal subsidiary. We currently offer our residential and business customers broadband communication services, including:

     - Video.   We offer traditional cable television and digital cable
       television services. Digital cable uses advanced technology to deliver many more channels over the same amount of transmission capacity.

     - Telephone.   We offer local and long distance telephone service.

     - Internet.   We offer high-speed connections to the Internet using cable modems.

Our customers have the choice of receiving these services individually or as part of a bundle of services. We provide these services using high-speed, high-capacity networks which are called broadband networks because they can handle large volumes of voice, video and data at high speeds.

     We presently have broadband networks in Montgomery, Alabama; Columbus, Georgia; Augusta, Georgia; Panama City, Florida; and Charleston, South Carolina. We also provide traditional analog and digital cable television services in Huntsville, Alabama, and these facilities are being upgraded to provide telephone and Internet services. Further, we provide local telephone services and broadband services throughout the Georgia/Alabama border area known as the valley.

     We also provide access to our networks and various network-related services to other telecommunications carriers. We refer to these services as broadband carrier services. Other local telephone companies use our broadband carrier services to provide local telephone service and long distance carriers use our broadband carrier services to deliver long distance telephone service.

     We are incorporated in the State of Delaware. Our principal executive offices are located at 1241 O.G. Skinner Drive, West Point, Georgia 31833, and our telephone number is (706) 645-8553. We maintain a website at www.knology.com where general information about our business is available. Reference to this website shall not be deemed to incorporate the contents of our website into this prospectus.

                                THE DISTRIBUTION

REASONS FOR THE DISTRIBUTION

     We have determined that we will need substantial capital in the near future to fund our planned upgrades and expansion, as discussed in more detail below under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations." As described in that section, we intend to seek additional capital through private and public equity and debt financings. We determined that our access to capital in the private equity market and our ability to achieve a higher per share value would be enhanced if we no longer had a single stockholder, ITC Holding, holding 90% of our capital stock.


     ITC Holding is distributing the stock of KNOLOGY it holds to eliminate the large block of KNOLOGY stock while allowing ITC Holding stockholders to maintain directly the interest in KNOLOGY that they held indirectly before the distribution. ITC Holding is also distributing KNOLOGY options to ITC Holding option holders so they can maintain the economic value of their ITC Holding options, which otherwise would be diluted as a result of the distribution.


     See the section under the caption "The Distribution" for a fuller discussion of the background and reasons for the distribution. If you are an ITC Holding option holder, please review carefully the information under the caption "The Distribution -- Option Distribution" for a fuller description of the rationale for the option distribution and the terms of the option distribution.

TERMS OF THE DISTRIBUTION

     In the distribution, ITC Holding is distributing to its stockholders and option holders all of the 43,211,531 shares of our Series A preferred stock and options to purchase 6,258,036 shares of our Series A preferred stock held by ITC Holding. The distribution is expected to be completed concurrently with the circulation of this prospectus.

     In the distribution, you will receive the following:

     - 1.09153 shares of our Series A preferred stock for every share of ITC Holding common stock that you own.

     - 4.36612 shares of our Series A preferred stock for every share of ITC Holding preferred stock that you own.

     - An option to purchase 1.09153 shares of our Series A preferred stock, for every option to purchase one share of common stock of ITC Holding that you own.


     The exercise price of each KNOLOGY option will be approximately 20% of the exercise price of the holder's ITC Holding option. The exact percentage will be determined by the ITC Holding board of directors as of the time of the distribution based upon the percentage of the value of ITC Holding attributable to KNOLOGY. The exercise price of each ITC Holding option will be decreased to approximately 80% of its original exercise price.


     Only ITC Holding security holders of record as of December 15, 1999 are receiving securities in the distribution. Cash in the amount of $4.75 will be paid in lieu of fractional shares or options.

Example:


     As an example, suppose before the distribution you hold 1,000 shares of ITC Holding common stock and you hold options to buy 100 shares of ITC Holding common stock for an aggregate exercise price of $500. Also suppose that ITC Holding determines that KNOLOGY's value as a company before the distribution is 20% of the value of ITC Holding.



     - Stock.   In the distribution, you would receive 1,091 shares of KNOLOGY
       Series A preferred stock, determined by multiplying your 1,000 shares times the common stock distribution ratio of 1.09153. You would also receive $2.52 in cash, equal to 0.53 fractional shares of KNOLOGY Series A preferred stock times the cash value for fractional shares of $4.75 per share.



       The effect of the distribution is that you will hold directly as KNOLOGY stock the interest in KNOLOGY that you held indirectly through your ITC Holding stock prior to the distribution.


     - Options.   In the distribution, you would receive options to purchase 109 shares of KNOLOGY Series A preferred stock, determined by multiplying your options to purchase 100 shares times the option distribution ratio of 1.09153. You would also receive $0.73 in cash, equal to options to purchase 0.153 fractional shares of KNOLOGY Series A preferred stock times the cash value for fractional options of $4.75 per share.


       The value of your ITC Holding option would have declined in the distribution because part of ITC Holding, worth 20% of its value, would no longer belong to ITC Holding after the distribution. ITC Holding would therefore reduce the aggregate exercise price of your ITC Holding option by 20%, to $400. The $100 difference would become the aggregate exercise price of your KNOLOGY option, since 20% of the value of your old ITC Holding option is now represented by your KNOLOGY option.



       Since the option distribution ratio is the same as the stock distribution ratio, you would pay the same exercise price and you would own the same number of shares whether (1) you exercised your ITC Holding option immediately before the distribution and received stock in the distribution or (2) you exercised both your ITC Holding option and your KNOLOGY option immediately after the distribution.

       The effect of the distribution is that you will hold directly as a KNOLOGY option the interest in KNOLOGY that you held indirectly through your ITC Holding option prior to the distribution.



NO ACTION REQUIRED BY ITC HOLDING STOCKHOLDERS OR OPTION HOLDERS


     In this distribution:

     - You are not required to pay cash or any other consideration for the securities you receive.

     - You do not need to make any decisions or take any action to receive your shares or options. You do not need to surrender your ITC Holding stock or options.

     - There are no conditions to the completion of the distribution. No further board action is necessary and no stockholder vote is necessary.

     - There are no proceeds to us or to ITC Holding.

     - No recipients of the distribution or stockholders of KNOLOGY are entitled to appraisal rights in connection with the distribution.

KNOLOGY STOCK AND OPTIONS DISTRIBUTED IN THE DISTRIBUTION CANNOT EASILY BE TRANSFERRED

     The securities that you receive in this distribution will not be traded on any exchange or listed on the NASDAQ market system. They are also subject to restrictions on transfer described below under the caption "Description of Capital Stock."

THE DISTRIBUTION MAY HAVE INCOME TAX CONSEQUENCES TO YOU

     The following summarizes the material federal income tax consequences of the distribution. You should review this section carefully.

   Material Federal Income Tax Consequences of the Stock Distribution to ITC Holding Stockholders

     ITC Holding has received rulings from the IRS that the distribution of our stock to ITC Holding stockholders as described to the IRS would qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code. Based on these rulings, if you receive KNOLOGY stock in the distribution:

     - Upon the receipt of our stock in the distribution, you will not recognize any gain or loss, and no amount will be included in your income.

     - The total amount of the basis of our stock plus the basis of the ITC Holding stock held by you after the distribution will be the same as the basis of the ITC Holding stock held by you immediately before the distribution.

     - If you receive cash in lieu of a fractional share of our stock, you will be taxed as if you had received the fractional share and we redeemed it for the amount of cash. The gain or loss, based on the difference between the amount of cash and your basis in the stock, will be a capital gain or loss if you hold the fractional share interest as a capital asset.

These IRS rulings are subject to factual representations made by ITC Holding to the IRS. If those factual representations and assumptions made by ITC Holding are or become incorrect in any material respect, the reliability of the IRS rulings will be jeopardized. However, ITC Holding is not aware of any facts and circumstances that would cause those representations and assumptions to be untrue.

     If the distribution were not to constitute a tax-free spin-off, then the distribution could have adverse tax consequences to you. These potential adverse tax consequences are discussed in detail below under the caption "Material Federal Income Tax Consequences of the Distribution."

   Material Federal Income Tax Consequences of the Option Distribution to ITC Holding Option Holders


     The tax treatment of the option holders was not the subject of the IRS rulings.



     We have received an opinion from Arthur Andersen LLP, KNOLOGY's independent accountants, in connection with the proposed issuance of the KNOLOGY options. The tax opinion merely represents the opinion giver's best judgment with respect to the probable outcome and is not binding on the IRS or the courts. In addition, the tax opinion is premised on the accuracy of factual representations and assumptions. If those factual representations or assumptions are or become incorrect in any material respect, the opinion may cease to apply.



     The tax opinion provides as follows:



     1. What is the federal tax effect of the distribution of KNOLOGY stock options to ITC Holding employees who hold ITC Holding incentive stock options?



     - More likely than not the KNOLOGY options distributed to ITC holding employees holding ITC Holding incentive stock options are incentive stock options until three months after the distribution of KNOLOGY. The issuance of KNOLOGY options to ITC Holding employees is more likely than not treated as a nontaxable substitution of KNOLOGY options for ITC Holding incentive stock options and not treated as a taxable modification.



     - If the IRS were to recharacterize the KNOLOGY stock option as a nonqualified option, the issuance of the KNOLOGY stock option should not be taxable to the recipients at the time of the distribution.



     2. What is the federal tax effect of the distribution of KNOLOGY stock options to KNOLOGY employees who hold ITC Holding incentive stock options?



     - The KNOLOGY options distributed to KNOLOGY employees holding ITC Holding incentive stock options should be classified as incentive stock options after the distribution of KNOLOGY. The issuance of KNOLOGY options to KNOLOGY employees should be treated as a nontaxable substitution of KNOLOGY options for ITC Holding incentive stock options and not treated as a taxable modification.

     - If the IRS were to recharacterize the KNOLOGY stock option as a nonqualified option, the issuance of the KNOLOGY stock option should not be taxable to the recipients at the time of the distribution.



     3. What is the federal tax effect of the distribution of the KNOLOGY stock options to nonemployees and employees of ITC Holding and KNOLOGY holding nonqualified stock options?



     - The distribution of KNOLOGY options to nonemployees and employees holding nonqualified stock options of ITC Holding should not result in any current taxation at the time of distribution.



     Based on the existing Internal Revenue Code and Treasury Regulations, Arthur Andersen LLP has issued a "more likely than not" opinion on the first issue identified above and a "should" opinion on the remaining issues identified above. Arthur Andersen LLP is not able to issue a "will" opinion since the Internal Revenue Code, regulations, or guidance issued by the Internal Revenue Service (including revenue rulings and revenue procedures) are not identical to facts and circumstances pertaining to the transactions of ITC Holding and KNOLOGY. However, Arthur Andersen LLP is unaware of the IRS making an argument inconsistent with its opinion in the context of a transaction such as the distribution. In addition, since the Internal Revenue Code, regulations, or guidance issued by the Internal Revenue Service (including revenue rulings and revenue procedures) do not specify whether or not a particular regulation applies to the specifics of the distribution, and the IRS may interpret the regulation as applying to the distribution, Arthur Andersen is not able to provide a "should" opinion on one of the issues addressed by the opinion.



     The potential tax consequences for holders of ITC options and the related risks associated with the distribution of options to purchase our stock are discussed in detail below under the caption "The Distribution -- Material Federal Income Tax Consequences of the Distribution -- Federal Income Tax Consequences of the Distribution to ITC Holding Option Holders."

                     INTENDED SUBSEQUENT PRIVATE PLACEMENT

     Shortly after this distribution, we intend to make a private offering of shares of our Series B preferred stock. This offering is expected to be to a small group of institutional investors for approximately $100 million. Once issued, the Series B preferred stock would represent approximately 25% of our total outstanding shares on a fully diluted basis. Each share of Series B preferred stock is expected to be convertible initially into one share of our common stock. We have received firm commitments from some of the proposed institutional investors to purchase the Series B preferred shares at $4.75 per share, and we expect to sell the Series B preferred shares at this price. The terms of this private offering could change and it is possible that the offering will not be consummated. The private offering is contingent upon the completion of the distribution described by this prospectus.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


    The following table sets forth our summary consolidated financial data. The summary financial data set forth below should be read in conjunction with the section of the prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations", our financial statements and related notes, and other financial data included elsewhere in this prospectus. See note 1 to our financial statements regarding the reorganization.



                                                                                             NINE            NINE
                                                YEAR           YEAR           YEAR          MONTHS          MONTHS
                                               ENDED          ENDED          ENDED           ENDED           ENDED
                                            DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                1996           1997         1998(a)          1998            1999
                                            ------------   ------------   ------------   -------------   -------------
                                                                                          (UNAUDITED)     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Operating Revenues........................  $17,527,208    $ 17,633,313   $ 45,132,522   $ 30,285,049    $ 48,824,228
Operating expenses:
  Cost of services........................    2,991,412       3,121,108     12,739,540      9,010,401      18,573,719
  Selling, operations and
    administrative........................    8,331,795       9,498,461     37,323,345     24,256,479      35,760,116
  Depreciation and amortization...........    3,022,056       2,781,800     17,326,895      9,013,477      29,526,358
                                            -----------    ------------   ------------   ------------    ------------
        Total operating expenses..........   14,345,263      15,401,369     67,389,780     42,280,357      83,860,193
                                            -----------    ------------   ------------   ------------    ------------
Operating income (loss)...................    3,181,945       2,231,944    (22,257,258)   (11,995,308)    (35,035,965)
                                            -----------    ------------   ------------   ------------    ------------
Other expense, net........................     (379,889)     (2,048,506)   (18,645,199)   (12,389,198)    (22,967,976)
                                            -----------    ------------   ------------   ------------    ------------
Income (loss) before minority interest,
  income tax (provision) benefit and
  cumulative effect of a change in
  accounting principle....................    2,802,056         183,438    (40,902,457)   (24,384,506)    (58,003,941)
Minority interest.........................           --              --     13,294,079     11,292,126       3,267,653
Income tax (provision) benefit............   (1,371,865)     (1,010,779)     5,631,618      1,704,350      11,011,711
Cumulative effect of a change in
  accounting principle....................           --              --       (582,541)      (582,541)             --
                                            -----------    ------------   ------------   ------------    ------------
Net income (loss).........................    1,430,191        (827,341)   (22,559,301)   (11,970,571)    (43,724,577)
Subsidiary preferred stock dividends......           --      (4,193,276)    (1,424,222)       (63,907)             --
                                            -----------    ------------   ------------   ------------    ------------
Net income (loss) attributable to common
  stockholders............................  $ 1,430,191    $ (5,020,617)  $(23,983,523)  $(12,034,478)   $(43,724,577)
                                            ===========    ============   ============   ============    ============
PER SHARE DATA:
Basic and diluted net income (loss)
  attributable to common stockholders.....  $ 14,301.91    $ (50,206.17)  $(239,835.23)  $(120,344.78)   $(437,245.77)
Basic and diluted weighted average number
  of common shares outstanding............          100             100            100            100             100
OTHER FINANCIAL DATA:
Capital expenditures......................  $   995,320    $  1,727,079   $120,227,057   $ 80,913,266    $ 64,290,709
Cash provided by (used in) operating
  activities..............................    4,770,730       3,680,116     23,035,488      9,515,039      (3,069,133)
Cash (used in) provided by investing
  activities..............................     (197,362)    (22,223,940)   (34,586,803)   (22,997,766)      1,021,793
Cash (used in) provided by financing
  activities..............................   (4,457,176)     18,726,407     16,083,187     15,176,704      18,088,543
EBITDA(b).................................    5,640,550       2,509,854      8,564,129      8,475,265      (2,067,832)
Ratio of earnings to fixed charges........         3.57            1.03             --             --              --
Insufficient earnings to cover fixed
  charges.................................           --              --   $ 27,608,378   $ 13,092,380    $ 54,736,288



                                                      DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                          1996           1997           1998           1999
                                                      ------------   ------------   ------------   -------------
                                                      (UNAUDITED)                                   (UNAUDITED)
BALANCE SHEET DATA:
Working capital.....................................  $ 2,977,835    $(1,240,180)   $ 49,965,918   $ 12,646,729
Property and equipment, net.........................   11,374,950     11,260,846     211,885,668    258,655,902
Total assets........................................   22,883,276     30,196,492     374,680,811    363,667,403
Long-term debt, including accrued interest..........           --             --     276,165,900    321,627,291
Total liabilities...................................    7,235,555      6,656,317     314,414,049    350,418,909
Minority interest...................................           --             --       3,267,653             --
Retained earnings (accumulated deficit).............    9,598,225      3,181,179     (20,802,344)   (64,526,921)
Total stockholders' equity..........................   15,647,721     23,540,175      54,512,149     10,761,534


---------------
(a) See note 9 to our financial statements, Cable Alabama acquisition, for further information regarding presentation.

(b) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. While EBITDA should not be construed as a substitute for operating income (loss) as a measure of performance or as a better measure of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, it is a measure commonly used in our industry and is included herein because we believe EBITDA provides relevant and useful information to our investors. Since the elements of EBITDA are determined using the accrual basis of accounting and EBITDA excludes the effects of capital and financing related costs, investors should use it to analyze and compare companies on the basis of operating performance. We utilize and have disclosed EBITDA to provide additional information with respect to our ability to meet future debt service, capital expenditures and working capital requirements; to incur additional indebtedness; and to fund continuing growth. EBITDA may not necessarily be calculated comparably with similarly titled measures for other companies. Additionally, we do not currently believe that there are any legal or functional requirements that limit management's discretionary use of funds depicted by EBITDA.

                                  RISK FACTORS

     The securities being distributed pursuant to this prospectus involve a high degree of risk, including those risks described below.

WE HAVE LOST MONEY ON OUR OPERATIONS TO DATE, AND WE EXPECT TO LOSE MORE MONEY DURING THE NEXT SEVERAL YEARS.


     As of September 30, 1999, we had an accumulated deficit of $64.5 million. We expect to incur net losses and negative cash flow during the next several years as we build our networks. Our ability to generate profits and positive cash flow will depend in large part on our obtaining enough subscribers for our services to offset the costs of constructing and operating our networks. If we cannot achieve operating profitability or positive cash flows from operating activities, our business, financial condition and operating results will be adversely affected.


FAILURE TO OBTAIN ADDITIONAL FUNDING WOULD LIMIT OUR ABILITY TO EXPAND OUR BUSINESS.


     We expect to spend approximately $170 million during the next three years to expand or upgrade our Panama City, Augusta, Charleston and Huntsville networks. If we expand to new cities, we estimate the cost of constructing and implementing networks in additional cities at approximately $50 million to $75 million per city, though costs could be as much as $85 million to $90 million per city for larger markets. Actual costs may exceed this estimate. We will need significant additional financing to complete this expansion and upgrade, to expand into additional cities, for new business activities and for any additional acquisitions. We cannot assure you that the proposed private placement of our Series B preferred stock, intended to raise approximately $100 million in equity funding, will be consummated. If we cannot obtain sufficient funds we may be required to defer or abandon our expansion plans, which could limit our growth and prospects.


NO TRADING MARKET EXISTS FOR OUR SECURITIES, AND OUR SECURITIES ARE SUBJECT TO TRANSFER RESTRICTIONS.

     Our stock is not listed on any stock exchange or on the Nasdaq market system, and no market makers currently make a market in our stock. We do not expect that an active public market for our stock will develop after the distribution. In addition, all shares of our stock are subject to transfer restrictions. If one of our stockholders decides to sell his shares of our stock, he must first offer those shares to us to purchase before he can offer the shares to a third party. With the lack of an active public market for our stock and our rights of first refusal on the sale of our stock, your ability to sell our securities will be limited.

ITC HOLDING AND ITS STOCKHOLDERS, INCLUDING YOU, COULD RECOGNIZE SIGNIFICANT TAX IF OUR TAX RULINGS BECOME INVALID.

     The IRS tax rulings relating to the distribution are subject to factual representations made by ITC Holding to the IRS. If those factual representations are or become incorrect in any material respect, the rulings might not apply to the distribution. If the distribution were not to constitute a tax-free spinoff, then the distribution could have the following significant tax consequences to you:

     - ITC Holding stockholders, including you -- Each holder of ITC Holding stock who received shares of our stock in the distribution would be treated as having received a taxable dividend in an amount equal to the fair market value of our stock received at the time of the distribution, to the extent of such holder's share of ITC Holding's current and accumulated earnings and profits.

     - ITC Holding -- ITC Holding would recognize a taxable gain equal to the difference between the fair market value of the shares of our stock and its adjusted basis in those shares at the time of the distribution. This could reduce the value of your existing ITC Holding stock.


THE FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION TO ITC HOLDING OPTION HOLDERS ARE NOT COVERED BY IRS RULINGS AND ARE SUBJECT TO UNCERTAINTY.



     The tax treatment of the ITC Holding option holders was not the subject of any IRS rulings. The opinion we have received from Arthur Andersen LLP, KNOLOGY's independent accountants, in connection with the proposed issuance of the KNOLOGY options is a "more likely than not" opinion on one of the issues addressed by the opinion and a "should" opinion on the remaining issues. The opinion is therefore subject to uncertainty. Arthur Andersen LLP is not able to issue a more certain "will" opinion since the Internal Revenue Code, regulations, or guidance issued by the Internal Revenue Service are not identical to facts and circumstances pertaining to the distribution. In addition, since the Internal Revenue Code, regulations, or guidance issued by the Internal Revenue Service (including revenue rulings and revenue procedures) do not specify whether or not a particular regulation applies to the specifics of the distribution, and the IRS may interpret the regulation as applying to the distribution, Arthur Andersen is not able to provide a "should" opinion on one of the issues addressed by the opinion. A tax opinion merely represents the opinion giver's best judgment with respect to the probable outcome, may be incorrect and is not binding on the IRS or the courts. If the IRS disagrees with the tax opinion and it ultimately is not upheld by the courts, recipients of KNOLOGY stock options who believe they are receiving incentive stock options may be deemed to have received nonqualified stock options. The tax effect of this recharacterization is discussed below under the caption "The
Distribution -- Material Federal Income Tax Consequences of the Distribution -- Federal Income Tax Consequences of the Distribution to ITC Holding Option Holders."


ITC HOLDING COULD RECOGNIZE SIGNIFICANT TAX IF THE DISTRIBUTION IS PART OF A PLAN IN WHICH A 50% OR GREATER INTEREST IS ACQUIRED, WHICH COULD AFFECT THE VALUE OF YOUR EXISTING ITC HOLDING STOCK.

     Even if the distribution is otherwise treated as a tax-free spin-off, ITC Holding would recognize a large taxable gain if the distribution is part of a plan or series of related transactions in which a 50% or greater interest in KNOLOGY or ITC Holding is being acquired by one or more persons. Any cumulative 50% change of ownership within the four-year period beginning two years before the date of the distribution will be presumed under applicable tax law to be part of such a plan. If this presumption applies, it would need to be rebutted to avoid a large taxable gain. Proposed regulations interpreting this provision could make it extremely difficult for us to rebut this presumption with respect to the distribution and a cumulative 50% change of ownership.

OUR TAX SEPARATION AGREEMENT WITH ITC HOLDING MAY LIMIT OUR ABILITY TO RAISE EQUITY FUNDING OR CONDUCT ACQUISITIONS FOR STOCK, AND BREACH OF THIS AGREEMENT COULD SUBJECT US TO SUBSTANTIAL DAMAGES.

     ITC Holding and KNOLOGY have entered into a tax separation agreement in which they have made representations and covenants that impose limitations on the future actions of KNOLOGY. Because we could have substantial liability, up to $50 million under the tax separation agreement, if we breach our representations and covenants, KNOLOGY could be discouraged from entering into transactions that might result in a breach. KNOLOGY might not pursue any transaction that would be presumed to be part of a plan or series of related transactions which results in any cumulative 50% change of ownership within the four-year period beginning two years before the date of the spin-off. Transactions that could involve a possible breach include an actual or constructive change of control of KNOLOGY, and exceeding limits on the raising of equity capital or the use of our stock to acquire other companies. We may have to forego some growth opportunities that may occur during the two years subsequent to the distribution because of our representations and covenants.

COMPETITION FROM OTHER TELEVISION PROVIDERS COULD CAUSE US TO LOSE SUBSCRIBERS.

     To be successful, we will need to attract cable television subscribers away from our competitors. We often are not the first cable television provider in our markets, and we have to compete with other companies that have long-standing customer relationships with the residents in these areas. Some of our competitors have other competitive advantages over us, such as greater experience, resources, marketing capabilities and name recognition. In addition, a continuing trend toward business combinations and alliances in the cable television area and in the telecommunications industry as a whole may create significant new competitors for us. In providing television service, we currently compete with AT&T Cable Services, Comcast Cable Communications, Time Warner Cable, Mediacom and Charter Communications, Inc. We also compete with satellite television providers DirecTV and Echostar. Our other competitors include:

     - other cable television providers;

     - broadcast television stations;

     - other satellite television companies;

     - wireless cable services; and

     - private satellite dishes.

We expect in the future to compete with telephone companies providing cable television service within their service areas.

     New legislation will allow satellite providers to offer local programming. This could reduce our current advantage over satellite providers in this area and hurt our ability to attract and maintain subscribers.

COMPETITION FROM OTHER TELEPHONE SERVICE PROVIDERS COULD CAUSE US TO LOSE CUSTOMERS.

     In providing local and long distance telephone services, we compete with the incumbent local phone company in each of our markets. We are not the first provider of telephone services in most of our markets, and we have to convince people in our markets to switch from other telephone companies to us. BellSouth is the incumbent local phone company and is a particularly strong competitor in our current markets and throughout the southeastern United States where we hope to expand. We also compete with long distance phone companies such as AT&T, MCI WorldCom and Sprint. Our other competitors include:

     - independent or competitive local exchange carriers, which are local phone companies other than the incumbent phone company that provide local telephone services and access to long distance services over their own networks or over networks leased from other companies;

     - regional Bell operating companies other than BellSouth;

     - wireless telephone carriers; and

     - utility companies.

COMPETITION FROM OTHER PROVIDERS OF INTERNET SERVICES COULD CAUSE US TO LOSE SUBSCRIBERS OR HINDER THE GROWTH OF OUR INTERNET SERVICES.

     Providing Internet access services is a rapidly growing business and competition is increasing in each of our markets. Some of our competitors have competitive advantages over us, such as greater experience, resources, marketing capabilities and stronger name recognition.

     In providing Internet access services, we compete with:

     - traditional dial-up Internet service providers;

     - providers of satellite-based Internet services;

     - other long distance telephone companies; and

     - cable television companies.

Other technologies also offer high-speed, high capacity connections to the Internet. We will compete with companies offering broadband connections such as DirecPC, one of the principal providers of satellite- based Internet services in the United States; long distance telephone companies such as AT&T and MCI WorldCom; traditional dial-up

Internet service providers; and cable modem services such as Excite@Home, a joint venture among several major cable companies.

OUR PROGRAMMING COSTS ARE INCREASING, WHICH COULD REDUCE OUR CASH FLOW AND OPERATING MARGINS.

     Programming has been our largest single operating expense item and we expect this to continue. In recent years, the cable industry has experienced a rapid increase in the cost of programming, particularly sports programming. This increase may continue and we may not be able to pass programming costs increases on to our customers. In addition, as we increase the channel capacity of our systems and add programming to our basic and expanded basic programming tiers, we may face additional market constraints on our ability to pass programming costs on to our customers. The inability to pass programming cost increases on to our customers would have an adverse impact on our cash flow and operating margins.

PROGRAMMING EXCLUSIVITY IN FAVOR OF OUR COMPETITORS COULD ADVERSELY AFFECT THE DEMAND FOR OUR CABLE SERVICES.

     We obtain our programming by entering into contracts or arrangements with cable programming vendors. A cable programming vendor may enter into an exclusive arrangement with one of our cable television competitors. This would create a competitive advantage for the cable television competitor by restricting our access to programming. Each of AT&T Cable Services, Comcast Cable Communications and Time Warner Cable have entered into exclusivity arrangements with the WeB channel, which is the distribution channel for WB programming, in different markets. We provide programming in each of these markets as well, and these exclusivity arrangements restrict our access to programming. Limiting our ability to offer certain programming on our cable television systems may adversely affect the demand for our cable services.

THE SIGNIFICANT AMOUNT OF DEBT WE HAVE COULD HARM OUR BUSINESS.


     As of September 30, 1999, we had $321.6 million of debt, including accrued interest, and our stockholders' equity was $10.8 million. We anticipate that we will incur more debt as we expand our existing networks and move into new markets in the future. Our debt could adversely affect our business in a number of ways, as:


     - we have to use a lot of our money to pay interest and repay principal on debt;

     - we may have trouble obtaining future financing;

     - we may have limited flexibility in planning for or reacting to changes in our business;

     - we may have more debt relative to our competitors, which may place us at a disadvantage; and

     - we may be more vulnerable to any economic downturn.

Our earnings were not sufficient to cover our fixed charges in 1998 and through the first nine months of 1999. We will need to grow and generate profits in order to generate the cash to repay our debt. If we cannot meet our debt payments, we may need to seek additional financing or sell some of our assets, which would affect our business, operations and the value of our company.

RESTRICTIONS ON OUR BUSINESS IMPOSED BY OUR DEBT AGREEMENTS COULD LIMIT OUR GROWTH OR ACTIVITIES.

     Our indenture and credit facility agreements place operating and financial restrictions on us and our subsidiaries. These restrictions affect our and our subsidiaries' ability to:

     - incur additional debt;

     - create liens on our assets;

     - use the proceeds from any sale of assets; and

     - make distributions on or redeem our stock.

In addition, our credit facility requires us to maintain certain financial ratios. These limitations may affect our ability to finance our future operations or to engage in other business activities that may be in our interest. If we violate any of these restrictions, we could be in default under one or both of these agreements and be required to repay our debt immediately rather than at the maturity of the debt.

WE MAY ENCOUNTER DIFFICULTIES EXPANDING INTO ADDITIONAL MARKETS.

     To expand into additional cities we will have to obtain pole attachment agreements, construction permits, franchises and other regulatory approvals. Delays in receiving the necessary construction permits and in conducting the construction itself have adversely affected our schedule in the past and could do so again in the future. Further, we may face resistance from competitors who are already in these markets. A competitor may oppose or delay our franchise application or our request for pole attachment space. These difficulties could harm the development of our business in new markets.

IF WE ARE NOT ABLE TO MANAGE OUR GROWTH, OUR BUSINESS WILL BE HARMED.

     Our ability to grow will depend, in part, upon our:

     - successfully implementing our strategy;

     - evaluating markets;

     - securing financing;

     - constructing facilities;

     - obtaining any required government authorizations; and

     - hiring and retaining qualified personnel.

In addition, as we increase our service offerings and expand our targeted markets, we will have additional demands on our customer support, sales and marketing, administrative resources and network infrastructure. If we cannot effectively manage our growth, our business and results of operations will be harmed.

ACQUISITIONS AND JOINT VENTURES COULD STRAIN OUR BUSINESS AND RESOURCES.

     If we acquire existing companies or networks, or enter into joint ventures, we may be subject to:

     - miscalculation of the value of the acquired company or joint venture;

     - diversion of resources and management time;

     - difficulties in integration of the acquired business or joint venture with our operations;

     - relationship issues as a result of changes in management;

     - additional liabilities or obligations as a result of the acquisition or joint venture; and

     - additional financial burdens or dilution incurred with the transaction.

     Ongoing consolidation in the telecommunications industry may be shrinking the number of attractive acquisition targets.

WE OPERATE OUR NETWORKS UNDER FRANCHISES WHICH ARE SUBJECT TO NON-RENEWAL OR TERMINATION, EITHER OF WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

     Our networks generally operate pursuant to franchises, permits or licenses typically granted by a municipality or other state or local government controlling the public rights-of-way. Often, franchises are terminable if the franchisee fails to comply with material terms of the franchise order or the local franchise authority's regulations. Further, franchises generally have fixed terms and must be renewed periodically. Local franchising authorities may resist granting a renewal if they consider either past performance or the prospective operating proposal to be inadequate. Our franchises for Montgomery, Columbus, Panama City, Augusta, Charleston, Huntsville and the Georgia/Alabama border area will expire in March 2005, March 2009, July 2007, January 2013, April 2013, March 2001 and January 2013, respectively. If one of our franchises is not renewed or terminated, our business will be harmed.

IF WE ARE NOT ABLE TO OBTAIN AND RENEW OUR FRANCHISES IN A TIMELY MANNER AND ON ACCEPTABLE TERMS AND CONDITIONS, OUR BUSINESS WILL BE HARMED.

     Our business depends on our ability to obtain and renew our franchises in a timely manner and on acceptable terms and conditions. We cannot predict whether we will obtain franchises in new cities on terms that will make construction of a network and provision of broadband communications services economically attractive for us.

SINCE WE OPERATE OUR SYSTEMS UNDER FRANCHISES WHICH ARE NON-EXCLUSIVE, LOCAL FRANCHISING AUTHORITIES CAN GRANT ADDITIONAL FRANCHISES AND CREATE MORE COMPETITION FOR US IN OUR MARKETS.

     Our franchises are non-exclusive. The local franchising authorities can grant franchises to competitors who may build networks in our market areas. This could adversely affect our growth and our profitability.

LOCAL FRANCHISE AUTHORITIES HAVE THE ABILITY TO IMPOSE REGULATORY CONSTRAINTS OR REQUIREMENTS ON OUR BUSINESS, WHICH COULD INCREASE OUR EXPENSES.

     Local franchise authorities can impose regulatory constraints by local ordinance or as part of a grant or renewal of a franchise. They also may impose customer service or other requirements. This would increase our expenses in operating our business.

LOSS OF ACCESS TO OTHER COMPANIES' NETWORKS COULD IMPAIR OUR TELEPHONE SERVICE.

     We rely on other companies to provide:

     - communications capacity between our facility that switches telephone calls and our local networks;

     - long distance telephone services;

     - space at areas along our network or in switching centers to locate equipment. Since for efficiency reasons our equipment needs to be located near and often connected to similar equipment operated by other providers, which is called co-location, available space can be quite limited;

     - special network services for internet transport requirements.

We purchase these services from two primary vendors, Business Telecom, Inc. and ITC*DeltaCom, both of which compete with us. ITC*DeltaCom, which was spun off by ITC Holding to its stockholders in 1998, may be deemed a related party. We have a minimum purchase commitment of $50,000 with Business Telecom. We do not have a minimum purchase commitment with ITC*DeltaCom. If we lost services from either of these companies, we would have to find another entity who could provide these services for us and may have to pay more for the same services or meet a higher minimum purchase commitment. Further, if either of these companies reduced our access to its facilities because that company did not have the capacity to provide these services to us, our business would be harmed.

LOSS OF INTERCONNECTION ARRANGEMENTS COULD IMPAIR OUR TELEPHONE SERVICE.

     We rely on other companies to connect with users of telephone service who are not our customers. We presently have access to BellSouth's telephone network under a nine-state interconnection agreement which expires in April 2000. This agreement may not be renegotiated on favorable terms or at all, since BellSouth is our competitor. If our interconnection agreement is not renewed, we will have to negotiate another interconnec-tion agreement with BellSouth. The renegotiated agreement could be on terms less favorable than our current terms.

     It is generally expected that the Telecommunications Act of 1996 will continue to undergo considerable interpretation and implementation over the next several years, which could have a negative impact on our interconnection agreement with BellSouth. Our ability to compete successfully in the provision of services will depend on the timing of such implementing regulations and whether they are favorable to us.

CHANGES IN DEMAND FOR OUR TELEPHONE SERVICES COULD HARM OUR BUSINESS.

     We could be affected by changes in demand for our local and long distance telephone services, including:

     - traditional telephone services;

     - premium telephone services;

     - additional access lines per household;

     - billing and collection services; and

     - local competition in the Georgia/Alabama border area.

Any downturn in demand will harm our business, profitability and growth prospects. In addition, recent price decreases and promotional activities by major long distance carriers could have a material adverse impact on our cash flow and margins.

WE DO NOT KNOW THE DEMAND FOR OUR BUNDLED COMMUNICATIONS SERVICES.

     Our plan to provide bundled broadband communications services is fairly new and untested. It could be unsuccessful due to:

     - competition;

     - pricing;

     - regulatory uncertainties; or

     - operating and technical difficulties.

In addition, the demand for some of our planned broadband communications services, either alone or as part of a bundle, cannot readily be determined. Our business could be adversely affected if demand for bundled services is materially lower than we expect.

FUTURE TECHNOLOGICAL DEVELOPMENTS MAY HURT OUR BUSINESS.

     Future technological developments may reduce our network's competitiveness or require expensive and time-consuming upgrades or additional equipment. In addition, we may be required to select in advance one technology over another and may not choose the technology that turns out to be the most economic, efficient or attractive to customers.

WE DEPEND UPON A VERY SMALL NUMBER OF SUPPLIERS FOR OUR CABLE EQUIPMENT.

     Since the cable equipment industry is a consolidated industry, there are relatively few manufacturers of cable equipment. We purchase digital cable equipment from one supplier, Scientific Atlanta. This supplier has informed us that it may decide not to sell equipment to us in some markets to which we may expand in the future because of its existing relationship with Time Warner Cable, which is one of our large competitors. If we are unable to resolve this issue with Scientific Atlanta favorably or are unable to identify an alternate source of digital cable equipment, our ability to expand into these markets may be impaired.

     All of our contracts with Scientific Atlanta are short term contracts. If Scientific Atlanta decides not to renew our contracts and we are unable to secure an alternate source of digital cable equipment on equivalent terms, our business may be adversely affected.

WE HAVE EXPERIENCED DIFFICULTY ENGAGING SUFFICIENT CONSTRUCTION CONTRACTORS AND OUR CONSTRUCTION COSTS ARE INCREASING.

     The expansion and upgrade of our existing networks and the development of future networks require us to hire construction contractors. We could have difficulty hiring experienced contractors because of increases in demand for cable construction services. Our construction costs may increase significantly over the next few years as demand for cable construction services continues to grow.

WE COULD BE HURT BY FUTURE INTERPRETATION OR IMPLEMENTATION OF REGULATIONS.

     The current communications and cable legislation is complex and in many areas sets forth policy objectives to be implemented by regulation.

     There are proposals before the United States Congress and the Federal Communications Commission to require all cable operators to make a portion of their cable systems' capacity available to other Internet service providers, such as telephone companies. AT&T recently announced that it would open its systems to competing Internet service providers, including MindSpring, with which it already has entered into an agreement. Certain local franchising authorities are considering or have already approved similar open access requirements. If regulators decide to require us to provide competing telephone or Internet service providers with access to our broadband networks, much of the competitive advantage we have from owning our own networks could be eliminated. Competing Internet service providers could stream video over their systems, in direct competition with our programming services. Our interconnection agreements, which we depend on to reach users who are not our customers, are subject to regulation by the Federal Communications Commission and state authorities. Unfavorable regulation that delays interconnection or increases the cost of interconnection would hurt our business.

     As stated earlier, it is generally expected that the Telecommunications Act of 1996 will continue to undergo considerable interpretation and implementation over the next several years. Our ability to compete successfully will depend on the timing of such implementing regulations and whether they are favorable to us.

OUR RELATIONSHIPS WITH ITC HOLDING'S COMPANIES AND AT&T'S VENTURE FUNDS MAY CAUSE CONFLICTS OF INTERESTS.

     We have relationships with several of ITC Holding's subsidiaries and affiliated companies. Some of our directors are directors, stockholders, and/or officers of various ITC Holding companies. AT&T's venture funds collectively are a significant stockholder and also have a representative on our board of directors. When the interests of ITC Holding, other ITC Holding companies or AT&T's venture funds differ from ours, the ITC Holding companies and AT&T venture funds act in their own respective best interests, which could be adverse to our interests.

SOME OF OUR MAJOR STOCKHOLDERS OWN STOCK IN OUR COMPETITORS AND MAY HAVE CONFLICTS OF INTEREST WITH RESPECT TO THOSE COMPANIES AND US.


     Campbell B. Lanier, the chairman of our board of directors and one of our major stockholders following the distribution, owns approximately 16% of the outstanding stock of ITC*DeltaCom. South Atlantic Venture Funds, another one of our major stockholders following the distribution, owns approximately 4.4% of ITC*DeltaCom. When the interests of one of our competitors differs from ours, these stockholders may support our competitor or take other actions which could adversely affect our interests.


PROBLEMS RELATED TO THE YEAR 2000 ISSUE COULD DISRUPT OUR OPERATIONS AND HARM OUR BUSINESS.

     The year 2000 issue affects our owned and licensed computer systems and equipment used in connection with internal operations. It also affects our non-information technology systems, including embedded systems in our buildings and other infrastructure. Additionally, we rely directly and indirectly, in the regular course of business, on the proper operation and compatibility of third party systems, and the year 2000 problem could cause these systems to fail, err or become incompatible with our systems.


     Much of our assessment effort regarding the year 2000 problem has involved, and depends on, inquiries to third party service providers. If we, or significant third parties with whom we communicate and do business through computers, are not year 2000 ready, or if the year 2000 problem causes our systems to become internally incompatible or incompatible with key third party systems, our business could suffer material disruptions. We could also face disruptions if the year 2000 problem causes general widespread problems or an economic crisis. We cannot now estimate the extent of these potential disruptions. We cannot assure you that our efforts to date and our ongoing efforts to prepare for the year 2000 problem will be sufficient to prevent a material disruption of our operations. If any such disruption occurs, our growth, profitability and operating results could suffer materially.



     To date, year 2000 problems have had a minimal effect on our business. However, we may not have identified and remediated all significant year 2000 problems.

WE WILL NOT BE ABLE TO RELY ON ITC HOLDING FOR ACCESS TO CAPITAL.

     As a subsidiary of ITC Holding, we had access to capital that we may not have as a stand-alone company. Following the distribution, we will not have access to capital through ITC Holding and it will be less likely that ITC Holding will be willing to provide financing to us or enter into other transactions with us. In the past, ITC Holding has contributed equity to us and has lent money to us. We can no longer rely on financing from ITC Holding, and we must depend on our own resources.

SINCE OUR BUSINESS IS CONCENTRATED IN SPECIFIC GEOGRAPHIC LOCATIONS, OUR BUSINESS COULD BE HURT BY A DEPRESSED ECONOMY IN THESE AREAS.

     We provide our services to areas in Alabama, Georgia, Florida and South Carolina, which are all in the southeastern United States. Our networks are built in small to mid-sized markets. A stagnant or depressed economy in the southeastern United States could affect all of our markets, and our entire business and profitability would be damaged.

OUR SERVICE NETWORK OR OTHER FACILITIES COULD BE DAMAGED BY NATURAL CATASTROPHE.

     Our success depends on the efficient and uninterrupted operation of our communications services. Our networks are attached to poles and other structures in our service areas, and our ability to provide service depends on the availability of electric power. A tornado, hurricane, flood or other catastrophic event in one of these areas could damage our network, interrupt our service and harm our business in the affected area. In addition, many of our markets are close together, and a single natural disaster could damage several of our networks.

ALTHOUGH OUR STOCK IS NOT PUBLICLY TRADED, THE VALUE OF OUR STOCK COULD BE HURT BY SUBSTANTIAL PRICE FLUCTUATIONS.

     The value of our capital stock could be subject to sudden and material increases and decreases, even though it is not publicly traded. The value of our stock could fluctuate in response to:

     - our quarterly operating results;

     - changes in our business;

     - changes in the market's perception of our bundled services;

     - changes in the businesses or market perceptions of our competitors; and

     - changes in general market or economic conditions.

In addition, the stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the value of securities of many companies. The changes often appear to occur without regard to specific operating performance. The value of our capital stock could increase or decrease based on change of this type, even though our stock is not publicly traded. These fluctuations could materially reduce the value of our stock.

IF WE ISSUE MORE STOCK IN FUTURE OFFERINGS, THE PERCENTAGE OF OUR STOCK THAT YOU OWN WILL BE DILUTED.


     Following this distribution, we will have 2,476 shares of common stock and 48,035,531 shares of Series A preferred stock outstanding. Shortly after this distribution, we intend to make a private offering of shares of our Series B preferred stock to a small group of institutional investors for approximately $100 million at $4.75 per share. Each share of Series B preferred stock issued is expected to be convertible into one share of our common stock. This private offering, if consummated, will significantly dilute your percentage ownership in KNOLOGY. Future stock issuances also will reduce your percentage ownership.


FOLLOWING THE DISTRIBUTION, A SMALL NUMBER OF STOCKHOLDERS WILL CONTROL A SIGNIFICANT PORTION OF KNOLOGY.


     Following the distribution, approximately 22.6% of our outstanding voting stock will be beneficially owned by Campbell B. Lanier, the chairman of our board of directors, and members of Mr. Lanier's family. Our directors and executive officers as a group will beneficially own 36.6% of our outstanding voting stock. Further, AT&T venture funds, SCANA Communications Holdings, Inc., American Water Works Company, Inc. and South Atlantic funds beneficially own approximately 8.9%, 15.0%, 7.9% and 7.4% of our outstanding voting stock, respectively. As a result, these stockholders will each have a dominant voting position with respect to the ability to:


     - elect our directors;

     - amend our certificate of incorporation or bylaws; or

     - effect a merger, sale of assets or other corporate transaction.

The extent of ownership by these stockholders may also discourage a potential acquirer from making an offer to acquire KNOLOGY. This could reduce the value of our stock.

WE EXPECT TO ENTER INTO A STOCKHOLDERS' AGREEMENT WITH SERIES B PREFERRED STOCKHOLDERS WHEN WE ISSUE OUR SERIES B PREFERRED STOCK, WHICH AGREEMENT MAY EFFECT THE RIGHTS OF HOLDERS OF OUR COMMON AND SERIES A PREFERRED STOCK.

     We intend to make a private offering of shares of our Series B preferred stock in the near future, and we expect to enter into a stockholders' agreement with the Series B stockholders. This stockholders' agreement is expected to give the Series B stockholders rights to subscribe when we offer additional stock in the future and rights to elect two directors. The subscription right may inhibit our ability to conduct sales of our securities to strategic investors and limit our ability to dilute the interests of the Series B stockholders. The right to elect two directors may give the Series B stockholders disproportionate representation on our board of directors.

WE COULD BE DAMAGED BY THE LOSS OF OUR KEY PERSONNEL.

     Our business is currently managed by a small number of key management and operating personnel. We do not have any employment agreements with, nor do we maintain "key man" insurance on, these or any other employees. As we have numerous new employees resulting from our recent growth, we are particularly dependent upon our management and longer-term employees who are familiar with our company and our needs and can train our new hires.

ANTI-TAKEOVER PROVISIONS IN DELAWARE LAW AND OUR CHARTER DOCUMENTS COULD MAKE IT HARD FOR A THIRD PARTY TO ACQUIRE US.

     As a Delaware company we are subject to the anti-takeover provisions of
Section 203 of the Delaware General Corporation Law. Section 203 could delay or prevent a third party or a significant stockholder from acquiring control of us. In addition, our charter and bylaws may have the effect of discouraging, delaying or preventing a merger, tender offer or proxy contest involving our company. Any of these anti-takeover provisions could lower the market price of our stock. No active market for our stock exists.

FORWARD-LOOKING STATEMENTS SHOULD BE READ WITH CAUTION.

     This prospectus contains certain forward-looking statements regarding our operations and business. Statements in this document that are not historical facts are "forward-looking statements." Such forward-looking statements include those relating to:

     - future business developments;

     - projected or anticipated expansion or construction;

     - possible acquisitions and alliances;

     - projected revenues, working capital, liquidity, capital needs, interest costs and income; and

     - year 2000 readiness.

     The words "estimate," "project," "intend," "expect," "believe," "may," "could" and similar expressions are intended to identify forward-looking statements. Wherever they occur in this prospectus or in other statements attributable to us, forward-looking statements are necessarily estimates reflecting our best judgment. However, these statements still involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of today's date.

                                THE DISTRIBUTION

BACKGROUND AND REASONS FOR THE DISTRIBUTION


     Decision to Conduct a Private Placement to Raise Needed Funds. We have determined that to maintain and increase stockholder value we must continue to grow by upgrading and expanding our networks. We will need substantial capital in the near term to fund our planned upgrades and expansion, as discussed in more detail below under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations." We intend to seek additional capital through private and public equity and debt financings. Our board of directors, together with the KNOLOGY Holdings board of directors, has decided that at present KNOLOGY should pursue equity capital by making a private offering of our capital stock. The material factors considered by the boards were:



     - the amount of indebtedness at KNOLOGY Holdings and the impact of that indebtedness on our ability to raise additional debt financing.



     - the stage of our development, our financial performance to date, and our current and projected cash flows.



     - the perceived timing, valuation and risks involved in a public equity financing.



     - the expected availability of funding from various possible funding transactions and perceived costs of that funding.


     - the apparent condition of the capital markets at the present time.

     This private offering will not satisfy all of our capital needs, and we will need to raise additional capital from future private and public equity and debt offerings, as described more fully under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Decision to Make the Distribution.   The reason our board of directors
decided to make the distribution was to enhance our ability to complete a private placement at a higher per-share value. Our board of directors and the board of KNOLOGY Holdings considered making a private offering of our stock as a majority-owned indirect subsidiary of ITC Holding, which would remain our parent company. However, the boards decided that our access to capital in the private equity market and our ability to achieve a higher per-share value would be enhanced if we did not have a single stockholder holding a majority of our capital stock. The boards determined that we could achieve broader and diverse equity ownership by having ITC Holding complete the distribution prior to our making the private offering of our stock.

     The boards of directors of KNOLOGY and KNOLOGY Holdings also considered factors weighing against approving the distribution. The material factors considered by the boards were:


     - the significant time required and expenses expected to be incurred in completing the distribution.

     - the possible limitations arising out of the tax separation agreement on our ability to raise equity funding or conduct acquisitions for stock.


     - the loss of intercompany loans and other favorable arrangements with ITC Holding and/or its subsidiaries and affiliates.


     The boards concluded that these negative factors do not outweigh the benefits of the distribution. The boards determined that the costs of the distribution, together with the costs of the proposed private placement, are significantly less than the costs of pursuing other types of financing. Also, the possible limitations created by the tax separation agreement would still leave room for some additional equity financing or stock acquisitions, and it is better to have possible limits on growth in the future than risk having present growth stop due to lack of funding. In addition, if the growth generated by the current proposed private placement results in an increase in stock value, the increase in value would allow KNOLOGY to increase the amount of additional equity financing it could raise without violating the 50% cumulative change limitation discussed below under the caption "Material Federal Income Tax Consequences of the Distribution -- Tax Separation Agreement." The intercompany loans and other favorable arrangements with ITC Holding are expected to be not as important if we obtain significant outside funding, such as that offered by the proposed private placement.



     The boards believe that so far their decision to proceed with the distribution is supported by the progress to date of the proposed private placement of the Series B preferred stock. This private placement, which is contingent upon our completing the distribution, would raise approximately $100 million in equity funding. It is possible that this proposed offering would not be consummated.


     The decision to proceed with the distribution was made in consultation with ITC Holding. As the principal stockholder of KNOLOGY, ITC Holding strongly supported KNOLOGY's plan for growth and plan for raising additional funding in a private placement. ITC Holding has been a principal source of funding for KNOLOGY Holdings to date, and favored KNOLOGY raising funds from third parties at this stage. ITC Holding concurred with the determination that the distribution would improve our ability to complete a private placement of stock and improve the terms of that offering.

     ITC Holding was willing to pursue the distribution if ITC Holding could obtain a ruling from the Internal Revenue Service that the distribution would qualify as a tax-free spin-off, as discussed below. ITC Holding applied for a ruling in September 1998, and tax rulings ultimately were obtained.

     ITC Holding did consider the tax risks to option holders in connection with the distribution. However, ITC Holding decided to proceed with the distribution notwithstanding these risks since


     - ITC Holding believed that the importance to KNOLOGY, and to ITC Holding and its stockholders and option holders, of KNOLOGY raising funding in the private placement and continuing its growth and development outweighed the tax risks to ITC Holding option holders.

     - ITC Holding believed, and a tax opinion was subsequently obtained stating, that the distribution should not be taxable to ITC Holding option holders.



     - if holders of ITC Holding options did not receive KNOLOGY options in the distribution, they would not have the same economic value after the distribution as they had before.



     - ITC Holding determined that holders of ITC Holding options would be better off economically receiving the distribution, despite the tax risks, than not receiving the distribution, since any tax would be less than 100% of the value of the distribution.



     In connection with the IRS ruling request submitted by ITC Holding in September 1998, ITC Holding obtained and submitted to the IRS a letter from Morgan Stanley & Co. Incorporated as support for the conclusions of the boards of directors of KNOLOGY Holdings, KNOLOGY and ITC Holding that the distribution would improve KNOLOGY's ability to complete a private placement of stock and improve the terms of that offering, as described earlier in this section. Morgan Stanley was selected to provide this letter since it was then serving as KNOLOGY Holdings' financial advisor.



     The Morgan Stanley letter was obtained by ITC Holding solely for support of its application to the IRS for a ruling regarding tax treatment. It addressed only the issue of whether a distribution, versus making a private offering of the stock of KNOLOGY as a majority-owned subsidiary of ITC Holding, would, all other things being equal, better position KNOLOGY to access capital in the private equity markets. Morgan Stanley assumed and relied upon the conclusions of the boards and the accuracy and completeness of the information received by it, each without independent verification. Morgan Stanley's letter was based on its experience in raising equity for corporations generally and in structuring and executing capital markets transactions in the telecommunications sector specifically. Morgan Stanley did not recommend or determine the distribution ratio, nor did it address the fairness to any person or entity of any aspect of the distribution.



     The Morgan Stanley letter supported the boards' belief that the per-share valuation of the KNOLOGY stock offered to the private equity markets to raise capital following the distribution would be significantly higher than the per share value of the stock offered by KNOLOGY as a majority-owned subsidiary of ITC Holding without effecting the distribution. Morgan Stanley's letter was based on its experience that in situations where a single party or a small number of related parties own a large majority of the common stock of a company or otherwise control a company, minority investors are typically concerned about potential conflicts of interest with large stockholders and the potential negative impact on per-share trading price of large blocks of stock being offered for sale at a later date by large holders. These concerns, or any uncertainty relating to these issues, can result in decreased demand or a lower price per-share that investors are willing to pay for stock of companies with large majority holders.

     In the past, Morgan Stanley and its affiliates have provided financial advisory and investment banking services to KNOLOGY Holdings, KNOLOGY and ITC Holding. Morgan Stanley did not receive any fees for preparing the letter discussed above. Morgan Stanley or one of its affiliates expects to participate in the intended proposed private placement of the Series B preferred stock as an investor.



     ITC Holding has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement.


TERMS OF THE DISTRIBUTION

     In the distribution, ITC Holding is distributing to its stockholders and option holders all of its 43,211,531 shares of our Series A preferred stock and options to purchase 6,258,036 shares of our Series A preferred stock. Immediately after the distribution, ITC Holding will not own any shares of our capital stock or options to purchase any of our stock.

     In this distribution:

     - You are not required to pay cash or any other consideration for the securities you receive.

     - You do not need to make any decisions or take any action to receive your shares or options. You do not need to surrender your ITC Holding stock or options.

     - There are no conditions to the completion of the distribution. No further board action is necessary and no stockholder vote is necessary.

     - There are no proceeds to us or to ITC Holding.

     - No recipients of the distribution or stockholders of KNOLOGY are entitled to appraisal rights in connection with the distribution.

     ITC Holding and InterCall, the ITC Holding subsidiary that held the Series A preferred stock and options to purchase Series A preferred stock of KNOLOGY prior to the distribution, may be deemed underwriters and distributing stockholders under applicable law with respect to the securities being distributed in the distribution. Neither of these companies is receiving any compensation or undertaking any selling efforts in connection with the distribution. InterCall, a wholly owned subsidiary of ITC Holding, operates a separate operator-assisted conference call business. InterCall held the KNOLOGY securities until shortly before the distribution. InterCall first distributed the KNOLOGY securities to ITC Holding, which then distributed them to ITC Holding stockholders and option holders.

      STOCK DISTRIBUTION.

     Terms of Stock Distribution.   The stock portion of the distribution is
being effected by a dividend payable to the 359 holders of record of ITC Holding's capital stock at the close of business on December 15, 1999. This dividend is pro rata to all ITC Holding stockholders on an as-converted basis, which takes into account the fact that each share of ITC Holding preferred stock will be convertible into ITC Holding common stock at a 4:1 ratio after March 14, 2002. The dividend includes:

     - 1.09153 shares of our Series A preferred stock for every share of ITC Holding common stock and

     - 4.36612 shares of our Series A preferred stock for every share of ITC Holding preferred stock.

The distribution ratio for the ITC Holding common stock was determined by dividing the number of shares of our Series A preferred stock held by ITC Holding, which was 49,469,567 as of the December 15, 1999 record date, by the number of shares of capital stock of ITC Holding outstanding on December 15, 1999, which was 45,322,031. The resulting common stock distribution ratio is
1.09153. In making this calculation, each share of ITC Holding preferred stock was treated as four shares of ITC Holding common stock based on the 4:1 conversion ratio. The distribution ratio for the ITC Holding preferred stock was then determined by multiplying the distribution ratio for the ITC Holding common stock by four, which equals 4.36612.


     ITC Holding will not issue any fractional interests in our capital stock as part of the distribution. Cash in the amount of $4.75 per share is being paid in lieu of fractional shares. The amount of cash payable per share was determined by our board based upon the expected price of our stock in the proposed private placement.


     Effect on ITC Holding Stock Outstanding Prior to the Distribution.   ITC
Holding stock certificates will continue to represent shares of ITC Holding's capital stock after the distribution in the same amount as prior to the distribution.


     Example of Stock Distribution.   As an example, suppose before the
distribution you hold 1,000 shares of ITC Holding common stock and that ITC Holding determines that KNOLOGY's value as a company before the distribution is 20% of the value of ITC Holding. In the distribution, you would receive 1,091 shares of KNOLOGY common stock, determined by multiplying your 1,000 shares times the common stock distribution ratio of 1.09153. You would also receive $2.52 in cash, equal to 0.53 fractional shares of KNOLOGY times the cash value for fractional shares of $4.75 per share.



     The value of your ITC Holding common stock outstanding prior to the distribution would decline as a result of the distribution because part of ITC Holding, worth 20% of its value, would no longer belong to ITC Holding after the distribution. However, after the distribution you would hold the same interest in KNOLOGY directly, as KNOLOGY stock, that before the distribution you held indirectly through your ITC Holding stock.


      OPTION DISTRIBUTION.

     Rationale of the Option Distribution.   The ITC Holding options were all
issued to employees of ITC Holding or its subsidiaries and, in a few cases, to nonemployee directors or consultants, in connection with the performance of services. Pursuant to the terms of the ITC Holding options, adjustments are to be made to maintain the value of the options if a transaction such as the distribution of our stock by ITC Holding occurs.

     ITC Holding has determined that, with respect to each option holder, the adjustment should take the form of

     - the distribution of an option to purchase 1.09153 shares of our Series A preferred stock for each option to purchase one share of ITC Holding common stock held prior to the distribution, and

     - the adjustment of the exercise price of the options to purchase the ITC Holding common stock held prior to the distribution such that the aggregate spread in the options to purchase ITC Holding stock and the options to purchase our stock is equal to the aggregate spread in the options to purchase the ITC Holding stock immediately prior to the distribution. The aggregate spread means the aggregate difference between the exercise price and the fair market value of the stock underlying the options at the time of the distribution.


     This adjustment permits the option holders to participate directly through KNOLOGY options in the potential appreciation of the value of our stock to the same extent as they participated indirectly through their ITC Holding options before the distribution.



     The ITC Holding Option Holders.   The holders of outstanding ITC Holding
options are generally current and former employees of ITC Holding, its various subsidiaries or its former subsidiaries. A few options are held by current or former nonemployee directors or consultants to ITC Holding, its subsidiaries or its former subsidiaries.



     ITC Holding did not wish its employees and other option holders to suffer dilution in the value of their options as a result of the distribution, or to create an incentive for option holders to exercise their ITC Holding options prior to the distribution. ITC Holding therefore is making a special distribution of the KNOLOGY options to ITC Holding option holders and is adjusting the exercise price of ITC Holding options held prior to the distribution. Most ITC Holding option holders are not ITC Holding stockholders, and if they are stockholders do not have stock holdings that reflect the interests that they would have in ITC Holding if they exercised their options.


     Terms of the Option Distribution.   ITC Holding is distributing to each of
the 861 ITC option holders as of December 15, 1999 an option to purchase 1.09153 shares of our Series A preferred stock for each option to purchase one share of ITC Holding common stock then outstanding. The exercise price of each of these options will be determined by ITC Holding by multiplying the percentage of ITC Holding's value attributed to us at the time of the distribution by the exercise price of the ITC option to which the KNOLOGY option relates. This determination is made under the ITC Holding option plan or option agreements under the authority of the ITC Holding board of directors, and any authorized committee of that board, to make appropriate adjustments under that plan or option agreements. The option agreements evidencing the KNOLOGY options being distributed in the distribution reflect this determination.

     The exact percentage of the value of ITC Holding attributable to us at the time of the distribution will be determined by the ITC Holding board of directors shortly after the distribution. If the ITC Holding board of directors had made its determination as of January 11, 2000, the percentage of ITC Holding attributed to KNOLOGY would have been 20.3%. Accordingly, the exercise price of each KNOLOGY option would have been 20.3% of the exercise price of the holder's ITC Holding option. The exercise price of the ITC Holding option would be decreased by that amount to 79.7% of its original exercise option price. While the percentages as of the time of distribution may differ slightly from these numbers, ITC Holding and KNOLOGY expect that the final allocation as determined by ITC Holding's board of directors will not be materially different from the percentages presented here.



     ITC Holding will not issue any fractional interests in our options as part of the distribution. Cash in the amount of $4.75 per share is being paid in lieu of fractional options. The amount of cash payable per share was determined by our board based upon the expected price of our stock in the proposed private placement.


     Effect on ITC Holding Stock Options.   ITC Holding stock options held
before the distribution will continue to represent options to purchase the same number of shares of ITC Holding capital stock following the distribution. ITC Holding is reducing the aggregate exercise price of your ITC Holding stock options in an amount equal to the aggregate exercise price of the option to purchase our stock that is being distributed to you. The sum of the aggregate exercise prices of the ITC Holding stock options you hold following the distribution, as adjusted, and the options to purchase our stock that you receive in the distribution will be the same as the aggregate exercise price of the ITC Holding stock options you held prior to the distribution.


     Example of Option Distribution.   As an example, suppose before the
distribution you hold options to buy 100 shares of ITC Holding common stock for an aggregate exercise price of $500 and that ITC Holding determines that KNOLOGY's value as a company before the distribution is 20% of the value of ITC Holding.


     In the distribution, you would receive options to purchase 109 shares of KNOLOGY Series A preferred stock, determined by multiplying your options to purchase 100 shares times the option distribution ratio of 1.09153. You would also receive $0.73 in cash, equal to 0.153 fractional shares of KNOLOGY Series A preferred stock times the cash value for fractional options of $4.75 per share.


     The value of your ITC Holding options would have declined in the distribution because part of ITC Holding, worth 20% of its value, would no longer belong to ITC Holding after the distribution. ITC Holding would therefore reduce the aggregate exercise price of your ITC Holding option by 20%, to $400. The $100 difference would become the aggregate exercise price of your KNOLOGY option.



     Since the option distribution ratio is the same as the stock distribution ratio, you would pay the same exercise price and you would own the same number of shares whether (1) you exercised your ITC Holding option immediately before the distribution and received stock in the distribution or (2) you exercised both your ITC Holding option and your KNOLOGY option immediately after the distribution.


     Provisions of KNOLOGY options and ITC Holding options.   As shown in the
example above, from an economic point of view each ITC Holding option outstanding before the distribution is essentially split into two parts, a modified ITC Holding option and a KNOLOGY option that collectively have the same terms as the old ITC Holding option had before the distribution. The aggregate exercise price of the old ITC Holding option is allocated over the modified ITC Holding option and a KNOLOGY option as discussed above under "Terms of the Option Distribution."



     Since many ITC Holding options have been outstanding for a substantial period of time during which the value of ITC Holding stock has appreciated, ITC Holding options have a range of exercise prices, from well below current fair market value for older options to at or near current fair market value for newer options. Because the aggregate exercise price of the old ITC Holding option is allocated over the modified ITC Holding option and the KNOLOGY option on a fixed percentage basis, as discussed above under "Terms of the Option Distribution" and as shown in the example above, the KNOLOGY options being distributed also have a range of exercise prices. The exercise prices of KNOLOGY options relating to older ITC Holding options may be significantly lower than the exercise prices of KNOLOGY options relating to more recently granted ITC Holding options.



     Other than for the reduction in the option price, the provisions of the modified ITC Holding options remain the same as before the distribution. Since the option holder is intended to have the same economic value and rights after the distribution as before, the provisions of the KNOLOGY option being distributed resembles closely those of the ITC Holding option held prior to the distribution. The option terms for vesting and expiration of each individual KNOLOGY option match the terms of the existing ITC Holding option to which it relates. KNOLOGY options relating to older ITC Holding options generally are more fully vested and expire sooner, and KNOLOGY options relating to more recently granted ITC Holding options generally are less fully vested and expire later.



     The KNOLOGY options are covered by a stock option plan, the KNOLOGY, Inc. spin-off plan, created solely for the options covered by the distribution. The KNOLOGY, Inc. spin-off plan is substantively the same as the ITC Holding stock option plan under which the ITC Holding stock options were granted.


     Acquisition of the KNOLOGY options by ITC Holding.   As discussed above,
the economic effect of the option distribution is essentially to split the ITC Holding options held prior to the distribution into two parts, a modified ITC Holding option and a KNOLOGY option that collectively have the same value as the ITC Holding option held prior to the distribution. However, ITC Holding does not have the power to grant KNOLOGY options and had to obtain them from KNOLOGY to carry out the option distribution.

     In many spin-offs, the parent company owns 100% of the subsidiary being spun off and simply causes the subsidiary to issue options to the parent company's option holders. In this case, since KNOLOGY has stockholders other than ITC Holding, ITC Holding purchased the options from KNOLOGY for fair value.

     ITC Holding, through its subsidiary InterCall, acquired the KNOLOGY options that it is distributing to you by converting a loan to KNOLOGY into options. In December 1999, InterCall, an ITC Holding subsidiary, entered into a loan agreement with KNOLOGY under which InterCall loaned KNOLOGY approximately $29.7 million. The note issued under the loan agreement provided that InterCall could elect, in lieu of repayment, to convert the amount outstanding under the note into options to purchase shares of KNOLOGY Series A preferred stock. Prior to the distribution the entire amount of the note was converted into options to purchase 6,258,036 shares of KNOLOGY Series A preferred stock. InterCall distributed the KNOLOGY options to ITC Holding, which is then distributing them to ITC Holding option holders in the distribution.

     As mentioned above, ITC Holding needed to set an appropriate exercise price for each KNOLOGY option to effect the allocation of the aggregate exercise price of the ITC Holding option held prior to the distribution over the modified ITC Holding option and a KNOLOGY option. ITC Holding also needed to ensure that the option terms for vesting and termination for each individual KNOLOGY option, and all the other provisions of the option, matched the terms of ITC Holding options held prior to the distribution to which they relate. The note therefore provides that ITC Holding has the right to specify the terms of the KNOLOGY options, including the exercise price and option terms for vesting and termination.

     Prior to being converted, the note had a maturity date of March 31, 2000. Amounts outstanding under the note bore interest at 11 7/8%.


     Residual Note.   When InterCall converted its loan into KNOLOGY options and assigned them to ITC Holding, ITC Holding received a residual note which provides that KNOLOGY will pay to ITC Holding any proceeds received by KNOLOGY from the exercise of KNOLOGY options distributed in the option distribution. In the event of a cashless exercise of any of the KNOLOGY options, KNOLOGY must pay to ITC Holding in cash an amount equal to the exercise price. InterCall paid $4.75 for each share subject to a KNOLOGY option, which is the value placed on the shares underlying the options for purposes of the distribution, as discussed above. The parties agreed as part of the conversion transaction that KNOLOGY would pay the option exercise prices to ITC Holding when they were received by KNOLOGY. The residual note evidences this agreement. Under the residual note no amount is due to ITC Holding from KNOLOGY in the event of an option expiring or terminating.


ACCOUNTING FOR THE DISTRIBUTION

     For financial statement purposes, the distribution to the ITC Holding shareholders will be recorded at historical cost. The stock options purchased by ITC Holding (through its wholly owned subsidiary, InterCall) for its current option holders will be accounted for as a capital contribution in our financial statements and the amount of approximately $29.7 million recorded as additional paid in capital. The number of options ITC Holding will receive for the conversion of the $29.7 million loan will be based on the current fair value of KNOLOGY common stock, $4.75. As a result, ITC Holding will receive approximately 6.3 million options which will be distributed to its option holders.



     ITC Holding option holders are primarily employees and directors of ITC Holding, its subsidiaries, or its affiliates. After the distribution of KNOLOGY options to ITC Holding option holders, KNOLOGY's option holders, other than its employees and directors, will include employees and directors of ITC Holding, its subsidiaries and its affiliates (through common ownership). Compensation expense will not be recorded by KNOLOGY when the options are distributed to the ITC Holding option holders because all terms of the modified ITC Holding option and the distributed KNOLOGY option will be equivalent to the ITC Holding options prior to the distribution. These terms include the ratio of the exercise price to the fair value of stock, the vesting provisions, the expiration dates, and the amount by which the aggregate exercise price is less or greater than the aggregate fair value of ITC Holding's and KNOLOGY's stock when compared to that of the ITC Holding option prior to the distribution.



     Since ITC Holding will have already paid the fair value per share when the options are purchased, ITC Holding will be entitled to the proceeds when the options are exercised. When the options are exercised, KNOLOGY will receive the proceeds and will issue the shares to the option holder. KNOLOGY will then remit the proceeds to ITC Holding simultaneous with the exercise of the option. If no cash proceeds are received by KNOLOGY because the option holder elects a cashless exercise, KNOLOGY will remit the exercise price of the options to ITC Holding in cash.



     If the exercise price is paid in cash or if a cashless exercise is elected and the option holder tenders KNOLOGY shares held for six months or more as consideration for the exercise price of the options, KNOLOGY will not record compensation expense but will record the fair value of shares received as consideration for the exercise price as treasury stock with a corresponding decrease in cash which results from the remittance of cash to ITC Holding for the exercise price of the options. Additionally, KNOLOGY will record a reclassification between par value of preferred stock and additional paid in capital upon exercise of the options.



     If a cashless exercise is elected and the option holder tenders KNOLOGY shares held for six months or less or tenders no shares as consideration for the exercise price of the options, KNOLOGY will record treasury stock for the fair value of shares received or retained (when no shares are tendered) and a corresponding decrease in cash which results from the remittance of cash to ITC Holding for the exercise price of the options. KNOLOGY will also record compensation expense by increasing paid in capital for the value of the net shares received by the optionee. Additionally, KNOLOGY will record a reclassification between par value of preferred stock and additional paid in capital upon exercise of the options.

     The six month time period related to the KNOLOGY shares that may be tendered as consideration for cashless exercises of the KNOLOGY options will include periods prior to the reorganization and distribution in which the option holder held ITC Holding shares because the shareholder's interest in KNOLOGY was indirectly held through their ownership of ITC Holding.


EXPENSES

     There is no underwriter compensation or commissions earned as a result of the distribution. We estimate that the expenses of the distribution will be approximately $600,000, of which we will pay approximately 26% and ITC Holding will pay approximately 74%. This amount includes expenses for accounting and legal services, printing and other miscellaneous expenses to be incurred in the distribution.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES
                              OF THE DISTRIBUTION

     The following discusses the material federal income tax consequences of the distribution. The discussion is based on the Internal Revenue Code of 1986, as amended, all applicable U.S. Treasury regulations under the Internal Revenue Code, administrative rulings and judicial authority, all as of the date of this registration statement. All of these authorities are subject to change, and any change could affect the continuing validity of this discussion. This discussion does not cover all federal income tax consequences that may apply to all categories of stockholders and option holders. All stockholders and option holders should consult their own tax advisors regarding the particular federal, foreign, state and local tax consequences to them of the distribution.

FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION TO ITC HOLDING STOCKHOLDERS

     Tax consequences to ITC Holding stockholders based on IRS rulings.   ITC
Holding has received rulings from the IRS that the distribution of our stock to ITC Holding stockholders as described to the IRS would qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code. Based on these rulings, with respect to the ITC Holding stockholders receiving KNOLOGY stock in the distribution:

     - No gain or loss will be recognized by, and no amount will be included in the income of, the holders of ITC Holding stock upon their receipt of our stock.

     - The holding period applicable to our stock for federal income tax purposes in the hands of a holder of ITC Holding stock receiving the distribution would include the stockholder's holding period for the ITC Holding stock.

     - The total of the basis of our stock plus the basis of the ITC Holding stock held by each ITC Holding stockholder after the distribution will be the same as the basis of the ITC Holding stock held by the stockholder immediately before the distribution. The total basis will be allocated in proportion to the relative fair market values of our stock and the ITC Holding stock as of the date of the distribution, less the amount of basis allocable to any fractional share interests in our stock for which ITC Holding stockholders receive cash. We have been informed by ITC Holding management that it will notify each ITC Holding stockholder in the near future, for the purpose of this basis allocation, of ITC Holding management's estimate regarding the relative fair market values of our stock and the ITC Holding stock as of the date of the distribution.

     - The receipt of cash in lieu of fractional share interests in our stock will be treated as received in exchange for the fractional share and gain or loss will be recognized to a recipient stockholder to the extent of the difference between the stockholder's basis in the fractional share and the amount received for the fractional share. If the fractional share interest is held as a capital asset by the recipient stockholder, the gain or loss will be capital gain or loss.

     Tax consequences to ITC Holding stockholders if IRS rulings are or become invalid. The IRS rulings are premised on the accuracy of factual representations and assumptions. If those factual representations and assumptions made by ITC Holding are or become incorrect in any material respect, the reliability of the IRS rulings could be jeopardized. However, ITC Holding is not aware of any facts and circumstances that would cause those representations and assumptions to be untrue.

     If the distribution were not to constitute a tax-free spin-off, then the distribution could have the following tax consequences to you:

     - Except as provided in the next paragraph, each holder of ITC Holding stock who received shares of our stock in the distribution would generally be treated as having received a taxable dividend from ITC Holding in an amount equal to the fair market value of our stock received at the time of the distribution. If the stockholder's allocable share for tax purposes of ITC Holding's current-year and accumulated earnings and profits is less than this amount, the amount taxable as a dividend will be reduced by the difference.

     - The difference would be treated first as a tax-free return of capital, reducing the stockholder's adjusted basis in his ITC Holding stock (but not below zero) and then, if the basis is reduced to zero, the remainder would be treated as capital gain to the extent of the remaining excess if the stockholder has held the ITC Holding stock as a capital asset.

     - The holder of ITC Holding stock would have a basis in KNOLOGY stock received in the distribution equal to the fair market value of the stock at the time of the distribution, and his holding period would begin on the day after the date of the distribution.

     - Except as set forth above with respect to distributions in excess of ITC Holding's earnings and profits, the basis of the stockholder's existing ITC Holding stock would be unchanged.

     - ITC Holding would be treated as recognizing a taxable gain equal to the difference between the fair market value of the shares of KNOLOGY stock distributed and its adjusted basis in these shares at the time of the distribution.

     Tax consequences if the distribution is part of a plan in which a 50% or greater interest is acquired. Even if the distribution is otherwise treated as a tax-free spin-off to the ITC Holding stockholders, ITC Holding would recognize a large taxable gain if the distribution were considered to be part of a plan or series of related transactions in which a 50% or greater interest in KNOLOGY or ITC Holding were acquired by one or more persons.

     Although neither ITC Holding nor KNOLOGY believes the distribution is part of a plan to effect a 50% ownership shift, any cumulative 50% change of ownership within the four-year period beginning two years before the date of the distribution, including any change in the ownership of shares distributed to ITC Holding stockholders in the distribution, will be presumed by applicable tax rules and regulations to be pursuant to such a plan. The Internal Revenue Code states that this presumption may be rebutted by a showing that the distribution and the 50% ownership shift are not part of such a plan. However, regulations proposed by the U.S. Department of Treasury interpreting this provision could make it extremely difficult for us to rebut this presumption with respect to the distribution and any subsequent 50% ownership shift.

     IRS regulations provide that each ITC Holding stockholder who receives shares of our stock in the distribution must attach to his or her federal income tax return for 1999 a detailed statement with respect to the applicability of Code Section 355. ITC Holding will make available the required information to each stockholder of record of ITC Holding as of the record date for the distribution.


FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION TO ITC HOLDING OPTION
HOLDERS



      OVERVIEW



     Background of ITC Holding Stock Options.   ITC Holding has historically
granted options to purchase stock of ITC Holding to its employees and directors in connection with the performance of services. Almost all of the ITC Holding options have been granted under ITC Holding's employee and director option plans. All of the ITC Holding options are either incentive stock options or nonqualified stock options, as defined in the Internal Revenue Code and tax regulations. Employees of ITC Holding or its subsidiaries have generally been granted incentive stock options, whereas directors and other nonemployees of ITC Holding have been granted nonqualified stock options.



     Incentive Stock Options and Nonqualified Stock Options.   The only material
difference between an incentive stock option and an nonqualified stock option is the way it is taxed. Incentive stock options are generally not taxed to the recipient as normal compensation, even though they are compensatory in nature. Instead, upon the eventual sale of the underlying stock acquired as a result of exercise of the option, the employee recognizes capital gain for the excess of the sales price over the exercise price as long as the shares acquired through an incentive stock option are held for at least one year following exercise and are not disposed of until at least two years after the option is granted. If the holding periods for an incentive stock option are not satisfied, the employee recognizes taxable ordinary income to the extent that the value of the stock at the date of exercise exceeds the exercise price. In the case where incentive stock option treatment is attained, the difference between the value of the stock at the date of exercise and the exercise price is treated as a preference item that increases taxable income for alternative minimum tax purposes.



     In order to qualify for this favorable tax treatment, the employee must meet certain requirements. Specifically, Section 422(a) of the Internal Revenue Code provides that the holder of the incentive stock option must be an employee of the corporation, or a parent or subsidiary corporation, issuing or assuming a stock option to which Section 424(a) of the Internal Revenue Code applies at all times during the period beginning on the date the option is granted and ending on the day 3 months before the date of such exercise. If the option holder does not meet the employment requirement, then the incentive stock option becomes an nonqualified stock option.



     A nonqualified stock option is any option that does not satisfy the statutory requirements of an incentive stock option. The recipient of a nonqualified stock option generally recognizes normal compensation equal to the difference between the fair market value of the underlying stock and the exercise price of the option on the date the nonqualified stock option is exercised.



     ITC Holding and KNOLOGY Employees.   Each ITC Holding option holder will
receive options to acquire shares of KNOLOGY Series A preferred stock. As a result, employees of ITC Holding will hold options to purchase stock of both ITC Holding and KNOLOGY, and employees of KNOLOGY will hold options to purchase stock of both ITC Holding and KNOLOGY.



     At the time of the spin-off of KNOLOGY from ITC Holding, employment relationships of incentive stock option holders will change. Employees of KNOLOGY will cease to be employees of a subsidiary of ITC Holding, since KNOLOGY will no longer be an ITC Holding subsidiary. Additionally, employees of ITC Holding or its subsidiaries other than KNOLOGY will remain employees of ITC Holding and its subsidiaries, but will cease to be employees of the parent company of KNOLOGY, since ITC Holding will no longer be the parent company of KNOLOGY.



TAX TREATMENT OF OPTION DISTRIBUTION; TAX OPINION



     No IRS Ruling Obtained Regarding Tax Treatment.   ITC Holding has received
rulings from the IRS that the distribution of KNOLOGY stock to ITC Holding stockholders as described to the IRS would qualify as a tax-free spin-off under
Section 355 of the Internal Revenue Code. The tax treatment of the option holders was not the subject of these IRS rulings.



     Tax Opinion Obtained Regarding Tax Treatment.   We have received an opinion
from Arthur Andersen LLP, KNOLOGY's independent accountants, in connection with the proposed issuance of the KNOLOGY options. The entire description of tax consequences for holders of the stock options discussed below is based on that opinion.



     A tax opinion merely represents the opinion giver's best judgment with respect to the probable outcome and is not binding on the IRS or the courts. Positions contrary to the tax opinion may be taken by the IRS and a court considering the issues may hold contrary to the opinion. In addition, the tax opinion is premised on the accuracy of factual representations and assumptions. If those factual representations or assumptions are or become incorrect in any material respect, the opinion may cease to apply. Arthur Andersen has disclaimed any obligation to advise us of any new developments in the application or interpretation of the federal income tax laws subsequent to the date of the opinion or to update the opinion in the future.



     Assumptions Underlying the Tax Opinion.   Among other things, ITC Holding
has advised us, and the opinion assumes, that almost all ITC Holding options were granted under ITC Holding's employee and director option plans and that all ITC Holding options were granted in connection with the performance of services. ITC Holding has advised us, and the tax opinion assumes, that ITC Holding will make a reduction of the aggregate exercise prices of the ITC Holding options in connection with the distribution of the options to purchase our stock in proportion to the relative fair market values of ITC Holding and KNOLOGY stock. In addition, ITC Holding has advised us, and the tax opinion assumes, that the terms of the KNOLOGY options, other than with respect to exercise price, will be the same as the terms of the corresponding ITC Holding options.



     Discussion and Conclusions of the Tax Opinion Regarding the Distribution of
KNOLOGY Stock Options.   The tax opinion provides as follows:



1. WHAT IS THE FEDERAL TAX EFFECT OF THE DISTRIBUTION OF KNOLOGY STOCK OPTIONS TO ITC HOLDING EMPLOYEES WHO HOLD ITC HOLDING INCENTIVE STOCK OPTIONS?



     More likely than not the KNOLOGY options distributed to ITC holding employees holding ITC Holding incentive stock options are incentive stock options until three months after the distribution of KNOLOGY. The issuance of KNOLOGY options to ITC Holding employees is more likely than not treated as a nontaxable substitution of KNOLOGY options for ITC Holding incentive stock options and not treated as a taxable modification.



     If the IRS were to recharacterize the KNOLOGY stock option as a nonqualified option, the issuance of the KNOLOGY stock option should not be taxable to the recipients at the time of the distribution.



2. WHAT IS THE FEDERAL TAX EFFECT OF THE DISTRIBUTION OF KNOLOGY STOCK OPTIONS TO KNOLOGY EMPLOYEES WHO HOLD ITC HOLDING INCENTIVE STOCK OPTIONS?



     The KNOLOGY options distributed to KNOLOGY employees holding ITC Holding incentive stock options should be classified as incentive stock options after the distribution of KNOLOGY. The issuance of KNOLOGY options to KNOLOGY employees should be treated as a nontaxable substitution of KNOLOGY options for ITC Holding incentive stock options and not treated as a taxable modification.



     If the IRS were to recharacterize the KNOLOGY stock option as a nonqualified option, the issuance of the KNOLOGY stock option should not be taxable to the recipients at the time of the distribution.

3. WHAT IS THE FEDERAL TAX EFFECT OF THE DISTRIBUTION OF THE KNOLOGY STOCK OPTIONS TO NONEMPLOYEES AND EMPLOYEES OF ITC HOLDING AND KNOLOGY HOLDING NONQUALIFIED STOCK OPTIONS?



     The distribution of KNOLOGY options to nonemployees and employees holding nonqualified stock options of ITC Holding should not result in any current taxation at the time of distribution.



4. WHAT IS THE FEDERAL TAX EFFECT OF THE ADJUSTMENT IN EXERCISE PRICE OF ITC HOLDING INCENTIVE STOCK OPTIONS FOR ITC HOLDING EMPLOYEES?



     ITC Holding incentive stock options with the adjusted exercise prices that are held by ITC Holding employees should remain incentive stock options after the distribution of KNOLOGY. The adjustment of the exercise price of ITC Holding incentive stock options currently held by ITC Holding employees should not be treated as a taxable modification for the employees of ITC Holding.



     If the IRS were to recharacterize the ITC Holding stock option as a nonqualified option, the adjustment in the exercise price should not result in any current taxation at the time of distribution.



5. WHAT IS THE FEDERAL TAX EFFECT OF THE ADJUSTMENT IN EXERCISE PRICE OF ITC HOLDING INCENTIVE STOCK OPTIONS FOR KNOLOGY EMPLOYEES?



     ITC Holding incentive stock options with the adjusted exercise prices that are held by KNOLOGY employees should remain incentive stock options until three months after the distribution. The adjustment of the exercise price of ITC Holding incentive stock options currently held by KNOLOGY employees should not be treated as a taxable modification for the employees of KNOLOGY.



     If the IRS were to recharacterize the ITC Holding stock option as a nonqualified option, the adjustment in the exercise price should not result in any current taxation at the time of distribution.



6. WHAT IS THE FEDERAL TAX EFFECT OF THE ADJUSTMENT IN EXERCISE PRICE OF ITC HOLDING NONQUALIFIED STOCK OPTIONS FOR NONEMPLOYEES AND EMPLOYEES OF ITC HOLDING AND KNOLOGY HOLDING NONQUALIFIED STOCK OPTIONS?



     The adjustment in exercise price of ITC Holding nonqualified stock options held by nonemployees or employees of ITC Holding or KNOLOGY should not result in any current taxation at the time of distribution and should continue to be treated as nonqualified stock options.



     Based on the existing Internal Revenue Code and Treasury Regulations, Arthur Andersen LLP has issued a "more likely than not" opinion on the first issue identified above and a "should" opinion on the remaining issues identified above. Arthur Andersen LLP is not able to issue a "will" opinion since the Internal Revenue Code, regulations, or guidance issued by the Internal Revenue Service (including revenue rulings and revenue procedures) are not identical to facts and circumstances pertaining to the transactions of ITC Holding and KNOLOGY. However, Arthur Andersen LLP is unaware of the IRS making an argument inconsistent with its opinion in the context of a transaction such as the distribution. In addition, since the Internal Revenue Code, regulations, or guidance issued by the Internal Revenue Service (including revenue rulings and revenue procedures) do not specify whether or not a particular regulation applies to the specifics of the distribution, and the IRS may interpret the regulation as applying to the distribution, Arthur Andersen is not able to provide a "should" opinion on one of the issues addressed by the opinion.



     As indicated above, a tax opinion merely represents the opinion giver's best judgment with respect to the probable outcome and is not binding on the IRS or the courts. Positions contrary to the tax opinion may be taken by the IRS and a court considering the issues may hold contrary to the opinion.


                                   *   *   *


     The summary of federal income tax consequences and the Arthur Andersen LLP opinion set forth above do not purport to cover all federal income tax consequences that may apply to all categories of stockholders. All stockholders and option holders should consult their own tax advisors regarding the particular federal, foreign, state and local tax consequences of the distribution to such stockholders and option holders.


TAX SEPARATION AGREEMENT

     ITC Holding and KNOLOGY have entered into a tax separation agreement to reflect KNOLOGY ceasing to be included in ITC Holding's consolidated tax return and to allocate the risk of potential adverse tax consequences stemming from the distribution.

     In the tax separation agreement ITC Holding and KNOLOGY have made representations to each other regarding the distribution and covenants regarding future actions. Under the tax separation agreement KNOLOGY represents as of the date of the distribution that:

     (1) KNOLOGY has no plan or intention to purchase any of its outstanding stock after the distribution,

     (2) KNOLOGY has no plan or intention to liquidate KNOLOGY, merge KNOLOGY with any other corporation, or sell or otherwise dispose of the assets of KNOLOGY other than in the ordinary course of business,

     (3) immediately after the distribution, at least 90% of the fair market value of the gross assets of KNOLOGY will consist of the stock and securities of members of the KNOLOGY group of companies that are engaged in the active conduct of a trade or business,

     (4) payments made in connection with all continuing transactions between either ITC Holding or KNOLOGY and entities in their respective groups will be at fair market value based on the terms and conditions arrived at by the parties bargaining at arm's length,

     (5) the distribution is not part of a plan or series of related transactions in which one or more persons acquire directly or indirectly KNOLOGY stock representing a 50% or greater interest within the meaning of Section 355(e) of the Internal Revenue Code,

     (6) there is no plan or intention by KNOLOGY to enter into any negotiations, agreements, or arrangements with respect to transactions or events, including stock issuances, pursuant to the exercise of options or otherwise, option grants, capital contributions, or acquisitions, but not including the distribution, that may cause the spin-off to be treated as part of a plan in which one or more persons acquire directly or indirectly KNOLOGY stock representing a 50% or greater interest within the meaning of Section 355(e) of the Internal Revenue Code, and

     (7) KNOLOGY is not aware of any present plan or intention by the current stockholders of ITC Holding to sell, exchange, transfer by gift or otherwise dispose of any of their stock in, or securities of, ITC Holding or KNOLOGY subsequent to the distribution.

     KNOLOGY covenants in the tax separation agreement that it will not take any action or fail to take any action that would cause any of the representations listed as (1) through (6) above to be untrue.

     KNOLOGY also covenants in the tax separation agreement that:

     - during the two-year period following the spin-off, KNOLOGY will not cease to be engaged in the active trade or business relied upon for purposes of satisfying the requirements of the spin-off ruling request, and

     - during the applicable period provided in the Internal Revenue Code with respect to the distribution, KNOLOGY will not enter into any transaction or make any change in equity structure, including stock issuances pursuant to the exercise of options, option grants or otherwise, capital contributions, or acquisitions, but not including the distribution, that may cause the distribution to be treated as part of a plan in which one or more persons acquire directly or indirectly KNOLOGY's stock representing a 50% or greater interest within the meaning of Section 355(e) of the Internal Revenue Code.

     The tax separation agreement permits KNOLOGY to take actions inconsistent with its representations and covenants if it either obtains a ruling from the IRS or an opinion of expert tax counsel that the actions should not result in the distribution being taxable, or if the proposed actions are approved by holders of at least two-thirds of KNOLOGY's voting stock. If KNOLOGY breaches its representations and covenants by taking actions not permitted in the tax separation agreement and the breach causes the distribution not to be treated as tax-free, KNOLOGY could be subject to significant damages. KNOLOGY's maximum liability for breach of its representations and covenants in the tax separation agreement is limited by agreement to $50 million.

     ITC Holding made similar representations and covenants under the tax separation agreement. Stockholders of ITC Holding who will hold 20,000 shares or more of ITC Holding's capital stock have entered into agreements with ITC Holding generally agreeing not to transfer any of their KNOLOGY stock for two years following the distribution.

                            NO MARKET FOR OUR STOCK

     Our stock is not traded on any exchange or listed on the Nasdaq market system. No market makers currently make a market in our stock and we do not plan to engage a market maker. Therefore, there is no established public trading market and no high and low bid information or quotations available. We do not expect that an active trading market will develop after the distribution.

     In addition, all shares of our stock are subject to transfer restrictions, including the shares you will receive in the distribution. If you decide to sell your shares of stock of our company, you will first have to offer those shares to us to purchase, before you can sell to a third party. This, along with the lack of a public market, limits your ability to sell your shares.


     Following the distribution, we expect to have 2,476 shares of common stock outstanding held of record by three stockholders and 48,035,531 Series A preferred stock outstanding held of record by 347 stockholders. Prior to the distribution our common stock was held by three stockholders and our Series A preferred stock was held by 14 stockholders, including ITC Holding. We intend to issue in a private placement approximately 21,052,631 shares of Series B preferred stock to approximately 20 stockholders. The Series B preferred stock would represent approximately 25% of our total outstanding shares on a fully diluted basis. The terms of this private offering could change and it is possible that the offering will not be consummated. The private offering is contingent upon the completion of the distribution described by this prospectus.


                                DIVIDEND POLICY

     As we are a holding company, our ability to pay cash dividends depends on us receiving cash dividends, advances and other payments from our subsidiaries. The ability of our subsidiary KNOLOGY Holdings to pay dividends is restricted under the terms of its credit facility, as discussed in more detail under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." While two of our subsidiaries, Interstate Telephone and Valley Telephone, have declared dividends to their former parent company, ITC Holding, in the past, we plan to retain earnings to finance the expansion of our operations. Future declaration and payment of dividends, if any, will be determined based on the then-current conditions, including our earnings, operations, capital requirements, financial condition, and other factors the board of directors deems relevant. In addition, our ability to pay dividends is limited by the terms of the indenture governing our outstanding notes and by the terms of our credit facility.

                                 CAPITALIZATION

     The following table sets forth our capitalization at September 30, 1999, and as adjusted to give effect to:

     - the purchase by SCANA of 753 shares of preferred stock of KNOLOGY Holdings pursuant to its exercise in November 1999 of warrants associated with previous borrowings whose terms were agreed to in October 1999, including a charge of $0.8 million associated with SCANA warrants, equal to their fair market value as determined by the Black-Scholes model;


     - the exchange in November 1999 of the remaining 15% of KNOLOGY Holdings preferred stock held by minority stockholders for our Series A preferred stock, equal to the fair market value of $22.4 million;



     - the exchange in November 1999 of ITC Holding's approximate 6% interest in ClearSource, cash of $5.7 million, and subscription rights to purchase additional shares of ClearSource, for 2,280,702 shares of our Series A preferred stock. The ClearSource investment was valued for purposes of the exchange at fair market value of $10.8 million and reflected on our books as an investment at ITC Holding's historical cost of assets contributed of $7.5 million;



     - the exchange as part of the November 1999 transaction of our warrants for KNOLOGY Holdings warrants which had been issued in connection with senior discount notes in 1997. Such transaction is reflected at the current fair market value, resulting in an increase in the value assigned to the warrants of $2.2 million and a corresponding decrease in additional paid in capital;



     - $39.4 million of loans from ITC Holding, of which approximately $9.6 million were exchanged in November 1999 for 2,029,724 shares of our Series A preferred stock and of which approximately $29.7 million were exchanged in January 2000 for options to purchase 6,258,036 shares of our Series A preferred stock;



     - reversal of the $8.3 million net income tax benefit previously recognized when we were included in the consolidated tax return of ITC Holding. Assuming we were a stand alone entity, we would not have been able to realize any income tax benefit as we would not have had any taxable income to offset our taxable loss in the current or prior periods; and



     - $100 million in firm commitments from the private placement of Series B preferred stock.

To better understand this table, you should review "Management's Discussion and Analysis of Financial Condition and Results of Operations" our consolidated financial statements and pro forma financial information, including the accompanying notes, included in this prospectus.


                                                       AT SEPTEMBER 30, 1999
                                                    ---------------------------
                                                                   AS ADJUSTED
                                                                     FOR THIS
                                                       ACTUAL      DISTRIBUTION
                                                    ------------   ------------
Advances from affiliates..........................  $  1,171,252   $  1,171,252
Long-term debt, including current maturities:
   Senior Discount Notes including accrued
      interest payable............................   302,510,795    302,510,795
   Senior secured credit facility.................    19,000,000     19,000,000
   Other..........................................       128,670        128,670
                                                    ------------   ------------
            Total long-term debt, including
               current maturities.................  $321,639,465   $321,639,465
                                                    ------------   ------------
Warrants..........................................  $  2,486,960   $  4,726,065
                                                    ------------   ------------
Stockholders' equity:
   Series A preferred stock, $.01 par value,
      75,000,000 authorized; 0 and 48,035,531
      shares issued and outstanding at September
      30, 1999 and as adjusted, respectively......  $         --   $    480,355
   Series B preferred stock, $.01 par value,
      50,000,000 authorized; 0 and 21,052,631
      shares issued and outstanding at September
      30, 1999 and as adjusted, respectively......            --        210,526
   Common Stock, $.01 par value, 200,000,000
      shares authorized; 100 and 2,476 shares
      issued and outstanding at September 30, 1999
      and as adjusted, respectively...............             1             25
   Additional paid-in-capital.....................    75,312,104    243,599,680
   Accumulated deficit............................   (64,526,921)   (73,637,280)
   Unrealized losses..............................       (23,650)       (23,650)
                                                    ------------   ------------
            Total stockholders' equity............  $ 10,761,534   $170,621,696
                                                    ============   ============
            Total capitalization..................  $336,059,211   $498,158,478
                                                    ============   ============

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following table sets forth our selected consolidated financial data. The selected financial data as of and for the years ended December 31, 1996, 1997 and 1998 have been derived from our audited financial statements. The selected financial data as of and for the nine months ended September 30, 1998 and 1999 have been derived from our unaudited consolidated financial statements and, in our opinion, include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of such information. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that we may expect for the entire year. The selected financial data set forth below should be read in conjunction with our section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations", our financial statements and related notes, and other financial data included elsewhere in this prospectus. See note 1 to our financial statements regarding the reorganization.


                                                                                                                        Nine
                                                                                                                       Months
                                             YEAR           YEAR           YEAR           YEAR           Year           Ended
                                            ENDED          ENDED          ENDED          ENDED          Ended         September
                                         DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   December 31,        30,
                                             1994           1995           1996           1997         1998(a)          1998
                                         ------------   ------------   ------------   ------------   ------------   -------------
                                         (Unaudited)    (Unaudited)                                                  (Unaudited)
STATEMENT OF OPERATIONS DATA:
Operating revenues.....................  $17,679,873    $18,929,279    $ 17,527,208   $ 17,633,313   $ 45,132,522   $ 30,285,049
Operating expenses:
 Cost of services......................    5,253,503      5,593,083       2,991,412      3,121,108     12,739,540      9,010,401
 Selling, operations and
   administrative......................    7,664,748      8,740,090       8,331,795      9,498,461     37,323,345     24,256,479
 Depreciation and amortization.........    1,965,874      3,185,901       3,022,056      2,781,800     17,326,895      9,013,477
                                         -----------    -----------    ------------   ------------   ------------   ------------
Total operating expenses...............   14,884,125     17,519,074      14,345,263     15,401,369     67,389,780     42,280,357
                                         -----------    -----------    ------------   ------------   ------------   ------------
Operating income (loss)................    2,795,748      1,410,205       3,181,945      2,231,944    (22,257,258)   (11,995,308)
                                         -----------    -----------    ------------   ------------   ------------   ------------
Other expense, net.....................      603,847       (362,331)       (379,889)    (2,048,506)   (18,645,199)   (12,389,198)
                                         -----------    -----------    ------------   ------------   ------------   ------------
Income (loss) before minority interest,
 income tax (provision) benefit and
 cumulative effect of a change in
 accounting principle..................    3,399,595      1,047,874       2,802,056        183,438    (40,902,457)   (24,384,506)
Minority interest......................           --        667,038              --             --     13,294,079     11,292,126
Income tax (provision) benefit.........   (1,208,939)      (573,327)     (1,371,865)    (1,010,779)     5,631,618      1,704,350
Cumulative effect of a change in
 accounting principle..................           --             --              --             --       (582,541)      (582,541)
                                         -----------    -----------    ------------   ------------   ------------   ------------
Net income (loss)......................    2,190,656      1,141,585       1,430,191       (827,341)   (22,559,301)   (11,970,571)
Subsidiary preferred stock dividends...           --             --              --     (4,193,276)    (1,424,222)       (63,907)
                                         -----------    -----------    ------------   ------------   ------------   ------------
Net income (loss) attributable to
 common stockholders...................  $ 2,190,656    $ 1,141,585    $  1,430,191   $ (5,020,617)  $(23,983,523)  $(12,034,478)
                                         ===========    ===========    ============   ============   ============   ============
PER SHARE DATA:
Basic and diluted net income (loss)
 attributable to common stockholders...  $ 21,906.56    $ 11,415.85    $  14,301.91   $ (50,206.17)  $(239,835.23)  $(120,344.78)
Basic and diluted weighted average
 number of common shares outstanding...          100            100             100            100            100            100
OTHER FINANCIAL DATA:
Capital expenditures...................  $ 3,686,035    $ 3,079,108    $    995,320   $  1,727,079   $120,227,057   $ 80,913,266
Cash provided by (used in) operating
 activities............................    5,230,950         94,418       4,770,730      3,680,116     23,035,488      9,515,039
Cash (used in) provided by investing
 activities............................   (2,753,862)    (3,544,192)       (197,362)   (22,223,940)   (34,586,803)   (22,997,766)
Cash (used in) provided by financing
 activities............................     (248,942)     1,535,595      (4,457,176)    18,726,407     16,083,187     15,176,704
EBITDA(b)..............................    5,515,186      5,565,993       5,640,550      2,509,854      8,564,129      8,475,265
Ratio of earnings to fixed
 charges(c)............................        23.71           2.89            3.57           1.03             --             --
Insufficient earnings to cover fixed
 charges...............................           --             --              --             --   $ 27,608,378   $ 13,092,380

                                             Nine
                                            Months
                                             Ended
                                           September
                                              30,
                                             1999
                                         -------------
                                          (Unaudited)
STATEMENT OF OPERATIONS DATA:
Operating revenues.....................  $ 48,824,228
Operating expenses:
 Cost of services......................    18,573,719
 Selling, operations and
   administrative......................    35,760,116
 Depreciation and amortization.........    29,526,358
                                         ------------
Total operating expenses...............    83,860,193
                                         ------------
Operating income (loss)................   (35,035,965)
                                         ------------
Other expense, net.....................   (22,967,976)
                                         ------------
Income (loss) before minority interest,
 income tax (provision) benefit and
 cumulative effect of a change in
 accounting principle..................   (58,003,941)
Minority interest......................     3,267,653
Income tax (provision) benefit.........    11,011,711
Cumulative effect of a change in
 accounting principle..................            --
                                         ------------
Net income (loss)......................   (43,724,577)
Subsidiary preferred stock dividends...            --
                                         ------------
Net income (loss) attributable to
 common stockholders...................  $(43,724,577)
                                         ============
PER SHARE DATA:
Basic and diluted net income (loss)
 attributable to common stockholders...  $(437,245.77)
Basic and diluted weighted average
 number of common shares outstanding...           100
OTHER FINANCIAL DATA:
Capital expenditures...................  $ 64,290,709
Cash provided by (used in) operating
 activities............................    (3,069,133)
Cash (used in) provided by investing
 activities............................     1,021,783
Cash (used in) provided by financing
 activities............................    18,088,543
EBITDA(b)..............................    (2,067,832)
Ratio of earnings to fixed
 charges(c)............................            --
Insufficient earnings to cover fixed
 charges...............................  $ 54,736,288



                                         DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                             1994           1995           1996           1997           1998           1999
                                         ------------   ------------   ------------   ------------   ------------   -------------
                                         (UNAUDITED)    (UNAUDITED)    (UNAUDITED)                                   (UNAUDITED)
BALANCE SHEET DATA:
Working capital........................  $ 4,073,761    $   832,057    $ 2,977,835    $(1,240,180)   $49,965,918    $ 12,646,729
Property and equipment, net............   14,847,334     20,406,060     11,374,950     11,260,846    211,885,668     258,655,902
Total assets...........................   29,521,533     38,544,328     22,883,276     30,196,492    374,680,811     363,667,403
Long-term debt, including accrued
 interest..............................    1,440,569     11,075,698             --             --    276,165,900     321,627,291
Total liabilities......................   12,688,392     22,034,469      7,235,555      6,656,317    314,414,049     350,418,909
Minority interest......................           --      2,981,968             --             --      3,267,653              --
Retained earnings (accumulated
 deficit)..............................   15,658,238      8,168,034      9,598,225      3,181,179    (20,802,344)    (64,526,921)
Total stockholders' equity.............   16,833,141     13,527,891     15,647,721     23,540,175     54,512,149      10,761,534

---------------
(a) See note 9 to the financial statements, Cable Alabama acquisition, for further information regarding presentation.


(b) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. While EBITDA should not be construed as a substitute for operating income (loss) as a measure of performance or as a better measure of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, it is a measure commonly used in our industry and is included herein because we believe EBITDA provides relevant and useful information to our investors. Since the elements of EBITDA are determined using the accrual basis of accounting and EBITDA excludes the effects of capital and financing related costs, investors should use it to analyze and compare companies on the basis of operating performance. We utilize and have disclosed EBITDA to provide additional information with respect to our ability to meet future debt service, capital expenditures and working capital requirements; to incur additional indebtedness; and to fund continuing growth. EBITDA may not necessarily be calculated comparably with similarly titled measures for other companies. Additionally, we do not currently believe that there are any legal or functional requirements that limit management's discretionary use of funds depicted by EBITDA.


(c) Earnings consist of income before preferred stock dividends, income taxes, plus fixed charges. Fixed charges consist of interest charges and the portion of rent expense under operating leases representing interest, which is estimated to be 1/3 of such expense.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion together with our "Selected Consolidated Financial Data" section and our financial statements and related notes elsewhere in this prospectus. The following discussion contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements.

     Our historical financial statements include the assets, liabilities and results of operations of our subsidiaries which have been majority-owned by ITC Holding during each year. Accordingly, our financial statements include the assets, liabilities and results of operations of all of our subsidiaries for the years 1995, 1998 and the first nine months of 1998 and 1999, but do not include the assets, liabilities and results of operations of KNOLOGY Holdings for 1996 and 1997, when it was not majority-owned by ITC Holding.

OVERVIEW

     We are a newly formed holding company that owns 100% of KNOLOGY Holdings, Inc., Interstate Telephone Company, Valley Telephone Company, Globe Telecommunications, Inc. and ITC Globe, Inc.

     We acquired these interests in November 1999 from ITC Holding Company, Inc., and other stockholders of KNOLOGY Holdings. Our structure is as follows:

     - Interstate Telephone, Valley Telephone and Globe Telecommunications are our direct subsidiaries.

     - KNOLOGY Holdings is a direct subsidiary of Valley Telephone.

     - ITC Globe is a direct subsidiary of Globe Telecommunications.

In November 1999, InterCall, Inc., a subsidiary of ITC Holding, contributed to us:

     - stock representing 85% of the outstanding equity of KNOLOGY Holdings;

     - stock representing 100% of each of Interstate Telephone, Valley Telephone, Globe Telecommunications and ITC Globe, which together provide telephone, cable and Internet access services in western Georgia and eastern Alabama;

     - a note of KNOLOGY Holdings in the principal amount of up to $13 million; and

     - 272,832 shares of preferred stock of ClearSource, Inc., and subscription rights to purchase an additional 810,501 shares of preferred stock of ClearSource in future ClearSource financings, together with cash in the amount of $5.6 million to be used to make the subscription payments. ClearSource is a company planning to operate broadband systems in Texas and other southern or mid-western states similar to our services in the southeast. Currently, our investment in ClearSource represents approximately 17% ownership interest in this company.

     We also completed the exchange of warrants to purchase shares of KNOLOGY Holdings preferred stock for 994,961 shares of our Series A preferred stock. Concurrent with this contribution, we completed the exchange of other KNOLOGY Holdings common stock and preferred stock for our common stock and Series A preferred stock. We now hold 100% of the outstanding stock of KNOLOGY Holdings.

     The November 1999 transactions were effected primarily to combine the businesses of KNOLOGY Holdings, Interstate Telephone, Valley Telephone, Globe Telecommunications and ITC Globe. Together with ITC Holding, we determined that KNOLOGY Holdings and these other companies have parallel growth in the broadband market, and that combining the businesses would enhance their ability to take advantage of the opportunities in that market. Although Interstate Telephone and Valley Telephone primarily have been telephone companies, they have recently through ITC Globe begun offering cable television and Internet access services in the same geographic area in which they provide telephone service. Combining these businesses under KNOLOGY is expected to allow all of the companies to benefit from KNOLOGY Holdings' experience as a provider of cable television services and as a provider of a bundle of broadband services. It also permits KNOLOGY Holdings to take advantage of the more than 100 years of experience of Interstate Telephone and Valley Telephone as telephone companies.

     Since ClearSource proposes to conduct a similar broadband business in southern or mid-western states, ITC Holding and we determined that the ClearSource investments also should be under KNOLOGY. The KNOLOGY Holdings note was contributed to KNOLOGY to terminate the lender-borrower relationship between ITC Holding and KNOLOGY Holdings.


     In December 1999, after the contribution and exchange discussed above, we entered into a loan agreement and a promissory note with InterCall, Inc., a subsidiary of ITC Holding. This subsidiary loaned us approximately $29.7 million. The proceeds of this loan are to be used for construction of the network by KNOLOGY Holdings and for working capital. This loan accrued interest at a rate of 11 7/8% per year and had a maturity date of March 31, 2000. The note issued under the loan agreement provided that ITC Holding subsidiary could elect, in lieu of repayment, to convert the amount outstanding under the note into options to purchase shares of our Series A preferred stock. Prior to the distribution the entire amount of the note was converted into options to purchase 6,258,036 shares of our Series A preferred stock. These options, which were transferred to ITC Holding, are the ones being distributed to ITC Holding option holders. Under a residual note, ITC Holding has the right to specify the terms of those options, including the exercise price and vesting and termination provisions.


     In connection with the conversion we issued to ITC Holding a residual note which provides that KNOLOGY will pay to ITC Holding any proceeds of option exercises received by KNOLOGY. In the event of a cashless exercise of any of the KNOLOGY options, KNOLOGY must pay to ITC Holding in cash an amount equal to the exercise price. A fuller description of the option conversion and the residual note is set forth under the caption "The Distribution -- Option Distribution."

THE DISTRIBUTION

     Concurrently with the circulation of this prospectus ITC Holding is distributing approximately 90% of the capital stock of KNOLOGY to ITC Holding stockholders and options to purchase stock of KNOLOGY to ITC Holding option holders. ITC Holding is distributing 43,211,531 shares of our Series A preferred stock to its stockholders, pro rata based upon the percentages of ITC Holding's capital stock that they hold. ITC Holding also is distributing options to purchase 6,258,036 shares of our Series A preferred stock to its option holders, pro rata based upon the percentages of ITC Holding's common stock options that they hold. Cash in the amount of $4.75 per share is being paid in lieu of fractional shares or options. The distribution is intended to enhance our ability to complete a private placement at a higher per-share value. A fuller description of the distribution is set forth under the caption "The Distribution."

     In connection with the distribution ITC Holding and KNOLOGY entered into a tax separation agreement in which they have made representations and covenants that impose limitations on the future actions of KNOLOGY. Because we could have substantial liability of up to $50 million if we breach our representations and covenants, KNOLOGY could be discouraged from entering into transactions that might result in a breach. KNOLOGY might not pursue any transaction that would be presumed to be part of a plan or series of related transactions which results in any cumulative 50% change of ownership within the four-year period beginning two years before the date of the distribution. Transactions that could involve a possible breach include an actual or constructive change of control of KNOLOGY, and exceeding limits on the raising of equity capital or the use of our stock to acquire other companies. Although we believe we can complete our intended private placement and some additional capital raising or stock acquisition transactions without violating the tax separation agreement, we may have to forgo some growth opportunities that may occur during the two years subsequent to the distribution. The tax separation agreement is discussed more fully under the caption "The Distribution -- Tax Sharing Agreement."

HISTORY

     Interstate Telephone began as West Point Telephone and Electric Company, founded in 1896 by J. Smith Lanier. Interstate Telephone has been a provider of local telephone service in western Georgia and a small part of eastern Alabama since 1896. In 1961, the Lanier Company bought Valley Telephone from West Point Manufacturing Co. Globe Telecommunications was formed in 1983 to be a deregulated provider of services for Valley Telephone. Globe Telecommunications has been providing deregulated services to Interstate Telephone since 1996. ITC Holding was formed in 1989 as a holding company for the combined Interstate Telephone, Valley Telephone and Globe Telecommunications companies. ITC Holding Company formed ITC Globe in 1997 to be a provider of local broadband services in the West Point, Georgia and Alabama/Georgia border area.

     ITC Holding formed KNOLOGY Holdings in 1995, but its percentage ownership fell below 50% during 1996. ITC Holding acquired additional stock in KNOLOGY Holdings in 1998, becoming the holder of approximately 85% of KNOLOGY Holdings.

     KNOLOGY Holdings, which is now our wholly-owned subsidiary, has been providing cable television service since 1995, telephone and high-speed Internet access services since 1997 and broadband carrier services since 1998. KNOLOGY Holdings owns, operates and manages interactive broadband networks in the five metropolitan areas of Montgomery, Alabama; Columbus and Augusta, Georgia; Panama City, Florida and Charleston, South Carolina; and it plans to expand to additional mid-sized cities in the southeastern United States. In addition, KNOLOGY Holdings provides traditional analog and digital cable television services in Huntsville, Alabama. The Huntsville facilities are being upgraded to provide local and long distance telephone and high-speed Internet access services.

     KNOLOGY Holdings began providing cable television service by acquiring cable television systems in Montgomery, Alabama and Columbus, Georgia in 1995 and using those systems as a base for constructing new interactive broadband networks. Since acquiring the Montgomery and Columbus systems, we have significantly expanded these networks and upgraded the acquired networks to offer additional broadband communications services.

     In December 1997, KNOLOGY Holdings acquired a cable television system in Panama City Beach, Florida. We are currently upgrading this cable system and extending the network into the Panama City metro area. We expect to complete this upgrade in 2000.

     In early 1998, KNOLOGY Holdings began expanding into Augusta, Georgia and Charleston, South Carolina by obtaining new franchise agreements with the local governments and by constructing new interactive broadband networks. We expect to complete construction of these networks by 2003.

     In June 1998, KNOLOGY Holdings acquired TTE Inc., a non-facilities based reseller of local, long distance and operator services to small and medium-sized business customers throughout South Carolina.

     In October 1998, KNOLOGY Holdings acquired the Cable Alabama cable television system serving the Huntsville, Alabama area. The existing Cable Alabama plant is being upgraded to an interactive broadband network which will be completed by 2001.


     Interstate Telephone and Valley Telephone provide local exchange services throughout the Georgia/Alabama border area known as the valley, which includes the towns of West Point, Georgia, Lanett, Alabama and Valley, Alabama and unincorporated portions of counties in both states. Globe Telecommunications provides local long distance services to residential and small business customers. Globe Telecommunications also has been providing competitive local exchange carrier services to residential and business customers located in the Newnan, Georgia area since April 1998 and likely will begin providing these services to Fairburn and Union City, Georgia in the second quarter of 2000. ITC Globe, under the trade name "KNOLOGY Connecting The Valley," also provides analog cable television, digital cable television and high-speed Internet access to customers within the local exchange territory of Interstate Telephone and Valley Telephone.


REVENUES AND EXPENSES

     We can group our revenues into four categories: video revenues, telephone revenues, Internet revenues and other revenues.

     - Video revenues.   Our video revenues consist of fixed monthly fees for
       basic, premium and digital cable television services, as well as fees from pay-per-view movies and events such as boxing matches and concerts, that involve a charge for each viewing. Video revenues accounted for approximately 50% and 53% of our consolidated revenues for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively.

     - Telephone revenues.   Our telephone revenues consist primarily of fixed
       monthly fees for local service, enhanced services such as call waiting and voice mail and usage fees for long distance service. Telephone revenues accounted for approximately 49% and 43% of our consolidated revenues for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively.

     - Internet revenues and other revenues.   Our Internet revenues consist
       primarily of fixed monthly fees for Internet access service and rental of cable modems. Other revenues resulted principally from broadband carrier services and video production services. These combined revenues accounted for approximately 1% and 4% of our consolidated revenues for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively.

     Our operating expenses include cost of services expenses, selling, operations and administrative expenses and depreciation and amortization expenses.

     Cost of services expenses include:

     - Video cost of services.   Video cost of services consist primarily of
       monthly fees to the National Cable Television Cooperative and other programming providers, and are generally based on the average number of subscribers to each program. Programming costs accounted for approximately 12.5% and 11.9% of our operating expenses for the year ended December 31, 1998 and the nine months ended September 30, 1999. Programming costs is our largest single cost and we expect this to continue. Since this cost is based on numbers of subscribers, it will increase as we add more subscribers.

     - Telephone and Internet access services.   Cost of services related to our
       telephone and Internet access services include costs of Internet transport and telephone switching, and interconnection and transport charges payable to local and long distance carriers.

     Selling, operations and administrative expenses include:

     - Sales and marketing costs.   Sales and marketing costs include the cost
       of sales and marketing personnel and advertising and promotional expenses.

     - Network operations and maintenance expenses.   Network operations and
       maintenance expenses include payroll and departmental costs incurred for network design and maintenance monitoring.

     - Customer service expenses.   Customer service expenses include payroll
       and departmental costs incurred for customer service representatives and management.

     - General and administrative expenses.   General and administrative
       expenses consist of corporate and subsidiary general management and administrative costs.

     Depreciation and amortization expenses include:

     - Depreciation and amortization expenses.   Depreciation and amortization
       expenses include depreciation of our interactive broadband networks and equipment, and amortization of cost in excess of net assets and other intangible assets related to acquisitions.

RESULTS OF OPERATIONS

     The following table sets forth financial data as a percentage of operating revenues for the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1998 and 1999.


                                                                               NINE MONTHS
                                                       YEAR ENDED                 ENDED
                                                      DECEMBER 31,            SEPTEMBER 30,
                                                ------------------------      --------------
                                                1996      1997      1998      1998      1999
                                                ----      ----      ----      ----      ----
Operating revenues............................  100%      100%      100%      100%       100%
                                                ---       ---       ---       ---       ----
Operating expenses:
   Cost of services...........................   17        18        28        30         38
   Selling, operating and administrative......   48        54        83        80         74
   Depreciation and amortization..............   17        16        38        30         61
                                                ---       ---       ---       ---       ----
            Total.............................   82        88       149       140        173
                                                ---       ---       ---       ---       ----
Operating income (loss).......................   18        12       (49)      (40)       (73)
Other income and expenses.....................   (2)      (12)      (41)      (41)       (47)
                                                ---       ---       ---       ---       ----
Income (loss) before minority interest, income
   tax (provision) benefit and cumulative
   effect of a change in accounting
   principle..................................   16         0       (90)      (81)      (120)
Minority interest.............................    0         0        29        37          7
Income tax (provision) benefit................   (8)       (6)       12         6         23
Cumulative effect of change in accounting
   principle..................................    0         0        (1)       (2)         0
                                                ---       ---       ---       ---       ----
Net income (loss).............................    8        (6)      (50)      (40)       (90)
Subsidiary preferred stock dividends..........    0       (24)       (3)        0          0
                                                ---       ---       ---       ---       ----
Net income (loss) attributable to
   stockholders...............................    8%      (30)%     (53)%     (40)%      (90)%
                                                ===       ===       ===       ===       ====



Nine Months Ended September 30, 1999 Compared to Nine Months Ended September 30, 1998


     Revenues.   Operating revenues increased 61.1% from $30.3 million for the nine months ended September 30, 1998 to $48.8 million for the nine months ended September 30, 1999. Our increased revenues are primarily due to a higher number of connections during the nine months ended September 30, 1999 compared to the same period in 1998. The additional connections resulted primarily from:

     - the extension of our broadband networks in the Montgomery, Columbus and Panama City markets;

     - the continued growth of broadband services in the Augusta and Charleston markets; and

     - the acquisition of the TTE and Cable Alabama systems in June 1998 and October 1998, respectively.

     Particularly in the cable industry, there is a trend towards consolidation, exclusivity arrangements and other forms of competition. If the level of competition continues to increase, due to consolidation, exclusivity arrangements or otherwise, our ability to attract and retain customers and to increase revenues could suffer.

     Expenses.   Our operating expenses, excluding depreciation and
amortization, increased 63.1%, from $33.3 million for the nine months ended September 30, 1998 to $54.3 million for the nine months ended September 30, 1999. The cost of services component of operating expenses increased 106.7%, from $9.0 million for the 1998 period to $18.6 million for the 1999 period. Our selling, operations, and administration expenses increased 47.3%, from $24.3 million for the 1998 period to $35.8 million for the 1999 period. The increase in our cost of services and other operating expenses is consistent with the growth in revenues and is a result of the expansion of our operations and the increase in the number of employees associated with such expansion and growth into new markets. We expect our cost of services to continue to increase as we add more revenue generating units. Our selling, operations and administration expenses will increase as we expand into additional markets. Programming costs, which are our largest single expense item, have been increasing over the last several years, and we expect this trend to continue. We may not be able to pass these higher costs on to customers, which would adversely affect our cash flow and operating margins.


     Our depreciation and amortization expenses increased from $9.0 million for the nine months ended September 30, 1998 to $29.5 million for the nine months ended September 30, 1999. Approximately $9.0 million of the increase in depreciation and amortization is due to the amortization of the excess of the purchase price of Cable Alabama over the fair value of net assets acquired. Approximately $7.8 million of the increase is due to depreciation expense related to network capital expenditures, with the remainder of the increase primarily due to depreciation expense related to the purchase of buildings, computers and office equipment at the corporate and subsidiary locations. We expect our depreciation and amortization expense to continue to increase as we make capital expenditures to extend our existing networks and build additional networks.



     Our interest expense increased from $21.5 million for the nine months ended September 30, 1998 to $24.3 million for the nine months ended September 30, 1999. The increase in interest expense reflects the accrual of the interest attributable to the senior discount notes issued in October 1997.


     Our interest income was $8.4 million for the nine months ended September 30, 1998, compared to $1.3 million for the same period in 1999. The interest income reflects the interest earned from the investment of certain proceeds received from the issuance of the senior discount notes in October 1997. The decrease in interest income is due to the draw down of marketable securities to fund planned expansion and acquisitions.


     Income Tax (Provision) Benefit.   We recorded an income tax benefit of $1.7
million for the nine months ended September 30, 1998 compared to an income tax benefit of $11.0 million for the nine months ended September 30, 1999. The income tax benefit in 1999 resulted from our utilizing net tax losses under a tax sharing agreement with ITC Holding. The tax sharing agreement was effective August 1998 upon the acquisition by ITC Holding of its majority-owned interest of KNOLOGY Holdings, Inc. Upon the completion of the distribution, we will no longer participate in the tax sharing agreement. Therefore, we will not receive any payments from ITC Holding related to income tax benefits for periods subsequent to the distribution. As a stand alone entity after the distribution, we will record a full valuation allowance against any income tax benefit until taxable income is generated, at which time a tax benefit will be realized.


     Net Loss.   We incurred a net loss of $12.0 million for the nine months ended September 30, 1998 compared to a net loss of $43.7 million for the nine months ended September 30, 1999. The increase in net loss is a result of the expansion of our operations and the increase in the number of employees associated with such expansion and growth into new markets. We expect net losses to continue to increase as we proceed with the expansion of our business.


Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     As explained above, our results for the year ended December 31, 1998 include the results of all of our current subsidiaries. However, our 1997 results do not include the results of KNOLOGY Holdings, which was not majority-owned by ITC Holding during 1997 and therefore, was accounted for as an equity method investment in 1997.

     Revenues.   Our operating revenues increased $27.5 million, or 156.3%, from
$17.6 million for the year ended December 31, 1997 to $45.1 million for the year ended December 31, 1998. Excluding operating revenues of $25.8 million of KNOLOGY Holdings in 1998, our operating revenues increased $1.7 million, or 9.7%, due primarily to the addition of a competitive local telephone and broadband services operations in the Georgia/Alabama border area.


     Expenses.   Our operating expenses, excluding depreciation and
amortization, increased $37.5 million, or 297.6%, from $12.6 million for the year ended December 31, 1997 to $50.1 million for the year ended December 31, 1998. Excluding operating expenses of $37.3 million of KNOLOGY Holdings in 1998, our operating expenses increased $195,000, or 1.5%.



     Our depreciation and amortization expenses increased from $2.8 million for the year ended December 31, 1997 to $17.3 million for the year ended December 31, 1998, an increase which primarily reflects the inclusion of $12.4 million of KNOLOGY Holdings' depreciation and amortization for the 1998 period which was consolidated in our 1998 results.


     Our interest expense and interest income increased $9.6 million and $29.0 million, respectively, from 1997 to 1998, primarily due to the inclusion of KNOLOGY Holdings' results in the 1998 period. The interest expense and interest income reported in the 1998 period reflects the accrual of the interest attributable to the senior discount notes issued in October 1997 and the interest income from the investment of the proceeds of the notes into marketable securities.

     Equity in losses of subsidiary decreased $2.4 million from the year ended December 31, 1997 compared to the same period in 1998. The decrease represents the acquisition of the majority of KNOLOGY Holdings stock in 1998 which acquisition required us to consolidate the operations of KNOLOGY Holdings in 1998.

     Other income (expense) changed from $(59,000) for the year ended December 31, 1997 to $783,000 for the year ended December 31, 1998 and is primarily due to the 1997 period reflecting a gain on the sale of an investment.

     Minority Interests.   Minority interests in losses of subsidiary increased
from $0 in 1997 to $13.3 million in 1998. Minority interests in 1998 reflects the minority stockholders' share of the losses and the pre-acquisition losses in connection with the acquisition of KNOLOGY Holdings in 1998. In accordance with Accounting Principles Board Opinion No. 16, the reorganization of KNOLOGY Holdings was recorded at ITC Holding's historical cost for the 85% controlling interest obtained. The remainder was treated as an acquisition of minority interest at fair value.

     Income Tax (Provision) Benefit.   We recorded an income tax benefit of $5.6
million for the year ended December 31, 1998 compared to a provision of $1.0 million for the year ended December 31, 1997. The income tax benefit in 1998 results from our utilizing net tax losses under a tax sharing agreement with ITC Holding. The provision in 1997 reflects tax expense of all of our subsidiaries. The change in the amount of $6.6 million results from the consolidation of KNOLOGY Holdings due to the acquisition of the majority interest by ITC Holding in 1998, in which period KNOLOGY Holdings' taxable losses result in a tax benefit. As a stand alone entity after the distribution, we will record a full valuation allowance against any income tax benefit until taxable income is generated, at which time a tax benefit will be realized.

     Preferred Dividends.   Preferred dividends in the amount of $4.2 million in
1997 and $1.4 million in 1998 represent profits of Interstate Telephone and Valley Telephone distributed to ITC Holding Company. The decrease in 1998 as compared to 1997 relates to the increased capital deployed to launch operations of Globe Telecommunications and ITC Globe in 1998.


     Net Loss.   We incurred a net loss of $827,000 for the year ended December
31, 1997 compared to a net loss of $22.6 million for the year ended December 31, 1998. The increase in net loss is a result of the expansion of our operations and the increase in the number of employees associated with such expansion and growth into new markets. We expect net losses to continue to increase as we proceed with the expansion of our business.


Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     As explained above, our results for the years ended December 31, 1997 and 1996 do not include the results of KNOLOGY Holdings, which was not majority-owned by ITC Holding during the 1997 and 1996 periods.

     Revenues.   Our operating revenues increased $106,000, or 0.6%, from the year ended December 31, 1996 compared to the same period in 1997.

     Expenses.   Our operating expenses, excluding depreciation and
amortization, increased 11.5%, from $11.3 million for the year ended December 31, 1996 to $12.6 million for the year ended December 31, 1997. The cost of services component of operating expenses increased $130,000, or 3.3%, from $3.0 million for the year ended

December 31, 1996 to $3.1 million for the same period in 1997. Our selling, operations, and administration expenses increased 14.5%, from $8.3 million for 1996 to $9.5 million for 1997. The increase in selling, operations and administration expense was primarily due to a credit (reduction of expense) of approximately $700,000 recorded in 1996 related to a settled dispute with carriers. Excluding this credit, selling, operations and administration expense increased approximately 5.6% from 1997 to 1996.

     Our depreciation and amortization expenses decreased $240,000, or 8.0%, from 1996 to 1997 due to certain assets being fully depreciated in 1996.

     Our other expenses increased from $380,000 for the year ended December 31, 1996 to $2.0 million for the year ended December 31, 1997. The increase was primarily due to the reporting of our share of KNOLOGY Holding's loss, accounted for as equity losses in subsidiaries, based on our minority-owned interest for the 1996 and 1997 periods. KNOLOGY Holdings increased losses reflect the development of the company's infrastructure to expand its business.


     Preferred Dividends.   Preferred dividends in the amount of $0 in 1996 and
$4.2 million in 1997 represent certain profits of the Interstate Telephone, Valley Telephone, Globe Telecommunications and ITC Globe distributed to ITC Holding Company. In 1996 we invested profits into our businesses.


     Net Loss.   We incurred net income of $1.4 million for the year ended
December 31, 1996 compared to a net loss of $827,000 for the year ended December 31, 1997.


     The following table sets forth certain operating data as of the dates indicated and 1999. The information provided in the table reflects revenue-generating connections. Because we deliver multiple services to our customers, we report the total number of our various revenue generating service connections for local telephone, cable programming and Internet access, rather than the total number of customers.



                                          AS OF DECEMBER 31,         AS OF SEPTEMBER 30,
                                    ------------------------------   -------------------
                                      1996       1997       1998       1998       1999
                                    --------   --------   --------   --------   --------
Connections(1)
   Video..........................   18,169     37,716     80,600     78,203     87,609
   Telephone
      On-net(2)...................   18,607     19,518     24,343     23,296     33,005
      Off-net(3)..................        0          0      5,982      5,911      6,568
   Internet.......................        0          0        908        632      3,718
                                    -------    -------    -------    -------    -------
Total Connections.................   36,776     57,234    111,833    108,042    130,900
                                    =======    =======    =======    =======    =======
Marketable Homes Passed(4)........      N/A    124,773    256,271    246,307    301,470
                                    =======    =======    =======    =======    =======


---------------

(1) Connections represent revenue-generating connections. For video and high-speed Internet, connections represent the number of customers subscribing to the service. For telephone, connections represent the number of lines connected. For example, a telephone customer that has two lines would be counted as two connections.

(2) On-net refers to lines provided over our broadband networks. It includes 20,526, 21,978, 18,607, 19,518 and 21,369 lines as of September 30, 1998 and
    1999 and December 31, 1996, 1997 and 1998, respectively, provided using traditional copper telephone lines.



(3) Off-net consists of all telephone connections provided within our broadband network area over telephone lines leased from third parties.



(4) Marketable homes passed are the number of living units, such as single residence homes, apartments and condominium units, passed by our cable television distribution network.


LIQUIDITY AND CAPITAL RESOURCES

     As of September 30, 1999, we had net working capital of $12.6 million, compared to $50.0 million and ($1.2) million at December 31, 1998 and 1997, respectively.

     Net cash provided by operations totaled $4.8 million, $3.7 million and $23.0 million for 1996, 1997 and 1998, respectively, and net cash used by operations totaled $3.1 million for the nine months ended September 30, 1999. The net cash flow activity related to operations consists primarily of changes in operating assets and liabilities and adjustments to net income for non-cash transactions including:

     - depreciation and amortization;

     - loss on disposition of assets;

     - cumulative effect of an accounting change;

     - deferred income taxes;

     - deferred investment tax credit;

     - equity in net loss of subsidiary; and

     - minority interest in subsidiaries' net loss.


     Net cash used for investing activities was $0.2 million, $22.2 million and $34.6 million for the years ended December 31, 1996, 1997 and 1998, respectively, and net cash provided by investing activities totaled $1.0 million for the nine months ended September 30, 1999. The net cash flow from investing activities in 1996 represented $1.0 million of capital expenditures funded in part by $0.8 million in proceeds from sales of investments. Our investing activities in 1997 consisted primarily of $1.7 million of capital expenditures, $14.3 million for the purchase of the Panama City cable system, $4.2 million of dividends paid by Interstate Telephone and Valley Telephone to ITC Holding and a $2.1 million increase in construction related payables. In 1998, our investing activities consisted primarily of $120.2 million of capital expenditures, $67.7 million for the acquisition of the Huntsville, Alabama cable system, $6.2 million for the purchase of equity interests in KNOLOGY Holdings, net of cash acquired of $6.1 million, $1.4 million of dividends paid by Interstate Telephone to ITC Holding and $0.8 million for an investment in ClearSource, Inc. These investing activities are offset by $162.3 million in proceeds from the sale of short-term investments. Our investing activities for the nine months ended September 30, 1999 consisted of $64.3 million of capital expenditures principally funded by $66.2 million in proceeds from the sale of short-term investments.

     Net cash flow from financing activities was cash used of $4.5 million, cash provided of $18.7 million, cash provided of $16.1 million and cash provided by $18.1 million for the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1999, respectively. Net cash used in financing activities in 1996 included $0.9 million payments on debt and short term borrowings and $4.4 million of advances to affiliates offset by $0.9 million of additional infusion of equity. Cash flow from financing activity in 1997 consisted of $14.3 million of additional infusion of equity and $4.4 million of reimbursement of advances previously made to an affiliate. Financing activities in the 1998 period primarily consisted of $15.6 million of additional infusion of equity and $2.0 million repayment from an affiliate, offset by $1.5 million in expenditures related to the issuance of debt. These numbers do not include $242.4 million raised by KNOLOGY Holdings in 1997, as KNOLOGY Holdings was not majority-owned by ITC Holding during 1997.

FUNDING TO DATE

     We have required equity infusions and debt proceeds to finance a significant portion of our operating, investing and financing activities in the development of our business. On October 22, 1997, KNOLOGY Holdings received net proceeds of approximately $242.4 million from the offering of units consisting of senior discount notes due 2007 and warrants to purchase preferred stock. The notes were sold at a substantial discount from their principal amount at maturity and there will not be any payment of interest on the notes prior to April 15, 2003. The notes will fully accrete to face value of $444.1 million on October 15, 2002. From and after October 15, 2002, the notes will bear interest, which will be payable in cash, at a rate of 11 7/8% per annum on April 15 and October 15 of each year, commencing April 15, 2003. The indenture contains covenants that affect, and in certain cases significantly limit or prohibit, the ability of KNOLOGY Holdings to:

     - incur indebtedness;

     - pay dividends;

     - prepay subordinated indebtedness;

     - redeem capital stock;

     - make investments;

     - engage in transactions with stockholders and affiliates;

     - create liens;

     - sell assets; and

     - engage in mergers and consolidations.

If KNOLOGY Holdings fails to comply with these covenants, KNOLOGY Holdings' obligation to repay the notes may be accelerated. However, these limitations are subject to a number of important qualifications and exceptions. In particular, while the indenture restricts KNOLOGY Holdings' ability to incur additional indebtedness by requiring compliance with specified leverage ratios, it permits KNOLOGY Holdings and its subsidiaries to incur an unlimited amount of indebtedness to finance the acquisition of equipment, inventory and network assets and to secure such indebtedness, and to incur up to $50 million of additional secured indebtedness. Upon a change of control of KNOLOGY Holdings, as defined in the indenture, KNOLOGY Holdings would be required to make an offer to purchase the notes at a purchase price equal to 101% of their accreted value, plus accrued interest. The distribution does not constitute a change of control under the Indenture.

     Each unit in the offering also consisted of a warrant to purchase 0.003734 shares of preferred stock of KNOLOGY Holdings at an exercise price of $0.01 per share. In December 1999, we completed an exchange in which we received the KNOLOGY Holdings warrants, issued in connection with the senior discount notes in 1997 in exchange for warrants to purchase shares of our Series A preferred stock, which new warrants contain substantially identical terms as the KNOLOGY Holdings' warrants.

     In connection with the units offering, KNOLOGY Holdings completed an equity private placement, in which KNOLOGY Holdings issued approximately 21,400 additional shares of preferred stock at $1,500 per share to ITC Holding, Century Telephone Enterprises, Inc., SCANA Communications, Inc., South Atlantic Venture Fund III, Limited Partnership and AT&T venture funds for aggregate proceeds of approximately $32.2 million. ITC Holding, Century Telephone, South Atlantic, AT&T venture funds and SCANA Communications, Inc. purchased approximately $10.0 million, $2.5 million, $5.5 million, $5.0 million and $5.0 million of preferred stock, respectively, in this private placement. A portion of the proceeds from this private placement were used to repay approximately $11.0 million in borrowings from SCANA and an additional $11.0 million of debt incurred by KNOLOGY Holdings to finance the purchase of its cable television systems in Montgomery, Alabama and Columbus, Georgia in 1995. ITC Holding subsequently repurchased all shares of KNOLOGY Holdings' preferred stock owned by Century Telephone, South Atlantic and SCANA during 1998.

     On December 22, 1998, KNOLOGY Holdings entered into a $50 million four-year senior secured credit facility with First Union National Bank and First Union Capital Markets Corp. The credit facility allows KNOLOGY Holdings to borrow up to five times a certain individual subsidiary's annualized consolidated adjusted cash flow, as defined in the credit facility agreement. The credit facility may be used for working capital and other purposes, including capital expenditures and permitted acquisitions. At KNOLOGY Holdings' option, interest will accrue based on either the prime or federal funds rate plus applicable margin or the LIBOR rate plus applicable margin. The applicable margin may vary from .50% to 2.50% based on the leverage ratio of KNOLOGY Holdings. The credit facility contains a number of covenants including, among others, covenants limiting the ability of KNOLOGY Holdings and its subsidiaries to:

     - incur debt;

     - create liens;

     - pay dividends;

     - make distributions or stock repurchases;

     - make certain investments;

     - engage in transactions with affiliates;

     - sell assets; and

     - engage in mergers and acquisitions.

The credit facility also includes covenants requiring compliance with certain operating and financial ratios on a consolidated basis, including the number of revenue generating units and average revenue per subscriber. KNOLOGY Holdings is currently in compliance with these covenants, however, there are no assurances that KNOLOGY Holdings will remain in compliance through the end of the year. Should KNOLOGY Holdings not be in compliance with the covenants, KNOLOGY Holdings would be in default and would require a waiver from the lender. In the event the lender would not provide a waiver, amounts outstanding against the facility could be payable to the lender on demand. A change of control of KNOLOGY Holdings, as defined in the credit facility agreement, would constitute a default under the covenants. The distribution does not constitute a change of control of KNOLOGY Holdings under the credit facility agreement.

     The maximum amount currently available under the credit facility at September 30, 1999 was approximately $23 million, assuming compliance with all of the operating and financial covenants. As of September 30, 1999, $19 million of the $23 million currently available had been drawn against the credit facility.


     We obtained an aggregate of approximately $39.4 million from ITC Holding and its subsidiary InterCall during November 1999 and January 2000. Approximately $9.6 million of these advances was advanced to us in November 1999. This loan was converted into 2,029,724 shares of Series A preferred stock in November 1999. Another $29.7 million loan was made in January 2000. The loan was converted into options to purchase up to 6,258,036 shares of our common stock immediately prior to the distribution. The loan bore interest at an annual rate of 11.875% and had a maturity date of March 31, 2000.



     After the distribution we will not be able to rely on ITC Holding for equity infusions and intercompany loans. However, we believe that the distribution will provide us with greater ability to raise capital in the private equity market. Nevertheless, our ability to raise additional equity financing or conduct stock acquisitions may be limited by the provisions in our tax separation agreement with ITC Holding, as discussed more fully under the caption "The Distribution -- Tax Sharing Agreement" and under the caption "Risk Factors -- Our tax separation agreement with ITC Holding may limit our ability to raise equity funding or conduct acquisitions for stock, and breach of this agreement could subject us to substantial damages." We may have to forego some growth opportunities which would require us to issue stock during the two years subsequent to the distribution because of our representations and covenants in the tax separation agreement.

FUTURE FUNDING

     Our business requires substantial investment to finance capital expenditures and related expenses, to expand and/or upgrade the interactive broadband networks, to fund subscriber equipment and to maintain the quality of our networks. We currently expect to spend approximately $94 million for capital expenditures during 1999, which includes $64.3 million spent in the first nine months of 1999, including the planned expansion and/or upgrade of the Montgomery, Columbus, Panama City, Augusta, Charleston and Huntsville networks and approximately $5 million to fund operating losses in 1999. We currently expect to spend approximately $9 million to fund operating losses and approximately $131 million for capital expenditures during 2000. The $131 million includes approximately $70 million related to the construction of networks in our existing markets. The remainder primarily relates to the purchase of equipment for customer premises, such as cable boxes, information systems and the commencement of the construction of networks in additional markets. Failure to have access to additional funds during 2000 could require us to delay some of our construction plans, delay preliminary efforts in new markets and possibly require us to restrict or reduce the level of operations in some markets.

     We presently estimate the cost to complete construction of the networks in our existing markets to be approximately $170 million, of which approximately $70 million would be expended during 2000. We currently expect that if sufficient funds are raised, the construction of our networks in our existing markets would be substantially completed during 2002.

     We presently expect that present cash reserves, cash flow from operations, funding obtained through the existing KNOLOGY Holdings credit facility and the private offering discussed below will be sufficient to fund our 2000 capital expenditures. We will need additional capital to complete construction of our networks through 2002. We expect to raise this capital through private and public debt offerings and private and public equity offerings, although there is no assurance that this financing will be available on terms favorable to us. If we are not successful in raising additional capital, we may not be able to complete the construction of our networks throughout our current markets. This may cause us to violate our franchises agreements, which could adversely affect us, or may just limit our growth within these markets.

     We plan to expand to additional mid-sized cities in the southeastern United States. We estimate the cost of constructing networks and funding initial subscriber equipment in additional new cities at approximately $50 to $75 million per city, though our costs could be as much as $85 million to $90 million per city for larger markets. The actual costs of each new market may vary significantly from this range and will depend on the number of miles of network to be constructed, the geographic and demographic characteristics of the city, costs associated with the cable franchise in each city, the number of subscribers in each city, the mix of services purchased, the cost of subscriber equipment we pay for or finance and other factors. We will need additional financing to expand into additional cities, for new business activities or in the event we decide to make additional acquisitions. We expect to raise this capital through private and public debt offerings and private and public equity offerings, although there is no assurance that this financing will be available on terms favorable to us. If we are not successful in raising additional capital, we will not be able to expand to additional cities as planned. The schedule for our planned expansion will depend upon the availability of sufficient capital. Definitive decisions on which cities will be chosen for expansion are not expected to be made until this capital has been raised.

     Shortly following the distribution we intend to make a private offering of shares of Series B preferred stock. This offering is expected to be made to a small group of institutional investors unaffiliated with us for approximately $100 million. The proceeds are expected to be used for construction of networks in our existing markets and to fund start-up costs with respect to possible new markets. We expect that each share of our Series B preferred stock will have rights and preferences substantially similar to those of our Series A preferred stock, including being convertible initially into one share of our common stock. In the event of any dissolution, liquidation or winding up of our company, the Series B preferred stock would be entitled to receive payment in full of the Series B preferred stock liquidation distribution before any distribution or payment is made to any other class or series of our capital stock, including the Series A preferred stock. The terms of the Series B preferred stock are discussed in more detail below under the caption "Description of Securities -- Series B preferred stock." The terms of this private offering could change and it is possible that the offering will not be consummated. The private offering is contingent upon the completion of the distribution described by this prospectus.

THE YEAR 2000 ISSUE

      General


     The year 2000 issue is a general term used to describe the various problems that may result or may have resulted in computers and other machinery as a result of the arrival of year 2000. These problems generally arise from the fact that most of the world's computers have historically used only two digits to identify the year in a date, often meaning that the computer will fail to distinguish dates in the 2000's from dates in the 1900's. This issue impacts our owned or licensed computer systems and equipment used in connection with internal operations.


      Third Parties

     We also rely directly and indirectly, in the regular course of business, on the proper operation and compatibility of third party systems. The year 2000 problem could cause these systems to fail, err, or become incompatible with our systems.


     Certain of our suppliers and vendors could have a material affect on our business if they are not year 2000 ready. In these cases, we are relying on the determination by an outside testing company that these vendors and suppliers are ready for the year 2000. Also, we have conducted our own testing of certain major components of the systems provided to us by third parties. Nonetheless, if we or a significant third party on which we rely is not year 2000 ready, or if the year 2000 problem causes our systems to become internally incompatible or incompatible with such third party systems, our business could suffer from material disruptions, including the inability to process transactions, send invoices, accept customer orders or provide customers with our services. We could also face similar disruptions if the year 2000 problem causes general widespread problems or an economic crisis. We cannot now estimate the extent of these potential disruptions.

      Our State of Readiness

     We established a year 2000 program office to coordinate activity and report to our executive management and board of directors with regard to the year 2000 issue. Our year 2000 program office developed a plan for us to become year 2000 ready. This plan covered:

     - our technology and operating systems;

     - billing of our cable, telephone and Internet services;

     - customer service;

     - financial operations and reporting;

     - network monitoring; and

     - the systems of our major vendors, third party service providers and other material service and content providers.

     We addressed our year 2000 plan with respect to our internal operations in six phases:

     - an awareness phase, in which we inventoried and evaluated our systems, components and other significant infrastructure;

     - an assessment phase, in which we identified those elements that reasonably could be expected to be affected by year 2000 problems;

     - a remediation phase, in which we remediated or replaced equipment that we believed would fail to operate properly in the year 2000;

     - a testing and validation phase, in which we tested the remediation and replacement conducted and validated its ability;

     - an implementation phase, in which we added our new or updated equipment to our current systems; and

     - a contingency phase, in which we developed contingency plans for our at-risk business functions.

We have completed all phases of our plan for all of our services and systems.

     Certain actions in the remediation phase have been conducted by the third parties who provide hardware, software, or services that comprise our systems. We have polled all the third parties who provide material hardware, software, or services as part of our information technology and operating systems with regard to each of such third party's year 2000 compliance plan and state of readiness. We have actively sought responses from all vendors and third parties as to year 2000 compliance, status of plans and readiness. All key vendors have responded and most of the third parties have assured us that their hardware and/or software is currently year 2000 compliant.


      Costs

     To date, we have incurred approximately $500,000 of costs in connection with our year 2000 plan, and we do not anticipate spending additional funds. We expense all costs associated with our Year 2000 plan as we incur them and anticipate funding the costs of our plan from cash flows. To date, we have not deferred any specific information technology projects because of the costs of our plan.

      Risks

     The failure to correct a material year 2000 problem or to implement a contingency plan could result in system failures leading to a disruption in, or failure of, certain normal business activities or operations. Such failures could materially and adversely affect our business, profitability and operating results.

      Contingency Plans

     We have a year 2000 contingency planning committee, which has developed year 2000 contingency plans for all of our information technology and operating systems and for each of our locations. This committee identified key business risks which were used to drive the development of these plans. Additionally, we use an outside consulting service to assist in our year 2000 readiness, project coordination and execution of the year 2000 plan.

     Contingency planning to maintain and restore service in the event of natural disasters, power failures and systems-related problems is a routine part of our operations. We believe that such contingency plans will assist us in responding to any failure by outside service providers to successfully address year 2000 issues. In addition, we have developed complete contingency plans that address our most reasonably likely worst case year 2000 scenarios including identification of alternate vendors and service providers and manual alternatives to system operations.

     Our contingency plans for the components of our operations that are provided by third parties and are of greatest concern to us in the event of a year 2000 problem are:

     - Network.   To prepare for potential year 2000 problems affecting our
       network, we have leased more facilities to provide greater redundancy. We have also received vendor assurances with regard to our network.


     - Billing.   We have conducted our own testing of our billing systems. In addition, we are relying on third-party verification that these systems will properly function in the year 2000.


     - Switching.   A switch is a device that directs voice and data traffic
       over a network. Switching is the process of connecting the calling party with the called party through one or more switches. We have only one switch, through which we route all of our telephone data transmissions. A team of specialists from an outside consulting service will be on call to provide backup support in the event of any year 2000 problems. The switching functions have also been tested by us and by third-parties for year 2000 readiness.


      Results Since January 1, 2000



     To date, year 2000 problems have had a minimal effect on our business. However, we may not have identified and remediated all significant year 2000 problems.



     Further remediation efforts may involve significant time and expense, and unremediated problems may have a material adverse effect on our business. Also, we sell telecommunications products to companies in a variety of industries, each of which is experiencing different year 2000 issues. Customer difficulties with year 2000 issues might require us to devote additional resources to resolve underlying problems. Finally, although we have not been made a party to any litigation or arbitration proceeding to date involving our products or services and related to year 2000 compliance issues, we may in the future be required to defend our products or services in such proceedings, or to negotiate resolutions of claims based on year 2000 issues. The costs of defending and resolving year 2000-related disputes, regardless of the merits of such disputes, and any liability for year 2000 related damages, including consequential damages, would negatively affect our business, results of operations, financial condition and liquidity, perhaps materially.


QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We are exposed to market risk from changes in interest rates. We manage our exposure to this market risk through our regular operating and financing activities. Derivative instruments are not currently used and, if utilized, are employed as risk management tools and not for trading purposes.

     We have no derivative financial instruments outstanding to hedge interest rate risk. Our only borrowings subject to market conditions are our borrowings under our credit facility which are based on either a prime or federal funds rate plus applicable margin or LIBOR plus applicable margin. Any changes in these rates would affect the rate at which we could borrow funds under our bank credit facility. A hypothetical 10% increase in interest rates on our variable rate bank debt for a duration of one year would increase interest expense by an immaterial amount.

                                  OUR BUSINESS

GENERAL

      OUR STRUCTURE.

     We were formed in September 1998. We own 100% of KNOLOGY Holdings, Interstate Telephone Company, Valley Telephone Company, Globe Telecommunications and ITC Globe. We acquired these companies in November 1999 from ITC Holding and other stockholders of KNOLOGY Holdings. This transaction is described in more detail under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operation."

      Interstate Telephone and Valley Telephone

     Interstate Telephone began as West Point Telephone and Electric Company, founded in 1896 by J. Smith Lanier. Interstate Telephone has been a provider of local telephone service in western Georgia and a small part of eastern Alabama since 1896. In 1961, the Lanier Company bought Valley Telephone from West Point Manufacturing Co.

     Interstate Telephone and Valley Telephone provide local telephone services throughout the Georgia/Alabama border area known as the valley, which includes the towns of West Point, Georgia, Lanett, Alabama and Valley, Alabama and unincorporated portions of counties in both states.

      KNOLOGY Holdings

     ITC Holding formed KNOLOGY Holdings in 1995, but its percentage ownership fell below 50% during 1996. ITC Holding acquired additional stock in KNOLOGY Holdings in 1998, becoming the holder of approximately 85% of KNOLOGY Holdings.

     KNOLOGY Holdings, which is now our wholly-owned subsidiary, has been providing cable television service since 1995, telephone and high-speed Internet access services since 1997 and broadband carrier services since 1998. KNOLOGY Holdings owns, operates and manages interactive broadband networks in the five metropolitan areas of Montgomery, Alabama; Columbus and Augusta, Georgia; Panama City, Florida and Charleston, South Carolina; and it plans to expand to additional mid-sized cities in the southeastern United States. In addition, KNOLOGY Holdings provides traditional analog and digital cable television services in Huntsville, Alabama. The Huntsville facilities are being upgraded to provide local and long distance telephone and high-speed Internet access services.

     KNOLOGY Holdings began providing cable television service by acquiring cable television systems in Montgomery, Alabama and Columbus, Georgia in 1995 and using those systems as a base for constructing new interactive broadband networks. Since acquiring the Montgomery and Columbus systems, we have significantly expanded these networks and upgraded the acquired networks to offer additional broadband communications services.

     In December 1997, KNOLOGY Holdings acquired a cable television system in Panama City Beach, Florida. We are currently upgrading this cable system and extending the network into the Panama City metro area. We expect to complete this upgrade in 2000.

     In early 1998, KNOLOGY Holdings began expanding into Augusta, Georgia and Charleston, South Carolina by obtaining new franchise agreements with the local governments and by constructing new interactive broadband networks. We expect to complete construction of these networks by 2003.

     In June 1998, KNOLOGY Holdings acquired TTE Inc., a reseller of local, long distance and operator services to small and medium-sized business customers throughout South Carolina.

     In October 1998, KNOLOGY Holdings acquired the Cable Alabama cable television system serving the Huntsville, Alabama area. The existing Cable Alabama plant is being upgraded to an interactive broadband network which will be completed by 2001.

      Globe Telecommunications


     Globe Telecommunications was formed in 1983 to be a deregulated provider of services for Valley Telephone. Globe Telecommunications has been providing deregulated services to Interstate Telephone since 1996. Globe Telecommunications provides local and long distance services to residential and business customers. Globe Telecommunications also has been providing competitive local telephone services to residential and business customers located in the Newman, Georgia area since April 1998 and likely will begin providing these services to Fairburn and Union City, Georgia in the second quarter of 2000.


      ITC Globe

     ITC Holding Company formed ITC Globe in 1997 to be a provider of local broadband services in West Point, Georgia and the Alabama/Georgia border area. ITC Globe, under the trade name "KNOLOGY Connecting The Valley," also provides analog cable television, digital cable television and high-speed Internet access to customers within the local telephone territory of Interstate Telephone and Valley Telephone.

      RELATIONSHIPS WITH AFFILIATES.

     ITC Holding, a diversified telecommunications company, currently owns 90% of our stock, which it is distributing to its stockholders. We receive services from and/or provide services to various companies that may be deemed related parties, including MindSpring and ITC*DeltaCom. These relationships and services are described in detail under the caption "Certain Transactions and Relationships." We believe that the transactions with MindSpring, ITC*DeltaCom and other companies that may be deemed related parties, are representative of arms-length transactions and we expect that our existing contracts with these companies will continue after the distribution.

     One of our principal stockholders, SCANA Communications, is also a stockholder of ITC Holding. In addition to investing in us, SCANA Communications loaned us money in the past. We lease pole space from SCANA Corporation, the parent company of SCANA Communications, which owns and operates public utilities in South Carolina. See "Certain Transactions and Relationships" for a description of our relationship with SCANA Communications and SCANA Corporation.

      OVERVIEW OF OUR SERVICES.

     We offer our customers broadband communications services, including:

     - traditional and digital cable television;

     - local and long distance telephone; and

     - high-speed Internet access service.

Our customers have the choice of receiving these services individually or as part of a bundle of services. In addition, we sell access to our network and provide various network-related services to other telecommunications companies, such as long distance telephone companies and Internet service providers.

     We provide all of these services using high-speed broadband networks that are two-way interactive. Broadband networks are high-capacity, which means they can handle large volumes of voice, video and data. Two-way interactive networks give customers the ability to send and receive signals at the same time. Two-way interactive networks are required for telephone service and provide for higher speed Internet connections than traditional one-way networks. It is important to our strategy to provide bundled high-speed communications services that our networks are broadband and two-way interactive.

     For the nine months ended September 30, 1999, video, telephone and high-speed Internet services and other revenue accounted for 53%, 43%, and 4%, respectively, of consolidated revenue. Other revenue consisted principally of revenue from broadband carrier services and video production services.

     We own, operate and manage interactive broadband networks in five metropolitan areas: Montgomery, Alabama; Columbus and Augusta, Georgia; Panama City, Florida and Charleston, South Carolina. In addition, we provide traditional and digital cable television services in Huntsville, Alabama. Our Huntsville facilities are being upgraded to provide local and long distance telephone and high-speed Internet access services. We also provide local telephone services throughout the Georgia/Alabama border area known as the valley, which includes the towns of West Point, Georgia, Lanett, Alabama and Valley, Alabama and unincorporated portions of counties in both states. Our local telephone service in the valley area is provided over a traditional copper wire network while our cable and Internet services in that area are provided over our broadband network. We also provide local telephone service in Newnan, Georgia over a leased broadband network. We plan to expand to additional mid-sized cities in the southeastern United States.

     Because we deliver multiple services to our customers, we report the total number of our various revenue generating service connections for local telephone, cable programming and Internet access, rather than the total number of customers. As of September, 1999, we had approximately 130,900 revenue generating service connections, including approximately 102,354 connections to customers through our high-speed broadband networks and the remainder over leased facilities or traditional copper telephone lines.

                                                   AS OF SEPTEMBER 30,
                                                   --------------------
                                                     1998        1999
                                                   --------    --------
Connections(1)
   Video.........................................   78,203      87,609
   Telephone.....................................
      On-Net(2)..................................   23,296      33,005
      Off-Net(3).................................    5,911       6,568
   Internet......................................      632       3,718
                                                   -------     -------
Total Connections................................  108,042     130,900
                                                   =======     =======
Marketable Homes Passed(4).......................  246,307     301,470
                                                   =======     =======
Video Penetration(5).............................     29.1%       31.8%
                                                   =======     =======
Premium Units(6).................................   55,139      60,273
Premium Penetration(7)...........................     70.5%       68.8%

---------------
(1) Connections represent revenue generating connections. For video and high-speed internet, connections represent the number of customers subscribing to the service. For telephone, connections represent the number of lines connected. For example, a telephone customer that has two lines would be counted as two connections.

(2) On-net refers to line provided over our broadband networks. It includes 20,526 and 21,978 lines as of September 30, 1998 and 1999, respectively provided using traditional copper wire telephone lines.

(3) Off-net consists of all telephone connections provided within our network area over telephone lines leased from third parties.

(4) Marketable homes passed are the number of living units, such as single residence homes, apartments and condominium units, passed by our cable television distribution network.

(5) Video penetration represents video connections as a percentage of marketable home passed.

(6) Premium units represent the total number of subscriptions to premium channels.

(7) Premium penetration represents premium units as a percentage of video connections (which represents the number of video customers).

     All of our network has the ability to provide broadband communications services except for our network located in Huntsville, Alabama, which is currently being upgraded. We expect that the Huntsville upgrade will be complete in 2001.

OUR STRATEGY

     We have developed the following strategy for the implementation and operation of business:

     - Build and Operate Reliable Interactive Broadband Networks.   By
       designing, constructing and operating our own high-capacity, interactive broadband networks, we can provide our residential and business customers a wide range of high-quality broadband communications services. We believe that this gives us a competitive advantage over cable, telephone and wireless systems that do not have the capability to provide a wide range of communication services.

        We also believe that our high-capacity networks, which are substantially protected by redundant paths, give us a quality and reliability advantage over other and lower-capacity cable systems that do not have significant redundant paths. Redundant paths increase reliability by providing an alternate route for signals to travel if network problems arise. In addition, we use a specially designed powering system, which is backed up at various points along our network by a generator and a backup power source. This allows service to continue in case of a power outage. We can monitor our network 24 hours per day, seven days per week, at our network operations center.

     - Provide Bundled Offerings. We believe that by bundling video, voice and data communications services we can distinguish ourselves from our competition. We believe that the cost savings on a bundle of services and the advantages of one-stop shopping will be attractive to new customers, particularly since most of our prospective customers presently buy services from multiple sources. We also believe that customers will be less likely to switch should competitors offer lower prices on individual services because of the cost savings associated with purchasing a bundle of services from us. The ability to realize an overall profit on a bundle of services should give us greater pricing flexibility.

     - Be First To Market Multiple Broadband Communications Services.   We
       believe that we are the first providers of a bundled video, voice and data broadband services package in Montgomery, Columbus, Panama City, Augusta, Charleston and Huntsville. We intend to be the first to offer a similar services package in each new market that we enter. We want to capitalize on our position as a new communications company that brings competition and choice to cities. We believe that many companies may seek to provide bundled communications services over the next several years. We expect that later entrants in a market will have greater difficulty making a profit. In addition, constructing networks uses space on various rights of way, which may be limited or more expensive for later entrants.

     - Expand To Additional Markets.   We intend to expand to additional
       mid-sized cities in the southeastern United States. Although we have not definitively decided upon particular cities for expansion, we plan to target cities:

         - that have an average of 70 homes per mile;

         - that generally have populations of at least 100,000; and

         - in which we believe we can capture a substantial number of cable television customers and can be the leading provider of bundled communications services.

         We believe that such cities will support a broadband communications services business and that most of the large cable companies and other service providers currently are focusing primarily on larger metropolitan areas.

     - Focus On The Customer.   We believe the quality and responsiveness of our
       customer service differentiates us from our competitors. Our customer service representatives in each market handle customer-related functions 24 hours a day. We also monitor our networks 24 hours a day, seven days a week.

     - Broadband Carrier Services Strategy.   We use extra, unused capacity on
       our networks to develop and offer wholesale services to local and long distance telephone companies, Internet services providers and other integrated services providers. Our entry into a local market with a newly constructed high-capacity network offers other service providers a reliable and cost competitive alternative to telephone services provided by the incumbent local phone company. We believe that we have a competitive advantage due to the high-quality of our networks and the fact that it passes substantially every home and business in our service area.

INDUSTRY STRUCTURE AND TECHNOLOGY

      General

     As a result of the Telecommunications Act of 1996, cable television companies may provide telephone service and vice versa, local telephone companies may provide long distance service and vice versa, and all may provide numerous ancillary services. Municipalities must grant cable television franchises to qualified applicants. This change in the regulatory landscape, along with the substantial growth in use of the Internet, has led to a rush by communications companies and others such as power companies to provide a full range of voice, video and data communications services to consumers. Although the process of building broadband networks and expanding to other services has begun, we believe that most of the large cable companies and other service providers will initially focus primarily on major metropolitan areas.

      Communications Technologies And Services

     We have set forth below a brief description of the current communications industry structure and the technology generally used by each system, including hurdles that providers face in offering new services.

     Cable Television.   Cable television systems generally consist of coaxial
cable, which carries signals via radio frequency, and/or fiber optic cable, which carries signals via light waves generated by a laser. The cable runs through the air attached to poles or underground past the homes in a service area, connecting to each house individually through a cable connection box located outside of the house. Subscriber homes have internal wiring running from the cable connection box to one or more boxes into which users connect television sets and set-top terminals used for special services, descrambling, pay-per-view and other features. Traditional coaxial cable networks have numerous amplifiers located along the network to restore the strength of the signal, which diminishes as it travels. Amplifiers produce interference or noise which increases as the number of amplifiers increases. Fiber optic networks do not use amplifiers since their larger lasers send signals further so they do not need amplifying.

     The number of channels or features that a cable system can offer varies with the capacity of the cable network and the electronic equipment that compresses and amplifies the signal. Additional equipment may compensate for a lower-capacity network, but too much equipment results in noise or interference, leading to a lower-quality signal. Many traditional cable companies have sought to increase capacity through the use of additional equipment, and customers have experienced increased interference.

     Many cable television systems use one-way noninteractive cable, and accordingly do not have the ability to provide telephone service, which requires a two-way interactive cable. Several cable companies, including large cable companies, offer high-speed data transmission and provide Internet access using cable modems which are one-way noninteractive. However, such service generally cannot deliver high-speed performance until the cable has been upgraded to increase capacity and add two-way interactivity.

     Wireless Cable.   Wireless cable technology allows the transmission of
television, high-speed computer data, and facsimile transmissions via microwave frequencies. Wireless cable has been used to serve primarily rural areas where laying traditional cable is not economically feasible. The wireless cable system sends signals from a centrally located facility equipped with transmitters, antennas, satellite dishes and scrambling and descrambling equipment to subscribers with rooftop antennas and the necessary converters. Because wireless cable signals use microwaves, they require line-of-sight transmission from the central source to the subscribers. Obstructions such as large buildings, trees and uneven terrain can interfere with reception, although signal repeaters that receive and re-transmit signals to avoid obstructions alleviate these shortcomings.

     Other Satellite Technologies.   Satellite television companies provide
satellite transmission of video and audio services directly to the customer's home. Such satellite transmission requires hardware and software to receive and decrypt satellite television programming. Satellite broadcasting does not require ground construction to install, maintain or upgrade services. Rather, the programming is transmitted from a ground station to the subscriber using a communications satellite. A subscriber must purchase or lease a satellite dish to receive signals and a receiver system to process and descramble signals for television viewing. Echostar and DirecTV provide direct broadcast satellite services using high-power communications satellites and small dish receivers. These systems generally offer more channels than cable systems.

     Congress recently passed the Intellectual Property and Communications Omnibus Reform Act of 1999 which expands the statutory copyright license for satellite carriers to include local signals. Under this new act, satellite carriers may carry a local television broadcast station in the station's local market subject to the availability of channel capacity and compliance with many of the same signal carriage rules that apply to cable television systems. For example, satellite carriers that choose to retransmit a local signal in a television market must carry all of the local television stations in the market that demand carriage. Satellite carriers may not carry a local television station without the station's consent. The act required the FCC to develop other rules relating to signal carriage, such as rules

     - to permit a network affiliate to preserve its right to be the exclusive network station in a market;

     - to permit stations to be the exclusive distributors of syndicated programming in their markets; and

     - to protect the rights of sports teams to control distribution of their games in the area where the games are played, known as "sports blackout" rules.

     Currently small satellite dishes are not two-way interactive, and therefore are not suitable for telephone or Internet services. Residential systems use telephone lines to transmit to the Internet and satellite transmission for reception from the Internet. This approach still has dial-up delays, but it has many of the same advantages as Internet access over a broadband network. However, satellite transmission may cause an echo during voice transmissions due to the long distance to and from the satellite.

     Traditional Telephone.   Traditional telephone service is provided by local
telephone systems consisting of a network of switches, transmission facilities between switches, and connections between customer premises and a local switch. Switches are devices that direct voice and data traffic. A switch looks at incoming voice or data to determine its destination and routes the traffic accordingly. A call can be routed by the local switch directly to the called party if that party is served by the same switch, to another local or toll switch for delivery to the called party, or through one or more switches of a long distance carrier to a more distant local switch for ultimate delivery to the called party. The transmission facilities connecting switches are comprised primarily of high-capacity fiber optic cables. Customer premises usually consist of copper wire lines that run through the air or underground to each of the premises served. They generally carry analog transmissions and have relatively low transmission capacity, sufficient to carry only one two-way voice conversation.

     Capacity can be expanded by advanced techniques such as integrated services digital network or ISDN, which permits voice and data transmissions to occur simultaneously and can support some level of video teleconferencing. However, local connections, even with integrated services digital network, generally do not have sufficient capacity for large-scale provision of video services.

     Digital subscriber line or DSL uses transmission equipment placed at the customer premises and at the location where most of the network switches and equipment are located to increase transmission speeds on copper wire local connections. Widespread deployment of digital subscriber line technology is limited by the length and gauge of the copper wire connections plus the use of extenders.

     Wireless Telephones.   Wireless telephone technology, which includes
cellular and a technology commonly called PCS, is based upon the division of a given market area into a number of smaller geographic areas, or cells. Each cell has a base station or cell site, which is a physical location equipped with transmitter-receivers and other equipment that communicate by radio signal with wireless telephones located within range of the cell. Cells generally have an operating range from two to 25 miles. Each cell site connects to a switch, which in turn connects to the local telephone network. The switch directs the voice and data traffic from and to the wireless telephone customer. When a subscriber in a particular cell dials a number, the wireless telephone sends the call by radio signal to the cell site, which then sends it to the switch. The switch completes the call by connecting it with the landline telephone network or another wireless telephone unit. Incoming calls are received by the mobile switch, which instructs the appropriate cell to complete the communications link by radio signal between the cell site and the wireless telephone. Like local landline telephone networks, wireless telephony technologies generally do not have sufficient capacity for large scale provision of video and data services, although some new higher-capacity technologies may become available in the near future that support a wider range of services.

     Internet Access.   Most Internet access takes place over telephone lines
using computer modems. This form of transmission works well for smaller amounts of data, but telephone lines generally cannot handle large volumes of information, multimedia applications or high-speed data transmissions. This often results in lengthy delays. Also, Internet service providers have limited numbers of ports available for customers to dial in to the Internet, and their customers may experience difficulties obtaining access to the Internet or may be disconnected if activity is too limited. High-speed cable modems used over traditional one-way noninteractive cable networks permit high-speed broadband reception from the Internet, but require communications from the user to the Internet to be over telephone lines.

OUR INTERACTIVE BROADBAND NETWORKS

     Our interactive broadband networks are:

     -   high-speed,

     -   high-capacity,

     - two-way interactive, which means that the customers have the ability to send and receive signals at the same time; and

     - hybrid fiber-coaxial networks, which means that the network is made up of a combination of high-capacity fiber-optic cables and traditional coaxial cables.

     Our hybrid fiber-coaxial network is designed using redundant fiber-optic cables. Redundant cables increase reliability by providing an alternate route for signals to travel if network problems arise. By comparison, most traditional cable television systems do not have significant redundant cables. In addition, we provide power to our system from locations along the network called hub sites, each of which is equipped with a generator and battery back-up power source to allow service to continue in a power outage.

     Our interactive broadband networks can support numerous channels of basic and premium cable television services, telephone services, Internet access and other broadband communications services. Our networks have extra capacity, so we can add new services as content and technology become available.

     We offer local telephone service over these networks in much the same way local phone companies provide service. We provide dial tone service and install a network interface box outside a customer's home. We may add wiring inside the premises as well. We can offer multiple lines of telephone service. Our networks interconnect with those of other local phone companies through a nine-state interconnection agreement with BellSouth Telecommunications, Inc. We provide long distance service using leased facilities from other telecommunications service providers. We have entered into an agreement with Business Telecom under which:


     - we lease a portion of Business Telecom's long distance telephone facilities; and


     - Business Telecom provides us with call switching services and operator and directory assistance.

This agreement with Business Telecom expires in September 2000. We have a minimum purchase commitment of $50,000 under this agreement which we have always met or surpassed. We have entered into an agreement with ITC*DeltaCom under which:


     - we lease a portion of ITC*DeltaCom's long distance telephone and Internet facilities; and


     - ITC*DeltaCom provides us with call switching services and operator and directory assistance.

This agreement with ITC*DeltaCom expires in May 2000. We do not have a minimum purchase commitment under this agreement.

     We provide high-speed Internet access services using high-speed cable modems in much the same way customers currently receive Internet services over modems linked to the local telephone network. The cable modems we presently use are typically 50 times faster than regular phone dial-up modems. Our customer's cable line with cable modem connects directly into the Internet. The Internet connection is always active and there is no need to dial up for access to the Internet or wait to connect through a port leased by an Internet service provider.

     ITC*DeltaCom provides us with the technical Internet services that allow us to offer Internet access to our customers. ITC*DeltaCom is an affiliate of our company and of ITC Holding. We believe that the terms of our agreements with ITC*DeltaCom are comparable to what we could obtain for similar services from an unaffiliated company.

     Since the cable equipment industry is a consolidated industry, there are relatively few manufacturers of cable equipment. We purchase digital cable equipment from one supplier. This supplier has informed us that it may decide not to sell equipment to us in some new markets because of their existing relationship with a large competitor. We are currently in discussions with this supplier and are optimistic that this supplier will sell equipment for all of our new markets. If we are unable to resolve this issue with this supplier favorably or are unable to identify an alternate source of digital cable equipment, our ability to expand into some new markets may be impaired.

OUR BROADBAND COMMUNICATIONS SERVICES

     Cable Television.   We offer our customers three types of cable television
services: expanded basic, premium, and digital. Customers generally pay fixed monthly fees for cable programming and premium television services, which constitute our principal sources of revenue.

     Most customers choose to subscribe to expanded basic cable service. We call this service expanded basic because it includes many more channels than traditional basic cable service. Our expanded basic cable service consists of approximately 65-75 channels of programming, including:

     - television signals from local broadcast stations;

     - television signals from so-called super stations such as WGN (Chicago);

     - numerous satellite-delivered non-broadcast channels such as CNN, MTV, ESPN, The Discovery Channel and Nickelodeon;

     - displays of information featuring news, weather, stock and financial market reports; and

     - public, government and educational access channels.

     We offer a variety of premium services for an extra monthly charge. Premium services include channels with feature motion pictures such as HBO, Showtime and Cinemax or other special channels. We also provide our customers:

     - access to additional channels offering pay-per-view feature movies, live and taped sports events, concerts and other special features which involve a charge for each viewing;

     - access to home shopping networks; and

     - specialty services such as digital audio service.

     Programming for our cable television systems comes from over 70 national and local television networks. Since January 1, 1996, our arrangements with many of these networks, constituting approximately 60% of our channels, have been obtained through our association with the National Cable Television Cooperative, Inc. The National Cable Television Cooperative obtains programming rates from most major networks, which rates are made available to us as a member of the cooperative. By obtaining programming rates through the cooperative, we benefit from volume discounts not otherwise available to us which more than offset the annual fees we pay to be a member of the cooperative. In addition, the cooperative handles our contracting and billing arrangements with the networks. Although we can terminate our membership in the cooperative at any time, we plan to continue our membership for the foreseeable future.

     We began offering digital video service in November 1998. Digital cable uses compression technology to significantly increase the number of television channels. Digital technology converts signals into a digital format and compresses many such signals into the space normally occupied by one signal. At the home, a set-top video terminal converts the digital signal back into channels that can be viewed on a normal television set. We added digital video as an additional service without reducing the current number of basic channels. Digital technology also permits us to offer near video-on-demand, which include movies or other programs that commence in frequent intervals, to customers for a fee per viewing basis.

     Telephone.   Our telephone service includes residential and small business local and long distance telephone services. Our customers pay a fixed monthly rate for all local calling. Customers may elect to receive call waiting, call forwarding, voice mail and other value-added services, which generally involve an additional fixed charge per month per telephone line. We generally price our services at rates comparable to those of our competitors, although typically our value-added services are less expensive than those of our competition. We offer all of our cable television services customers a discount on telephone service. Our long distance service offers features and prices comparable to those of our competitors.

     Internet Services.   Our high-speed data service offers customers
high-speed connections to the Internet using cable modems. The Internet connection using a cable modem is always active, so our customers do not have to dial in and wait for access. Since a customer's service is offered over the existing connection in the home, no second phone line is required and there is no disruption of service when the phone rings or when the television is on. We charge a fixed monthly fee for connection to the Internet. We offer discounts on our high-speed Internet service to customers who also purchase our cable television service or telephone service.

     Broadband Carrier Services.   We use extra, unused capacity on our networks
to offer wholesale services to other local and long distance telephone companies, Internet services providers and other integrated services providers. We call these services our "broadband carrier services." We believe our newly constructed interactive broadband networks offer other service providers a reliable and cost competitive alternative to telephone services provided by the incumbent local telephone company.

     We sell access to our network to long distance telephone companies for interstate and intrastate long distance phone calls to and from our customers. We sell access to our network to connect local telephone companies to small business customers. We offer traditional special access and local private line services through our network by providing high capacity connections to medium and large commercial users, local telephone companies and other carriers throughout a metropolitan service area. Special access lines are dedicated lines that connect customers directly to a long distance carrier. Private lines are dedicated lines linking a customer location to one or more other customer locations.

     We provide services to Internet service providers which allows them to expand into areas where our network is located. In August 1998, we entered into an agreement with

MindSpring Enterprises, Inc., a large Internet service provider in which ITC Holding is a large stockholder, which allows MindSpring to offer high-speed Internet access to its customers in Montgomery, Alabama using our network. We entered into a similar agreement with A World of Difference, Inc., in August 1999 for the Charleston area.

     Future Broadband Communications Services.   We believe that our interactive
broadband networks may enable us to provide additional broadband services in the future, including:

     - Interactive energy management services in partnership with power companies, which allow customers to monitor energy usage and cost online;

     - Security services, including closed-circuit television security monitoring and alarm systems;

     - Voice transmission using the Internet, which integrates traditional telephone functions with Internet-based technology; and

     - High-speed, high-capacity transmission of data using advanced transfer protocols, such as the asynchronous transfer mode method of transmission.

MARKETS AND SUBSCRIBERS

      Current Markets

     Our interactive broadband networks currently serve:

     - Montgomery, Alabama;

     - Columbus, Georgia;

     - Augusta, Georgia;

     - Charleston, South Carolina;

     - Panama City, Florida; and

     - a rural area on the Georgia/Alabama border known as the valley.

We provide video, telephone and Internet services over a broadband network in Montgomery, Columbus, Augusta, Charleston and Panama City. In the valley area, we provide telephone service over a traditional copper wire telephone network and video and Internet services over a broadband network. We also provide cable television services in the Huntsville, Alabama area, and we are in the process of upgrading the Huntsville network to an interactive broadband network to provide telephone and Internet services.

     We believe that our ability to increase and maintain our subscribers has been due largely to:

     - our commitment to customer service;

     - the number of channels we offer; and

     - our reliability and quality of the picture and sound over our networks.

      New Markets

     We plan to expand to additional mid-sized cities in the southeastern United States. Although we have not definitively decided upon particular cities for expansion, we plan to target cities:

     - that have an average of 70 homes per mile;

     - with populations generally of at least 100,000; and

     - in which we believe we can attract a significant portion of the cable television customers and can become the leading provider of bundled communications services.

NETWORK CONSTRUCTION AND OPERATIONS

      Network Construction

     With the exception of the Georgia/Alabama border area where we maintain our own construction crews, we use contractors for the construction of our networks, including both the laying of underground cable and attaching aerial cable to utility poles. We serve as the manager of the construction process, directing and supervising the various construction crews. We have 59 employees dedicated to monitoring and facilitating the construction of our networks, including a Vice President of Construction. Our approach to construction reflects our commitment to customer service. We notify potential customers before commencing underground construction and restore any damaged property. Based on past experience, we believe the construction of a new network in a new market will take approximately three years.

      Network Operations and Maintenance

     Technicians in each of our service areas schedule and perform installations and repairs and monitor the performance of our interactive broadband networks. We operate a network operations center in West Point, Georgia, and we monitor our networks 24 hours a day, seven days a week. Our technicians perform maintenance and repair of the network on an ongoing basis. We maintain the quality of our networks to minimize service interruptions and extend the networks' operational life.

      Franchises

     Cable television systems and local telephone systems generally are constructed and operated under the authority of nonexclusive franchises, granted by local and/or state governmental authorities. Franchises typically contain many conditions, such as:

     - time limitations on commencement and completion of system construction;

     - customer service standards;

     - minimum number of channels; and

     - the provision of free service to schools and certain other public institutions.

We believe that the conditions in our franchises are fairly typical. Our franchises generally provide for the payment of fees to the municipality ranging from 3% to 5% of revenues from telephone and cable television service, respectively. Our franchises generally have ten to fifteen year terms, and we expect our franchises to be renewed before or upon expiration by the relevant franchising authority.

     Prior to the scheduled expiration of most franchises, we initiate renewal proceedings with the government agencies. The Cable Communications Policy Act of 1984 provides for an orderly franchise renewal process in which the franchising authorities may not unreasonably deny renewals. If a renewal is withheld and the franchising authority takes over operation of the affected cable system or awards the franchise to another party, the franchising authority must pay the cable operator the "fair market value" of the system. The Cable Communications Policy Act of 1984 also established comprehensive renewal procedures requiring that the renewal application be evaluated on its own merit and not as part of a comparative process with other proposals. The following table lists our franchises by location, term and expiration date.

                        LOCATION                           TERM      EXPIRATION DATE
                        --------                           ----      ---------------
SOUTH CAROLINA
Charleston...............................................  15           4/28/2013
North Charleston.........................................  15           6/12/2013
Charleston County........................................  15          12/15/2013
Mount Pleasant...........................................  15          12/15/2013
Hanahan..................................................  15           12/8/2013
Summerville..............................................  15           2/10/2014
Lincolnville.............................................  15           12/2/2013
Goose Creek..............................................  15          11/11/2013
Berkeley County..........................................  15           7/20/2013
GEORGIA
Augusta/Richmond County..................................  15           1/20/2013
Columbia County..........................................  11           11/1/2009
Columbus Renewal.........................................  10           3/16/2009
West Point...............................................  15           1/19/2013
FLORIDA
Panama City..............................................  18           3/10/2016
Bay County...............................................  8             1/5/2006
Lynn Haven...............................................  18           5/12/2016
City of Callaway.........................................  10           9/28/2009
Cedar Grove..............................................  15            6/9/2013

                        LOCATION                           TERM      EXPIRATION DATE
                        --------                           ----      ---------------
ALABAMA
Prattville...............................................  15            7/7/2013
Maxwell AFB..............................................  4            9/30/2003
Autauga County...........................................  15          10/15/2013
Montgomery...............................................  10            3/6/2005
Huntsville...............................................  2 (1)         3/7/2001
Madison..................................................  8 (1)       10/22/2006
Madison County...........................................  11(1)       11/20/2009
Redstone Arsenal.........................................  *                    *
Limestone County.........................................  6             5/7/2005
Chambers County..........................................  15          12/15/2012
Lanett...................................................  15           1/20/2013
Valley...................................................  15           1/12/2013

---------------
(1) This number represents the number of years left under the franchise when we acquired the franchise in the 1998 Cable Alabama acquisition.

 * We are operating in this market under a letter agreement while our franchise application is pending.

     The Cable Communications Policy Act of 1984 also prohibits franchising authorities from granting exclusive franchises or unreasonably refusing to award additional franchises covering an existing cable system's service area. This simplifies the application process for our obtaining a new franchise. This process usually takes about 6-9 months. While this makes it easier for us to enter new markets, it also makes it easier for competitors to enter the markets in which we currently have franchises.

SWITCHING

     Switches are devices located along the network that direct voice and data traffic. Our switching equipment allows us to provide enhanced custom calling services including call waiting, call forwarding and three-way-calling. Residences and businesses are connected to the switches primarily with copper lines. We believe our network equipment and infrastructure is in good condition. Much of our network equipment and infrastructure has been replaced within the past three years.

      Interconnection

     We rely on local telephone companies and other companies to connect calls to users who are not our customers. We have access to BellSouth's telephone network under a nine-state interconnection agreement. The Telecommunications Act of 1996 established certain requirements and standards for interconnection arrangements, and our interconnection agreement with BellSouth is based on these requirements. However, these requirements and standards are still being developed and implemented by the FCC in conjunction with the states through a process of negotiation and arbitration, as discussed below under the caption "Our Business -- Legislation and Regulation -- Federal Regulation of Telecommunications Services."

     The key terms of our interconnection agreement with BellSouth are:

     - the right to connect to each others facilities;

     - the rates we pay each other for handling and delivery of one another's telephone traffic; and

     - the right to attach network facilities to each other's telephone poles and rights of way.

     This agreement with BellSouth expires in April 2000. Under the Telecommunications Act of 1996, BellSouth is required to allow us to interconnect to their network. Pursuant to the Telecommunications Act and the terms of our existing agreement, we can either:

     - automatically renew our existing interconnection agreement by notifying BellSouth of our intention to renew within the applicable timeframe:

     - negotiate the terms of a new agreement with BellSouth;

     - choose another interconnection agreement that BellSouth has with another telephone company and enter into an interconnection agreement on those same terms and conditions; or

     - accept the default pricing and terms and conditions offered by BellSouth.

We do not plan to renew our current interconnection agreement. Because of recent FCC regulations we expect to be able to enter into an new interconnection agreement with better rates. We plan to negotiate our own terms with BellSouth. BellSouth may not agree to favorable terms since BellSouth is our competitor. However, if we are not able to negotiate favorable terms, we will select another interconnection agreement that BellSouth has entered into with another telephone company and enter into an interconnection agreement with BellSouth using those terms and conditions.

     The terms of our interconnection agreement have also been approved by the Georgia, Alabama, Florida and South Carolina state public utility commissions. Our new agreement will be subject to approval by the Georgia, Alabama, Florida and South Carolina state public utility commissions. Approvals of other state public utility commissions will be required in connection with the provision of telephone service in other states.

     It is generally expected that the Telecommunications Act of 1996 will continue to undergo considerable interpretation and implementation over the next several years, which could have a negative impact on our interconnection agreement with BellSouth. Our ability to compete successfully in the provision of services will depend on the timing of such implementing regulations and whether they are favorable to us.

SALES AND MARKETING

      Marketing Strategy

     We believe that we are the first provider of a bundled video, voice and data broadband communications services package in our current markets, and we intend to be first to market a similar services package in new cities. We believe that cost savings on a bundle of services and the advantages of one-stop shopping will be attractive to new customers, particularly since most of our prospective customers now buy services from multiple sources. We intend to emphasize our position as a new communications company that brings competition and choice to cities where we provide service. We also work to attract new cable television subscribers in areas in which our network has expanded. Our focus includes multiple dwelling units, many of which are subject to exclusivity arrangements with other cable providers that have not yet expired or which involve more complex arrangements with the property owner.

     Cable Television.   To attract cable television subscribers in new areas,
we mount extensive marketing campaigns prior to initiation of service with door-to-door solicitations and flyers followed by direct mail and telemarketing. We also use these solicitation efforts in our existing markets to encourage people who previously have not chosen any cable service to use our cable service or to encourage people who use another cable service to switch to our service. We have a sales staff in each of our markets, including residential and business sales managers, sales representatives and customer service representatives. We use our own installation and repair crews and those of outside contractors to install new service quickly.

     Telephone and Internet.   For our telephone and Internet marketing, we have
focused on subscribers of our cable television services through direct mail, door-to-door solicitations, flyers and telemarketing. We offer our cable television customers discounted rates for telephone service and high-speed Internet service. We emphasize the cost savings of a bundle of services. We also provide high-speed Internet access to certain Internet service providers who in turn resell the service to their customers. We have sales managers for our telephone and Internet services, and sales representatives focusing on bundled services.

     Customer Service.   Customer service is an essential element of our
operations and marketing, and we believe our quality and responsiveness differentiates us from our competitors. A significant number of our employees are dedicated to customer service activities, including

     - order taking;

     - customer activations;

     - billing inquiries and collections;

     - service upgrades;

     - provision of customer premises equipment; and

     - administration of our customer satisfaction program.

In addition, we provide 24-hour customer service, operate customer phone centers in each of our service areas, and operate a back-up customer phone center in West Point, Georgia. We monitor our networks 24 hours a day, seven days a week and strive to resolve problems prior to a customer being aware of any service interruptions.

COMPETITION

      Other Cable Systems

     Other cable television operations exist in each of our current markets. Our competitors include AT&T Cable Services, Comcast Cable Communications, Time Warner Cable, Mediacom and Charter Communications. We compete with these competitors on terms of pricing and programming content, including the number of channels and the availability of local programming. We obtain our programming by entering into contracts or arrangements with cable programming vendors. A cable programming vendor may enter into an exclusive arrangement with one of our cable television competitors. This would create a competitive advantage for the cable television competitor by restricting our access to programming. Each of AT&T Cable Services, Comcast Cable Communications and Time Warner Cable have entered into exclusivity arrangements with the WeB channel, which is the distribution channel for WB programming, in different markets. We provide programming in each of these markets as well, and these exclusivity arrangements restrict our access to programming.

     We expect that we will have competition with other cable television providers in each of our future markets. In addition, Federal law prohibits cities from granting exclusive cable franchises and from unreasonably refusing to grant additional, competitive franchises. This makes it easier for competitors to enter our markets. In addition, an increasing number of cities are considering the feasibility of owning their own cable systems in a manner similar to city-provided utility services.

     A continuing trend toward business combinations and alliances in the cable television area and the telecommunications industry as a whole may create significant new competitors for us. This trend toward business combinations may be shrinking the number of attractive acquisition targets.

      Other Television Providers

     Cable television distributors may, in certain markets, compete for customers with other video programming distributors and other providers of entertainment, news and information. The competitors in these markets include:

     - broadcast television; and

     - satellite and wireless cable systems; and

We compete with these competitors on terms of pricing and programming content, including the number of channels and the availability of local programming. We often are not the first provider of video programming in our market, and we have to compete with other companies that have long-standing customer relationships with the residents in these areas. The Telecommunications Act of 1996 may create more competition for current cable television distributors, as it allows local telephone companies to provide video services in their local service areas.

     Alternative methods of distributing the same or similar video programming offered by cable television systems exist. Congress and the FCC have encouraged these alternative methods and technologies in order to offer services in direct competition with existing cable systems. In addition to broadcast television stations, we compete with other multichannel program service providers.

     We encounter competition from direct broadcast satellites systems that transmit signals to small dish antennas owned by the end-user. DirecTV and Echostar offer multichannel programming through high power communications satellites to a dish antenna with a diameter of only approximately 18 inches. Although satellite television providers presently serve a relatively small percentage of pay television subscribers, their share has been growing steadily. Competition from direct broadcast satellites could become substantial as developments in technology increase satellite transmitter power and decrease the cost and size of equipment. The Intellectual Property and Communications Omnibus Reform Act of 1999 permits satellite carriers to carry local television broadcast stations, is expected to enhance satellite carriers' ability to compete with us for subscribers. As a result, competition from these companies may increase.

     Wireless cable represents another type of video distribution service. These systems deliver programming services over microwave channels to subscribers who have a special antenna. Wireless cable systems are less capital intensive, are not required to obtain local franchises or pay franchise fees, and are subject to fewer regulatory requirements than cable television systems. Although there are relatively few systems in the United States right now, many markets have been licensed or tentatively licensed. The FCC has granted the use of certain frequencies to these services and expanded the channels reserved for educational purposes. The FCC's actions enable a single entity to develop a wireless cable system with up to 35 channels and thus could compete more effectively with cable television.

     We also compete with systems that provide multichannel program services directly to hotel, motel, apartment, condominium and other multiunit complexes through a satellite master antenna, which is a single satellite dish for an entire building or complex. These systems are generally free of any regulation by state and local governmental authorities. Pursuant to the Telecommunications Act of 1996, these systems called satellite master antenna television systems, are not commonly owned or managed and do not cross public rights-of-way do not need a franchise to operate.

     The Telecommunications Act of 1996 eliminated many restrictions on local telephone companies offering video programming, and we may face increased competition from them. Several major local telephone companies, including BellSouth, have announced plans to provide video services to homes.

      Telephone

     In providing local and long distance telephone services, we compete with the incumbent local phone company in each of our markets. We are not the first provider of telephone services in most of our markets, and we have to convince people in our markets to switch from other telephone companies to us. BellSouth is the incumbent local phone company and is a particularly strong competitor in our current markets and throughout the southeastern United States where we hope to expand. We also compete with long distance phone companies such as AT&T, MCI WorldCom and Sprint.

     We continue to expect to face intense competition in providing our telephone and related telecommunications services. The Telecommunications Act of 1996 allows service providers to enter markets that were previously closed to them. Incumbent local telephone carriers are no longer protected from significant competition in local service markets. In addition, under certain circumstances regional Bell operating companies may enter the long distance market. These provisions blur the distinctions that previously existed between local and long distance services.

     One major impact of the Telecommunications Act of 1996 may be a trend toward the use and acceptance of bundled service packages. As a result, we will be competing with:

     - incumbent local telephone companies such as BellSouth as well as other competitive local telephone companies;

     - traditional providers of long distance services such as AT&T, MCI WorldCom and Sprint; and

     - other providers of cable television service such as AT&T Cable Services, Comcast Cable Communications, Time Warner Cable, Mediacom and Charter Communications, Inc.

Our ability to compete successfully will depend on the attributes of the overall bundle of services we are able to offer, including our price, features, and customer service.

     We compete with Business Telecom and ITC*DeltaCom in the providing telephone services to business customers. We purchase services from Business Telecom and ITC*DeltaCom. Our agreements with Business Telecom and ITC*DeltaCom are described above under the heading "-- Our Broadband Network."

     Wireless telephone service such as cellular and PCS currently is viewed by consumers as a supplement to, not a replacement for, traditional telephone service. Wireless service generally is more expensive than traditional local telephone service and is priced on a usage-sensitive basis. In addition, the transmission quality of wireless service is not comparable to wireline service. However, in the future the rate and quality differential between wireless and traditional telephone service may decrease and lead to more competition between providers of these two types of services.

      Internet Services

     Providing Internet access services is a rapidly growing business and competition is increasing in each of our markets. Some of our competitors have competitive advantages over us, such as greater experience, resources, marketing capabilities and stronger name recognition.

     In providing Internet access services, we compete with:

     - Internet service providers;

     - providers of satellite-based Internet services;

     - other long distance telephone companies; and

     - cable television companies.

Other technologies also offer high-speed, high capacity connections to the Internet. We compete with companies offering broadband connections such as DirecPC, one of the principal providers of satellite-based Internet services in the United States; long distance telephone companies such as AT&T and MCI WorldCom; traditional dial-up Internet service providers; and cable modem services such as Excite@Home, a joint venture among a number of major cable companies.

     A large number of companies provide businesses and individuals with direct access to the Internet and a variety of supporting services. In addition, many companies such as America Online, CompuServe, MSN, Prodigy and WebTV offer online services consisting of access to closed, proprietary information networks with services similar to those available on the Internet, in addition to direct access to the Internet. These companies generally offer Internet services over telephone lines using computer modems. A few Internet service providers also offer high-speed integrated services digital network connections to the Internet.

     MindSpring Enterprises, a large Internet service provider that purchases Internet related services from us, is also a competitor. Our agreement with MindSpring is described in more detail above under the heading "-- Our Broadband Network."

     A few satellite companies provide broadband access to the Internet from desktop PCs using a small dish antenna and receiver kit comparable to that used for satellite television reception. DirecPC is one of the largest providers of satellite-based Internet services in the United States.

     Long distance companies are aggressively entering the Internet access markets. Long distance carriers have substantial transmission capabilities and have an established billing system that permits them easily to add new services. We expect competition from such companies to be vigorous due to their greater resources, operating history and name recognition.

     Other cable television companies may enter the Internet services market. We believe that some of the existing cable television providers are beginning to provide such services in some of their major markets or clusters, including major metropolitan areas in the southeast. The joint venture, Excite@Home, is offering high-speed Internet service using cable modems in areas where its affiliates have high-capacity networks. We believe that high-speed Internet services ultimately will be offered by other cable providers and companies in most of our present and future service areas.

LEGISLATION AND REGULATION

     The cable television industry currently is regulated by the FCC, some state governments and most local governments. Telecommunications services are regulated by the FCC and state public utility commissions. Internet services generally are not subject to regulation. Legislative and regulatory proposals under consideration by Congress and federal agencies may materially affect the cable television and telecommunications industries. The following is a summary of federal laws and regulations affecting the growth and operation of the cable television and telecommunications industries and a description of certain state and local laws.

      Cable Communications Policy Act Of 1984

     The Cable Communications Policy Act of 1984 established comprehensive national standards and guidelines for the regulation of cable television systems and identified the boundaries of permissible federal, state and local government regulation. The FCC has responsibility for adopting rules to implement this. Among other things, the Cable Communications Policy Act of 1984 affirmed the right of franchising authorities to award one or more franchises within their jurisdictions. It also prohibited non-grandfathered cable television systems from operating without a franchise in such jurisdictions. The Cable Communications Policy Act of 1984 provides that in granting or renewing franchises, franchising authorities may establish requirements for cable-related facilities and equipment, but may not establish or enforce requirements for video programming or information services other than in broad categories.

      Cable Television Consumer Protection And Competition Act Of 1992

     The Cable Television Consumer Protection and Competition Act of 1992 permitted a greater degree of regulation of the cable industry with respect to, among other things:

     - rates for cable programming services;

     - program access and exclusivity arrangements;

     - access to cable channels by unaffiliated programming services;

     - terms and conditions for the lease of channel space for commercial use by parties unaffiliated with the cable operator;

     - ownership of cable systems;

     - customer service requirements;

     - requiring cable companies to carry certain television broadcast stations or to permit television stations to withhold consent for cable systems to carry their stations;

     - technical standards; and

     - cable equipment compatibility.

Additionally, the legislation encouraged competition with existing cable television systems by:

     - allowing municipalities to own and operate their own cable television systems without a franchise;

     - preventing franchising authorities from granting exclusive franchises or unreasonably refusing to award additional franchises covering an existing cable system's service area; and

     - prohibiting the common ownership of cable systems and other types of multichannel video distribution systems.

The Cable Television Consumer Protection and Competition Act of 1992 also precluded video programmers affiliated with cable television companies from favoring cable operators over competitors and required such programmers to sell their programming to other multichannel video distributors. The FCC has responsibility for adopting rules to implement this Act.

      Telecommunications Act Of 1996

     On February 8, 1996, the Telecommunications Act of 1996 was enacted. The Telecommunications Act of 1996 and the FCC rules implementing this Act radically altered the regulatory structure of telecommunications markets by mandating that states permit competition for local telephone services. The Telecommunications Act of 1996 permitted regional Bell operating companies to apply to the FCC for authority to provide long distance services. The Telecommunications Act of 1996 also included significant changes in the regulation of cable operators. For example, the FCC's authority to regulate the cable programming service tier rates of all cable operators expired on March 31, 1999. The legislation also:

     - repeals the anti-trafficking provisions of the Cable Television Consumer Protection and Competition Act of 1992, which required cable systems to be owned by the same person or company for at least three years before they could be sold to a third party;

     - limits the rights of franchising authorities to require certain technology or to prohibit or condition the provision of telecommunications services by the cable operator;

     - requires cable operators to fully block or scramble both the audio and video on sexually-explicit or indecent programming on channels primarily dedicated to sexually-oriented programming;

     - adjusts the favorable pole attachment rates afforded cable operators under federal law such that they may be increased, beginning in 2001, if the cable operator also provides telecommunications services over its network;

     - allows cable operators to enter telecommunications markets which historically have been closed to them; and

     - allows some telecommunications providers to begin providing competitive cable service in their local service areas.

      Federal Regulation Of Cable Services

     The FCC, the principal federal regulatory agency with jurisdiction over cable television, has promulgated regulations covering many aspects of cable television operations. The FCC may enforce its regulations through the imposition of fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses. A brief summary of certain federal regulations follows.

     Rate Regulation.   The Cable Television Consumer Protection and Competition
Act of 1992 authorized rate regulation for certain cable communications services and equipment in communities where the cable operator is not subject to effective competition. The Cable Television Consumer Protection and Competition Act of 1992 requires the FCC to resolve complaints about rates for cable programming service tier services and to reduce any such rates found to be unreasonable. It also limits the ability of many cable systems to raise rates for basic services. Cable services offered on a per channel or on a per program basis are not subject to rate regulation by either franchising authorities or the FCC. Notwithstanding the above, the Telecommunications Act of 1996 deregulated cable programming service rates as of March 31, 1999. After March 31, 1999, only the basic tier of service, which does not include the expanded basic tier of service, and equipment used to receive the basic tier of service remains subject to rate regulation.

     The Cable Television Consumer Protection and Competition Act of 1992 requires communities to certify with the FCC before regulating basic cable rates. The FCC's rate regulations do not apply where a cable operator demonstrates that it is subject to effective competition. We meet the FCC definition of effective competition in the areas that we currently serve. To the extent that any municipality attempts to regulate our basic rates or equipment, we believe we could demonstrate to the FCC that our systems all face effective competition and, therefore, are not subject to rate regulation.

     Carriage Of Broadcast Television Signals.   The Cable Television Consumer
Protection and Competition Act of 1992 established signal carriage requirements. These requirements allow commercial television broadcast stations that are local to a cable system to elect every three years whether to require the cable system to carry the station or whether to require the cable system to negotiate for consent to carry the station. The third must-carry elections were made in October 1999. Stations are generally considered local to a cable system where the system is located in the station's Nielsen designated market area. Cable systems must obtain retransmission consent for the carriage of all distant commercial broadcast stations, except for certain superstations, which are commercial satellite-delivered independent stations such as WGN. We carry some stations pursuant to retransmission consents and pay fees for such consents or have agreed to carry additional services pursuant to retransmission consent agreements.

     Local non-commercial television stations are also given mandatory carriage rights, subject to certain exceptions, within a certain limited radius. Non-commercial stations are not given the option to negotiate for retransmission consent.

     Nonduplication Of Network Programming.   Cable television systems that have
1,000 or more subscribers must, upon the appropriate request of a local television station, delete or "black out" the simultaneous or nonsimultaneous network programming of a distant same-network station when the local station has contracted for such programming on an exclusive basis.

     Deletion Of Syndicated Programming.   Cable television systems that have
1,000 or more subscribers must, upon the appropriate request of a local television station, delete or "black out" the simultaneous or nonsimultaneous syndicated programming of a distant station when the local station has contracted for such programming on an exclusive basis.

     Registration Procedures And Reporting Requirements.   Prior to commencing
operation in a particular community, all cable television systems must file a registration statement with the FCC listing the broadcast signals they will carry and certain other information. Additionally, cable operators periodically are required to file various informational reports with the FCC. Cable operators that operate in certain frequency bands, including our company, are required on an annual basis to file the results of their periodic cumulative leakage testing measurements. Operators that fail to make this filing or who exceed the FCC's allowable cumulative leakage index risk being prohibited from operating in those frequency bands in addition to other sanctions.

     Technical Requirements.   Historically, the FCC has imposed technical
standards applicable to the cable channels on which broadcast stations are carried, and has prohibited franchising authorities from adopting standards which were in conflict with or more restrictive than those established by the FCC. The FCC has applied its standards to all classes of channels which carry downstream National Television System Committee video programming. The FCC also has adopted standards applicable to cable television systems using frequencies in certain bands in order to prevent harmful interference with aeronautical navigation and safety radio services and has also established limits on cable system signal leakage. The Cable Television Consumer Protection and Competition Act of 1992 requires the FCC to update periodically its technical standards. Pursuant to the Telecommunications Act of 1996, the FCC adopted regulations to assure compatibility among televisions, VCRs and cable systems, leaving all features, functions, protocols and other product and service options for selection through open competition in the market. The Telecommunications Act of 1996 also prohibits states or franchising authorities from prohibiting, conditioning or restricting a cable system's use of any type of subscriber equipment or transmission technology.

     Franchise Authority.   The Cable Communications Policy Act of 1984 affirmed
the right of franchising authorities, which are the cities, counties or political subdivisions in which a cable operator provides cable service, to award franchises within their jurisdictions and prohibited non-grandfathered cable systems from operating without a franchise in such jurisdictions. We hold cable franchises in all of the franchise areas in which we provide service. The Cable Television Consumer Protection and Competition Act of 1992 encouraged competition with existing cable systems by:

     - allowing municipalities to operate their own cable systems without franchises;

     - preventing franchising authorities from granting exclusive franchises or from unreasonably refusing to award additional franchises covering an existing cable system's service area; and

     - prohibiting, with limited exceptions, the common ownership of cable systems and co-located multichannel multipoint distribution or satellite master antenna television systems, which prohibition is limited by the Telecommunications Act of 1996 to cases in which the cable operator is not subject to effective competition.

     The Telecommunications Act of 1996 exempts those telecommunications services provided by a cable operator or its affiliate from cable franchise requirements although municipalities retain authority to regulate the manner in which a cable operator uses the public rights-of-way to provide telecommunications services. Franchise authorities may not require a cable operator to provide telecommunications service or facilities, other than institutional networks, as a condition of franchise grant, renewal, or transfer. Similarly, franchise authorities may not impose any conditions on the provision of such service.

     Franchise Fees.   Although franchising authorities may impose franchise
fees under the Cable Communications Policy Act of 1984, as modified by the Telecommunications Act of 1996, such payments cannot exceed 5% of a cable system's annual gross revenues derived from the operation of the cable system to provide cable services. In some areas, cable services are defined to include Internet services. Franchise fees apply only to revenues for cable services. Franchising authorities are permitted to charge a fee for any telecommunications providers' use of public rights-of-way on a competitively neutral and nondiscriminatory basis.

     Franchise Renewal.   The Cable Communications Policy Act of 1984
established renewal procedures and criteria designed to protect incumbent franchisees against arbitrary denials of renewal. These formal procedures are mandatory only if timely invoked by either the cable operator or the franchising authority. Even after the formal renewal procedures are invoked, franchising authorities and cable operators remain free to negotiate a renewal outside the formal process. Although the procedures provide substantial protection to incumbent franchisees, renewal is by no means assured, as the franchisee must meet certain statutory standards. Even if a franchise is renewed, a franchising authority may impose new and more onerous requirements such as upgrading facilities and equipment, although the municipality must take into account the cost of meeting such requirements.

     The Cable Television Consumer Protection and Competition Act of 1992 made several changes to the process which may make it easier in some cases for a franchising authority to deny renewal. The cable operator's timely request to commence renewal proceedings must be in writing and the franchising authority must commence renewal proceedings not later than six months after receipt of such notice. Within a four-month period beginning with the submission of the renewal proposal, the franchising authority must grant or deny the renewal. Franchising authorities may consider the "level" of programming service provided by a cable operator in deciding whether to renew. Franchising authorities currently may deny renewal based on failure to substantially comply with the material terms of the franchise, even if the franchising authority has "effectively acquiesced" to such past violations. The franchising authority is estopped only if, after giving the cable operator notice and opportunity to cure, the authority fails to respond to a written notice from the cable operator of its failure or inability to cure. Courts may not reverse a denial of renewal based on procedural violations found to be harmless error.

     Channel Set-Asides.   The Cable Communications Policy Act of 1984 permits
local franchising authorities to require cable operators to set aside certain channels for public, educational and governmental access programming. The Cable Communications Policy Act of 1984 further requires cable television systems with 36 or more activated channels to designate a portion of their channel capacity for commercial leased access by unaffiliated third parties. The Cable Television Consumer Protection and Competition Act of 1992 requires leased access rates to be set according to a FCC-prescribed formula.

     Ownership.   The Telecommunications Act of 1996 eliminates the Cable
Communications Policy Act of 1984 provisions prohibiting local exchange carriers from providing video programming directly to customers within their local exchange telephone service areas, except in rural areas or by specific waiver. Under the Telecommunications Act of 1996, local exchange carriers may provide video programming by radio-based systems, common carrier systems, open video systems, or cable systems. Local telephone companies that elect to provide open video systems must allow others to use up to two-thirds of their activated channel capacity. These local telephone companies are relieved of regulation as common carriers, and are not required to obtain local franchises, but are still subject to many other regulations applicable to cable systems. Local telephone companies operating as cable systems are subject to all rules governing cable systems, including franchising requirements.

     The Telecommunications Act of 1996 prohibits local telephone companies or its affiliate from acquiring more than a 10% financial or management interest in any cable operator providing cable service in its telephone service area. It also prohibits a cable operator or its affiliate from acquiring more than a 10% financial or management interest in any local telephone companies providing telephone service in its franchise area. A local telephone companies and cable operator whose telephone service area and cable franchise area are in the same market may not enter into a joint venture to provide telecommunications services or video programming. There are exceptions to these limitations for rural facilities, very small cable systems, and small local telephone companies in non-urban areas, and such restrictions do not apply to local exchange carriers that were not providing local telephone service prior to January 1, 1993.

     Pole Attachments.   The Telecommunications Act of 1996 requires utilities,
defined as all local telephone companies and electric utilities except those owned by municipalities and co-ops, to provide cable operators and telecommunications carriers with nondiscriminatory access to poles, ducts, conduit and right-of-way. The right to mandatory access is beneficial to facilities-based providers such as our company. The Telecommunications Act of 1996 also establishes principles to govern the pricing of such access. Presently, the rates charged to cable and telecommunications providers are the same. Starting in 2001, telecommunications providers will be charged a higher rate than cable operators for pole attachments. Companies that provide both cable and telecommunications services over the same facilities, such as us, may be required to pay the higher telecommunications rate.

     Inside Wiring Of Multifamily Dwelling Units.   The FCC has adopted rules to
promote competition among multichannel video program distributors in multifamily dwelling units. The rules provide generally that, in cases where the program distributor owns the wiring inside a multifamily dwelling unit but has no right of access to the premises, the multifamily dwelling unit owner may give the cable operator notice that it intends to permit another program distributor to provide service there. A program distributor then must elect whether to remove the inside wiring, sell the inside wiring to the multifamily dwelling unit owner at a price not to exceed the replacement cost of the wire on a per-foot basis, or abandon the inside wiring.

     Privacy.   The Cable Communications Policy Act of 1984 imposes a number of restrictions on the manner in which cable system operators can collect and disclose data about individual system customers. The statute also requires that the system operator periodically provide all customers with written information about its policies regarding the collection and handling of data about customers, their privacy rights under federal law and their enforcement rights. In the event that a cable operator is found to have violated the customer privacy provisions of the Cable Communications Policy Act of 1984, it could be required to pay damages, attorneys' fees and other costs. Under the Cable Television Consumer Protection and Competition Act of 1992, the privacy requirements are strengthened to require that cable operators take such actions as are necessary to prevent unauthorized access to personally identifiable information.

     Franchise Transfer.   The Telecommunications Act of 1996 repeals most of
the anti-trafficking restrictions imposed by the Cable Television Consumer Protection and Competition Act of 1992, which prevented a cable operator from selling or transferring ownership of a cable system within 36 months of acquisition. However, a local franchise may still require prior approval of a transfer or sale. The Cable Television Consumer Protection and Competition Act of 1992 requires franchising authorities to act on a franchise transfer request within 120 days after receipt of all information required by FCC regulations and the franchising authority. Approval is deemed granted if the franchising authority fails to act within such period.

     Copyright.   Cable television systems are subject to federal compulsory copyright licensing covering carriage of broadcast signals. In exchange for making semi-annual payments to a federal copyright royalty pool and meeting certain other obligations, cable operators obtain a statutory license to retransmit broadcast signals. The amount of the royalty payment varies, depending on the amount of system revenues from certain sources, the number of distant signals carried, and the location of the cable system with respect to over-the-air television stations. Adjustments in copyright royalty rates are made through an arbitration process supervised by the U.S. Copyright Office.

     Various bills have been introduced in Congress in the past several years that would eliminate or modify the cable television compulsory license. Without the compulsory license, cable operators might need to negotiate rights from the copyright owners for each program carried on each broadcast station retransmitted by the cable system.

     Copyrighted music performed in programming supplied to cable television systems by pay cable networks, such as HBO, and cable programming networks, such as USA Network, has generally been licensed by the networks through private agreements with the American Society of Composers and Publishers and BMI, Inc., the two major performing rights organizations in the United States. The American Society of Composers and Publishers and BMI, Inc. offer "through to the viewer" licenses to the cable networks which cover the retransmission of the cable networks' programming by cable television systems to their subscribers.

     Internet Service Providers.   A number of Internet service providers have
requested that the FCC and state and local officials adopt rules requiring cable operators to provide unaffiliated Internet service providers with direct access to the operators' broadband facilities on the same terms as the operator makes those facilities available to affiliated Internet service providers. To date the FCC has rejected these unbundling proposals, but a number of local franchising authorities have imposed this type of requirement on cable operators. Litigation regarding these unbundling requirements is pending. AT&T recently announced that it would open its systems to competing Internet service providers, including MindSpring, with which it already has entered into an agreement. At this time it is uncertain whether these requirements lawfully may be imposed on cable operators, or how pervasive they ultimately may be if upheld in court.

     Regulatory Fees And Other Matters.   The FCC requires payment of annual
regulatory fees by the various industries it regulates, including the cable television industry. In 1997, cable television systems were required to pay regulatory fees of $0.54 per subscriber. In 1998, the fee was $0.44 per subscriber. In 1999, the fee was $0.48 per subscriber. Per-subscriber regulatory fees may be passed on to subscribers as external cost adjustments to rates for basic cable service. Fees are also assessed for other FCC licenses, including licenses for business radio, cable television relay systems and earth stations. These fees, however, may not be collected directly from subscribers as long as the FCC's rate regulations remain applicable to the cable system.

     In December 1994, the FCC adopted new cable television and broadcast technical standards to support a new emergency alert system. Cable system operators were required to install and activate equipment necessary to implement the new emergency broadcast system by December 31, 1998 or October 1, 2002, depending on the size of the system.

     FCC regulations also address the carriage of:

     - local sports programming;

     - restrictions on origination and cablecasting by cable system operators;

     - application of the rules governing political broadcasts;

     - customer service standards; and

     - limitations on advertising contained in nonbroadcast children's programming.

      Regulation Of Telecommunications Services

     Our telecommunications services are subject to varying degrees of federal, state and local regulation. Pursuant to the Communications Act of 1934, as amended by the Telecommunications Act of 1996, the FCC generally exercises jurisdiction over the facilities of, and the services offered by, telecommunications carriers that provide interstate or international communications services. State regulatory authorities retain jurisdiction over the same facilities to the extent that they are used to provide intrastate communications services. Various international authorities may also seek to regulate the provision of certain services.

      Federal Regulation of Telecommunications Services

     Tariffs And Detariffing.   We are classified by the Federal Communications
Commission as a non-dominant carrier with respect to both our domestic interstate and international long distance carrier services and our competitive local exchange carrier services. As a non-dominant carrier, our rates presently are not regulated by the FCC. All telecommunications carriers that provide domestic interstate and international long distance services must file tariffs with the FCC prescribing rates, terms and conditions of service. Carriers must also file so-called informational tariffs with the FCC describing their operator services. We have filed tariffs with the FCC for our domestic interstate and international long distance services, interstate access services and interstate operator services.

     Valley Telephone and Interstate Telephone are regulated by the FCC as dominant, rather than non-dominant carriers. As dominant carriers, Valley Telephone and Interstate Telephone must file tariffs with the FCC and must provide the FCC with notice prior to changing their rates, terms or conditions of interstate services. Valley Telephone concurs in tariffs filed by the National Exchange Carrier Association, while Interstate Telephone has its own tariffs on file with the FCC.

     Interconnection.   The Telecommunications Act of 1996 establishes local
telephone competition as a national policy. This Act preempts laws that prohibit competition for local telephone services and establishes uniform requirements and standards for local network interconnection, local network unbundling and local service resale. The Telecommunications Act of 1996 also requires incumbent local telephone carriers to enter into mutual compensation arrangements with new local telephone companies for transport and termination of local calls on each others' networks. Most state public utility commissions have ruled that traffic to Internet service providers is covered by this requirement. The FCC recently decided that calls to Internet service providers could be jurisdictionally interstate, although the FCC did not preempt these state decisions. The

Telecommunications Act of 1996's interconnection, unbundling and resale standards have been developed initially by the FCC and have been, and will continue to be, implemented by the states in numerous proceedings and through a process of negotiation and arbitration.

     In August 1996, the FCC adopted a wide-ranging decision regarding the statutory interconnection obligations of the local telephone carriers. Among other things, the order established pricing principles, for use by the states to determine rates for unbundled local network elements and to calculate discounts. In July 1997, the United States Court of Appeals for the Eighth Circuit struck down the pricing rules established by the FCC. The court ruled that the FCC did not have jurisdiction under the Telecommunications Act of 1996 to establish pricing rules to be applied by the states. In January 1999, the Supreme Court reversed the Eighth Circuit decision, finding that the FCC had jurisdiction to implement the pricing provisions of the Act. The Eighth Circuit is expected, on remand, to rule on the merits of the FCC's pricing rules.

     The Supreme Court also upheld the FCC's rule requiring local telephone carriers to provide a platform that includes all of the network elements required by a competitor to provide a retail telecommunications service. Competitors using such platforms may be able to provide retail local services entirely through the use of the local telephone carriers' facilities at lower discounts than those available for local resale. The availability of such platforms could benefit our local competitors who, unlike us, do not operate their own facilities. The pricing of these platforms is still subject to a pending FCC proceeding.

     The Telecommunications Act of 1996 includes an exemption from interconnection requirements for rural telephone companies. Under this exemption, a competitor is not entitled to interconnect with a rural telephone company absent a finding by the appropriate state commission that the request is not unduly economically burdensome. Both Valley Telephone and Interstate Telephone are considered rural telephone companies under the Telecommunications Act of 1996, and the Alabama Public Service Commission has determined that these companies should be exempt from the interconnection requirements of the Telecommunications Act of 1996 at least through June 2001.

     Number Portability.   Another new federal statute requires that all local
telephone service carriers provide customers with the ability to retain, at the same location, existing telephone numbers without impairment of quality, reliability or convenience. This number portability will remove one barrier to entry faced by new competitors, which would otherwise have to persuade customers to switch local service providers despite having to change telephone numbers. The FCC ordered permanent number portability to be made available in the 100 largest metropolitan areas by December 31, 1998. Number portability is available in all of our required markets. While number portability benefits our competitive local exchange carrier operations, it represents a burden to Valley Telephone and Interstate Telephone. At this time, we are unable to predict the impact, if any, of possible number portability delays or complications in our service territories.

     Universal Service and Access Charge Reform.   The FCC has adopted rules
implementing the universal service requirements of the Telecommunications Act of 1996. Pursuant to those rules, all telecommunications providers must contribute a small percentage of their telecommunications revenues to a newly established Universal Service Fund. There is an exemption for providers whose contribution would be less than $10,000 in a particular year. Interstate Telephone and Valley Telephone presently contribute to the fund, and we expect that KNOLOGY Holdings will be required to start contributing in 2000. We can not be certain whether we will be able to either recover the costs of fund contributions from our customers or to receive offsetting fund disbursements.

     The FCC presently is in the process of reducing access charges imposed by telephone companies for origination and termination of long distance traffic. In those areas where we use our own or our affiliated cable facilities for our comprehensive local telephone operations, we are largely unaffected by local telephone carriers' access charge fluctuations. However, overall decreases in local telephone carriers' access charges as contemplated by the FCC's access reform policies would likely put downward pricing pressure on our charges to domestic interstate and international long distance carriers for comparable access. Over time, statutory universal service funding obligations, coupled with the FCC's new access charge regime, could adversely affect us by limiting our ability to offset our fund contributions through higher charges to domestic interstate and international long distance carriers for originating and terminating interstate traffic over our cable facilities.

     Regional Bell Operating Company Entry into Long Distance.   The
Telecommunications Act of 1996 also establishes standards for regional Bell operating companies and their affiliates to provide long distance telecommunications services between a local access and transport area, or LATA, and points outside that area. Local access and transport areas are geographical regions in the United States within which a local telephone company may offer local telephone service. In 1997, BellSouth filed applications with the FCC for authority to offer in-region, or interLATA services in South Carolina and Louisiana; in 1998, BellSouth filed a second application with the FCC for authority to offer such services in Louisiana. In December 1997, the FCC rejected the South Carolina application. The Louisiana applications were rejected in February 1998 and October 1998, respectively. Notwithstanding these decisions, BellSouth likely will file additional applications to offer interLATA services for other states in its territory, including states in which we provide these services. Because of its existing base of local telephone service customers and its extensive telecommunications network, we anticipate that BellSouth will be a significant competitor in each of the states in which it obtains in-region, interLATA authority from the FCC.

     Additional Requirements.   The FCC imposes additional obligations on all
telecommunications carriers, including obligations to:

     - interconnect with other carriers and not to install equipment that cannot be connected with the facilities of other carriers;

     - ensure that their services are accessible and usable by persons with disabilities;

     - provide telecommunications relay service either directly or through arrangements with other carriers or service providers, which service enables hearing impaired individuals to communicate by telephone with hearing individuals through an operator at a relay center;

     - comply with verification procedures in connection with changing a customer's carrier;

     - protect the confidentiality of proprietary information obtained from other carriers, manufacturers and customers;

     - pay annual regulatory fees to the FCC; and

     - contribute to the Telecommunications Relay Services Fund.

     Forbearance.   The Telecommunications Act of 1996 permits the FCC to
forbear from requiring telecommunications carriers to comply with certain regulations. Specifically, the Act permits the FCC to forbear from applying statutory provisions or regulations if the FCC determines that:

     - enforcement is not necessary to protect consumers;

     - a carrier's terms are reasonable and nondiscriminatory;

     - forbearance is in the public interest; and

     - forbearance will promote competition.

The FCC has exempted certain carriers from tariffing and reporting requirements pursuant to this provision of the Telecommunications Act of 1996. The FCC may take similar action in the future to reduce or eliminate other requirements. Such actions could free us from regulatory burdens, but also might increase the pricing flexibility of our competitors.

     Advanced Services and Collocation.   Section 706 of the Telecommunications
Act of 1996 requires the FCC to encourage the deployment of advanced telecommunications capabilities to all Americans through the promotion of local telecommunications competition. Recently, the FCC adopted rules designed to improve competitor access to incumbent local telephone carriers collocation space and to reduce the delays and costs associated with collocation. Collocation is the placement of equipment by another telephone company alongside another telephone company's equipment along a network. The FCC has taken future steps to facilitate competitors' access to lines connecting customer premises to the operator for purposes of digital subscriber line deployment. Specifically, the FCC required incumbent local exchange carriers like Bell South, to permit unaffiliated providers of digital subscriber line services to use a portion of the lines connecting customer premises to the operator used for basic telephone service rather that purchasing new lines. Having better collocation arrangements at incumbent local exchange carriers' main facilities housing telephone network equipment benefits our competitive local exchange operations. However, the FCC's advanced services proceeding, inasmuch as it primarily benefits digital subscriber line providers who compete directly with our broadband communications service offerings, may prove on balance to have an adverse competitive effect on us.

      State Regulation of Telecommunications Services

     The Telecommunications Act of 1996 contains provisions that prohibit states and localities from adopting or imposing any legal requirement that may prohibit, or have the effect of prohibiting, market entry by new providers of interstate or intrastate telecommunications services. The FCC is required to preempt any such state or local requirement to the extent necessary to enforce the Telecommunications Act of 1996's open market entry requirements. State and localities may, however, continue to regulate the provision of intrastate telecommunications services and require carriers to obtain certificates or licenses before providing service.

     Alabama, Georgia, Florida, and South Carolina each have adopted statutory and regulatory schemes that require us to comply with telecommunications certification and other regulatory requirements. To date, we are authorized to provide intrastate local telephone, long distance telephone and operator services in Alabama, Georgia, Florida and South Carolina. In addition, we have executed local network interconnection agreements with BellSouth for the transport and termination of local telephone traffic. These agreements have been filed with, and approved by, the applicable regulatory authority in each state in which we conduct our operations. As a condition of providing intrastate telecommunications services, we are required, among other things:

     - to file and maintain intrastate tariffs or price lists describing the rates, terms and conditions of our services;

     - to comply with state regulatory reporting, tax and fee obligations; and

     - to comply with, and to submit to, state regulatory jurisdiction over consumer protection policies, complaints, transfers of control and certain financing transactions.

Generally, state regulatory authorities can condition, modify, cancel, terminate or revoke certificates of authority to operate in a state for failure to comply with state laws or the rules, regulations and policies of the state regulatory authority. Fines and other penalties may also be imposed for such violations.

     Valley Telephone and Interstate Telephone are subject to additional requirements under state law, including rate regulation and quality of service requirements. In Alabama, both Valley Telephone and Interstate Telephone are subject to a price cap form of rate regulation. Under price caps, the companies have limited ability to raise rates for intrastate telephone services, but the Alabama Public Service Commission does not regulate the rate of return earned by the companies.

     By order dated April 8, 1998, all local exchange carriers were required to file intraLATA toll dialing parity plans, which outline how the local telephone company will provide long distance telephone companies the ability to compete with the local telephone company for local long distance services. Initially the plans were to become effective on or before February 1999. By order dated June 25, 1998, the Alabama Public Service Commission suspended certain requirements of Section 251(b) and
(c) of the Telecommunications Act of 1996, including dialing parity, for rural incumbent local telephone carriers operating in Alabama, including Interstate Telephone and Valley Telephone. The suspension extends through June 2001. Rural local telephone carriers subject to the suspension were required to update the Alabama Public Service Commission regarding their dialing parity plans by October 1, 1999. Interstate Telephone and Valley Telephone have notified the Alabama Public Service Commission that they intend to implement dialing parity on or before the June 1, 2001 deadline; however, the actual implementation date has not yet been determined.

     On May 26, 1999, the Alabama Public Service Commission approved the dialing parity plan of KNOLOGY of Alabama, Inc., a subsidiary of KNOLOGY Holdings. Under the plan, KNOLOGY of Alabama will allow long distance carriers the ability to provide long distance services in all local access areas within Alabama in which it provides local telephone service using its own facilities. Any carrier authorized by the Alabama Public Service Commission to carry local long distance calls may request that KNOLOGY of Alabama allow it to provide long distance services to its customers in Alabama provided that the carrier:

     - has established, or has submitted firm, non-cancelable orders to establish, direct interconnection of its network with KNOLOGY of Alabama;

     - has ordered access services from KNOLOGY of Alabama that will permit the carrier to receive long distance calls from KNOLOGY of Alabama; and

     - has identified the local access and transport areas in which it desires to receive local long distance calls.

A reasonable time for implementation will be necessary to allow KNOLOGY of Alabama to make the necessary network, system and billing modifications to implement the request. As of October 1, 1999, no long distance carrier had requested the ability to provide long distance services from KNOLOGY of Alabama in Alabama under its dialing parity plan.

      Local Regulation

     Occasionally we are required to obtain street use and construction permits and franchises to install and expand our interactive broadband network using state, city, county or municipal rights-of-way. Some municipalities where we have installed or anticipate constructing networks require the payment of license or franchise fees which are based upon a percentage of gross revenues or on a per linear foot basis. The Telecommunications Act of 1996 requires municipalities to manage public rights-of-way in a competitively neutral and non-discriminatory manner.

EMPLOYEES

     At September 30, 1999, we had 690 full-time employees. We consider our relations with our employees to be good, and we structure our compensation and benefit plans in order to attract and retain high caliber personnel. We will need to recruit additional employees in order to implement our expansion plan, including general managers for each new city and additional personnel for installation, sales, customer service and network construction. We recruit from several major industries for employees with skills in voice, video and data technologies. We do not believe we will have problems retaining personnel with the necessary qualifications.

PROPERTIES

     We own or lease property in the following locations:

LOCATION                        ADDRESS          LEASE/OWN          PRIMARY USE
--------                        -------          ---------          -----------
West Point, GA........  1241 O.G. Skinner Drive  Own        Corporate Admin. Offices
West Point, GA........  206 West 9th Street      Lease      Network Operations Center
Montgomery, AL........  1450 Ann Street          Lease      Headend & Technical Offices
Columbus, GA..........  1701 Boxwood Place       Lease      Admin. Offices & Headend
Panama City, FL.......  13200 P.C.B. Pkwy.       Lease      Admin. Offices & Headend
Augusta, GA...........  3714 Wheeler Road        Own        Admin. Offices & Headend
Charleston, SC........  4506 Dorchester Road     Own        Admin. Offices and Headend
Huntsville, AL........  2401 10th Street         Own        Admin. Offices and Headend

     In addition to these properties, we also hold operating leases for hub sites along our network in each market. Our principal physical assets consist of fiber optic and coaxial broadband network and equipment, located either at the equipment site or along the network. Our distribution equipment along the network is generally attached to utility poles we own or use under standard pole rental agreements with local public utilities, although in some areas the distribution cable is buried in underground ducts or trenches. Under our pole attachment agreements, local public utilities and other pole owners rent us space on utility poles to attach our network cables and equipment. The rate a pole owner charges us for space varies, but the rate is generally based upon the amount of space we rent. See "Business-Legislation and Regulation" for a discussion of the FCC's regulation of pole attachment rates. Our franchises give us rights of way for our network. The physical components of the networks require maintenance and periodic upgrading to keep pace with technological advances. We believe that our properties, taken as a whole, are in good operating condition and are suitable for our business operations.

LEGAL PROCEEDINGS

     In the normal course of business, we are subject to litigation. However, in our opinion, there is no legal proceeding pending against us which would have a material adverse effect on our financial position, results of operations, or liquidity. We are also party to regulatory proceedings affecting the relevant segments of the communications industry generally.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information regarding our directors and executive officers. These individuals include most of the members of management of KNOLOGY Holdings who became our management when we became the holding company for KNOLOGY Holdings and other companies. Our board will be divided into three classes, with the initial members to serve for the periods indicated. We anticipate that if the intended private offering of Series B preferred stock is consummated, the holders of the Series B preferred stock will have the right to elect two additional directors to our board.


NAME                                                 AGE                POSITION
----                                                 ---                --------
Rodger L. Johnson..................................  51   President, Chief Executive Officer
                                                             and Director (term on board
                                                             expiring 2002)
Robert K. Mills....................................  36   Chief Financial Officer, Vice
                                                          President and Treasurer
Felix L. Boccucci, Jr. ............................  42   Vice President of Business
                                                          Development
Anthony J. Palermo, Jr. ...........................  45   Vice President of Operations
Chad S. Wachter....................................  33   Vice President, General Counsel and
                                                             Secretary
Thomas P. Barrett..................................  53   Vice President of Information
                                                             Technology
Marcus R. Luke, Ph.D. .............................  44   Chief Technology Officer
James T. Markle....................................  40   Vice President of Network Operations
Bret T. McCants....................................  40   Vice President of Network
                                                          Construction and Maintenance
Peggy B. Warner....................................  48   Vice President of Marketing and
                                                          Carrier Sales
Campbell B. Lanier, III(1).........................  49   Chairman of the Board
                                                             (term expiring 2002)
Richard Bodman.....................................  61   Director (term expiring 2000)
Alan A. Burgess(1).................................  64   Director (term expiring 2001)
Donald W. Burton(2)................................  55   Director (term expiring 2001)
L. Charles Hilton, Jr.(1)..........................  68   Director (term expiring 2000)
William H. Scott, III(2)...........................  52   Director (term expiring 2001)
Donald W. Weber(2).................................  63   Director (term expiring 2002)


---------------
(1) Member of the audit committee.

(2) Member of the compensation and stock option committee.

     Rodger L. Johnson was named as our President and Chief Executive Officer and as a director in October 1999. He has served as the President of KNOLOGY Holdings since May 1999 and as its Chief Executive Officer and a director since June 1999. Prior to joining KNOLOGY Holdings, Mr. Johnson had served as President and Chief Executive Officer, as well as a Director, of Communications Central Inc., a provider of coin-operated and inmate telephones, since November 1995. Prior to joining Communications Central, Mr. Johnson served as the President and Chief Executive Officer of JKC Holdings, Inc., a consulting company providing advice to the information processing industry. In that capacity, Mr. Johnson also served as the Chief Operating Officer of Infomed Systems, Inc., a publicly-held medical software manufacturer. Mr. Johnson will retain his positions and continue to serve both JKC Holdings, Inc. and Infomed Systems, Inc. in a more limited management capacity for the immediately foreseeable future. Before founding JKC Holdings, Inc., Mr. Johnson served for approximately eight years as the President and Chief Operating Officer and as the President and Chief Executive Officer of Brock Control Systems, Inc., a publicly-held sales and marketing software provider.

     Robert K. Mills has served as our Chief Financial Officer, Vice President and Treasurer since November 1, 1999. He has worked for ITC Holding since September 1999 as Vice President of Finance and Corporate Development. From 1994 to September 1999, Mr. Mills served as Vice President -- Treasurer and Strategic Planning of Powertel, Inc., which provides wireless communications services. Mr. Mills is a certified public accountant.

     Felix L. Boccucci, Jr. has served as our Vice President of Business Development since October 1999. He has served as Vice President of Business Development of KNOLOGY Holdings since August 1997. He served as our Chief Financial Officer, Treasurer and Secretary from November 1995 through August 1997. In addition, he currently serves as the Chief Financial Officer for Interstate and Valley Telephone Companies. From October 1994 until December 1995, Mr. Boccucci served as Vice President Finance Broadband of ITC Holding. Prior to such time, Mr. Boccucci worked for GTE Corporation, a telecommunications company, which merged with Contel Corporation in March 1991. From May 1993 to October 1994, he served as a Senior Financial Analyst for GTE. From 1991 to 1993, Mr. Boccucci served as Financial Director for GTE's Central Area Telephone Operations. From 1987 to 1991, he was the Assistant Vice President controller in charge of Contel's Eastern Region Telephone Operations comprising 13 companies in twelve states.

     Anthony J. Palermo, Jr. has served as our Vice President of Operations since July 1999. Prior to joining KNOLOGY, Mr. Palermo served as a consultant to Nokia and Optima Technologies from November 1998 through July 1999. From November 1995 to November 1998, Mr. Palermo was employed at Communications Central, Inc., where he served as Vice President of Sales, Marketing, and Operations. Prior to Communications Central, Inc. he spent six years at Brock Control Systems as Vice President of Operations and Chief Operating Officer. Mr. Palermo has also spent eleven years in the communications industry with AT&T Long Lines and RCA-Cylix.

     Chad S. Wachter has served as our Vice President, General Counsel and Secretary since October 1999. He joined KNOLOGY Holdings as its General Counsel and Secretary in August 1998. From April 1997 to August 1998, Mr. Wachter served as Assistant General Counsel of Powertel, Inc., an affiliate of ITC that operates cellular and

PCS businesses. From May 1990 until April 1997, Mr. Wachter was an associate and then a partner with Capell, Howard, Knabe & Cobbs, P.A. in Montgomery, Alabama.

     Thomas P. Barrett has served as our Vice President of Information Technology since October 1999. Prior to joining us, from July 1998 to September 1999, Mr. Barrett served as the President of Quintiles Americas. Quintiles Americas is a division of Quintiles Inc., a pharmaceutical research company. From January 1993 to June 1998, Mr. Barrett was employed by Perot Systems as an account manager. He also served as the human resources director for a period of time while at Perot Systems. From October 1992 to January 1993, Mr. Barrett worked for General Research Corporation as an account manager for a software development project. From August 1963 to September 1999, Mr. Barrett served in the U.S. Army in a number of command and staff positions and achieved the rank of Brigadier General.

     Marcus R. Luke, Ph.D. has served as our Chief Technology Officer since October 1999. He has served as the Chief Technology Officer of KNOLOGY Holdings since August 1997. Prior to this he served as the Vice President of Network Construction of KNOLOGY Holdings from November 1995 until August 1997, and Director of Engineering of Cybernet Holding, L.L.C., from May 1995 until November 1995. Prior to joining KNOLOGY Holdings, Dr. Luke served as Southeast Division Construction Manager for TCI from July 1993 to May 1995. From July 1987 to June 1993, he served as Area Technical Manager for TCI's southeast area, which included Montgomery. Dr. Luke worked for Storer Communications Inc. from 1985 to 1987 as Vice President of Engineering. Prior to 1985, he spent 12 years in various engineering and management positions with Storer Communications Inc.

     James T. Markle joined us in October 1999 as our Vice President of Network Operations. He has served as Vice President of Network Operations for KNOLOGY Holdings since March 1999. Prior to joining KNOLOGY Holdings, Mr. Markle was employed by MindSpring Enterprises, Inc. where he served as the Executive Vice President of Network Operations from March 1998 and as Vice President of Network Operations from April 1995. Prior to joining MindSpring, from April 1994 until April 1995, Mr. Markle served as the Director of Technical Support for Concert Communications Co., a telecommunications company. From August 1990 to April 1994, Mr. Markle served as Senior Manager of Network Operations for MCI Communications, a telecommunications company. Mr. Markle served in various operation positions at SouthernNet/Telecom*USA, including Director of Operations for a multistate region, from July 1985 until July 1990.

     Bret T. McCants has served as our Vice President of Network Services since October 1999. He has served as the Vice President of Network Services of KNOLOGY Holdings since April 1997. Prior to joining KNOLOGY Holdings, Mr. McCants was a co-founder of CSW Communications. From January 1996 to April 1997 he served as CSW Communications, Director of Operations, and from 1994 to 1996, he participated in the development and managed the deployment of voice, data and interactive energy management equipment to homes in Laredo, Texas. Prior to joining CSW Communications, Mr. McCants served in various capacities with Central Power and Light Company including as Corporate Manager of Commercial and Small Industrial Marketing from 1992 to 1994, and as Business Manager from 1990 to 1992. From 1982 to 1990, Mr. McCants held several positions in the Sales, Marketing and Engineering departments at Central Power and Light Company.

     Peggy B. Warner joined us as our Vice President of Marketing and Carrier Sales in October 1999. She has been the Vice President of Marketing and Carrier Sales of KNOLOGY Holdings since January 1998. Prior to joining KNOLOGY Holdings, from February 1995 to December 1997, Ms. Warner held various positions at SCANA Communications, Inc., including Manager Sales, Marketing and Customer Service and General Manager. While at SCANA Communications, Inc., Ms. Warner was responsible for the company's fiber optic carriers' carrier and 800 MHz trunked radio lines of business. Prior to that time, from December 1993 to January 1994, she was an Executive National Accounts Manager with MCI Telecommunications Corporation where she developed and managed a nationwide Government Systems regional sales organization. Ms. Warner also held various other sales and marketing management positions with MCI between May 1986 and January 1995. She was an Account Manager with AT&T Information Systems between January 1983 and April 1986, and she held various sales positions with BellSouth prior to 1983.

     Campbell B. Lanier, III has been one of our directors and our Chairman of the Board since our inception. He has served as a director of KNOLOGY Holdings since November 1995. Mr. Lanier serves as Chairman of the Board and Chief Executive Officer of ITC Holding and has served as a director of ITC Holding since the company's inception in 1989. In addition, Mr. Lanier is an officer and director of several ITC Holding subsidiaries. Mr. Lanier also is Chairman of the Board and a director of ITC*DeltaCom, Inc., which provides wholesale and retail telecommunications services; Powertel, Inc., which provides wireless communications services; MindSpring Enterprises, Inc., an Internet services provider; and Vista Eyecare, Inc., a full service optical retailer. Mr. Lanier has served as a Managing Director of South Atlantic Private Equity Fund, IV, Limited Partnership since July 1997.

     Richard Bodman has been one of our directors since December 1999. He has been a director of KNOLOGY Holdings since June 1996. Mr. Bodman was elected to KNOLOGY Holdings' board of directors pursuant to a stockholders' agreement under which AT&T Venture Fund I, L.P. had the right to elect one director to KNOLOGY Holdings' board. This stockholders' agreement terminated prior to the distribution. Mr. Bodman is currently the Managing General Partner of AT&T Venture Fund I L.P. From August 1990 to May 1996, Mr. Bodman served as Senior Vice President of Corporate Strategy and Development for AT&T. Mr. Bodman also is currently a director of the following public companies: Internet Security Systems, Inc., Tyco International Inc. and Young and Rubicam Inc.

     Alan A. Burgess has been one of our directors since December 1999. He has served as a director of KNOLOGY Holdings since January 1999. From 1967 until his retirement in 1997, Mr. Burgess was a partner with Andersen Consulting. Over his thirty-year career he held a number of positions as Managing Partner, including

Managing Partner of Regulated Industries from 1974 to 1989. In 1989 he assumed the role of Managing Partner of the Communications Industry Group. In addition, he served on Andersen Consulting's Global Management council and was a member of the Partner Income Committee. Mr. Burgess is also the Chief Financial Officer of Seventh Wave Technologies, Inc.

     Donald W. Burton has been one of our directors since December 1999. He has been a director of KNOLOGY Holdings since January 1996. Since January 1981, he has served as Managing General Partner of South Atlantic Venture Fund I, II and III, Limited Partnerships and Chairman of South Atlantic Private Equity Fund IV, Limited Partnership. Mr. Burton has been the general partner of The Burton Partnership, Limited Partnership since October 1979. Since January 1981, he has served as President of South Atlantic Capital Corporation. Mr. Burton also serves on the board of directors of several ITC companies, including ITC Holding, ITC*DeltaCom, Inc. and Powertel, Inc. He is a director of the Heritage Group of Mutual Funds and several private companies. Mr. Burton also serves as a director of the National Venture Capital Association.

     L. Charles Hilton, Jr. has been one of our directors since December 1999. He has served as a director of KNOLOGY Holdings since KNOLOGY Holdings acquired the beach cable system in Panama City, Florida in December 1997. Mr. Hilton was the founder and sole stockholder of Beach Cable, Inc., and served as its Chief Executive Officer from 1991 to December 1997. Since 1958, Mr. Hilton has served as Chairman and Chief Executive Officer of Gulf Asphalt Corporation, a general construction firm. Mr. Hilton has been a partner in the law firm of Hilton, Hilton, Kolk & Roesch since 1984, and currently serves as Chief Executive Officer of Hilton, Inc., a family corporation which owns and operates various commercial buildings in Bay County, Florida. He also is a member of the board of directors of several private companies.

     William H. Scott, III has been one of our directors since our inception, and he has served as a director of KNOLOGY Holdings since November 1995. He has served as President of ITC Holding since December 1991 and has been a director of ITC since May 1989. He also is an officer and director of several other ITC Holding subsidiaries. In addition, Mr. Scott is a director of Powertel Inc., ITC*DeltaCom, Inc., MindSpring Enterprises, Inc., Innotrac Corporation, which provides customized technology-based marketing support services, HeadHunter.NET, Inc., a company providing online recruiting services to employers, recruiters, and job-seekers, and nFront, Inc., a provider of full-service Internet banking solutions for community banks.

     Donald W. Weber has been one of our directors since December 1999. He has served as a director of KNOLOGY Holdings since August 1998. Since 1997, Mr. Weber has been a consultant and private investor. Since 1995, Mr. Weber served as President and Chief Executive Officer of ViewStar Entertainment Services, Inc., a digital satellite services company. From 1987 to 1991, Mr. Weber held various executive positions, including President and Chief Executive Officer, and served as a director of Contel Corporation, a telecommunications company. Currently, Mr. Weber serves as director of

Powertel, Inc., HeadHunter.NET, Inc., Pegasus Communications Corporation, a media and communications company and HIE, Inc., a health care software provider.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our board currently has two committees, the audit committee and the compensation and stock option committee.

     The audit committee, among other things:

     - recommends the firm to be appointed as independent accountants to audit our financial statements;

     - discusses the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our interim and year-end operating results;

     - considers the adequacy of our internal accounting controls and audit procedures; and

     - reviews the non-audit services to be performed by the independent accountants.

The members of the audit committee are Messrs. Hilton, Burgess and Lanier.

     The compensation and stock option committee reviews and recommends the compensation arrangements for management and administers our stock option plans. The members of the compensation and stock option committee are Messrs. Scott, Weber, and Burton.

EXECUTIVE COMPENSATION


     Our executive officers were appointed in October and November 1999. However, as most of our executive officers were executive officers of KNOLOGY Holdings, Inc. immediately prior to our formation, we have set forth below the compensation received by our executive officers from KNOLOGY Holdings for the fiscal years ended December 31, 1999, 1998 and 1997. The following table provides compensation information for our chief executive officer and the most highly compensated other executive officers whose total annual salary and bonus exceed $100,000. We will use the term "named executive officers" to refer to these people later in this prospectus.


                           SUMMARY COMPENSATION TABLE


                                                                        LONG TERM
                                                                   COMPENSATION AWARDS
                                                              -----------------------------
                                 ANNUAL COMPENSATION          SECURITIES
                           --------------------------------   UNDERLYING       ALL OTHER
                           YEAR(1)      SALARY       BONUS    OPTIONS(2)    COMPENSATION(3)
                           -------     --------     -------   -----------   ---------------
Rodger L. Johnson........   1999       $139,617          --    2,000,000          7,050
  President &               1998             --          --           --             --
     Chief Executive
        Officer(4)
William E. Morrow........   1999       $160,577     $36,877      600,000        $ 2,400
  Former President &        1998        134,539      76,800      420,000          8,014
     Chief Executive        1997        102,462(5)   22,602      180,000         24,526
        Officer
Felix L. Boccucci, Jr....   1999       $111,252      23,949       34,120          4,800
  Vice President of         1998         98,250      33,385       30,000             --
     Business               1997         92,430       9,473           --         36,159(7)
     Development(6)
Bret T. McCants..........   1999       $115,962     $25,198       94,824        $ 4,800
  Vice President of         1998        101,494      29,926      120,000          5,041
     Network Construction   1997         58,847(8)   21,177       42,000         35,535
     and Maintenance
Marcus R. Luke...........   1999        107,309      23,925       28,120          4,800
  Chief Technology          1998         97,307      31,275       90,000          4,800
     Officer                1997         90,292       6,102           --          5,111

Peggy B. Warner..........   1999        110,963      23,502       34,120          4,800
  Vice President of         1998        106,396       8,775      150,000          4,400
     Marketing and Sales


---------------
(1) As noted above, all of the named executive officers were initially employed by KNOLOGY Holdings, Inc. The compensation table reflects the compensation earned from KNOLOGY Holdings.

(2) All options are exercisable for shares of our common stock and reflect the 4:1 exchange ratio of the exchange of KNOLOGY Holdings capital stock for our capital stock in November 1999.

(3) Includes car allowances, relocation expenses and premiums on life insurance.

(4) Mr. Johnson has served as the president of KNOLOGY Holdings since May 1999 and as its chief executive officer since June 1999.

(5) Reflects amounts paid to Mr. Morrow based on an annual salary rate of approximately $120,000.

(6) Mr. Boccucci served as chief financial officer, treasurer and secretary of KNOLOGY Holdings from November 1995 through August 1997.

(7) Includes grants of ITC Holding capital stock valued at $30,789 at the time of grant.


(8) Reflects amounts paid to Mr. McCants based on an annual salary rate of approximately $90,000.


1995 STOCK OPTION PLAN

     We assumed KNOLOGY Holding, Inc.'s stock option plan in November 1999. Each outstanding option to purchase stock of KNOLOGY Holdings was converted into an option to purchase four shares of our common stock at the time we assumed the stock option plan.

     Our stock option plan allows us to grant options that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended, as well as non-qualifying options to our key employees and non-employee directors and those of our subsidiaries. The stock option plan authorizes the issuance of up to 8,000,000 shares of common stock pursuant to options granted under the plan. The maximum number of shares subject to options that may be awarded under the plan to any person is 1,800,000 shares. The compensation and stock option committee of the board of directors administers the plan and grants options to purchase common stock.

     The exercise price for incentive stock options granted under the stock option plan must be at least 100% of the fair market value of the common stock on the date of grant and must be at least 110% to an optionee beneficially owning more than 10% of the outstanding common stock. The exercise price for non-incentive stock options granted under the plan must be at least the par value of the common stock. The maximum option term is ten years, or five years to an optionee beneficially owning more than 10% of the outstanding common stock. Options may be exercised at any time after grant except as otherwise provided in the particular option agreement. There is also a $100,000 limit on the value of common stock covered by incentive stock options that become exercisable by an optionee in any year. The board of directors may amend, suspend or terminate the stock option plan for shares of common stock for which options have not been granted.


     Upon assumption of the KNOLOGY Holdings plan in November 1999, we had options to purchase 6,674,176 shares of common stock outstanding pursuant to the stock option plan.


1999 LONG-TERM INCENTIVE PLAN

     Our board and shareholders approved the KNOLOGY, Inc. 1999 long-term incentive plan in November 1999. The purpose of the plan is to promote our success by linking the personal interests of employees, officers and directors to those of our shareholders. Under our plan, we may grant to our employees, officers and directors, and those of our subsidiaries, incentive or non-qualified stock options, stock appreciation rights, performance units, restricted stock, dividend equivalents, other stock-based awards, or any other right or interest relating to our stock or cash. The plan authorizes the issuance of up to 8,000,000 shares of common stock pursuant to awards. The maximum number of shares of common stock with respect to one or more options and/or stock appreciation rights that may be granted during any one calendar year to any one person is 1,800,000. The maximum fair market value of any other types of awards that may be received by one person during any one calendar year under our plan is $2,000,000.

     The plan is administered by the compensation and stock option committee of the board of directors, which has the power to designate participants; determine the type, number, terms and conditions of awards to be granted; establish rules and regulations to administer the plan; and make all other decisions necessary to administer the plan. Awards may have any terms specified by the committee consistent with the plan, except that the terms of any incentive stock option must meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended.

     The committee may condition any award under the plan upon the achievement of performance goals, based on:

     - specified target return, or target growth in return, on equity or assets;

     - stock price;

     - total stockholder return (stock price appreciation plus reinvested dividends) relative to a defined comparison group or target over a specific performance period;

     - a specified target relative to, or target growth in, revenue, revenue generating units, homes passed, cost of service, operating cost, capital expenses, net income or earnings per share; or

     - any combination of the above goals.

If an award is made on a performance basis, the committee must establish goals at the beginning of the period for which such performance goal relates, and the committee has the right for any reason to reduce (but not increase) the award, notwithstanding the achievement of a specified goal.

     The board of directors or the committee may at any time terminate or amend our plan without shareholder approval; but it may condition any amendment on the approval of shareholders if deemed advisable for tax, securities law or other reasons. No termination or amendment of our plan may adversely affect any outstanding award without the written consent of the participant. No awards have yet been granted or approved for grant under our plan.

     The following table sets forth the information concerning individual grants of stock options by KNOLOGY Holdings during the fiscal year ended December 31, 1999 to each of the named executive officers during such periods and reflects the conversion into our options. No stock appreciation rights have been granted.



                       OPTION GRANTS IN LAST FISCAL YEAR

                              INDIVIDUAL GRANTS(1)


                                 NUMBER OF
                                 SECURITIES
                                 UNDERLYING                                                       FAIR
                                  OPTIONS     EXERCISE                                           MARKET
             NAME                 GRANTED      PRICE        GRANT DATE      EXPIRATION DATE     VALUE(2)
             ----                ----------   --------   ----------------   ----------------   ----------
Rodger L. Johnson..............  1,020,000    $2.8325    February 3, 1999   February 3, 2009   $4,845,000
  President & Chief Executive      980,000    $2.8325      August 4, 1999     August 4, 2009   $4,655,000
  Officer
William E. Morrow..............    600,000    $2.8325    February 3, 1999   February 3, 2009   $2,850,000
  Former President and Chief
     Executive Officer
Felix L. Boccucci, Jr. ........     14,120    $2.8325    February 3, 1999   February 3, 2009   $   67,070
  Vice President of Business        20,000    $2.8325      August 4, 1999     August 4, 2009   $   95,000
     Development
Bret T. McCants................     14,824    $2.8325    February 3, 1999   February 3, 2009   $   70,414
  Vice President of Network         80,000    $2.8325      August 4, 1999     August 4, 2009   $  380,000
     Construction and
     Maintenance
Marcus R. Luke.................     14,120    $2.8325    February 3, 1999   February 3, 2009   $   67,070
  Chief Technology Officer          14,000    $2.8325      August 4, 1999     August 4, 2009   $   66,500
Peggy B. Warner................     14,120    $2.8325    February 3, 1999   February 3, 2009   $   67,070
  Vice President of Sales and       20,000    $2.8325      August 4, 1999     August 4, 2009   $   95,000
     Marketing


---------------
(1) All options are exercisable for shares of common stock and are granted under the stock option plan. All option share numbers reflect the 4:1 exchange ratio of the exchange of KNOLOGY Holdings capital stock for our capital stock in November 1999. Such options generally vest over five years unless such person's employment is terminated, in which case options that have not vested at that time will terminate.

(2) The $4.75 fair market value was determined by our board based upon the value implicit in the November 1999 exchange transactions described under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Overview" and the expected price of our stock in the private placement.


     We issued a total of 3,941,444 options to our executive officers and directors. We issued an additional 483,932 options to 328 of our employees in 1999.

             AGGREGATED OPINIONS/SARS EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES


(a)                                   (b)             (c)                (d)                 (e)
                                                                      NUMBER OF
                                                                      SECURITIES           VALUE OF
                                                                      UNDERLYING         UNEXERCISED
                                                                     UNEXERCISED         IN-THE-MONEY
                                                                     OPTIONS/SARS        OPTIONS/SARS
                                                                      AT FY-END        AT FY-END($)(1)
                                   SHARES
                                  ACQUIRED ON                        EXERCISABLE/        EXERCISABLE/
              NAME                EXERCISE #    VALUE REALIZED #    UNEXERCISABLE       UNEXERCISABLE
              ----                -----------   ----------------   ----------------   ------------------
Rodger Johnson..................        --               --             0/2,000,000   $      0/9,500,000
William E. Morrow...............        --               --        90,000/1,110,000   $427,500/5,272,500
Felix L. Boccucci...............        --               --           52,854/77,334   $  251,056/367,336
Brett McCants...................        --               --          21,000/235,824   $ 99,750/1,120,164
Marcus R. Luke..................     4,000           19,000          16,496/123,244   $   78,356/585,409
Peggy B. Warner.................        --               --               0/184,120   $        0/874,570


---------------

(1) The value of the options is based upon a market price of $4.75 per share.


OPTION EXERCISES AND FISCAL YEAR-END VALUES


     Marcus R. Luke is the only named executive officer who exercised stock options during the fiscal year ended December 31, 1999.


COMPENSATION OF DIRECTORS

     Our directors do not receive directors' fees. Directors are reimbursed for their reasonable out-of- pocket travel expenditures. Our directors are also eligible to receive grants of stock options under our stock option plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of our compensation and stock option committee are Messrs. Scott, Weber and Burton. Each of these members serves as a director or executive officer of ITC Holding. We have engaged in, or have ongoing, several transactions with ITC Holding or its affiliates, as discussed below under the caption "Certain Transactions and Relationships."

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

     We were formed in 1998 by ITC Holding Company, Inc. As of November 30, 1999, ITC Holding, through a wholly-owned subsidiary named InterCall, Inc., owned approximately 43.2 million shares of our Series A preferred stock, which represented an ownership interest in our company of 90%.

     We own 100% of KNOLOGY Holdings, and 100% of certain other companies, including Interstate Telephone Company, Valley Telephone Company Globe Telecommunications and ITC Globe. Before we owned them, each of these companies was owned separately by ITC Holding. ITC Holding determined that KNOLOGY Holdings and these other companies have parallel growth in the same markets and that combining their businesses would enhance their ability to take advantage of the opportunities in these markets. To accomplish this, ITC Holding formed us and, in November 1999, contributed these companies to us along with certain other related assets.

     KNOLOGY Holdings is our principal subsidiary. ITC Holding formed KNOLOGY Holdings in 1995. ITC Holdings' percentage ownership in KNOLOGY Holdings fell below 50% in 1996, but it subsequently reacquired stock in the company, and by November 1999, it owned 85% of KNOLOGY Holdings which it contributed to us. At approximately the same time, we offered to exchange our stock for the remaining stock of KNOLOGY Holdings, as a result of which we now own 100% of KNOLOGY Holdings. These transactions are described in greater detail below.

     ITC Holding is a diversified telecommunications company that owns interests in many companies that have businesses similar to ours. Because of our relationship with ITC Holding, we are affiliated with certain of these companies. Some of them, such as ITC*DeltaCom, Inc. and MindSpring Enterprises, Inc., provide us with and/or receive from us services and products. We have described the nature and amount of the business that we do with affiliated companies in greater detail below.

     We have adopted a policy requiring that any material transactions between us and others affiliated with our officers, directors or principal stockholders be on terms no less favorable to us than reasonably could have been obtained in arm's-length transactions with independent third parties.

TRANSACTIONS WITH ITC COMPANIES

     Certain of our directors and officers hold or held the following positions with companies that are affiliated with us:


         - Campbell B. Lanier, III, who serves as the Chairman of our board of directors, also serves as Chairman of the Board and Chief Executive Officer of ITC Holding Company and all of its subsidiaries including InterCall, and is also a director of companies that were formerly subsidiaries of ITC Holding, such as ITC*DeltaCom, MindSpring Enterprises and Powertel.


         - William H. Scott, III, one of our directors, serves as President, Chief Operating Officer and a director of ITC Holding and all of its subsidiaries including InterCall, and is also a director of companies that were formerly subsidiaries of ITC Holding, such as ITC*DeltaCom, MindSpring Enterprises and Powertel.

         - Donald W. Burton, one of our directors, is a director of ITC Holding, ITC*DeltaCom and Powertel.

         - Donald W. Weber, one of our directors, is a director of Powertel.

         - Richard Bodman, one of our directors, is the managing general partner of AT&T Ventures, which controls the AT&T venture funds that own approximately 9.3% of our company.

         - Felix Boccucci, our Vice President of Business Development, served as an executive officer of ITC Holding prior to October 1997.

     We are affiliated with all of these companies, and we have a business relationship with some of them, as described in detail below.

     As of December 31, 1998, Campbell B. Lanier, III beneficially owned approximately 23% of the common stock of ITC Holding, and William Scott and Donald Burton beneficially owned approximately 1% and 8%, respectively, of the common stock of ITC Holding. Most of our other officers, directors and stockholders also own stock in ITC Holding and, as such, they will all receive the same amount of stock on a pro rata basis in the distribution as the rest of the ITC Holding stockholders.

     Certain affiliated companies provide us with various services and/or receive services provided by us. We feel that our transactions with these affiliated companies are representative of arms' length transactions.

     ITC*DeltaCom provides us with wholesale long-distance and related services and leases capacity to us on certain of its fiber routes. In 1996, 1997 and 1998, these services were worth $482,194, $589,011 and $1,213,533, respectively. During those years, our company provided ITC*DeltaCom with local and long distance telephone, programming and other services worth $525,368, $386,842 and $639,568, respectively. For the first nine months of 1999, we received services from and provided services to ITC*DeltaCom worth $1,377,363 and $685,907, respectively. We received these services from ITC*DeltaCom pursuant to an agreement which expires in May 2000. After the distribution, ITC*DeltaCom will continue to provide us and certain of our subsidiaries with telecommunications services in accordance with one-year contracts that we have entered into in 1999. As of March 15, 1999, Mr. Lanier owned approximately 16% of ITC*DeltaCom. Messrs. Lanier and Scott serve as executive officers and directors of ITC*DeltaCom and Mr. Burton serves as a director of ITC*DeltaCom.

     We received cellular services in 1996, 1997 and 1998 worth $137,389, $118,064 and $342,696, respectively, from Powertel, Inc., and we leased fiber cables to Powertel during this time worth $572,659, $519,956 and $593,221. For the first nine months of 1999, we received services from and leased cables to Powertel worth $486,522 and $541,857, respectively. We lease these fiber cables to Powertel pursuant to a fiber lease agreement which expires in April 2000. As of March 12, 1999, ITC Holding owned approximately 27.5% of Powertel.

     We provided services to InterCall, our parent company prior to the distribution and a wholly-owned subsidiary of ITC Holding, in 1996, 1997 and 1998 worth $449,861, $477,405 and $737,204, respectively. For the first nine months of 1999, we provided services to InterCall worth $535,110. We provide these services to InterCall pursuant to an agreement which expires in July 2004.

     In 1996, 1997 and 1998, we provided local Internet transport services to MindSpring Enterprises, Inc., a national Internet access provider, worth $68,104, $132,524 and $216,049, respectively. For the first nine months of 1999, we provided services to MindSpring worth $226,885. We provide these services to MindSpring pursuant to an Internet transport agreement which expires in July 2001. As of December 31, 1998, ITC Holding, through InterCall, owned approximately 18.8% of MindSpring.

     We lease pole space from South Carolina Electric & Gas Co., an affiliate of SCANA Communications which is one of our stockholders and was a principal investor in KNOLOGY Holdings in the past, as discussed below. We lease this pole space pursuant to a one year pole attachment agreement that expires in January 2000. We expect to renew this agreement in January 2000. For the first nine months of 1999, we paid $808,448 under this agreement.

     In 1998, we purchased fiber optic cables from SCANA Communications for a total purchase price of $306,530.

     We lease fiber optic cables from SCANA Communication pursuant to two operating leases agreement entered into in the fourth quarter of 1998. The terms of the leases are 15 and 20 years. We expect to pay $87,000 per year to SCANA under both leases. For the first nine months of 1999, we paid $65,700 under these agreements.

     In November 1999, we entered into a services agreement and a related support agreement with a wholly-owned subsidiary of ITC Holding named ITC Service Company under which we agree to provide human resources, information technology and other services to ITC Service Company and under which ITC Service Company agrees to lease storage space as needed and provide certain administrative services to us. We expect to be paid approximately $60,000 per year for services provided by us, and we expect to pay a substantially smaller amount for services that ITC Service Company provides to us, under these agreements. The agreements have no expiration date, but may be terminated on 30 days' notice by either party.

     We granted ITC Service Company a right of first refusal and option to lease fiber along our network in certain locations in Georgia and Alabama pursuant to an agreement which expires in 2009. ITC Service Company paid us a one-time fee of $50,000 for this option and right of first refusal. ITC Service Company has not exercised the option or the right of first refusal.

     ITC Holding occasionally provides certain administrative services, such as legal and tax-planning services, for us. The costs of these services are charged to us based primarily on the salaries and related expenses for certain ITC Holding executives and an estimate of their time spent on projects for us. For the year ended December 31, 1998, KNOLOGY Holdings recorded $3,230,000 in selling, operations, administrative and rent expenses related to these services. We feel that the methodology used to calculate the amounts charged is reasonable.

     Our insurance provider is J. Smith Lanier & Co. Mr. Lanier's brother and uncle are principal owners of this insurance placement company, both of whom, as stockholders in ITC Holding, will receive the same pro rata amount of our Series A preferred stock in the distribution as the other ITC Holding stockholders. In 1996, 1997 and 1998 this company charged us approximately $222,000, $221,000 and $628,000, respectively, for insurance services.

     We leased office space in 1998 and part of 1999 to ITC*DeltaCom, for which we received $122,000 and $40,000, respectively, in lease payments. We no longer lease space to ITC*DeltaCom.

     We lease space to Powertel pursuant to a 10-year lease which expires in 2005. In 1998, we received $112,200 in lease income under this agreement. For the first nine months of 1999, we received $84,150 in lease income under this agreement.

     In 1997, our subsidiaries Interstate Telephone and Valley Telephone paid $4.2 million in dividends to ITC Holding. In 1998, Interstate Telephone paid $1.4 million in dividends to ITC Holding.

     Effective August 1998, upon the acquisition by ITC Holding if its majority-owned interest of KNOLOGY Holdings, we participated in a tax sharing agreement with ITC Holding. The tax sharing agreement allows ITC Holding to include our results in a consolidated federal income tax return. Based upon our taxable losses being included in the consolidated tax return, we have recorded income tax benefits for $5.6 million and $11.0 million for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively.

     In October 1999, a subsidiary of ITC Holding agreed to lend up to $13 million to KNOLOGY Holdings under a line of credit which matured on the earlier of November 16, 2002 or one day after the commitment under KNOLOGY Holdings' existing credit facility is reduced to zero. Interest accrued on the loan at a rate of 11 3/4% per year. This loan was subordinate to the senior secured credit facility KNOLOGY Holdings has with First Union National Bank and First Union Capital Markets. In November 1999, we borrowed $9.6 million under this line of credit. In accordance with the terms of the loan, the ITC Holding subsidiary immediately converted this loan into shares of our Series A preferred stock at a price per share of $4.75, at which time the line of credit terminated.

     In November 1999, we acquired KNOLOGY Holdings, Interstate Telephone, Valley Telephone, Globe Telecommunications and ITC Globe from ITC Holding. ITC Holding contributed to us stock representing approximately 85% of the outstanding equity of KNOLOGY Holdings, stock representing 100% of each of Interstate Telephone, Valley Telephone, Globe Telecommunications and ITC Globe, 272,832
shares of preferred stock of ClearSource, Inc., subscription rights to purchase an additional 810,501 shares of preferred stock of ClearSource, approximately $5.6 million in cash to be used for the subscription payments to ClearSource and a note of KNOLOGY Holdings in the principal amount of up to $13 million. Concurrently with this November 1999 acquisition, we completed an exchange with other KNOLOGY Holdings stockholders in which we received KNOLOGY Holdings common stock and preferred stock in exchange for our common stock and Series A preferred stock. We now hold 100% of the outstanding capital stock of KNOLOGY Holdings.


     In December 1999, after the contribution and exchange discussed above, a subsidiary of ITC Holding agreed to lend us up to $30.4 million under a line of credit. The proceeds of this loan are to be used for construction of the network by KNOLOGY Holdings and for working capital. This loan accrued interest at a rate of 11 3/4% per year and had a maturity date of March 31, 2000. Under the terms of this loan, the ITC Holding subsidiary converted all of the principal and interest of the loan into options to purchase shares of our Series A preferred stock at a price per option of $4.75. InterCall paid $4.75 for each share subject to a KNOLOGY option, which is the value placed on the shares underlying the options for purposes of the distribution, as discussed above. The parties agreed as part of the conversion transaction that KNOLOGY would pay the option exercise prices to ITC Holding when they were received by KNOLOGY. A residual note evidences this agreement. Under the residual note no amount is due to ITC Holding from KNOLOGY in the event of an option expiring or terminating.


     The tax separation agreement that we entered into with ITC Holding will continue after the distribution. The purpose of the tax separation agreement is to allocate the risk of potential adverse tax consequences stemming from the distribution. We do not anticipate any adverse tax consequences, but any adverse tax consequences that do occur could be material. This agreement and the possible adverse tax consequences are discussed under the caption "The Distribution -- Material Federal Income Tax Consequences of the
Distribution -- Tax Separation Agreement".

SALES OF CAPITAL STOCK

     In December 1995 and January 1996, in connection with its initial capitalization, KNOLOGY Holdings issued to certain investors, including ITC Holding, SCANA Communications, Inc. and South Atlantic Venture Fund III, 7,780 shares of its preferred stock at a purchase price of $1,000 per share, for an aggregate amount of $7,780,000. ITC Holding contributed $4,000,000 plus all of its direct and indirect interests in Cybernet Holding, L.L.C. and in KNOLOGY of Columbus, Inc. in exchange for shares of KNOLOGY Holdings preferred stock. SCANA Communications is a communications subsidiary of SCANA Corporation, a diversified utility company. South Atlantic represents a series of venture capital funds. Mr. Burton is managing general partner of South Atlantic Venture Fund I, II and III and is Chairman of South Atlantic Venture Fund, IV, and Mr. Lanier is the managing general partner of South Atlantic Private Equity Fund, IV.

     KNOLOGY Holdings was a party to a stockholders' agreement dated December 8, 1995, as amended, with all of its stockholders. No party to the stockholders' agreement could transfer any of KNOLOGY Holdings' capital stock, rights or options held by such party to third parties without having offered rights of first refusal to purchase such securities to KNOLOGY Holdings. This agreement terminated prior to the distribution.

     In May 1996, in connection with a private placement of its preferred stock, KNOLOGY Holdings issued 10 shares of its preferred stock to ITC Holding and 9,302 shares of its preferred stock to new investors at a purchase price of $1,200 per share, for an aggregate amount of $11,174,440. The new investors included Century Telephone Enterprises, Inc., a regional communications company that provides local exchange and cellular telephone services, and certain of the AT&T venture funds, a series of venture capital funds. In connection with this private placement, ITC Holding, the AT&T venture funds, KNOLOGY Holdings and others entered into a stockholders' agreement, which was amended and restated as of July 28, 1997. Pursuant to the agreement, all parties agreed to take all action within their respective power as may be required, for as long as Century Telephone Enterprises, Inc. or AT&T Venture Fund I, L.P. owned more than 5% of KNOLOGY Holdings' equity securities, to elect one director designated by each such 5% stockholder. Richard Bodman was elected to KNOLOGY Holdings' board of directors pursuant to this arrangement. Mr. Bodman's term will expire in 2000. Century Telephone does not presently have a representative on KNOLOGY Holdings' board of directors. This stockholders' agreement terminated prior to the distribution.

     In February 1997, KNOLOGY Holdings issued 8,960 shares of preferred stock to certain of its current stockholders for a purchase price of $1,200 per share, for an aggregate amount of $10,752,000. As part of this private placement, ITC Holding, Century Telephone, South Atlantic and the AT&T venture funds contributed $4,302,000, $2,096,400, $1,000,800 and $1,416,000, respectively, in exchange for such preferred stock.

     In May 1997, KNOLOGY Holdings signed a letter of intent with SCANA Communications, whereby SCANA agreed to provide KNOLOGY Holdings with a revolving credit facility of up to $40.0 million for network construction and working capital. The companies, however, never established this credit facility. Beginning in June 1997, KNOLOGY Holdings borrowed an aggregate of $11.0 million of principal plus accrued interest (approximately $305,300) from SCANA pursuant to a promissory note. The note accrued interest at the rate of 12% per annum and was payable upon demand after January 1, 1998. KNOLOGY Holdings repaid the promissory note in October 1997 with a portion of the proceeds from the offering and the private placement described below. In October 1999, KNOLOGY Holdings issued to SCANA warrants to purchase 753 shares of KNOLOGY Holdings preferred stock in connection with these loans. SCANA exercised these warrants in November 1999. The weighted average exercise price of the SCANA warrant is $1,500 per share of preferred stock.

     In October 1997, KNOLOGY Holdings issued approximately 21,400 shares of its preferred stock to qualified investors in an equity private placement for a purchase price of $1,500 per share, for an aggregate amount of approximately $32.2 million. ITC Holding, Century Telephone, South Atlantic, AT&T venture funds and SCANA Communications, Inc. purchased approximately $10.0 million, $2.5 million, $5.5 million, $5.0 million and $5.0 million of preferred stock, respectively, in the equity private placement.

     In October 1997, KNOLOGY Holdings also completed a private offering of 444,100 units, each of which consisted of one 11 7/8% senior discount note and one warrant to purchase .003734 shares of its preferred stock, at an exercise price of $.01 per share, for $444.1 million aggregate principal amount at maturity yielding net proceeds of approximately $242.4 million. SCANA Communications purchased 71,050 of these units for $39,998,308. The senior discount notes issued in the offering were subsequently exchanged for substantially identical exchange notes that had been registered under the Securities Act of 1933, as amended, in an exchange offer that expired on March 24, 1998.

     In December 1997, KNOLOGY Holdings acquired Beach Cable, Inc., a cable television system in Panama City, Florida. L. Charles Hilton, Jr., who became a director of our company in December 1999, was the founder and sole stockholder of Beach Cable. Mr. Hilton received 2,485 shares of KNOLOGY Holdings preferred stock in the acquisition valued at $1,500 per share. During 1998, 134 of these shares were returned to KNOLOGY Holdings as part of a purchase price adjustment.

     In January 1998, ITC Holding purchased from Century Telephone its preferred stock of KNOLOGY Holdings. In July 1998, ITC Holding acquired shares of preferred stock of KNOLOGY Holdings in exchange for $100 in cash and ITC Holding common stock valued at $1,600 per share for each share of preferred stock of KNOLOGY Holdings exchanged. ITC Holding purchased 21,551 shares of preferred stock of KNOLOGY Holdings from several stockholders, including all of the preferred stock owned by South Atlantic and SCANA Communications in the exchange.

     In November 1999, we completed an exchange with other KNOLOGY Holdings stockholders, including AT&T venture funds and SCANA Communications, in which we exchanged our common stock and preferred stock for KNOLOGY Holdings common stock and preferred stock. Through this exchange offering, we acquired 7,113 shares of Series A preferred stock of KNOLOGY Holdings from AT&T venture funds for 4,267,800 shares of our Series A preferred stock and 753 shares of our Series A preferred stock of KNOLOGY Holdings from SCANA Communications for 451,800 shares of our Series A preferred stock.


     We expect to become a party to a stockholders agreement with the holders of our Series B preferred stock upon the closing of the proposed private placement of Series B preferred stock. Some large holders of our Series A preferred stock are expected to become parties to that agreement, including Campbell B. Lanier III, the chairman of our board of directors, SCANA Communications Holdings, Inc. and American Water Works Company, Inc.

     The stockholders agreement is expected to provide that the two directors to be elected by the holders of our Series B preferred stock, as provided in our certificate of incorporation, will be designated by certain holders as long as each such holder maintains at least 45% of its original investment in our capital stock. Further, the stockholders agreement is expected to provide that certain holders of our Series B preferred stock will have the right to appoint board observers as long as each such holder maintains at least 25% of its original investment. The agreement is also expected to provide certain rights to each of the holders of at least 5% of our outstanding stock, including the right of first refusal and co-sale rights in connection with proposed transfers of our stock by other holders of at least 5% of our outstanding stock, as well as the preemptive right to purchase its pro-rata share of 75% of any future offerings of our equity securities in order to maintain its pro rata interest in us. The stockholders agreement is also expected to provide that after we file a registration statement under Section 12 of the Securities and Exchange Act of 1934, the parties to this stockholders agreement will have the right, subject to specified limitations,



     - to demand registration of their unregistered shares; and



     - to demand inclusion of their unregistered shares in any registration of securities by us.



The stockholders agreement is further discussed in our "Description of Securities" section.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of November 30, 1999, reflecting the November 1999 transaction in which, among other things, ITC Holding and other stockholders of KNOLOGY Holdings exchanged their KNOLOGY Holdings stock and certain other assets for stock in our company, and immediately following the distribution regarding beneficial ownership of our voting capital stock by:

     - each person known by us to beneficially own more than 5% of our outstanding voting capital stock,

     - each of our executive officers,

     - each of our directors, and

     - all of our directors and executive officers as a group.

Unless otherwise indicated, the address of each of the named individuals is c/o KNOLOGY, Inc., 1241 O.G. Skinner Drive, West Point, Georgia 31833.

                                                                                                    PERCENT OF VOTING
                                                                                                    CAPITAL STOCK(2)
                                  AMOUNT AND NATURE OF           AMOUNT AND NATURE OF       ---------------------------------
NAME AND ADDRESS OF BENEFICIAL    BENEFICIAL OWNERSHIP           BENEFICIAL OWNERSHIP           BEFORE             AFTER
OWNER                           BEFORE DISTRIBUTION(1)(4)     AFTER DISTRIBUTION(1)(3)(4)   DISTRIBUTION(3)   DISTRIBUTION(3)
------------------------------  -------------------------     ---------------------------   ---------------   ---------------
5% Shareholders
  ITC Holding Company, Inc...
  InterCall, Inc.(5).........             43,211,531                          --                   90%               --
  AT&T Venture Funds(6)......              4,267,800(6)                4,267,800(6)               8.9               8.9%
  SCANA Communications,
    Inc. ....................                451,800                   7,220,886                    *              15.0
  American Water Works
    Company, Inc. ...........                     --                   3,813,402                   --               7.9
  South Atlantic Private
    Equity Funds(7)..........                     --                   3,536,632(7)                --               7.4
  James O. Hayles(8).........                     --                   2,846,641(8)                --               5.9
  Carroll Lanier Hodges(9)...                     --                   3,124,315(9)                --               6.5
  Elizabeth L. Lester(10)....                     --                   3,195,203(10)               --               6.7
  Ellen L. Collins(11).......                     --                   3,194,575(11)               --               6.7
Executive Officers
  Felix L. Boccucci, Jr.(4)...                58,852(4)                   81,728(4)                 *                 *
  Marcus R. Luke(4)..........                 39,420(4)                   49,878(4)                 *                 *
  James T. Markle............                     --                          --                   --                --
  Bret McCants(4)............                 25,800(4)                   26,453(4)                 *                 *
  Peggy A. Warner............                     --                          --                   --                --
  Robert K. Mills............                     --                          --                   --                --
  Thomas Patrick Barrett.....                     --                          --                   --                --
  Rodger L. Johnson..........                     --                          --                   --                --
  Anthony J. Palermo.........                     --                          --                   --                --
  Chad S. Wachter............                     --                          --                   --                --
Directors
  Campbell B. Lanier.........             41,181,807(12)               7,825,656(13)               90              16.1
  Richard Bodman(6)..........              4,267,800(6)                4,267,800(6)               8.9               8.9
  Donald W. Weber............                     --                      41,275                   --                --
  Donald W. Burton(7)........                     --                   3,542,630(7)                --               7.4
  L. Charles Hilton, Jr. ....                     --                     376,453                   --                 *
  William H. Scott, III......             41,181,807(12)               1,373,843(14)               90               2.8
  Alan A. Burgess............                     --                          --                   --                --
  Rodger L. Johnson..........                     --                          --                   --                --

                                                                                                    PERCENT OF VOTING
                                                                                                    CAPITAL STOCK(2)
                                  AMOUNT AND NATURE OF           AMOUNT AND NATURE OF       ---------------------------------
NAME AND ADDRESS OF BENEFICIAL    BENEFICIAL OWNERSHIP           BENEFICIAL OWNERSHIP           BEFORE             AFTER
OWNER                           BEFORE DISTRIBUTION(1)(4)     AFTER DISTRIBUTION(1)(3)(4)   DISTRIBUTION(3)   DISTRIBUTION(3)
------------------------------  -------------------------     ---------------------------   ---------------   ---------------
All Named Executive Officers
  and Directors as a Group (17
  persons)...................             45,573,679                  17,585,716                 94.9%             36.6%

---------------
*     Less than 1%

(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days from November 30, 1999. More than one person may be deemed to be a beneficial owner of the same securities. All persons shown in the table above have sole voting and investment power, except as otherwise indicated. Except as otherwise noted, all voting capital stock listed in the table above consists of our Series A preferred stock.

(2) For the purpose of computing the percentage ownership of each beneficial owner, any securities which were not outstanding but which were subject to options, warrants, rights or conversion privileges held by such beneficial owner exercisable within 60 days were deemed to be outstanding in determining the percentage owned by such person, but were not deemed outstanding in determining the percentage owned by any other person.

(3) The "After Distribution" information reflects the ITC Holding Company distribution to its shareholders of its 43,211,531 shares of our Series A preferred stock and the conversion of the $29.7 million loan from ITC Holding into 6,258,036 options to purchase Series A preferred stock. The "Before Distribution" information does not reflect the conversion of the $29.7 million loan into options.

(4) Includes the following shares that the individuals named below have the right to currently purchase or to purchase within 60 days from November 30, 1999 pursuant to options as follows:

                                                          BEFORE            AFTER
                                                       DISTRIBUTION      DISTRIBUTION
                                                       ------------      ------------
Felix L. Boccucci, Jr.(a)............................     52,852(a)         74,422(a)
Marcus R. Luke(a)....................................     25,620(a)         36,078(a)
Bret McCants(a)......................................     21,000(a)         21,653(a)
Donald W. Weber......................................         --            41,275
Donald W. Burton.....................................         --            26,024
Campbell B. Lanier...................................         --           529,721
William H. Scott, III................................         --           645,956
South Atlantic Funds (collectively)..................         --            25,118
Burton Partnership, Limited Partnership..............         --               906

        (a) includes options to purchase common shares of 52,852, 25,620 and 21,000 for Mr. Boccucci, Mr. Luke and Mr. McCants, respectively.

(5) The address of ITC Holding, Inc. is 1239 O.G. Skinner Drive, West Point, GA, and the address of InterCall, Inc. is 1211 O.G. Skinner Drive, West Point, Georgia 31833. InterCall is a wholly-owned subsidiary of ITC Holding.

(6) The address of each of the AT&T venture funds and of Mr. Bodman is 2 Wisconsin Circle, #610, Chevy Chase, Maryland 20815. Includes 325,800 shares owned by AT&T Venture Fund I, L.P., of which Venture Management I, a general partnership, is the general partner, of which Mr. Bodman is the managing general partner; 2,931,600 shares owned by AT&T Venture Fund II, L.P., of which Venture Management, L.L.C. is the general partner, of which Mr. Bodman is a manager; includes 153,600 shares owned by Special Partners Fund, L.P., of which Venture Management III, L.L.C. is the general partner, of which Mr. Bodman is a manager; and includes 856,800 shares owned by Special Partners Fund International, L.P., of which the investment general partner is Venture Management III, L.L.C., of which Mr. Bodman is a manager. Each of the respective AT&T venture funds has sole voting and investment power with respect to the shares beneficially owned by such fund.

(7) The address of Mr. Burton and of each entity comprising South Atlantic is 614 West Bay Street, Suite 200, Tampa, Florida 33606. Includes 117,552 shares held of record by The Burton Partnership, Limited Partnership, of which Mr. Burton is the sole general partner; 1,681,925 shares held by South Atlantic Venture Fund III, Limited Partnership, of which South Atlantic Venture Partners III, Limited Partnership is the sole general partner, of which Mr. Burton is the managing partner; 870,528 shares held by South Atlantic Private Equity Fund IV (QP), Limited Partnership, of which Mr. Burton is a general partner; 591,099 shares held by South Atlantic Private Equity Fund IV, Limited Partnership, of which Mr. Burton is a general partner; and 206,266 shares held by South Atlantic Venture Fund II, Limited Partnership, of which Mr. Burton is the managing partner. Each of the respective South Atlantic funds has sole voting and investment power with respect to the shares beneficially owned by such fund. Also includes 49,236 shares held of record by four Burton Family trusts of which Mr. Burton is trustee.

(8) Includes 19,620 shares held of record by two family trusts; 1,273,378 shares held of record by The Fredonia 1999 Annuity Trust; and 1,452,503 shares held of record by The 1997 Trust FBO Campbell B. Lanier IV, all trusts of which Mr. Hayles is trustee. Also includes 50,570 shares held of record by Mr. Hayles' wife.

(9) Includes 3,900 shares held of record by two members of Mrs. Hodges immediate family; and 2,081,959 shares held of record by The James Smith Lanier II Three Year Trust dated August 26, 1999, of which Mrs. Hodges is a co-trustee.

(10) Includes 54,468 shares held of record jointly by Mrs. Lester and her husband; 86,476 shares held of record by three members of Mrs. Lester's immediate family, and 2,081,959 shares held of record by The James Smith Lanier II Three Year Trust dated August 26, 1999, of which Mrs. Lester is a co-trustee.

(11) Includes 54,468 shares held of record jointly by Mrs. Collins and her husband; 72,214 shares held of record by three members of Mrs. Collins immediate family; and 2,081,959 shares held of record by The James Smith Lanier II Three Year Trust dated August 26, 1999, of which Mrs. Collins is a co-trustee.

(12) These are the shares owned by InterCall, Inc., of which Messrs. Lanier and Scott are directors. Messrs. Lanier and Scott disclaim beneficial ownership of these shares.

(13) Includes 121,718 shares held of record by the Jane Lowery Zachry Hyatt Lanier Trust, of which Mr. C. Lanier, III is trustee; 136,150 shares held of record by The Campbell B. Lanier, Jr. Irrevocable Life Insurance Trust, of which Mr. C. Lanier, III is trustee; 58,847 shares held of record by the Lanier Family Foundation, of which Mr. C. Lanier, III is co-trustee; and 392 shares held of record by Mr. C. Lanier, III's wife.

(14) Includes 44,768 shares held of record by The Martha J. Scott, Trustee FBO Mary Martha Scott U/A 6/26/91 Trust, of which Mr. Scott's wife is trustee; 2,831 shares held of record by two members of Mr. Scott's immediate family; 87,150 shares held of record by The Melissa H. Lanier 1997 GST Trust, of which Mr. Scott is trustee; and 160,831 shares held of record by The Campbell B. Lanier, III Charitable Remainder Trust.

                           DESCRIPTION OF SECURITIES


     The following summary description of our capital stock is subject to the provisions of our certificate of incorporation and our bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the provisions of applicable law.


AUTHORIZED AND OUTSTANDING CAPITAL STOCK


     We currently have 200,000,000 shares of common stock authorized and 2,476 shares of common stock outstanding. We currently have 175,000,000 shares of preferred stock authorized of which 75,000,000 shares are designated as Series A preferred stock and 50,000,000 shares are designated as Series B preferred stock. We have 48,035,531 shares of Series A preferred stock outstanding and no shares of Series B preferred stock outstanding.


COMMON STOCK

     Voting Rights.   Each holder of common stock is entitled to attend all
special and annual meetings of the stockholders of our company and, together with the holders of all other classes of stock entitled to attend and vote at such meetings, to vote upon any matter or thing properly considered and acted upon by the stockholders. Holders of common stock are entitled to one vote per share and vote as a single class.

     Liquidation Rights.   In the event of any dissolution, liquidation or
winding up of our company, whether voluntary or involuntary, subject to the provisions of our preferred stock, holders of common stock are entitled to participate ratably on a per-share basis in all distributions to the holders of our common stock in any dissolution, liquidation or winding up.

     Dividends.   Dividends and distributions may be paid on the common stock in cash, property or securities, and the holders of our common stock will be entitled to participate in such dividends and distributions ratably on a per share basis. The rights of holders of our common stock to receive dividends and distributions are subject to any provisions of any of our preferred stock outstanding.

     Transfer Restrictions.   Any holder of shares of common stock that decides
to sell its shares of common stock must first offer those shares to us before it can offer the shares to a third party. Our board of directors at its discretion may waive or terminate the transfer restrictions. All transfer restrictions will terminate upon a qualified underwritten public offering of our common stock, which is an underwritten public offering

     - with a per-share purchase price of at least $6.00;

     - resulting in proceeds to us of at least $50 million prior to expenses and underwriting commissions; and

     - in which our common stock is listed for quotation on the Nasdaq National Market or a national securities exchange.

     Redemption.   All outstanding shares of our common stock are subject to
redemption if our board of directors determines such action should be taken to prevent the loss or secure the reinstatement of a license or franchise held by us or any of our subsidiaries and used to conduct business.

AUTHORIZED PREFERRED STOCK

     Our certificate of incorporation authorizes our board of directors to issue, from time to time and without further stockholder action, except as required by applicable law, one or more series of preferred stock, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights, conversion privileges and other rights. The issuance of additional preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders. Preferred stock issued with voting, conversion or redemption rights may adversely affect the voting power of the holders of common stock and existing series of preferred stock, and could discourage attempts to obtain control of our company.

SERIES A PREFERRED STOCK

     Voting Rights. Except as otherwise required by law, the holders of shares of Series A preferred stock are entitled to attend all special and annual meetings of the stockholders of our company and, together with the holders of all other classes of stock entitled to attend and vote at such meetings, to vote upon any matter or thing properly considered and acted upon by the stockholders. Holders of Series A preferred stock will vote with holders of common stock on an as-converted basis. In addition, holders of Series A preferred stock and Series B preferred stock are entitled to a separate class vote on:

     - the issuance of any additional Series A preferred stock;

     - the creation of any class or series of capital stock with preference to or on parity with the Series A preferred stock;

     - the voluntary dissolution of our company; and

     - any amendment to our certificate of incorporation or bylaws that would materially adversely affect the preferences of the Series A preferred stock.

Holders of Series A preferred stock and holders of Series B preferred stock, which is expected to be issued in a private placement in the near future, are entitled to vote together as a single class or as separate classes on any merger, consolidation, recapitalization, liquidation, dissolution, winding-up or sale of all or substantially all of our assets that constitutes a change of control.

     Liquidation Rights.   In the event of any dissolution, liquidation or
winding up of our company, whether voluntary or involuntary, following any required prior distributions or payments for any other series of preferred stock, the holders of shares of our Series A preferred stock are entitled to receive, out of our assets legally available for distribution to stockholders, a liquidation value equal to the greater of:

     - the initial per-share purchase price of $4.75, or

     - the amount such holder would have received had his Series A preferred stock been converted into common stock immediately before the liquidation event.

This distribution must be paid after any distribution with respect to the Series B preferred stock but prior to any distribution with respect to the common stock. If the remaining distributable assets are insufficient to pay cash in an amount equal to the full Series A preferred stock liquidation distribution, then such assets or the proceeds of such assets will be distributed among the holders of the Series A preferred stock ratably on a per share basis.

     Dividends.   The holders of our Series A preferred stock and Series B
preferred stock, prior to and in preference to the holders of our common stock, will participate on an as-converted basis in all dividends and distributions payable to the holders of our common stock. As we do not pay guaranteed dividends to our preferred stockholders, we do not have a restriction on any repurchase or redemption of shares of our Series A preferred stock while there is any arrearage in the payment of dividends.

     Conversion Into Common Stock.   The Series A preferred stock is convertible
at any time at the option of the holder into the number of shares of common stock determined by multiplying the conversion rate then in effect by the number of shares of Series A preferred stock held. The conversion rate is the quotient obtained by dividing the Series A preferred stock issue price by the conversion price. The Series A preferred stock issue price equals $4.75, subject to adjustments for any future stock dividends, stock splits or similar transactions affecting the Series A preferred stock. The conversion price equals the initial per-share purchase price of $4.75, subject to adjustments for any future stock dividends, stock splits and similar transactions affecting the common stock, as well as issuances of common stock and common stock equivalents other than options and stock issued pursuant to employee benefit plans at less than the conversion price then in effect. The shares of Series A preferred stock shall automatically be converted into shares of common stock at the conversion price, as adjusted for any stock split or reclassification, upon our completion of a qualified underwritten public offering of common stock. Each share of Series A preferred stock will be convertible into one share of our common stock immediately after the distribution.

     Transfer Restrictions.   Any holder of shares of Series A preferred stock
that decides to sell its shares of Series A preferred stock must first offer those shares to us before it can offer the shares to a third party. Our board of directors at its discretion may waive or terminate the transfer restrictions. All transfer restrictions will terminate upon a qualified underwritten public offering of our common stock. Additionally, holders of Series A preferred stock who own more than 5% of our capital stock on an as-converted basis and who are parties to the stockholders agreement also must offer any shares not purchased by us to the other greater than 5% stockholders party to the stockholders' agreement. If any shares remain to be sold to a third party, the other greater than 5% stockholders have the right to sell their shares along with the original selling stockholder on a pro rata basis.

SERIES B PREFERRED STOCK

     The Series B preferred stock expected to be issued in the private placement ultimately will have substantially the same rights, restrictions, preferences and designations as our Series A preferred stock, other than the differences set forth below.

     Additional Voting Rights.   Similar to the rights of the holders of Series
A preferred stock, the holders of Series B preferred stock are entitled to a separate class vote on:

     - the issuance of additional Series B preferred stock; and

     - the creation of any class or series of capital stock with preference to or on parity with the Series B preferred stock.

     In addition to the other voting rights granted to holders of shares of Series A preferred stock, holders of Series B preferred stock will be entitled to a separate class vote on any redemption or redemptions of common stock or preferred stock except for

     - any redemption or redemptions approved by a director elected by the holders of the Series B preferred stock; and

     - any redemption or redemptions from employees or former employees representing, in the aggregate, during any twelve-month period in which such redemption or redemptions occur, not more than 1% of our outstanding common stock on a fully-diluted basis.

     Liquidation Rights.   In the event of any dissolution, liquidation or
winding up of our company, whether voluntary or involuntary, before any distribution or payment is made to the holders of any other class or series of our capital stock, the holders of shares of Series B preferred stock will be entitled to receive, out of assets legally available for distribution to stockholders, a liquidation value equal to the greater of:

     - the initial per-share purchase price of $4.75, or

     - the amount such holder would have received had his Series B preferred stock been converted into common stock immediately before the liquidation event.

     If the distributable assets would be insufficient to pay cash in an amount equal to the full Series B preferred stock liquidation distribution, then such assets or the proceeds of such assets will be distributed among the holders of Series B preferred stock ratably on a per share basis.


     Board Seats.   The holders of Series B preferred stock, voting together as a separate class, have the right to elect two directors to our board of directors. Under the stockholders' agreement expected to be entered into in connection with the proposed private placement of the Series B preferred stock, certain holders of our Series B preferred stock are expected to have the right to appoint these two directors as long as each such holder maintains at least 45% of its original investment holding in our capital stock. Additionally, under the stockholders agreement, certain holders of our Series B preferred stock are expected to have the right to appoint board observers as long as each such holder maintains at least 25% of its original investment.



     Preemptive Rights.   We expect to enter into a stockholders' agreement with
the holders of Series B preferred stock and holders of shares of Series A preferred stock who own shares other than as a result of the distribution. Under that agreement, each party that is a holder of shares of Series B preferred stock or Series A preferred stock that represent, on an as-converted basis, at least 5% of our outstanding capital stock will have the right to purchase its pro-rata share of 75% of any future offerings of our equity securities. This right will not apply to issuances pursuant to employee benefit plans or issuances for non-cash consideration.


     Registration Rights.   Under the stockholders' agreement mentioned above,
shares of common stock issued or issuable upon the conversion of Series A preferred stock obtained other than as a result of the distribution and which were not registered in connection with the distribution or Series B preferred stock will have the benefit of various registration rights. Holders of such preferred stock will have the right to require us to effect up to two registrations on Form S-1 and unlimited registrations on Form S-3, each with respect to at least 25% of our registrable stock, subject to our reasonable deferral rights. Holders of such preferred stock also will have unlimited rights to include shares in future registrations of stock by us or our own account or the account of other selling stockholders. These rights to include shares in future registrations will be subject to customary rights of KNOLOGY to exclude the shares to the extent the managing underwriter determines that it would hurt the distribution to which the registration relates. We will pay all expenses in connection with these registrations other than underwriter discounts and commissions. Approximately 21 million shares of Series B preferred stock and approximately 48 million shares of Series A preferred stock will have the benefit of these registration rights. A holder's registration rights will terminate when all registrable securities beneficially owned by such holder immediately may be sold under Rule 144(k) of the Securities Act of 1933, as amended, or our common stock is listed on a national securities exchange or traded on the Nasdaq market system.

OPTIONS

     As of December 20, 1999, we had outstanding options to purchase 6,674,176 shares of our common stock. All of these options were granted under our stock option plan. The weighted average exercise price of these options is $2.70. The options will vest at different times between the current date and November 2004, and each option terminates 10 years from the date of its issuance. The options terminate upon the option holder's termination of employment. Further, the options are immediately exerciseable upon the sale of KNOLOGY, unless our board decides such acceleration is not in the best interests of KNOLOGY.

WARRANTS

     As of December 3, 1999, we had outstanding 444,100 warrants, each of which warrant entitles the warrant holder to purchase 2.2404 shares of our Series A preferred stock at an exercise price of $.01 per share. The exercise price is subject to adjustment for any division, consolidation or reclassification of the Series A preferred stock or similar actions by KNOLOGY. The warrants are exercisable at any time until their expiration in October 2007. Any warrants that are not exercised by that date will expire. Under certain circumstances, as set forth in the warrant agreement, if we consolidate or merge with, or sell substantially all of our assets to, another person at a time when our preferred stock or common stock is not publicly traded, we would be required to make an offer to repurchase the warrants at their fair market value. The distribution will not require us to offer to repurchase the warrants under the warrant agreement.

CERTAIN CHARTER AND STATUTORY PROVISIONS

     Certain provisions of the Delaware General Corporation Law, our certificate of incorporation, our bylaws and our stock option plans may have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt. This may be true even in circumstances where a takeover attempt might result in payment of a premium over market price for shares held by stockholders.

     Following the completion of the distribution, we will become subject to
Section 203 of the Delaware General Corporation Law. Section 203 prohibits, subject to certain exceptions, a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder. A business combination includes mergers, asset sales and other transactions that may result in a financial benefit to stockholders. A person will be deemed an interested stockholder triggering this protection if the person together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of our outstanding voting stock. There are three exceptions to these provisions. First, if our board of directors gives prior approval to either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder then the restrictions do not apply. Second, the restrictions will not apply if, upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock. Finally, the restrictions will not apply if, at the time of or following the consummation of the transaction in which the stockholder became an interested stockholder, our board of directors approves the business combination and stockholders holding at least 66 2/3% of our outstanding voting stock not owned by the interested stockholder authorize the business combination.

     We may issue 50,000,000 shares of undesignated preferred stock. Under certain circumstances, the issuance of preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of our stock.

     The provisions of our certificate of incorporation and bylaws may have the effect of delaying, deferring or preventing a non-negotiated merger or other business combination involving us. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the approval of our board of directors in connection with the transaction. Certain of these provisions may, however, discourage our future acquisition in a transaction not approved by our board of directors in which stockholders might receive an attractive value for their shares or that a substantial number or even a majority of our stockholders might believe to be in their best interest. As a result, stockholders who desire to participate in such a transaction may not have the opportunity to do so. Such provisions could also discourage bids for our common stock at a premium, as well as create a depressive effect on the market price of our common stock.

                                 LEGAL MATTERS


     Hogan & Hartson L.L.P., of Washington, D.C., has issued an opinion about certain legal matters with respect to our Series A preferred stock, options and common stock. Anthony S. Harrington, a partner of Hogan & Hartson, currently owns 80,768 shares of common stock of ITC Holding and will receive 87,986 shares of our Series A preferred stock in the distribution. Arthur Andersen LLP has issued an opinion about certain tax matters with respect to Federal income tax consequences of the distribution to ITC Holding option holders.


                                    EXPERTS

     The consolidated financial statements and schedules of KNOLOGY, Inc. and subsidiaries as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, and KNOLOGY Holdings, Inc. as of December 31, 1997 and July 31, 1998 and for each of the two years in the period ended December 31, 1997 and the period ended July 31, 1998 included in this prospectus and in the registration statement have been audited by Arthur Andersen LLP, independent accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Cable Alabama Corporation as of August 31, 1998 and September 30, 1997 and for the eleven month period ended August 31, 1998 and the year ended September 30, 1997 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1. It includes exhibits and schedules. This prospectus is part of the registration statement. It does not contain all of the information that is in the registration statement. The registration statement contains more information about our company and our capital stock. Statements contained in this prospectus concerning the provisions of documents filed as exhibits to the registration statement are necessarily summaries of such documents. Each of these statements is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. You may read and copy all or any portion of the registration statement at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room's operations. The registration statement is also available to you on the SEC's Internet site (www.sec.gov). We intend to furnish our stockholders with annual reports containing financial statements audited by our independent accountants and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
KNOLOGY, INC.
Report of Independent Public Accountants....................   F-2
Consolidated Balance Sheets -- December 31, 1997 and 1998
  and September 30, 1999 (unaudited)........................   F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1996, 1997 and 1998 and the Nine Months Ended
  September 30, 1998 and 1999 (unaudited)...................   F-4
Consolidated Statements of Stockholders' Equity and
  Comprehensive Income for the Years Ended December 31,
  1996, 1997 and 1998 and the Nine Months Ended September
  30, 1999 (unaudited)......................................   F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1996, 1997 and 1998 and the Nine Months Ended
  September 30, 1998 and 1999 (unaudited)...................   F-6
Notes to Consolidated Financial Statements..................   F-7


KNOLOGY HOLDINGS, INC.
Report of Independent Public Accountants....................  F-28
Consolidated Balance Sheets -- December 31, 1997 and July
  31, 1998..................................................  F-29
Consolidated Statements of Operations for the Years Ended
  December 31, 1996, 1997 and the Period Ended July 31,
  1998......................................................  F-30
Consolidated Statements of Stockholders' Equity and
  Comprehensive Income for the Years Ended December 31,
  1996, 1997 and the Period Ended July 31, 1998.............  F-31
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1996, 1997 and the Period Ended July 31,
  1998......................................................  F-32
Notes to Consolidated Financial Statements..................  F-33
CABLE ALABAMA CORPORATION
Report of Independent Public Accountants....................  F-49
Balance Sheets -- August 31, 1998 and September 30, 1997....  F-50
Statements of Operations and Deficit for the Period Ended
  August 31, 1998 and the Year Ended September 30, 1997.....  F-51
Statements of Cash Flows for the Period Ended August 31,
  1998 and the Year Ended September 30, 1997................  F-52
Notes to Financial Statements...............................  F-53
PRO FORMA FINANCIAL STATEMENTS
Pro Forma Financial Information.............................  F-56
Unaudited Consolidated Pro Forma Balance Sheet as of
  September 30, 1999........................................  F-56
Unaudited Consolidated Pro Forma Statement of Operations for
  the Period Ended September 30, 1999.......................  F-58
Unaudited Pro Forma Statement of Operations for the Year
  Ended December 31, 1998...................................  F-59

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To KNOLOGY, Inc.:

     We have audited the accompanying consolidated balance sheets of KNOLOGY, INC. (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of KNOLOGY, Inc. and subsidiaries as of December 31, 1997 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. As discussed in Note 1 to the financial statements, effective August 1998, the Company acquired a majority ownership interest in KNOLOGY Holdings, Inc. in a business combination accounted for as a purchase. As a result of this acquisition, the financial information for 1998 includes the accounts of KNOLOGY Holdings, Inc. and, therefore, is not comparable to periods prior to the acquisition.

/s/ ARTHUR ANDERSEN LLP

Atlanta, Georgia
November 30, 1999

                         KNOLOGY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                     DECEMBER 31,
                                                              ---------------------------   SEPTEMBER 30,
                                                                  1997           1998           1999
                                                              ------------   ------------   -------------
                                                                                             (UNAUDITED)
                                                 ASSETS
CURRENT ASSETS:
 Cash and cash equivalents..................................  $    626,902   $  5,158,774   $ 21,199,977
 Marketable securities......................................             0     66,231,397              0
 Accounts receivable, net of allowance for doubtful accounts of $108,528 and $393,766 in 1997 and 1998,
   respectively.............................................     3,660,359      8,774,536      9,674,793
 Accounts receivable -- affiliates..........................             0      6,785,691      8,636,849
 Prepaid expenses...........................................        54,798        500,022      1,216,793
                                                              ------------   ------------   ------------
       Total current assets.................................     4,342,059     87,450,420     40,728,412
                                                              ------------   ------------   ------------
PROPERTY, PLANT, AND EQUIPMENT:
 System and installation equipment..........................    27,924,111    188,753,702    250,696,942
 Test and office equipment..................................     1,038,956      8,539,784     11,384,537
 Automobiles and trucks.....................................       765,114      3,777,458      5,327,864
 Production equipment.......................................             0        857,028        924,274
 Land.......................................................       300,975      2,750,244      2,750,244
 Buildings..................................................       641,563     10,902,460     13,424,846
 Inventory..................................................       255,225     32,417,006     26,097,032
 Leasehold improvements.....................................       407,778      1,145,184      1,335,300
                                                              ------------   ------------   ------------
                                                                31,333,722    249,142,866    311,941,039
 Less accumulated depreciation and amortization.............   (20,072,876)   (37,257,198)   (53,285,137)
                                                              ------------   ------------   ------------
       Property, plant, and equipment, net..................    11,260,846    211,885,668    258,655,902
                                                              ------------   ------------   ------------
OTHER LONG-TERM ASSETS:
 Intangible and other assets, net...........................             0     73,925,988     62,311,348
 Investments................................................    14,283,627        825,072      1,412,064
 Other......................................................       309,960        593,663        559,677
                                                              ------------   ------------   ------------
       Total assets.........................................  $ 30,196,492   $374,680,811   $363,667,403
                                                              ============   ============   ============
                                  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Current portion of long-term debt..........................  $          0   $     25,094   $     12,174
 Accounts payable...........................................     2,804,112      8,877,925     16,050,716
 Accounts payable -- affiliates.............................       132,329        248,306        347,203
 Accrued liabilities........................................     1,835,707     23,076,341      6,907,270
 Advances from affiliates...................................             0      2,025,604      1,171,252
 Unearned revenue...........................................       810,091      3,231,232      3,593,068
                                                              ------------   ------------   ------------
       Total current liabilities............................     5,582,239     37,484,502     28,081,683
NONCURRENT LIABILITIES:
 Notes payable..............................................             0        109,150     19,116,496
 Accrued interest payable...................................             0     21,036,541     35,825,088
 Unamortized investment tax credits.........................       513,605        441,989        388,277
 Deferred income taxes......................................       560,473        321,658        321,658
 Bonds payable, net of discount.............................             0    255,020,209    266,685,707
                                                              ------------   ------------   ------------
       Total liabilities....................................     6,656,317    314,414,049    350,418,909
                                                              ------------   ------------   ------------
COMMITMENTS AND CONTINGENCIES (NOTE 5)
MINORITY INTEREST...........................................             0      3,267,653              0
                                                              ------------   ------------   ------------
WARRANTS (NOTE 3)...........................................             0      2,486,960      2,486,960
                                                              ------------   ------------   ------------
STOCKHOLDERS' EQUITY:
 Series A Preferred stock, $.01 par value per share;
   75,000,000 shares authorized, 0 shares issued and
   outstanding at December 31, 1997 and 1998 and September
   30, 1999.................................................             0              0              0
 Series B Preferred stock, $.01 par value per share;
   50,000,000 shares authorized, 0 shares issued and
   outstanding at December 31, 1997 and 1998 and September
   30, 1999.................................................             0              0              0
 Common stock, $.01 par value per share; 200,000,000 shares
   authorized, 100 shares issued and outstanding at December
   31, 1997 and 1998 and September 30, 1999.................             1              1              1
 Additional paid-in capital.................................    20,358,995     75,312,104     75,312,104
 Retained earnings (accumulated deficit)....................     3,181,179    (20,802,344)   (64,526,921)
 Unrealized gains (losses)..................................             0          2,388        (23,650)
                                                              ------------   ------------   ------------
       Total stockholders' equity...........................    23,540,175     54,512,149     10,761,534
                                                              ------------   ------------   ------------
       Total liabilities and stockholders' equity...........  $ 30,196,492   $374,680,811   $363,667,403
                                                              ============   ============   ============


 The accompanying notes are an integral part of these consolidated statements.

                         KNOLOGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                     NINE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                                     ----------------------------------------   ---------------------------
                                                        1996          1997           1998           1998           1999
                                                     -----------   -----------   ------------   ------------   ------------
                                                                                                        (UNAUDITED)
OPERATING REVENUES:
  Telephone........................................  $17,527,208   $17,633,313   $ 22,318,344   $ 15,970,354   $ 21,236,214
  Video............................................            0             0     22,527,403     14,149,220     25,871,947
  Internet services and other......................            0             0        286,775        165,475      1,716,067
                                                     -----------   -----------   ------------   ------------   ------------
        Total operating revenues...................   17,527,208    17,633,313     45,132,522     30,285,049     48,824,228
                                                     -----------   -----------   ------------   ------------   ------------
OPERATING EXPENSES:
  Cost of services.................................    2,991,412     3,121,108     12,739,540      9,010,401     18,573,719
  Selling, operations, and administrative..........    8,331,795     9,498,461     37,323,345     24,256,479     35,760,116
  Depreciation and amortization....................    3,022,056     2,781,800     17,326,895      9,013,477     29,526,358
                                                     -----------   -----------   ------------   ------------   ------------
        Total operating expenses...................   14,345,263    15,401,369     67,389,780     42,280,357     83,860,193
                                                     -----------   -----------   ------------   ------------   ------------
OPERATING INCOME (LOSS)............................    3,181,945     2,231,944    (22,257,258)   (11,995,308)   (35,035,965)
                                                     -----------   -----------   ------------   ------------   ------------
OTHER INCOME (EXPENSE):
  Interest income..................................            0             0      9,639,050      8,366,231      1,251,191
  Interest expense.................................       (9,933)      (12,431)   (29,033,088)   (21,477,687)   (24,287,041)
  Affiliate interest income (expense), net.........      193,495       467,815        (34,115)       (25,253)      (106,248)
  Equity losses in subsidiary......................   (1,052,227)   (2,444,706)             0              0              0
  Other income (expense), net......................      488,776       (59,184)       782,954        747,511        174,122
                                                     -----------   -----------   ------------   ------------   ------------
        Total other expense........................     (379,889)   (2,048,506)   (18,645,199)   (12,389,198)   (22,967,976)
                                                     -----------   -----------   ------------   ------------   ------------
INCOME (LOSS) BEFORE INCOME TAXES, MINORITY
  INTERESTS, AND CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE.............................    2,802,056       183,438    (40,902,457)   (24,384,506)   (58,003,941)
MINORITY INTERESTS.................................            0             0     13,294,079     11,292,126      3,267,653
                                                     -----------   -----------   ------------   ------------   ------------
INCOME (LOSS) BEFORE INCOME TAXES AND CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE.........    2,802,056       183,438    (27,608,378)   (13,092,380)   (54,736,288)
INCOME TAX (PROVISION) BENEFIT.....................   (1,371,865)   (1,010,779)     5,631,618      1,704,350     11,011,711
                                                     -----------   -----------   ------------   ------------   ------------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE.............................    1,430,191      (827,341)   (21,976,760)   (11,388,030)   (43,724,577)
CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
  PRINCIPLE (NOTE 2)...............................            0             0       (582,541)      (582,541)             0
                                                     -----------   -----------   ------------   ------------   ------------
NET INCOME (LOSS)..................................    1,430,191      (827,341)   (22,559,301)   (11,970,571)   (43,724,577)
SUBSIDIARY PREFERRED STOCK DIVIDENDS...............            0    (4,193,276)    (1,424,222)       (63,907)             0
                                                     -----------   -----------   ------------   ------------   ------------
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON
  STOCKHOLDERS.....................................  $ 1,430,191   $(5,020,617)  $(23,983,523)  $(12,034,478)  $(43,724,577)
                                                     ===========   ===========   ============   ============   ============
BASIC AND DILUTED NET INCOME (LOSS) PER SHARE
  ATTRIBUTABLE TO COMMON SHAREHOLDERS..............  $ 14,301.91   $(50,206.17)  $(239,835.23)  $(120,344.78)  $(437,245.77)
                                                     ===========   ===========   ============   ============   ============
BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING......................................          100           100            100            100            100
                                                     ===========   ===========   ============   ============   ============


 The accompanying notes are an integral part of these consolidated statements.

                         KNOLOGY, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME


                                                                                          RETAINED
                                      PREFERRED STOCK    COMMON STOCK     ADDITIONAL      EARNINGS     UNREALIZED       TOTAL
                                      ---------------   ---------------     PAID-IN     (ACCUMULATED     GAINS      STOCKHOLDERS'
                                      SHARES   AMOUNT   SHARES   AMOUNT     CAPITAL       DEFICIT)      (LOSSES)       EQUITY
                                      ------   ------   ------   ------   -----------   ------------   ----------   -------------
BALANCE, December 31, 1995..........       0     $0      100       $1     $ 5,175,002   $  8,168,034   $ 184,854    $ 13,527,891
Comprehensive Loss:
  Net income attributable to common
    stockholders....................       0      0        0        0               0      1,430,191           0       1,430,191
  Unrealized loss on marketable
    securities......................       0      0        0        0               0              0    (184,854)       (184,854)
                                                                                                                    ------------
        Comprehensive Income........                                                                                   1,245,337
                                                                                                                    ------------
  Additional infusion of equity.....       0      0        0        0         874,493              0           0         874,493
                                      ------     --      ---       --     -----------   ------------   ---------    ------------
BALANCE, December 31, 1996..........       0      0      100        1       6,049,495      9,598,225           0      15,647,721
Comprehensive Loss:
  Net loss attributable to common
    stockholders....................       0      0        0        0               0     (5,020,617)          0      (5,020,617)
                                                                                                                    ------------
        Comprehensive Loss..........                                                                                  (5,020,617)
                                                                                                                    ------------
  Acquisition of subsidiary stock...       0      0        0        0      14,310,000              0           0      14,310,000
  Merger of subsidiary out of
    consolidated group..............       0      0        0        0            (500)    (1,396,429)          0      (1,396,929)
                                      ------     --      ---       --     -----------   ------------   ---------    ------------
BALANCE, December 31, 1997..........       0      0      100        1      20,358,995      3,181,179           0      23,540,175
Comprehensive Loss:
  Net loss attributable to common
    stockholders....................       0      0        0        0               0    (23,983,523)          0     (23,983,523)
  Unrealized gain on marketable
    securities......................       0      0        0        0               0              0       2,388           2,388
                                                                                                                    ------------
        Comprehensive Loss..........                                                                                 (23,981,135)
                                                                                                                    ------------
  Issuance of subsidiary common
    stock...........................       0      0        0        0           3,152              0           0           3,152
  Acquisition of minority
    interests.......................       0      0        0        0      51,916,884              0           0      51,916,884
  Additional infusion of equity.....       0      0        0        0       3,033,073              0           0       3,033,073
                                      ------     --      ---       --     -----------   ------------   ---------    ------------
BALANCE, December 31, 1998..........       0      0      100        1      75,312,104    (20,802,344)      2,388      54,512,149
Comprehensive Loss:
  Net loss attributable to common
    stockholders....................       0      0        0        0               0    (43,724,577)          0     (43,724,577)
  Unrealized loss on marketable
    securities......................       0      0        0        0               0              0     (26,038)        (26,038)
                                                                                                                    ------------
        Comprehensive Loss..........                                                                                 (43,750,615)
                                      ------     --      ---       --     -----------   ------------   ---------    ------------
BALANCE, September 30, 1999
  (unaudited).......................       0     $0      100       $1     $75,312,104   $(64,526,921)  $ (23,650)   $ 10,761,534
                                      ======     ==      ===       ==     ===========   ============   =========    ============


 The accompanying notes are an integral part of these consolidated statements.

                         KNOLOGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                        NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                      ------------------------------------------   ---------------------------
                                                         1996           1997           1998            1998           1999
                                                      -----------   ------------   -------------   ------------   ------------
                                                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)..................................  $ 1,430,191   $   (827,341)  $ (22,559,301)  $(11,970,571)  $(43,724,577)
                                                      -----------   ------------   -------------   ------------   ------------
 Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
   Depreciation and amortization....................    3,022,056      2,781,800      17,326,895      9,013,477     29,526,358
   Amortization of bond discount....................            0              0      13,651,778      9,948,239     11,665,498
   Gain (loss) on disposition of assets.............            0              0          71,378              0         (7,809)
   Loss on sale of investments......................     (273,725)       (13,315)       (515,903)      (515,903)             0
   Cumulative effect of change in accounting
     principle......................................            0              0         582,541        582,541              0
   Deferred income taxes............................       10,231       (764,802)       (238,815)             0              0
   Amortization of deferred investment tax credit...      (71,616)       (71,616)        (71,616)       (53,712)       (53,712)
   Equity in net loss of subsidiary.................    1,052,227      2,444,706               0              0              0
   Minority interest in net loss of subsidiary......            0              0     (13,294,079)   (11,292,126)    (3,267,653)
   Changes in operating assets and liabilities:
     Accounts receivable............................      487,157       (811,787)    (10,292,009)    (4,240,850)    (2,751,415)
     Prepaid expenses...............................      (15,772)         5,580        (408,164)      (283,697)      (716,771)
     Accounts payable...............................   (2,056,062)     2,111,164         (80,289)    (2,457,826)     7,271,688
     Accrued liabilities and interest...............    1,373,123     (1,283,101)     37,437,445     20,594,284     (1,380,524)
     Unearned revenue...............................       15,155         59,934       1,514,093        301,052        361,836
     Other..........................................     (202,235)        48,894         (88,466)      (109,869)         7,948
                                                      -----------   ------------   -------------   ------------   ------------
       Total adjustments............................    3,340,539      4,507,457      45,594,789     21,485,610     40,655,444
                                                      -----------   ------------   -------------   ------------   ------------
       Net cash provided by (used in) operating
         activities.................................    4,770,730      3,680,116      23,035,488      9,515,039     (3,069,133)
                                                      -----------   ------------   -------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures...............................     (995,320)    (1,727,079)   (120,227,057)   (80,913,266)   (64,290,709)
 Purchase of investments and acquisitions, net of
   cash acquired....................................            0    (14,310,000)    (73,920,617)   (73,390,887)             0
 Organizational cost expenditures...................            0              0        (251,815)      (216,122)      (406,535)
 Proceeds from sale of investments..................      797,958        118,711     162,264,322    132,411,488     66,231,397
 Dividends from affiliate/return of capital.........            0     (4,193,276)     (1,424,222)       (63,907)             0
 Accounts payable-capital related...................            0     (2,112,296)              0              0              0
 Investment in ClearSource, Inc.....................            0              0        (825,072)      (825,072)      (586,992)
 Proceeds from sale of property.....................            0              0          32,075              0         74,632
 Other..............................................            0              0        (234,417)             0              0
                                                      -----------   ------------   -------------   ------------   ------------
       Net cash (used in) provided by investing
         activities.................................     (197,362)   (22,223,940)    (34,586,803)   (22,997,766)     1,021,793
                                                      -----------   ------------   -------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Principal payments on debt and short-term
   borrowings.......................................     (911,326)             0         (11,654)        (8,169)        (5,574)
 Expenditures related to issuance of debt and credit
   facility.........................................            0              0      (1,498,817)      (286,599)       (51,531)
 Proceeds from credit facility......................            0              0               0              0     19,000,000
 Proceeds from the issuance of subsidiary common
   stock............................................            0              0           3,152          3,152              0
 Additional infusion of equity......................      874,493     14,310,000      15,564,902     14,632,113              0
 (Advances to) repayments from affiliate............   (4,420,343)     4,416,407       2,025,604        836,207       (854,352)
                                                      -----------   ------------   -------------   ------------   ------------
       Net cash (used in) provided by financing
         activities.................................   (4,457,176)    18,726,407      16,083,187     15,176,704     18,088,543
                                                      -----------   ------------   -------------   ------------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS........................................      116,192        182,583       4,531,872      1,693,977     16,041,203
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD....      328,127        444,319         626,902        626,902      5,158,774
                                                      -----------   ------------   -------------   ------------   ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..........  $   444,319   $    626,902   $   5,158,774   $  2,320,879   $ 21,199,977
                                                      ===========   ============   =============   ============   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid during the period for interest...........  $     9,933   $     12,431   $      46,162   $     12,761   $      5,471
                                                      ===========   ============   =============   ============   ============
 Cash paid during the period for income taxes.......  $   167,038   $  1,145,805   $   1,742,947   $          0   $          0
                                                      ===========   ============   =============   ============   ============
 Merger of subsidiary out of consolidated group.....  $         0   $    108,108   $           0   $          0   $          0
                                                      ===========   ============   =============   ============   ============
 Subsidiary preferred stock dividends...............  $         0   $  4,193,276   $   1,424,222   $     63,907   $          0
                                                      ===========   ============   =============   ============   ============
 Detail of investments and acquisitions:
   Cash acquired....................................  $         0   $          0   $  (6,144,581)  $ (6,144,581)  $          0
   Property, plant, and equipment...................            0              0      30,133,876     30,133,876              0
   Intangible assets................................            0              0      55,009,395     54,479,665              0
   Minority interest................................            0              0      20,912,251     20,912,251              0
   Common and/or Preferred Stock received
     (issued).......................................            0     14,310,000     (34,532,324)   (34,532,324)             0
   Bond discount....................................            0              0       8,542,000      8,542,000              0
                                                      -----------   ------------   -------------   ------------   ------------
   Net cash paid for acquisitions...................  $         0   $ 14,310,000   $  73,920,617   $ 73,390,887   $          0
                                                      ===========   ============   =============   ============   ============


 The accompanying notes are an integral part of these consolidated statements.

                         KNOLOGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996, 1997, AND 1998

1.   ORGANIZATION, NATURE OF BUSINESS, AND BASIS OF PRESENTATION

ORGANIZATION

     KNOLOGY, Inc. (the "Company"), a wholly owned subsidiary of ITC Holding Company, Inc. ("ITC Holding") was incorporated under the laws of the State of Delaware in September 1998. The purpose of incorporating the Company was to enable ITC Holding to complete a reorganization of certain of its wholly owned and majority owned subsidiaries on November 23, 1999 (the "Reorganization"), as follows:

         a. ITC Holding contributed all of the outstanding capital stock of Interstate Telephone, Inc; Valley Telephone, Inc.; Globe Telecom, Inc.; and ITC Globe, Inc. to the Company (collectively, "Telephone Operations Group").

         b. ITC Holding contributed its 85% interest in KNOLOGY Holdings, Inc. ("KNOLOGY Holdings") to the Company.

         c. ITC Holding contributed its 6% interest in ClearSource, Inc. ("ClearSource"); $5.7 million in cash to purchase additional ClearSource shares, and subscription rights to purchase ClearSource shares to the Company.

         d. Other minority shareholders exchanged the remaining 15% of KNOLOGY Holdings for shares of stock of the Company.

     As a result of the Reorganization, the Telephone Operations Group and KNOLOGY Holdings and subsidiaries are now wholly owned subsidiaries of the Company. Following the Reorganization, ITC Holding holds a 90% interest in the Company. ITC Holding will not own any capital stock of the Company following the proposed distribution of the Company's shares to ITC Holding's shareholders (Note 11).

     The Reorganization has been accounted for in a manner similar to a pooling of interest for the Telephone Operations Group. KNOLOGY Holdings and subsidiaries have been treated as an equity investment in subsidiary in 1996 and 1997 in relation to the Company's 24% and 29% ownership interest, respectively. KNOLOGY Holdings and subsidiaries have been consolidated with the Company in 1998 in relation to the 85% controlling interest obtained in July 1998 (Note 9) which was recorded at ITC Holding's historical cost. For the period from August 1998 to December 1998, the 15% of KNOLOGY Holdings that the Company did not own has been reflected as minority interest and the pro-rata losses attributed to the minority holders to the extent that their investment was greater than zero (which it was for the period discussed here) in accordance with Financial Accounting Standards Board Current Text on Consolidation and Statement of Financial Accounting Standards No. 94. Because a controlling interest in KNOLOGY Holdings was acquired in August 1998, the financial statements for the year ended December 31, 1998 include the accounts of KNOLOGY Holdings for the

                         KNOLOGY, INC. AND SUBSIDIARIES
entire year and the minority interest in losses includes the 58% share of KNOLOGY Holdings' losses for the period January 1998 to July 1998.

     The exchange of the remaining 15% of KNOLOGY Holdings for shares of stock of the Company was accounted for as an acquisition of a minority interest of a subsidiary. The stock issued in the exchange was valued at $22.4 million and was recorded as goodwill since the book value of net assets acquired (which approximated fair value) was less than zero. The Company had recorded 100% of KNOLOGY Holdings' losses since KNOLOGY Holdings' equity was less than zero.

NATURE OF BUSINESS

     The Telephone Operations Group is wholly owned and provides a full line of local telephone and related services and broadband services. Certain of the Telephone Operations Group subsidiaries are subject to regulation, by state public service commissions of applicable states, for intrastate telecommunications services. For applicable interstate matters related to telephone service, certain Telephone Operations Group subsidiaries are subject to regulation by the Federal Communications Commission.

     KNOLOGY Holdings and its subsidiaries own and operate advanced hybrid fiber-coaxial networks and provide residential and business customers broadband communications services, including analog and digital cable television, local and long-distance telephone, high-speed Internet access, and broadband carrier services to various markets in the southeastern United States.

     The Company has experienced operating losses as a result of the expansion of the advanced broadband communications networks and services into new and existing markets. The Company expects to continue to focus on increasing its customer base and expanding its broadband operations. Accordingly, the Company expects that its operating expenses and capital expenditures will continue to increase as it extends its broadband communications networks in the existing and new markets in accordance with its business plan. On December 22, 1998, KNOLOGY Holdings entered into a $50 million four-year senior secured credit facility, which may be used for working capital and other purposes, including capital expenditures and permitted acquisitions (Note 3). The Company also plans to complete a private placement of Series B preferred stock to a small group of institutional investors to provide additional funds for its expansion plans (Note 11). While management expects its expansion plans will result in profitability, there can be no assurance that growth in the Company's revenue or customer base will continue or that the Company will be able to achieve or sustain profitability and/or positive cash flow.

                         KNOLOGY, INC. AND SUBSIDIARIES

BASIS OF PRESENTATION

     The consolidated financial statements are prepared on the accrual basis of accounting and include the accounts of the Company and its wholly owned and majority-owned subsidiaries. Investments in which the Company does not exercise significant control are accounted for using the cost method of accounting. Investments in which the Company does exercise significant control and owns less than 50% are accounted for using the equity method. All significant intercompany balances have been eliminated.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING ESTIMATES

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UNAUDITED PRO FORMA NET INCOME (LOSS) AND NET INCOME (LOSS) PER SHARE

     Following the proposed distribution (Note 11), the Company will become a separate taxable entity. Accordingly, the pro forma income taxes reflect income taxes as if the Company were a separate taxable entity. In addition, the pro forma earnings per share reflect the proposed distribution as if it had occurred at the beginning of each period.


                                                                                         NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                         ----------------------------------------   ---------------------------
                                            1996          1997           1998           1998           1999
                                         -----------   -----------   ------------   ------------   ------------
                                                                                            (UNAUDITED)
UNAUDITED PRO FORMA DATA (NOTE 2):
  Pro forma income tax (provision)
    benefit............................  $(1,371,865)  $(1,010,779)  $  2,382,644   $  1,704,350   $          0
  Pro forma net income (loss)
    attributable to common
    shareholders.......................  $ 1,430,191   $(5,020,617)  $(27,232,497)  $(12,034,478)  $(54,736,288)
                                         ===========   ===========   ============   ============   ============
  Pro forma basic and diluted net
    income (loss) attributable to
    common shareholders................  $ 14,301.91   $(50,206.17)  $(272,324.97)  $(120,344.78)  $(547,362.88)
                                         ===========   ===========   ============   ============   ============


CASH AND CASH EQUIVALENTS

     The Company considers all short-term, highly liquid investments with an original maturity date of three months or less to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates fair value.

                         KNOLOGY, INC. AND SUBSIDIARIES

MARKETABLE SECURITIES

     The Company's marketable securities are categorized as available-for-sale securities, as defined by Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Unrealized holding gains and losses are reflected as a net amount in a separate component of stockholders' equity until realized. For the purpose of computing realized gains and losses, cost is identified on a specific identification basis. Securities available for sale at December 31, 1998 are primarily comprised of commercial paper.

PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment are stated at cost. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets, commencing when the asset is installed or placed in service. Maintenance, repairs, and renewals are charged to expense as incurred. The cost and accumulated depreciation of property and equipment disposed of are removed from the related accounts, and any gain or loss is included in or deducted from income. Depreciation and amortization (excluding telephone plant) are provided over the estimated useful lives as follows:

                                                         YEARS
                                                         -----
Buildings..............................................    25
System and installation equipment......................  7-10
Production equipment...................................     7
Test and office equipment..............................   3-7
Automobiles and trucks.................................     5
Leasehold improvements.................................     5

     Depreciation of telephone plant is provided on a straight-line method, using class or overall group rates acceptable to regulatory authorities. Such rates range from 2% to 24%.

     Inventories are valued at the lower of cost or market (determined on a weighted average basis) and include customer premise equipment and certain plant construction materials. These items are transferred to system and installation equipment when installed.

     Interest is capitalized in connection with the construction of the Company's broadband networks. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life. In 1998, approximately $2,469,000 of interest costs was capitalized.

     For the nine months ended September 30, 1998 and 1999, approximately $1,493,000 and $2,404,000, respectively of interest costs were capitalized (unaudited).

                         KNOLOGY, INC. AND SUBSIDIARIES

INTANGIBLE ASSETS

     Intangible assets include the excess of the purchase price of acquisitions over the fair value of net assets acquired as well as various other acquired intangibles and costs associated with the issuance of debt and the consummation of a credit facility. Intangible assets and the related useful lives and accumulated amortization at December 31, 1998 are as follows:


                                                              AMORTIZATION
                                                                 PERIOD
                                                   1998         (YEARS)
                                                -----------   ------------
Goodwill......................................  $33,377,467      10-40
Subscriber base...............................   34,863,072          3
Debt issuance costs (Note 3)..................    9,382,124       4-10
Noncompete agreement..........................    1,500,000          3
Other.........................................      102,979      10-15
                                                -----------
                                                 79,225,642
Less accumulated amortization.................    5,299,654
                                                -----------
Intangibles, net..............................  $73,925,988
                                                ===========


     During 1998, the Company adopted the provisions of AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," which requires that all nongovernmental entities expense costs of start-up activities, including pre-operating, preopening, and organization activities, as the costs are incurred. Adoption of this statement resulted in a cumulative effect of accounting change of $582,541.

LONG-LIVED ASSETS

     In 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and cost in excess of net assets acquired related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The effect of adopting SFAS No. 121 was not material to the Company's consolidated financial statements.

     The Company reviews its long-lived assets such as property and equipment, goodwill, and other intangible assets for impairment at each balance sheet date or whenever events or changes in circumstances indicate that the carrying amount of an asset should be assessed. Management evaluates the tangible and intangible assets related to each acquisition individually to determine whether an impairment has occurred. An impairment is recognized when the undiscounted future cash flows estimated to be generated by the assets are not sufficient to recover the unamortized balance of the asset. Estimates of future cash flows are based on many factors, including

                         KNOLOGY, INC. AND SUBSIDIARIES
current operating results, expected market trends, and competitive influences. If an impairment has occurred, a loss equal to the difference between the carrying value of the asset and its fair value is recognized. The resulting reduced carrying amount of the asset is accounted for as its new cost and depreciated over the asset's remaining useful life. Management believes that the long-lived assets in the accompanying consolidated balance sheets are appropriately valued.

INVESTMENTS

     Investments and equity ownership in associated companies consisted of the following at December 31, 1997 and 1998:

                                                 1997          1998
                                              -----------   -----------
Equity ownership in associated companies:
   KNOLOGY Holdings preferred stock, 14,267
      shares in 1997........................  $14,184,734   $         0
Nonmarketable investments, at cost:
   ClearSource, Inc. common and preferred
      stock, 0 and 333,444 shares in 1997
      and 1998, respectively................            0       825,072
   Other nonmarketable investments..........       98,893             0
                                              -----------   -----------
                                              $14,283,627   $   825,072
                                              ===========   ===========

     At December 31, 1998, KNOLOGY Holdings, Inc. owned approximately 11% of ClearSource, Inc. ("ClearSource"). ClearSource was formed during 1998 to build and operate advanced broadband networks offering a bundle of communications services to residential and business customers. The Company's investment in ClearSource is accounted for under the cost method of accounting.

     As of December 31, 1997 and 1998, the Company owned approximately 29% and 85%, respectively, of KNOLOGY Holdings. The Company's ownership interest in KNOLOGY Holdings was accounted for using the equity method during 1997. The Company's equity in KNOLOGY Holdings' losses included in the accompanying statements of operations was $1,052,227 and $2,444,706 for the years ended December 31, 1996 and 1997, respectively. KNOLOGY Holdings' results of operations and its cash flows are included in the accompanying financial statements for the year ended December 31, 1998.

                         KNOLOGY, INC. AND SUBSIDIARIES

     The following summarizes the assets, liabilities and equity as of December 31, 1997 and the results of operations for the years ended December 31, 1996 and 1997 of associated companies in which the Company's investments were accounted for by the equity method.

                                                                  1997
                                                              ------------
ASSETS:
   Current assets...........................................  $235,670,423
   Property and other noncurrent assets.....................    80,527,677
                                                              ------------
            Total assets....................................  $316,198,100
                                                              ============
LIABILITIES AND EQUITY:
   Current liabilities......................................  $  8,840,263
   Noncurrent liabilities...................................   253,232,923
   Warrants.................................................     2,486,960
   Equity...................................................    51,637,954
                                                              ------------
            Total liabilities and equity....................  $316,198,100
                                                              ============

                                                       YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                         1996          1997
                                                      -----------   -----------
RESULTS OF OPERATIONS:
   Operating revenues...............................  $ 5,334,183   $10,355,068
   Operating loss...................................   (2,703,273)   (5,511,386)
            Net loss................................   (3,125,428)   (9,091,533)

REVENUE RECOGNITION

     The Company's revenues are recognized when services are provided, regardless of the period in which they are billed. Fees billed in advance are included in the accompanying balance sheets as unearned revenue and are deferred until the month the service is provided.

ADVERTISING COSTS

     The Company expenses all advertising costs as incurred. Approximately $1,000, $9,000, and $587,000 of advertising expense are recorded in the Company's statements of operations for the years ended December 31, 1996, 1997, and 1998, respectively.

     Approximately $405,000 and $1,144,000 of advertising expense are recorded in the Company's statements of operations for the nine months ended September 30, 1998 and 1999, respectively (unaudited).

                         KNOLOGY, INC. AND SUBSIDIARIES

INSTALLATION FEES

     The Company recognizes installation revenue when the customer is initially billed for the connection of services as the installation direct costs exceed installation revenue on a per customer basis.

SOURCES OF SUPPLIES

     The Company purchases customer premise equipment and plant materials from outside vendors. Although numerous suppliers market and sell customer premise equipment and plant materials, the Company currently purchases each customer premise component from a single vendor and has several suppliers for plant materials. If the suppliers are unable to meet the Company's needs as it continues to build out its network infrastructure, then delays and increased costs in the expansion of the Company's network could result, which would adversely affect operating results.

CREDIT RISK

     The Company's accounts receivable potentially subject the Company to credit risk, as collateral is generally not required. The Company's risk of loss is limited due to advance billings to customers for services and the ability to terminate access on delinquent accounts. The potential for material credit loss is mitigated by the large number of customers with relatively small receivable balances. The carrying amount of the Company's receivables approximates their fair values.

INCOME TAXES

     The Company utilizes the liability method of accounting for income taxes, as set forth in SFAS No. 109, "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on the difference between the financial and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax benefit represents the change in the deferred tax asset and liability balances (Note 6).

     For the years ended December 31, 1997 and 1998, the Telephone Operations Groups was included in the consolidated tax returns of the Company's parent company, ITC Holding. Effective August 1998, KNOLOGY Holdings was included in the consolidated federal income tax return of ITC Holding. The Company and its subsidiaries file separate state income tax returns. Under a tax sharing arrangement, the Company recorded an income tax benefit of $5,631,618 and an affiliate receivable in the amount of $6,785,691 at December 31, 1998 for the utilization of net operating losses included in the consolidated tax return of ITC Holding. For the period from January 1, 1998 to July 31, 1998, KNOLOGY Holdings filed a separate federal income tax return.

                         KNOLOGY, INC. AND SUBSIDIARIES

     Investment tax credits related to telephone plant have been deferred and are being amortized as a reduction of federal income tax expense over the estimated useful lives of the assets giving rise to the credits.

COMPREHENSIVE INCOME

     In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Company has chosen to disclose comprehensive income, which consists of net income and unrealized appreciation, in the statements of stockholders' equity. Prior years have been restated to conform to the SFAS No. 130 requirements.

NET INCOME (LOSS) PER SHARE

     In 1997, the Company adopted SFAS No. 128, "Earnings Per Share." That statement requires the disclosure of basic net income (loss) per share and diluted net income (loss) per share. Basic net income (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per share gives effect to all potentially dilutive securities. The Company did not have any potentially dilutive securities during the periods presented.

3.   LONG-TERM DEBT

     Long-term debt at December 31, 1998 consists of the following:

                                                                1998
                                                            ------------
Senior Discount Notes, with a face value of
   $444,100,000, bearing interest at 11.875% beginning
   October 15, 2002, payable semiannually beginning
   April 15, 2003 with principal and any unpaid interest
   due October 15, 2007................................     $255,020,209
Capitalized lease obligation, at a rate of 10%, payable
   in quarterly installments of $6,304 through December
   2006, secured.......................................          134,244
                                                            ------------
                                                             255,154,453
Less current maturities................................           25,094
                                                            ------------
                                                            $255,129,359
                                                            ============

                         KNOLOGY, INC. AND SUBSIDIARIES

     Following are maturities of long-term debt for each of the next five years as of December 31, 1998:

1999...........................................  $     25,094
2000...........................................        13,438
2001...........................................        14,833
2002...........................................        16,374
2003...........................................        18,074
Thereafter.....................................   444,146,431
                                                 ------------
            Total..............................  $444,234,244
                                                 ============

     The fair values of long-term debt, including current maturities, at December 31, 1998 are estimated to be approximately $280,804,000, based on a valuation technique that considers cash flows discounted at current rates.

     On December 22, 1998, KNOLOGY Holdings entered into a $50 million four-year senior secured credit facility with First Union National Bank and First Union Capital Markets Corp., which may be used for working capital and other purposes, including capital expenditures and permitted acquisitions. At KNOLOGY Holdings' option, interest will accrue based on either the Alternate Base Rate plus applicable margin or the LIBOR rate plus applicable margin. Obligations under the credit facility will be secured by substantially all tangible and intangible assets of KNOLOGY Holdings and its current and future subsidiaries. The credit facility includes a number of covenants, including, among others, covenants limiting the ability of KNOLOGY Holdings and its subsidiaries and their present and future subsidiaries to incur debt, create liens, pay dividends, make distributions or stock repurchases, make certain investments, engage in transactions with affiliates, sell assets, and engage in certain mergers and acquisitions. The credit facility also includes covenants requiring compliance with certain operating and financial ratios on a consolidated basis. The credit facility allows KNOLOGY Holdings to borrow up to five times certain individual subsidiary's "consolidated adjusted cash flow" as defined in the credit facility. In connection with the initiation of the revolving credit facility, KNOLOGY Holdings incurred approximately $1,256,000 in related costs which are being amortized on a straight-line basis over the five year term.

     In the fourth quarter of 1997, KNOLOGY Holdings issued units consisting of senior discount notes due 2007 and warrants to purchase Preferred Stock for gross proceeds of approximately $250 million. The notes were offered at a substantial discount from face value, with no interest payable for the first five years. Approximately $2.5 million of the gross proceeds has been allocated to the warrants. Each warrant allows the holder to purchase .003734 shares of KNOLOGY Holdings' preferred stock. KNOLOGY Holdings incurred approximately $7.9 million in costs to issue the senior discount notes. These costs are being amortized at an effective rate over the life of the notes. The indenture relating to the notes contains certain covenants that, among other

                         KNOLOGY, INC. AND SUBSIDIARIES
things, limit the ability of KNOLOGY Holdings to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, make investments, engage in transactions with stockholders and affiliates, create liens, sell assets, and engage in mergers and consolidations. The proceeds from the offering of the units have been, and will be, used to repay certain indebtedness of KNOLOGY Holdings, to fund expansion of KNOLOGY Holdings' business, and for additional working capital and general corporate purposes.

4.   OPERATING LEASES

     The Company leases office space, utility poles, and other assets for varying periods. Leases that expire are generally expected to be renewed or replaced by other leases.

     Future minimum rental payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1998 are as follows:

1999...............................................  $293,493
2000...............................................   198,888
2001...............................................   166,181
2002...............................................   155,199
2003 and thereafter................................   125,575
                                                     --------
            Total minimum lease payments...........  $939,336
                                                     ========

     Total rental expense for all operating leases was approximately $0, $0 and $435,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

     Total rental expense for all operating leases was approximately $260,000 and $407,000 for the nine months ended September 30, 1998 and 1999 (unaudited).

5.   COMMITMENTS AND CONTINGENCIES

PURCHASE COMMITMENTS

     The Company has entered into contracts with various entities to provide programming to be aired by KNOLOGY Holdings. The Company pays a monthly fee as cost for the programming services, generally based on the number of average subscribers to the program, although some fees are adjusted based on the total number of subscribers to the system and/or the system penetration percentage. Certain contracts have minimum monthly fees. The Company estimates that it will pay approximately $6.5 million in programming fees under these contracts during 1999.

                         KNOLOGY, INC. AND SUBSIDIARIES

LEGAL PROCEEDINGS

     In the normal course of business, the Company is subject to various litigation; however, in management's opinion, there are no legal proceedings pending against the Company which would have a material adverse effect on the financial position, results of operations, or liquidity of the Company.

6.   INCOME TAXES

     The (provision) benefit for income taxes from continuing operations consisted of the following for the years ended December 31, 1996, 1997 and 1998:

                                    1996          1997           1998
                                 -----------   -----------   ------------
Current........................  $(1,361,634)  $(1,775,581)  $  5,392,803
Deferred.......................      347,527     1,596,002     10,662,185
Increase in valuation
   allowance...................     (357,758)     (831,200)   (10,423,370)
                                 -----------   -----------   ------------
Income tax provision
   (benefit)...................  $(1,371,865)  $(1,010,779)  $  5,631,618
                                 ===========   ===========   ============

         Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of deferred tax assets and liabilities as of December 31, 1997 and 1998 are as follows (in thousands):

                                                1997           1998
                                             -----------   ------------
Deferred tax assets:
   Net operating loss carryforwards........  $         0   $  8,923,583
   Equity in losses of subsidiaries........    1,188,958      1,188,958
   Deferred charges........................      170,704              0
   Deferred bond interest..................            0     12,919,184
   Deferred revenues.......................      426,910        190,918
   Other...................................       85,978      1,841,404
   Valuation allowance.....................   (1,188,958)   (15,777,328)
                                             -----------   ------------
            Total deferred tax assets......      683,592      9,286,719
Deferred tax liabilities:
   Depreciation and amortization...........    1,244,065      9,608,377
                                             -----------   ------------
Net deferred income taxes..................  $   560,473   $    321,658
                                             ===========   ============

     At December 31, 1997 the Company had deferred tax assets related to equity losses of subsidiaries. Management has recorded a 100% valuation allowance in 1997 against these deferred tax assets, as the Company has determined it is more likely than not that the deferred tax assets will not be realized. The Company has available, at December 31, 1998, unused net operating loss carryforwards of approximately $23,657,000, expiring in

                         KNOLOGY, INC. AND SUBSIDIARIES
various years from 2005 to 2013, unless utilized. Management has recorded a total valuation allowance of $15,777,328 in 1998 on these operating loss carryforwards, the majority of which contain limitations on utilization, and the equity losses of subsidiaries.

     A reconciliation of the income tax provision computed at statutory tax rates to the income tax provision for the years ended December 31, 1996, 1997, and 1998 is as follows:

                                                  1996    1997    1998
                                                  ----    ----    ----
Income tax (provision) benefit at statutory
rate............................................  (34)%    (34)%   34%
State income taxes, net of federal benefit......   (4)      (4)     4
Other...........................................    2      (60)     1
Increase in valuation allowance.................  (13)    (453)   (25)
                                                  ---     ----    ---
                                                  (49)%   (551)%   14%
                                                  ===     ====    ===

7.   EQUITY INTERESTS

CAPITAL TRANSACTIONS

     The Company has authorized 200,000,000 shares of $.01 par value common stock, 75,000,000 shares of $.01 par value Series A convertible preferred stock, and 50,000,000 shares of $.01 par value Series B convertible preferred stock.

KNOLOGY HOLDINGS' STOCK OPTION PLAN

     Under KNOLOGY Holdings' 1995 stock option plan (the "Stock Option Plan"), as adopted in December 1995 and amended in February 1998, 700,000 shares of KNOLOGY Holdings' common stock are reserved and authorized for issuance upon the exercise of the options. All employees of KNOLOGY Holdings are eligible to receive options under the Stock Option Plan. The Stock Option Plan is administered by the compensation and stock option committee of the board of directors. Options granted under the Stock Option Plan are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended. All options were granted at an exercise price equal to the estimated fair value of the common stock at the dates of grant as determined by the board of directors based on equity transactions and other analyses. The options expire ten years from the date of grant.

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123

     During 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure

                         KNOLOGY, INC. AND SUBSIDIARIES
compensation cost for those plans using the method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting methodology required by APB Opinion No. 25 must make pro forma disclosures of net income and, if presented, earnings per share as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

     The Company accounts for KNOLOGY Holdings' stock-based compensation plans under APB Opinion No. 25, under which no compensation cost has been recognized by the Company. However, the Company has computed, for pro forma disclosure purposes, the value of all options for shares of KNOLOGY Holdings' common stock to employees of KNOLOGY Holdings using the Black-Scholes option pricing model and the following weighted average assumptions in 1996, 1997, and 1998:

                                      1996          1997          1998
                                   -----------   -----------   -----------
Risk-free interest rate..........        6.31%         6.43%         5.42%
Expected dividend yield..........           0%            0%            0%
Expected lives...................  Seven years   Seven years   Seven years
Expected volatility..............          30%           30%           30%

                         KNOLOGY, INC. AND SUBSIDIARIES

     The weighted average fair value of options granted was $8.00, $8.44, and $10.21 for 1996, 1997, and 1998, respectively. The total value of options for KNOLOGY Holdings' stock granted to employees of KNOLOGY Holdings during 1996, 1997, and 1998 was computed as approximately $154,000, $304,000, and $1,832,000, respectively, which would be amortized on a pro forma basis over the five-year vesting period of the options.


     A summary of the status of KNOLOGY Holdings' stock option plan at December 31, 1998 is presented in the following table:

                                                                WEIGHTED
                                                                 AVERAGE
                                                                EXERCISE
                                                                PRICE PER
                                                      SHARES      SHARE
                                                      -------   ---------
Outstanding at December 31, 1996:...................   52,797      8.00
   Granted..........................................  126,384      8.44
   Forfeited........................................  (15,939)     8.00
                                                      -------
Outstanding at December 31, 1997:...................  163,242      8.34
   Granted..........................................  565,376     10.18
   Forfeited........................................  (36,056)     9.52
   Exercised........................................     (394)     8.00
                                                      -------
Outstanding at December 31, 1998....................  692,168
                                                      =======
Exercisable shares as of December 31:
   1996.............................................        0    $ 0.00
                                                      =======
   1997.............................................    6,606      8.00
                                                      =======
   1998.............................................   30,006      8.00
                                                      =======

TELEPHONE OPERATIONS GROUP STOCK OPTION PLAN

     The Company's parent, ITC Holding, sponsors a stock option plan which provides for the granting of stock options to substantially all employees of the Telephone Operations Group. Options are generally granted at a price (established by ITC Holding's board of directors based on equity transactions and other analyses) equal to at least 100% of the fair market value of ITC Holding's common stock on the option grant date. Options granted generally become exercisable 40% after two years and 20% per annum for the next three years and remain exercisable for ten years after the option grant date.

                         KNOLOGY, INC. AND SUBSIDIARIES

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123

     ITC Holding accounts for its stock-based compensation plans under APB Opinion No. 25, under which no compensation cost has been recognized by the Company. However, the Company has computed, for pro forma disclosure purposes, the value of all options for shares of ITC Holding's common stock granted to employees of the Telephone Operations Group using the Black-Scholes option pricing model prescribed by SFAS No. 123 and the following weighted average assumptions:

                                                  1996       1997       1998
                                                ---------  ---------  ---------
Risk-free interest rate.......................  6.3%       6.0%       5.3%
Expected dividend yield.......................  0%         0%         0%
Expected lives................................  Ten years  Ten years  Ten years
Expected volatility...........................  50%        60%        50%

     The weighted average fair value of options granted was $4.91, $4.54, and $9.58 for 1996, 1997, and 1998, respectively. The total value of options for ITC Holding's stock granted to employees of the Telephone Operations Group during 1996, 1997, and 1998 was computed as approximately $407,000, $2,427,000, and
$382,000, respectively, which would be amortized on a pro forma basis over the five-year vesting period of the options.


     A summary of the status of the Telephone Operations Group's portion of ITC Holding's stock option plan at December 31, 1998 is presented in the following table:


                                                                     WEIGHTED
                                                                     AVERAGE
                                                                     EXERCISE
                                                                    PRICE PER
                                                         SHARES       SHARE
                                                        --------   ------------
Outstanding at December 31, 1996:.....................   479,756   $ 0.15-$3.36
   Granted............................................   188,732   $ 3.36-$7.75
   Forfeited..........................................   (33,800)  $ 0.49-$7.75
   Exercised..........................................   (31,000)  $ 0.28-$2.73
                                                        --------
Outstanding at December 31, 1997:.....................   603,688   $ 0.15-$7.75
   Granted............................................    86,968   $8.38-$12.50
   Forfeited..........................................   (93,172)  $1.26-$12.50
   Exercised..........................................  (149,372)  $ 0.28-$3.36
                                                        --------
Outstanding at December 31, 1998......................   448,112   $0.15-$12.50
                                                        ========

                         KNOLOGY, INC. AND SUBSIDIARIES

     The following table sets forth the exercise price range, number of shares, weighted average exercise price and remaining contractual lives by groups of similar price and grant date:

                                                WEIGHTED
                       SHARES                    AVERAGE
                   EXERCISABLE AT   WEIGHTED    REMAINING
  EXERCISE PRICE    DECEMBER 31,    AVERAGE    CONTRACTUAL
      RANGE             1998         PRICE     LIFE(YEARS)
  --------------   --------------   --------   -----------
  $   1.58-$2.21      145,154         1.70        5.45
  $   2.73-$4.01       21,472         2.73        7.20


PRO FORMA NET INCOME (LOSS)



     If the Company had accounted for these plans in accordance with SFAS No. 123, the Company's net income (loss) for the periods presented would be as follows:



                                                         AS
                                                      REPORTED      PRO FORMA
                                                    ------------   ------------
Net income (loss) attributable to common
shareholders for the years ended December 31:
   1996...........................................  $  1,430,191   $  1,186,319
   1997...........................................    (5,020,617)    (7,113,134)
   1998...........................................   (23,983,523)   (24,642,829)
Earnings (loss) per share attributable to common
   stockholders for the years ended December 31:
   1996...........................................  $  14,301.91   $  11,863.19
   1997...........................................    (50,206.17)    (71,134.34)
   1998...........................................   (239,835.23)   (246,428.29)


TELEPHONE OPERATIONS GROUP SAVINGS PLAN

     The Telephone Operations Group has a savings plan (the "Savings Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. Annually, the Telephone Operations Group determines whether to make a discretionary matching contribution equal to a percentage, determined by the Telephone Operations Group, of the employee's deferred compensation contribution. Employer contributions to the Savings Plan of approximately $118,000, $96,000, and $125,000 were made for the years ended December 31, 1996, 1997, and 1998, respectively.

                         KNOLOGY, INC. AND SUBSIDIARIES

8.   RELATED-PARTY TRANSACTIONS


     ITC Holding occasionally provides certain administrative services, such as legal and tax planning services, for the Company. The costs of these services are charged to the Company based primarily on the salaries and related expenses for certain of the ITC Holding executives and an estimate of their time spent on projects specific to the Company. For the years ended December 31, 1996, 1997, and 1998, the Company recorded approximately $1,547,000, $3,459,000, and $3,230,000, respectively, in selling, operations, and administrative expenses related to these services. In the opinion of management, amounts charged to the Company are consistent with costs that would be incurred from third party providers.

     Certain of ITC Holding's affiliates provide the Company with various services and/or receive services provided by the Company. These entities include InterCall, Inc., which provides conference calling services. In addition, we receive services from ITC*DeltaCom, Inc., an affiliate of ITC Holding which provides wholesale long-distance and related services and which leases capacity on certain of its fiber routes. ITC Holding also holds equity investments in the following entities which do business with the Company: Powertel, Inc., which provides cellular services, and MindSpring Enterprises, Inc., which is a national provider of Internet access. In management's opinion, the Company's transactions with these affiliated entities are representative of arm's-length transactions.

     For the years ended December 31, 1996, 1997, and 1998, the Company received services from these affiliated entities in the amounts of approximately $620,000, $707,000, and $1,570,000, respectively, which are reflected in cost of services and selling, operations, and administrative expenses in the Company's statements of operations.

     The Company also provides switching, programming, and other services for various affiliated companies on a contracted or time and materials basis. Total amounts paid by the affiliated companies for these services approximated $1,616,000, $1,517,000, and $2,186,000, respectively, for the years ended
December 31, 1996, 1997, and 1998 and are reflected in operating revenues in the Company's statements of operations.

     During 1998, the Company leased office space to ITC*DeltaCom, Inc. and Powertel, Inc. Approximately $234,000 of lease income related to these transactions is recorded as other income in the Company's statement of operations for the year ended December 31, 1998.

     Relatives of the stockholders of ITC Holding are stockholders and employees of the Company's insurance provider. The costs charged to the Company for insurance services were approximately $222,000, $221,000, and $628,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

                         KNOLOGY, INC. AND SUBSIDIARIES

9.   BUSINESS ACQUISITIONS

KNOLOGY HOLDINGS ACQUISITIONS

     In January 1998, the Company acquired an additional 6,747 shares of KNOLOGY Holdings preferred stock, representing an approximate 13% ownership interest in KNOLOGY Holdings, in exchange for cash of $10,177,234. The acquisition of the additional interest was accounted for as a step acquisition. The fair value of net assets acquired totaled $6,775,879, resulting in goodwill of $3,401,355.

     Effective July 1998, the Company acquired an additional 42,565 shares, representing approximately 43% of KNOLOGY Holdings' outstanding stock.

     The Company recorded its acquisition of this additional ownership interest under the purchase method of accounting as a step acquisition. Accordingly, the Company recorded the pro rata share of net assets acquired at fair value. The Company determined that the book value of the pro rata share of assets and trade liabilities acquired approximated fair value. The fair value of KNOLOGY Holdings' senior discount notes (Note 4) was determined to be less than book value at the date of acquisition based on quoted market prices. As a result, a debt discount of approximately $8,542,000 was recorded to adjust the book value of the pro rata share of senior notes acquired to fair value (Note 4).

     The total value paid by the Company was $36,687,424, including cash of $2,155,100, common and preferred stock valued at $34,532,324. The fair value of net assets acquired totaled $22,678,372, resulting in goodwill of $14,009,052. Prior to the acquisition, the Company owned more stock than any other single KNOLOGY Holdings stockholder, owning approximately 42% of the outstanding stock. As a result of the acquisition, the Company owns approximately 85% of the outstanding stock of KNOLOGY Holdings at December 31, 1998.

     The goodwill and debt discount created upon the acquisition of KNOLOGY Holdings is amortized over 10 years on a straight line basis and the term of the senior notes on the effective interest method, respectively.

CABLE ALABAMA ACQUISITION

     On October 30, 1998, KNOLOGY Holdings acquired substantially all of the assets of Cable Alabama Corporation ("Cable Alabama") for approximately $60,733,000 in cash and also purchased for $5,000,000 in cash certain real property located in Huntsville, Alabama. Cable Alabama owned and operated a cable television system serving the Huntsville, Alabama area. KNOLOGY Holdings plans to upgrade the existing Cable Alabama plant is being upgraded to provide local and long-distance telephone service and high-speed Internet access services. The acquisition has been accounted for under the purchase method of accounting.

                         KNOLOGY, INC. AND SUBSIDIARIES

TTE, INC. ACQUISITION

     On June 1, 1998, KNOLOGY Holdings acquired TTE, Inc., a non-facilities based reseller of local, long distance and operator services to small and medium-sized business customers throughout South Carolina, for a purchase price of $1.3 million. The acquisition has been accounted for under the purchase method of accounting.

UNAUDITED PRO FORMA RESULTS OF OPERATIONS

     The assets of TTE, Inc. and Cable Alabama have been included in the Company's consolidated financial statements effective June 1, 1998 and September 1, 1998, respectively. The following unaudited pro forma results of operations for the year ended December 31, 1998 assume that the acquisitions occurred on January 1, 1998. The unaudited pro forma information is presented for informational purposes only and may not be indicative of the actual results of operations had the acquisitions occurred on the assumed date, nor is the information necessarily indicative of future results of operations.

                                                                  1998
                                                              ------------
Operating revenues..........................................  $ 55,359,204
Loss before extraordinary items.............................   (37,454,927)
Net loss attributable to common stockholders................   (33,830,072)
Net loss per share attributable to common stockholders
  (a).......................................................   (338,300.72)

---------------
(a) Loss per share is computed using 100 as the number of shares outstanding in 1998.

10.   SEGMENT INFORMATION

     Effective January 1998, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which established revised standards for the reporting of financial and descriptive information about operating segments in financial statements. Management has identified the reportable segments based on broadband services offered.

     While management of the Company monitors the revenue generated from each of the various broadband services, operations are managed and financial performance is evaluated based upon the delivery of a multiple of the services to customers over a single network. As a result of multiple services being provided over a single network, there are many shared expenses and shared assets related to providing the various broadband services to customers. Management believes that any allocation of the shared expenses or assets to the broadband services would be arbitrary and impractical.

                         KNOLOGY, INC. AND SUBSIDIARIES

     The Company owns and operates advanced hybrid fiber-coaxial networks and provides residential and business customers broadband communications services, including video analog and digital cable television and local and long-distance telephone. Internet services include high-speed Internet access via cable modems, local transport services, such as local Internet transport, special access, local private line, and local exchange transport services.

                                                                      INTERNET SERVICES
                                             VIDEO       TELEPHONE        AND OTHER
                                          -----------   -----------   -----------------
1996
   Operating revenues...................  $         0   $17,527,208       $      0
   Cost of services.....................            0     2,991,412              0
                                          -----------   -----------       --------
   Gross margin.........................  $         0   $14,535,796       $      0
                                          ===========   ===========       ========
1997
   Operating revenues...................  $         0   $17,633,313       $      0
   Cost of services.....................            0     3,121,108              0
                                          -----------   -----------       --------
   Gross margin.........................  $         0   $14,512,205       $      0
                                          ===========   ===========       ========
1998
   Operating revenues...................  $22,527,403   $22,318,344       $286,775
   Cost of services.....................    8,750,858     3,890,799         97,883
                                          -----------   -----------       --------
   Gross margin.........................  $13,776,545   $18,427,545       $188,892
                                          ===========   ===========       ========

11.   SUBSEQUENT EVENTS (UNAUDITED)

DISTRIBUTION AND PRIVATE PLACEMENT

     The Company is in the process of registering with the Securities and Exchange Commission shares of its common stock in order to complete a distribution of its Series A convertible preferred stock to the stockholders of ITC Holding. Shortly following this distribution, the Company intends to complete a private placement of its Series B preferred stock to a small group of institutional investors for approximately $100 million. There can be no assurance that this offering will be completed.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To KNOLOGY Holdings, Inc.:

     We have audited the accompanying consolidated balance sheets of KNOLOGY HOLDINGS, INC. (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1997 and July 31, 1998 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1997 and the period ended July 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of KNOLOGY Holdings, Inc. and subsidiaries as of December 31, 1997 and July 31, 1998 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1997 and the period ended July 31, 1998, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

Atlanta, Georgia
October 15, 1999

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,     JULY 31,
                                                                  1997           1998
                                                              ------------   ------------
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  6,144,581   $  5,483,929
  Marketable securities.....................................   227,880,923    181,290,428
  Accounts receivable -- trade, net of allowance of $108,529 and $270,854 at December 31, 1997 and July 31, 1998,
    respectively............................................     1,607,859      3,035,380
  Accounts receivable - affiliates..........................             0         21,000
  Prepaid expenses..........................................        37,060        297,101
                                                              ------------   ------------
        Total current assets................................   235,670,423    190,127,838
                                                              ------------   ------------
PROPERTY, PLANT, AND EQUIPMENT:
  System and installation equipment.........................    56,909,159     93,481,398
  Test and office equipment.................................     1,628,485      3,658,597
  Automobiles and trucks....................................       837,490      2,035,893
  Production equipment......................................       297,286        440,954
  Land......................................................             0        300,975
  Buildings.................................................     1,936,035      4,575,330
  Inventory.................................................     5,806,320     18,507,889
  Leasehold improvements....................................       324,270        489,787
                                                              ------------   ------------
                                                                67,739,045    123,490,823
  Less accumulated depreciation and amortization............    (5,171,309)   (11,424,440)
                                                              ------------   ------------
        Property, plant, and equipment, net.................    62,567,736    112,066,383
                                                              ------------   ------------
OTHER LONG-TERM ASSETS:
  Intangible and other assets, net (Note 2).................    17,896,146     18,014,255
  Investments...............................................             0        825,072
  Other.....................................................        63,795         63,795
                                                              ------------   ------------
        Total assets........................................  $316,198,100   $321,097,343
                                                              ============   ============
                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.........................  $     25,094   $     25,094
  Accounts payable..........................................     5,817,733      4,429,417
  Accounts payable--affiliate...............................       452,346              0
  Accrued liabilities.......................................     1,638,042      8,854,827
  Unearned revenue..........................................       907,048      1,362,263
                                                              ------------   ------------
        Total current liabilities...........................     8,840,263     14,671,601
NONCURRENT LIABILITIES:
  Notes payable (Note 3)....................................       120,804        115,426
  Accrued interest payable..................................     3,201,688     13,353,765
  Bonds payable, net of discount of $194,189,569 and
    $186,621,207 at December 31, 1997 and July 31, 1998,
    respectively............................................   249,910,431    257,478,793
                                                              ------------   ------------
        Total liabilities...................................   262,073,186    285,619,585
                                                              ------------   ------------
COMMITMENTS AND CONTINGENCIES
WARRANTS (NOTE 3)...........................................     2,486,960      2,486,960
                                                              ------------   ------------
STOCKHOLDERS' EQUITY:
  Convertible preferred stock, $.01 par value per share;
    50,000 and 100,000 shares authorized, 49,985 and 49,851
    shares issued and outstanding at December 31, 1997 and
    July 31, 1998, respectively (Note 7)....................           500            499
  Common stock, $.01 par value per share; 200,000 and
    16,000,000 shares authorized, 0 and 394 shares issued
    and outstanding at December 31, 1997 and July 31, 1998,
    respectively (Note 7)...................................             0              4
  Additional paid-in capital................................    65,060,712     64,864,366
  Accumulated deficit.......................................   (13,402,495)   (31,858,376)
  Unrealized losses on marketable securities (Note 2).......       (20,763)       (15,695)
                                                              ------------   ------------
        Total stockholders' equity..........................    51,637,954     32,990,798
                                                              ------------   ------------
        Total liabilities and stockholders' equity..........  $316,198,100   $321,097,343
                                                              ============   ============

 The accompanying notes are an integral part of these consolidated statements.

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          YEAR ENDED DECEMBER 31,     SEVEN MONTHS
                                                         -------------------------   ENDED JULY 31,
                                                            1996          1997            1998
                                                         -----------   -----------   --------------
OPERATING REVENUES.....................................  $ 5,334,183   $10,355,068    $ 11,150,159
OPERATING EXPENSES:
  Cost of services.....................................    2,513,693     4,758,730       4,932,239
  Selling, operations, and administrative..............    3,883,738     7,392,540      10,548,058
  Depreciation and amortization........................    1,640,025     3,715,184       4,335,794
                                                         -----------   -----------    ------------
          Total operating expenses.....................    8,037,456    15,866,454      19,816,091
                                                         -----------   -----------    ------------
OPERATING LOSS.........................................   (2,703,273)   (5,511,386)     (8,665,932)
                                                         -----------   -----------    ------------
OTHER INCOME (EXPENSE):
  Interest income......................................       46,221     2,774,909       7,054,380
  Interest expense.....................................   (1,055,498)   (6,226,023)    (16,449,898)
  Affiliate interest income, net.......................      273,799             0               0
  Other (expense) income, net..........................      (60,000)     (129,033)        188,110
                                                         -----------   -----------    ------------
          Total other expense..........................     (795,478)   (3,580,147)     (9,207,408)
                                                         -----------   -----------    ------------
LOSS BEFORE INCOME TAXES AND CUMULATIVE
EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE...............   (3,498,751)   (9,091,533)    (17,873,340)
INCOME TAX BENEFIT.....................................      373,323             0               0
                                                         -----------   -----------    ------------
LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING PRINCIPLE...................................   (3,125,428)   (9,091,533)    (17,873,340)
CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING PRINCIPLE (NOTE 2)..........................            0             0        (582,541)
                                                         -----------   -----------    ------------
NET LOSS...............................................  $(3,125,428)  $(9,091,533)   $(18,455,881)
                                                         ===========   ===========    ============
BASIC AND DILUTED NET LOSS PER SHARE...................  $     (1.53)  $     (2.10)   $      (2.46)
                                                         ===========   ===========    ============
WEIGHTED AVERAGE SHARES OUTSTANDING....................    2,043,900     4,325,250       7,497,696
                                                         ===========   ===========    ============

 The accompanying notes are an integral part of these consolidated statements.

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME

                                                                                                     UNREALIZED
                                  PREFERRED STOCK    COMMON STOCK     ADDITIONAL                   (LOSS) GAIN ON       TOTAL
                                  ---------------   ---------------     PAID-IN     ACCUMULATED      MARKETABLE     STOCKHOLDERS'
                                  SHARES   AMOUNT   SHARES   AMOUNT     CAPITAL       DEFICIT        SECURITIES        EQUITY
                                  ------   ------   ------   ------   -----------   ------------   --------------   -------------
BALANCE, December 31, 1995......   7,520    $ 75       0     $    0   $ 7,454,615   $ (1,185,534)     $      0      $  6,269,156
Comprehensive Loss
  Net loss......................       0       0       0          0             0     (3,125,428)            0        (3,125,428)
                                                                                                                    ------------
  Comprehensive Loss............                                                                                      (3,125,428)
                                                                                                                    ------------
  Issuance of preferred stock,
    net of related offering
    expenses of $379,701........   9,572      96       0          0    11,054,603              0             0        11,054,699
                                  ------    ----     ---     ------   -----------   ------------      --------      ------------
BALANCE, December 31, 1996......  17,092     171       0          0    18,509,218     (4,310,962)            0        14,198,427
Comprehensive Loss:
  Net loss......................       0       0       0          0             0     (9,091,533)            0        (9,091,533)
  Unrealized loss on marketable
    securities..................       0       0       0          0             0              0       (20,763)          (20,763)
                                                                                                                    ------------
  Comprehensive Loss............                                                                                      (9,112,296)
                                                                                                                    ------------
  Issuance of preferred stock,
    net of related offering
    expenses of $99,677.........  30,408     304       0          0    42,824,019              0             0        42,824,323
  Purchase of Beach Cable
    (Note 9)....................   2,485      25       0          0     3,727,475              0             0         3,727,500
                                  ------    ----     ---     ------   -----------   ------------      --------      ------------
BALANCE, December 31, 1997......  49,985     500       0          0    65,060,712    (13,402,495)      (20,763)       51,637,954
Comprehensive Loss:
  Net loss......................       0       0       0          0             0    (18,455,881)            0       (18,455,881)
  Unrealized gain on marketable
    securities..................       0       0       0          0             0              0         5,068             5,068
                                                                                                                    ------------
    Comprehensive Income........                                                                                     (18,450,813)
                                                                                                                    ------------
  Issuance of common stock under
    stock options...............       0       0     394          4         3,148              0             0             3,152
  Beach Cable purchase price
    adjustment..................    (134)     (1)      0          0      (199,494)             0             0          (199,495)
                                  ------    ----     ---     ------   -----------   ------------      --------      ------------
BALANCE, July 31, 1998..........  49,851    $499     394     $    4   $64,864,366   $(31,858,376)     $(15,695)     $ 32,990,798
                                  ======    ====     ===     ======   ===========   ============      ========      ============

 The accompanying notes are an integral part of these consolidated statements.

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,        SEVEN MONTHS
                                                              ------------------------------   ENDED JULY 31,
                                                                  1996            1997              1998
                                                              ------------   ---------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $ (3,125,428)  $    (9,091,533)   $(18,455,881)
                                                              ------------   ---------------    ------------
  Adjustments to reconcile net loss to net cash (used in)
    provided by operating activities:
    Depreciation and amortization...........................     1,640,025         3,715,184       4,335,794
    Amortization of bond discount...........................             0         2,386,856       7,568,362
    Gain on disposition of assets...........................        21,370            23,464               0
    Cumulative effect of change in accounting principle.....             0                 0         582,541
    Deferred income taxes...................................      (373,323)                0               0
    Changes in operating assets and liabilities:
      Accounts receivable...................................      (512,337)         (721,396)     (1,448,521)
      Prepaid expenses......................................      (180,950)          244,199        (260,041)
      Accounts payable......................................       (39,648)        4,302,245      (1,840,662)
      Accrued liabilities and interest......................       293,394           163,317      17,368,862
      Unearned revenue......................................       278,757           243,007         455,215
      Other.................................................           133             1,345           5,068
                                                              ------------   ---------------    ------------
        Total adjustments...................................     1,127,421        10,358,221      26,766,618
                                                              ------------   ---------------    ------------
        Net cash (used in) provided by operating
          activities........................................    (1,998,007)        1,266,688       8,310,737
                                                              ------------   ---------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures, net of retirements..................   (14,416,135)      (39,625,408)    (50,089,645)
  Acquisitions, net.........................................             0                 0      (1,014,288)
  Organizational cost expenditures..........................       (20,133)         (470,923)       (248,433)
  Purchase of investments...................................        (5,000)     (227,956,301)              0
  Proceeds from sale of investments.........................             0                 0      46,590,495
  Accounts payable -- capital related.......................             0                 0      (3,214,982)
  Investment in ClearSource, Inc............................             0                 0        (825,072)
  Proceeds from sale of property............................             0            69,152               0
  Other.....................................................             0                 0         315,906
                                                              ------------   ---------------    ------------
        Net cash used in investing activities...............   (14,441,268)     (267,983,480)     (8,486,019)
                                                              ------------   ---------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on debt and short term borrowings......      (160,900)      (29,903,385)         (5,378)
  Expenditures related to issuance of debt and credit
    facility................................................             0                 0        (283,649)
  Proceeds from the issuance of common stock................             0                 0           3,152
  Proceeds from the issuance of debt and short-term
    borrowings, net of discount and issue costs on bonds....     1,258,238       257,370,383               0
  Proceeds from the issuance of preferred stock, net of
    related offering expenses...............................    10,868,699        42,824,323        (199,495)
  Repayments from affiliates................................     4,255,836                 0               0
  Proceeds from the issuance of warrants....................             0         2,486,960               0
                                                              ------------   ---------------    ------------
        Net cash provided by (used in) financing
          activities........................................    16,221,873       272,778,281        (485,370)
                                                              ------------   ---------------    ------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS........      (217,402)        6,061,489        (660,652)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............       300,494            83,092       6,144,581
                                                              ------------   ---------------    ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $     83,092   $     6,144,581    $  5,483,929
                                                              ============   ===============    ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest..................  $  1,016,039   $     1,543,125    $      3,672
                                                              ============   ===============    ============
  Cash paid during the period for income taxes..............  $          0   $             0    $          0
                                                              ============   ===============    ============
  Details of acquisitions:
    Property, plant, and equipment..........................  $          0   $     4,756,005    $          0
    Intangible Assets.......................................             0         2,796,139       1,014,288
    Liabilities Assumed.....................................             0        (3,824,644)              0
    Preferred stock issued..................................             0        (3,727,500)              0
                                                              ------------   ---------------    ------------
    Net cash paid for acquisitions..........................  $          0   $             0    $  1,014,288
                                                              ============   ===============    ============

          The accompanying notes are an integral part of these consolidated statements.

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1996 AND 1997 AND JULY 31, 1998

1.   ORGANIZATION, NATURE OF BUSINESS AND BASIS OF PRESENTATION

ORGANIZATION

     KNOLOGY Holdings, Inc. was incorporated in Delaware in November 1995 under the name CyberNet Holding, Inc. In April 1997, the Company formally changed its name to KNOLOGY Holdings, Inc.

NATURE OF BUSINESS

     KNOLOGY Holdings, Inc. and its subsidiaries (the "Company") own and operate advanced hybrid fiber-coaxial networks and provide residential and business customers broadband communications services, including analog and digital cable television, local and long-distance telephone, high-speed Internet access, and broadband carrier services to various markets in the southeastern United States.

     The Company has experienced operating losses as a result of the expansion of the advanced broadband communications networks and services into new and existing markets. The Company expects to continue to focus on increasing its customer base and expanding its broadband operations. Accordingly, the Company expects that its operating expenses and capital expenditures will continue to increase as it extends its broadband communications networks in the existing and new markets in accordance with its business plan. While management expects its expansion plans will result in profitability, there can be no assurance that growth in the Company's revenue or customer base will continue or that the Company will be able to achieve or sustain profitability and/or positive cash flow.

BASIS OF PRESENTATION

     The consolidated financial statements are prepared on the accrual basis of accounting and include the accounts of the Company and all subsidiaries. All significant intercompany balances have been eliminated. Certain prior year amounts have been reclassified to conform with the current year presentation.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING ESTIMATES

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES

CASH AND CASH EQUIVALENTS

     The Company considers all short-term, highly liquid investments with an original maturity date of three months or less to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates fair value.

MARKETABLE SECURITIES

     The Company's marketable securities are categorized as available-for-sale securities, as defined by Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Unrealized holding gains and losses are reflected as a net amount in a separate component of stockholders' equity until realized. For the purpose of computing realized gains and losses, cost is identified on a specific identification basis. Securities available for sale at July 31, 1998 are primarily comprised of commercial paper.

PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment are stated at cost. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets, commencing when the asset is installed or placed in service. Maintenance, repairs, and renewals are charged to expense as incurred. The cost and accumulated depreciation of property and equipment disposed of are removed from the related accounts, and any gain or loss is included in or deducted from income. Depreciation and amortization are provided over the estimated useful lives as follows:

                                                              YEARS
                                                              -----
Buildings...................................................    25
System and installation equipment...........................  7-10
Production equipment........................................     7
Test and office equipment...................................   3-7
Automobiles and trucks......................................     5
Leasehold improvements......................................     5

     Inventories are valued at the lower of cost or market (determined on a weighted average basis) and include customer premise equipment and certain plant construction materials. These items are transferred to system and installation equipment when installed.

     Interest is capitalized in connection with the construction of the Company's broadband networks. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life. For the year ended December 31, 1997 and the period ended July 31, 1998, $676,160 and $1,954,976 of interest cost was capitalized, respectively. No interest was capitalized prior to 1997.

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES

INTANGIBLE AND OTHER ASSETS

     Intangible and other assets include the excess of the purchase price of acquisitions over the fair value of net assets acquired as well as various other acquired intangibles and costs associated with the issuance of debt and the consummation of a credit facility. Intangible and other assets and the related useful lives and accumulated amortization at December 31, 1997 and July 31, 1998 are as follows:

                                                                 AMORTIZATION
                                    DECEMBER 31,    JULY 31,        PERIOD
                                        1997          1998         (YEARS)
                                    ------------   -----------   ------------
Goodwill..........................  $ 9,875,262    $10,889,550         40
Debt issuance costs...............    7,883,307      8,166,956       4-10
Other.............................      955,048        350,540      10-15
                                    -----------    -----------
                                     18,713,617     19,407,046
Less accumulated amortization.....      817,471      1,347,285
                                    -----------    -----------
Intangibles and other assets,
   net............................  $17,896,146    $18,059,761
                                    ===========    ===========

     During 1998, the Company adopted the provisions of AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," which requires that all nongovernmental entities expense costs of start-up activities, including pre-operating, preopening, and organization activities, as the costs are incurred. Adoption of this statement resulted in a cumulative effect of accounting change of $582,541 or $.08 per basic and diluted share.

LONG-LIVED ASSETS

     In 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and cost in excess of net assets acquired related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The effect of adopting SFAS No. 121 was not material to the Company's consolidated financial statements.

     The Company reviews its long-lived assets such as property and equipment, goodwill, and other intangible assets for impairment at each balance sheet date or whenever events or changes in circumstances indicate that the carrying amount of an asset should be assessed. Management evaluates the tangible and intangible assets related to each acquisition individually to determine whether an impairment has occurred. An impairment is recognized when the undiscounted future cash flows estimated to be generated by the assets are not sufficient to recover the unamortized balance of the asset. Estimates of future cash flows are based on many factors, including current operating results, expected market trends, and competitive influences. If an

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES
impairment has occurred, a loss equal to the difference between the carrying value of the asset and its fair value is recognized. The resulting reduced carrying amount of the asset is accounted for as its new cost and depreciated over the asset's remaining useful life. Management believes that the long-lived assets in the accompanying consolidated balance sheets are appropriately valued.

INVESTMENTS

     At July 31, 1998, investments represent the Company's 11% ownership in ClearSource, Inc. ClearSource, Inc. was formed during 1998 to build and operate advanced broadband networks offering a bundle of communications services to residential and business customers. The Company's investment in ClearSource, Inc. is accounted for under the cost method of accounting.

REVENUE RECOGNITION

     Subscriber revenues are recognized in the month of service. Subscriber fees billed in advance are included in the accompanying balance sheets as unearned revenue and are deferred until the month the service is provided.

ADVERTISING COSTS

     The Company expenses all advertising costs as incurred. Approximately $165,000, $158,000, and $237,160 of advertising expense are recorded in the Company's statements of operations for the years ended December 31, 1996 and 1997 and the period ended July 31, 1998, respectively.

SOURCES OF SUPPLIES

     The Company purchases customer premise equipment and plant materials from outside vendors. Although numerous suppliers market and sell customer premise equipment and plant materials, the Company currently purchases each customer premise component from a single vendor and has several suppliers for plant materials. If the suppliers are unable to meet the Company's needs as it continues to build out its network infrastructure, then delays and increased costs in the expansion of the Company's network could result, which would adversely affect operating results.

CREDIT RISK

     The Company's accounts receivable potentially subject the Company to credit risk, as collateral is generally not required. The Company's risk of loss is limited due to advance billings to customers for services and the ability to terminate access on delinquent accounts. The potential for material credit loss is mitigated by the large number of customers with relatively small receivable balances. The carrying amount of the Company's receivables approximates their fair values.

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES

INCOME TAXES

     The Company utilizes the liability method of accounting for income taxes, as set forth in SFAS No. 109, "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on the difference between the financial and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax benefit represents the change in the deferred tax asset and liability balances (Note 6).

     Effective August 1998, the Company will be included in the consolidated federal income tax return of its parent company, ITC Holding Company, Inc. ("ITC Holding") (Note 7). The Company and its subsidiaries file separate state income tax returns.

NET LOSS PER SHARE

     In 1997, the Company adopted SFAS No. 128, "Earnings Per Share." That statement requires the disclosure of basic net loss per share and diluted net loss per share. Basic net loss per share is computed by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding during the period. As the Company has no significant common stock outstanding, the convertible preferred stock is assumed to be converted for purposes of this calculation. Diluted net loss per share gives effect to all potentially dilutive securities. The Company's potentially dilutive securities are not included in the computation of diluted net loss per share as their effect is antidilutive.

3.   LONG-TERM DEBT

     Long-term debt at December 31, 1997 and July 31, 1998 consists of the following:

                                                1997           1998
                                            ------------   ------------
Senior Discount Notes, with a face value
   of $444,100,000, bearing interest at
   11.875% beginning October 15, 2002,
   payable semiannually beginning April 15,
   2003 with principal and any unpaid
   interest due October 15, 2007..........  $249,910,431   $257,478,793
Capitalized lease obligation, at a rate of
   10%, payable in quarterly installments
   of $6,304 through December 2006,
   secured................................       145,898        140,520
                                            ------------   ------------
                                             250,056,329    257,619,313
Less current maturities...................        25,094         25,094
                                            ------------   ------------
                                            $250,031,235   $257,594,219
                                            ============   ============

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES

     Following are maturities of long-term debt for each of the next five years as of July 31, 1998:

1999...........................................  $     25,094
2000...........................................        13,438
2001...........................................        14,833
2002...........................................        16,374
2003...........................................        18,074
Thereafter.....................................   444,159,353
                                                 ------------
            Total..............................  $444,234,246
                                                 ============

     The fair values of long-term debt, including current maturities, at December 31, 1997 and July 31, 1998 are estimated to be approximately $253,781,000 and $270,833,000 respectively, based on a valuation technique that considers cash flows discounted at current rates.

     In the fourth quarter of 1997, the Company issued units consisting of senior discount notes due 2007 and warrants to purchase Preferred Stock for gross proceeds of approximately $250 million. The notes were offered at a substantial discount from face value, with no interest payable for the first five years. Approximately $2.5 million of the gross proceeds has been allocated to the warrants. Each warrant allows the holder to purchase .003734 shares of the Company's preferred stock. The Company incurred approximately $7.9 million in costs to issue the senior discount notes. These costs are being amortized at an effective rate over the life of the notes. The indenture relating to the notes contains certain covenants that, among other things, limit the ability of the Company to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, make investments, engage in transactions with stockholders and affiliates, create liens, sell assets, and engage in mergers and consolidations. The proceeds from the offering of the units have been, and will be, used to repay certain indebtedness of the Company, to fund expansion of the Company's business, and for additional working capital and general corporate purposes.

     On June 2, 1997, the Company borrowed $3 million under a promissory note from SCANA at 12% interest with an original maturity of June 30, 1997. In July 1997, and again in September 1997, the Company and SCANA amended the promissory note agreement to increase the borrowings to $10 million and to extend the maturity date until January 1, 1998. On September 29, 1997, the Company borrowed an additional $1 million at 12% interest under an oral agreement with SCANA with similar terms. In connection with the SCANA notes discussed above, SCANA and the Company are negotiating warrants to purchase approximately 753 shares of the Company's preferred stock. In October 1999, the Company executed the agreement to issue warrants to purchase Preferred Stock of the Company. The Company will record the fair value of

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES
the warrants as interest expense in the fourth quarter of 1999. On October 24, 1997, the Company repaid all of these borrowings.

     On May 13, 1997, the Company obtained a $3 million bridge loan facility from First National Bank of West Point (the "Bridge Facility") to provide additional liquidity until long-term financing could be arranged. Interest accrued at the prime rate (as announced by SunTrust Bank, Atlanta) plus .5% per annum on all outstanding principal amounts, plus accrued but unpaid interest. As amended on September 18, 1997, the Bridge Facility was payable on demand, with a final maturity date of December 15, 1997. On December 15, 1997, the Company repaid all of these borrowings.

4.   OPERATING LEASES

     The Company leases office space, utility poles, and other assets for varying periods. Leases that expire are generally expected to be renewed or replaced by other leases.

     Future minimum rental payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of July 31, 1998 are as follows:

1999...............................................  $208,342
2000...............................................   166,274
2001...............................................   124,565
2002...............................................   113,583
2003 and thereafter................................   153,150
                                                     --------
            Total minimum lease payments...........  $765,914
                                                     ========

     Total rental expense for all operating leases was approximately $70,000, $75,000 and $97,000, for the years ended December 31, 1996 and 1997 and the period ended July 31, 1998, respectively.

5.   COMMITMENTS AND CONTINGENCIES

PURCHASE COMMITMENTS

     The Company has entered into contracts with various entities to provide programming to be aired by the Company. The Company pays a monthly fee as cost for the programming services, generally based on the number of average subscribers to the program, although some fees are adjusted based on the total number of subscribers to the system and/or the system penetration percentage. Certain contracts have minimum monthly fees. The Company estimates that it will pay approximately $6.5 million in programming fees under these contracts during 1999.

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES

LEGAL PROCEEDINGS

     In the normal course of business, the Company is subject to various litigation; however, in management's opinion, there are no legal proceedings pending against the Company which would have a material adverse effect on the financial position, results of operations, or liquidity of the Company.

6.   INCOME TAXES

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of deferred tax assets and liabilities at December 31, 1996 and 1997 and July 31, 1998 are as follows (in thousands):

                                               1996     1997      1998
                                              ------   ------   --------
Deferred tax assets:
   Net operating loss carryforwards.........  $3,875   $7,221   $  6,987
   Deferred bond interest...................       0        0      8,792
   Other....................................      92      279        280
   Valuation allowance......................  (2,475)  (4,165)   (10,270)
                                              ------   ------   --------
            Total deferred tax assets.......   1,492    3,335      5,789
Deferred tax liabilities:
   Depreciation and amortization............  (1,492)  (3,335)    (5,789)
                                              ------   ------   --------
Net deferred income taxes...................  $    0   $    0   $      0
                                              ======   ======   ========

     Effective August 1998, the Company will be included in the consolidated federal income tax return of its parent company, ITC Holding (Note 7). The Company and its subsidiaries file separate state income tax returns.

     The Company has available, at December 31, 1996 and 1997 and July 31, 1998, unused net operating loss carryforwards of approximately $10,273,00, $19,144,000, and $18,523,000, respectively, expiring in various years from 2005 to 2013, unless utilized. Management has recorded a valuation allowance of approximately $2,475,000, $4,165,000, and $10,270,000 for the years ended
December 31, 1996 and 1997 and the period ended July 31, 1998, respectively, on these net operating loss carryforwards, the majority of which contain limitations on utilization.

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES

     A reconciliation of the income tax benefit computed at statutory tax rates to the income tax benefit for the years ended December 31, 1996 and 1997 and the period ended July 31, 1998 is as follows:

                                                              1996   1997   1998
                                                              ----   ----   ----
Income tax benefit at statutory rate........................   34%    34%    34%
State income taxes, net of federal benefit..................    2      4      5
Prior year actualization....................................    6     (3)    (4)
Goodwill....................................................    1     (1)    (1)
Deferred tax valuation allowance............................  (32)   (34)   (34)
                                                              ---    ---    ---
                                                               11%     0%     0%
                                                              ===    ===    ===

7.   EQUITY INTERESTS

CAPITAL TRANSACTIONS

     The Company has authorized 16,000,000 shares of $.01 par value common stock and 100,000 shares of $.01 par value convertible preferred stock at December 31, 1998. In February 1998, the Company completed a 150-for-1 stock split of the Company's common stock, par value $.01 per share, which was effected in the form of a stock dividend of new shares of common stock. In connection with the stock split, the Company increased the number of shares of authorized common stock from 200,000 to 16,000,000 and changed the conversion ratio between the common stock and the preferred stock from 1-to-1 to a ratio of 150-to-1.

     In June 1998, ITC Holding made an offer to acquire outstanding shares of the Company in exchange for $100 in cash and ITC Holding Common Stock valued at $1,600 for each share of the Company's Preferred Stock exchanged (the "Exchange"). The Exchange was completed effective July 31, 1998. Prior to the exchange, ITC Holding (through its wholly owned subsidiaries) owned approximately 42% of the outstanding stock of the Company, representing the largest stockholder of the Company. As a result of the exchange, ITC Holding owns approximately 85% of the outstanding stock of the Company.

     In May 1998, the Company issued 394 shares of common stock, valued at $8 per share, to an employee under the Company's 1995 stock option plan. In February 1997, the Company offered and accepted 8,960 shares of preferred stock for subscription at $1,200 per share. Additionally, in October 1997, the Company offered and accepted 21,448 shares of preferred stock for subscription at $1,500 per share. In December 1997, in conjunction with the acquisition of KNOLOGY of Panama City, Inc., the Company issued 2,485 shares of preferred stock valued at $1,500 per share. During 1998, 134 shares of preferred stock issued in connection with the acquisition were returned to the Company as part of a purchase price adjustment. The amount of the consideration paid

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES
in excess of the par value, net of expenses incurred in connection with each issuance, is included in additional paid-in capital on the accompanying balance sheets. Each share of convertible preferred stock is automatically convertible into common stock on a 150-for-1 basis at the earlier of either the effective date of a public offering of common stock by the Company or on December 8, 2005. In the event of liquidation of the Company, whether voluntary or involuntary, the holders of convertible preferred stock are entitled to receive preferential distributions of $1,000, $1,200, or $1,500 per share (depending on when the stock was issued) before any distributions to common stockholders. The holders of the preferred stock are not entitled to any other preferences, including dividends.

STOCKHOLDERS' AGREEMENT

     The Company entered into a stockholders' agreement (the "Stockholders' Agreement"), dated as of December 8, 1995 and amended as of January 25, 1996 and April 19, 1996, with all of the stockholders of the Company. None of the parties to the Stockholders' Agreement may transfer any class or series of capital stock of the Company or any right or option to acquire any share of capital stock of the Company held by such party to third parties (subject to limited exceptions) without having offered rights of first refusal to purchase such securities to the Company. The Stockholders' Agreement will irrevocably terminate upon the consummation of an initial public offering.

STOCK OPTION PLAN

     Under the Company's 1995 stock option plan (the "Stock Option Plan"), as adopted in December 1995 and amended in February 1998, 700,000 shares (after giving effect to the 150-for-1 common stock split) of common stock are reserved and authorized for issuance upon the exercise of the options. All employees of the Company are eligible to receive options under the Stock Option Plan. The Stock Option Plan is administered by the compensation and stock option committee of the board of directors. Options granted under the Stock Option Plan are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended. All options were granted at an exercise price equal to the estimated fair value of the common stock at the dates of grant as determined by the board of directors based on equity transactions and other analyses. The options expire ten years from the date of grant.

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123

     During 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES
compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting methodology required by APB Opinion No. 25 must make pro forma disclosures of net income and, if presented, earnings per share as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

     The Company accounts for its stock-based compensation plans under APB Opinion No. 25, under which no compensation cost has been recognized by the Company. However, the Company has computed, for pro forma disclosure purposes, the value of all options for shares of the Company's common stock to employees of the Company using the Black-Scholes option pricing model and the following weighted average assumptions in 1996, 1997, and the period ended July 31, 1998:

                                      1996          1997          1998
                                   -----------   -----------   -----------
Risk-free interest rate..........     6.31%         6.43%         5.42%
Expected dividend yield..........        0%            0%            0%
Expected lives...................  Seven years   Seven years   Seven years
Expected volatility..............       30%           30%           30%

     The weighted average fair value of options granted was $8, $8.44, and $10.00 for the years ended December 31, 1996 and 1997 and the period ended July 31, 1998, respectively. The total value of options for the Company's stock granted to employees of the Company for the years ended December 31, 1996 and 1997 and the period ended July 31, 1998 was computed as approximately $154,000, $304,000, and $1,125,000, respectively, which would be amortized on a pro forma basis over the five-year vesting period of the options. If the Company had accounted for these plans in accordance with SFAS No. 123, the Company's net loss for the periods presented would be as follows:

                                                 AS
                                              REPORTED      PRO FORMA
                                            ------------   ------------
Net loss for the year ended December 31,
   1996...................................  $ (3,125,428)  $ (3,155,917)
Net loss for the year ended December 31,
   1997...................................    (9,091,533)    (9,188,862)
Net loss for the period ended July 31,
   1998...................................   (18,455,881)   (18,579,005)
Basic and diluted net loss per share for
   the year ended December 31, 1996.......  $      (1.53)  $      (1.54)
Basic and diluted net loss per share for
   the year ended December 31, 1997.......         (2.10)         (2.12)
Basic and diluted net loss per share for
   the period ended July 31, 1998:........         (2.46)         (2.47)

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES

     A summary of the status of the Company's stock option plan at July 31, 1998 is presented in the following table (after giving effect to the 150-for-1 common stock split):

                                                          WEIGHTED AVERAGE
                                                           EXERCISE PRICE
                                                SHARES       PER SHARE
                                                -------   ----------------
Outstanding at December 31, 1996:.........       52,797         8.00
   Granted................................      126,384         8.44
   Forfeited..............................      (15,939)        8.00
                                                -------
Outstanding at December 31, 1997:.........      163,242         8.34
   Granted................................      348,980        10.00
   Forfeited..............................      (21,032)        8.32
   Exercised..............................         (394)        8.00
                                                -------
Outstanding at July 31, 1998..............      490,796
                                                =======
Exercisable shares as of:
   December 31, 1996......................            0        $0.00
                                                =======
   December 31, 1997......................        6,606         8.00
                                                =======
   July 31, 1998..........................       17,428         8.00
                                                =======

8.   RELATED-PARTY TRANSACTIONS

     ITC Holding provides certain administrative services, such as legal and tax planning services, for the Company. The costs of these services are charged to the Company based primarily on the salaries and related expenses for certain of the ITC Holding executives and an estimate of their time spent on projects specific to the Company. For the years ended December 31, 1996 and 1997 and the period ended July 31, 1998, the Company recorded approximately $24,000, $31,000, and $92,000, respectively, in selling, operations, and administrative expenses related to these services. In the opinion of management, amounts charged to the Company are consistent with costs that would be incurred from third party providers. Additionally, during 1997, ITC Holding paid several invoices related to the construction of the Company's building. At December 31, 1997, there is approximately $419,000 related to these payments included in accounts payable -- affiliate in the Company's balance sheet.

     Certain of ITC Holding affiliates provide the Company with various services and/or receive services provided by the Company. These entities include Interstate Telephone Company, which provides switching and billing telephone services; and InterCall, Inc., which provides conference calling services. In addition, we receive services from ITC*DeltaCom, Inc., an affiliate of ITC Holding which provides wholesale long-distance and related services and which leases capacity on certain of its fiber routes. ITC Holding also holds equity investments in the following entities which do business with the Company:
Powertel, Inc., which provides cellular services, and MindSpring

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES

Enterprises, Inc., which is a national provider of Internet access. In management's opinion, the Company's transactions with these affiliated entities are representative of arm's-length transactions.

     For the years ended December 31, 1996 and 1997 and the period ended July 31, 1998, the Company received services from these affiliated entities in the amounts of $48,000, $247,000, and $757,000, respectively, which are reflected in cost of services and selling, operations, and administrative expenses in the Company's statements of operations. In addition, in 1996 and 1997, the Company received services from these affiliated entities in the amount of $11,000 and $13,000, respectively, which is reflected in field and technical expenses in the Company's statement of operations. At December 31, 1997, amounts payable for these services of $33,000 are recorded in the Company's balance sheet as accounts payable -- affiliate.

     During 1998, the Company leased office space to ITC*DeltaCom, Inc. and Powertel, Inc. Approximately $137,000 of lease income related to these transactions is recorded as other income in the Company's statement of operations for the year ended July 31, 1998.

     In December 1996 and 1997, the Company invested $5,000 and $55,000, respectively, in an airplane co-owned by ITC Holding and several of its subsidiaries and other affiliated entities.

     Relatives of the stockholders of ITC are stockholders and employees of the Company's insurance provider. The costs charged to the Company for insurance services were approximately $36,000, $134,000, and $140,000 or the years ended December 31, 1996, 1997, and the period ended July 31, 1997, respectively.

     The chief executive officer of an affiliate served from July 15, 1996 to February 20, 1997 as president and chief executive officer of the Company. He served in his capacity as chief executive officer and president of the Company at the request of the Company and ITC Holding and received no compensation from the Company for the year ended December 31, 1996. The value of his services provided through February 20, 1997 is estimated to total approximately $20,000.

9.   BUSINESS ACQUISITIONS

     On June 1, 1998, the Company acquired TTE, Inc., a non-facilities based reseller of local, long distance and operator services to small and medium-sized business customers throughout South Carolina, for a purchase price of $1.3 million. The acquisition has been accounted for under the purchase method of accounting.

     On December 5, 1997, the Company consummated the acquisition of Beach Cable, Inc., a Florida corporation that owned and operated a cable television system in Panama City Beach, Florida ("Beach Cable"). The acquisition was effected pursuant to an Agreement and Plan of Merger dated December 5, 1997 (the "Merger Agreement") by

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES
and among the Company, KNOLOGY of Panama City, Inc., Beach Cable, and L. Charles Hilton, Jr., the sole stockholder of Beach Cable, under which KNOLOGY of Panama City, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, merged (the "Merger") with and into Beach Cable. Beach Cable, the surviving corporation in the Merger, was renamed KNOLOGY of Panama City, Inc. as of the effective time of the Merger (the "Effective Time") and became a wholly owned subsidiary of the Company. At the Effective Time, all of the issued and outstanding shares of Common Stock, no par value, of KNOLOGY of Panama City were converted into 2,485 shares of preferred stock, par value $.01 per share, of the Company valued at approximately $3.7 million. Immediately following the Merger, the Company also contributed cash of approximately $3.9 million to KNOLOGY of Panama City to repay an existing note and related accrued interest to Hilton, Inc., a holding company owned by L. Charles Hilton, Jr. The Merger has been accounted for under the purchase method of accounting.

     As a result of the acquisition of KNOLOGY of Panama City, Inc., approximately one month's operations of KNOLOGY of Panama City are included in the accompanying statement of operations for the year ended December 31, 1997.

     The following unaudited pro forma results of operations for the years ended December 31, 1997 and 1998 assumes that the TTE, Inc. and Beach Cable, Inc. acquisitions occurred on January 1, 1997. The pro forma information is presented for informational purposes only and may not be indicative of the actual results of operations had the acquisitions occurred on the assumed date, nor is the information necessarily indicative of future results of operations.

                                                        1997           1998
                                                    ------------   ------------
Operating revenues................................  $ 14,264,686   $ 12,493,550
Loss before extraordinary items...................   (10,074,430)   (17,909,739)
Net loss..........................................   (10,074,430)   (18,492,280)
Net loss per share(a).............................         (2.33)         (2.47)

---------------
(a) Net loss per share is computed using 4,325,250 and 7,497,696 as the number of shares outstanding at December 31, 1997 and July 31, 1998, respectively.

10.   SEGMENT INFORMATION

     Effective January 1998, the Company adopted SFAS No. 131, "Disclosures about segments of an Enterprise and Related Information," which established revised standards for the reporting of financial and descriptive information about operating segments in financial statements.

     The Company owns and operates advanced hybrid fiber-coaxial networks and provides residential and business customers broadband communications services, including video analog and digital cable television and local and long-distance telephone.

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES

Internet services include high-speed Internet access via cable modems, local transport services, such as local Internet transport, special access, local private line, and local exchange transport services. Management has identified the reportable segments based on broadband services offered.

     While management of the Company monitors the revenue generated from each of the various broadband services, operations are managed and financial performance is evaluated based upon the delivery of a multiple of the services to customers over a single network. As a result of multiple services being provided over a single network, there are many shared expenses and shared assets related to providing the various broadband services to customers. Management believes that any allocation of the shared expenses or assets to the broadband services would be arbitrary and impractical.

     Revenues by broadband communications service are as follows:

                                                                 SEVEN
                                                                MONTHS
                                    YEAR ENDED DECEMBER 31       ENDED
                                   ------------------------    JULY 31,
                                      1996         1997          1998
                                   ----------   -----------   -----------
Video............................  $5,334,183   $10,319,495   $ 9,991,798
Telephone........................           0        16,490     1,077,674
Internet services................           0        19,083        80,687
                                   ----------   -----------   -----------
Consolidated revenues............  $5,334,183   $10,355,068   $11,150,159
                                   ==========   ===========   ===========

11.   SUBSEQUENT EVENTS

CREDIT FACILITY

     On December 22, 1998, the Company entered into a $50 million four-year senior secured credit facility with First Union National Bank and First Union Capital Markets Corp., which may be used for working capital and other purposes, including capital expenditures and permitted acquisitions. At the Company's option, interest will accrue based on either the Alternate Base Rate plus applicable margin or the LIBOR rate plus applicable margin. Obligations under the credit facility will be secured by substantially all tangible and intangible assets of the Company and its current and future subsidiaries. The credit facility includes a number of covenants, including, among others, covenants limiting the ability of the Company and its subsidiaries and their present and future subsidiaries to incur debt, create liens, pay dividends, make distributions or stock repurchases, make certain investments, engage in transactions with affiliates, sell assets, and engage in certain mergers and acquisitions. The credit facility also includes covenants requiring compliance with certain operating and financial ratios on a consolidated basis. The credit facility allows the Company to borrow up to five times certain individual subsidiaries' consolidated adjusted cash flow as defined in the credit facility. In connection with the initiation of the revolving credit facility, the Company

                    KNOLOGY HOLDINGS, INC. AND SUBSIDIARIES
incurred $1,255,681 in related costs which are being amortized on a straight-line basis over the five year term.

ACQUISITIONS

     On October 30, 1998, the Company acquired substantially all of the assets of Cable Alabama Corporation ("Cable Alabama") for approximately $60,733,000 in cash and also purchased for $5,000,000 in cash, certain real property located in Huntsville, Alabama (the "Acquisition"). Cable Alabama owned and operated a cable television system serving the Huntsville, Alabama area. KNOLOGY plans to upgrade the existing Cable Alabama plant into a high-speed fiber-coaxial network that is two-way interactive to provide additional broadband communications services, such as local and long-distance service, digital television and high-speed Internet access. The acquisition has been accounted for under the purchase method of accounting.

     The assets acquired are held by KNOLOGY of Huntsville, Inc. and have been included in the Company's consolidated financial statements effective September 1, 1998. The unaudited pro forma results of operations for the years ended December 31, 1997 and 1998 assumes the acquisition occurred on January 1, 1997. The pro forma information is presented for informational purposes only and may not be indicative of the actual results of operations had the Acquisition occurred on the assumed date, nor is the information necessarily indicative of future results of operations.

                                                        1997           1998
                                                    ------------   ------------
Operating revenues................................  $ 22,379,066   $ 18,914,289
Loss before extraordinary item....................   (23,659,283)   (26,648,764)
Net loss..........................................   (23,659,283)   (27,231,305)
Net loss per share(a).............................         (5.47)         (3.63)

---------------
(a) Loss per share is computed using 4,325,250 and 7,497,696 as the number of shares outstanding at December 31, 1997 and July 31, 1998, respectively.

                          INDEPENDENT AUDITORS' REPORT

Stockholders
CableAmerica Corporation
Phoenix, Arizona

     We have audited the accompanying balance sheets of Cable Alabama Corporation (the "Company") a wholly-owned subsidiary of CableAmerica Corporation as of August 31, 1998 and September 30, 1997, and the related statements of operations and deficit and of cash flows for the eleven-month period ended August 31, 1998 and the year ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at August 31, 1998 and September 30, 1997, and the results of its operations and its cash flows for the eleven-month period ended August 31, 1998 and the year ended September 30, 1997 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company (see Notes 1 and 5 to the financial statements regarding expenses allocated from CableAmerica Corporation).

     As discussed in Note 6 to the financial statements, on October 30, 1998, the Company sold substantially all of its assets.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
December 7, 1998

                           CABLE ALABAMA CORPORATION
            (A WHOLLY-OWNED SUBSIDIARY OF CABLEAMERICA CORPORATION)

                                 BALANCE SHEETS
                     AUGUST 31, 1998 AND SEPTEMBER 30, 1997

                                                                  1998           1997
                                                              ------------   ------------
                                     ASSETS (Note 6)
CURRENT ASSETS:
  Cash and cash equivalents.................................  $      8,640   $     19,753
  Subscriber accounts receivable -- less allowance for
     doubtful accounts of $68,000 and $101,000..............       930,026        889,105
  Prepaid expenses and other assets.........................       336,126        400,037
  Deferred income taxes (Note 4)............................     2,174,000      2,340,000
                                                              ------------   ------------
          Total current assets..............................     3,448,792      3,648,895
                                                              ------------   ------------
CABLE TELEVISION SYSTEMS AND EQUIPMENT:
  Reception and distribution facilities.....................    34,926,769     31,699,513
  Land, building and improvements...........................        81,178         68,809
  Vehicles, equipment and fixtures..........................     1,321,356      1,261,170
  Construction in progress..................................       116,557        336,673
                                                              ------------   ------------
          Total.............................................    36,445,860     33,366,165
  Less accumulated depreciation and amortization............   (22,689,797)   (20,352,138)
                                                              ------------   ------------
          Cable television systems and equipment -- net.....    13,756,063     13,014,027
                                                              ------------   ------------
          TOTAL.............................................  $ 17,204,855   $ 16,662,922
                                                              ============   ============
                      LIABILITIES AND STOCKHOLDERS' EQUITY (Note 6)
CURRENT LIABILITIES:
  Accounts payable..........................................  $    868,237   $  2,389,229
  Accrued payroll...........................................        88,544        103,001
  Accrued property tax......................................       125,740         96,807
  Other accrued expenses....................................       237,939        260,961
                                                              ------------   ------------
          Total current liabilities.........................     1,320,460      2,849,998
                                                              ------------   ------------
COMMITMENTS AND CONTINGENCIES (Notes 2, 3 and 6)
STOCKHOLDERS' EQUITY (Note 2):
  Common stock, $100 par value -- authorized, 1,500 shares;
     issued and outstanding, 1,500 shares...................       150,000        150,000
  Additional paid-in capital................................    20,664,426     18,886,572
  Deficit...................................................    (4,930,031)    (5,223,648)
                                                              ------------   ------------
          Total stockholders' equity........................    15,884,395     13,812,924
                                                              ------------   ------------
          TOTAL.............................................  $ 17,204,855   $ 16,662,922
                                                              ============   ============

                       See notes to financial statements.

                           CABLE ALABAMA CORPORATION
            (A WHOLLY-OWNED SUBSIDIARY OF CABLEAMERICA CORPORATION)

                      STATEMENTS OF OPERATIONS AND DEFICIT
                 ELEVEN-MONTH PERIOD ENDED AUGUST 31, 1998 AND
                         YEAR ENDED SEPTEMBER 30, 1997

                                                                 1998          1997
                                                              -----------   -----------
REVENUES:
  Basic services............................................  $ 7,791,166   $ 7,540,638
  Pay services..............................................    2,096,561     2,298,352
  Other services............................................    2,153,775     2,185,008
                                                              -----------   -----------
          Total revenues....................................   12,041,502    12,023,998
                                                              -----------   -----------
COSTS AND EXPENSES:
  Programming...............................................    4,285,888     4,103,038
  Selling, general and administrative.......................    3,421,791     3,477,576
  Depreciation and amortization.............................    2,415,754     2,543,540
  Allocated corporate expenses (Note 5).....................    1,458,452     1,669,996
                                                              -----------   -----------
          Total costs and expenses..........................   11,581,885    11,794,150
                                                              -----------   -----------
INCOME BEFORE INCOME TAX PROVISION..........................      459,617       229,848
INCOME TAX PROVISION (Note 4)...............................      166,000        80,000
                                                              -----------   -----------
NET INCOME..................................................      293,617       149,848
DEFICIT, BEGINNING OF PERIOD................................   (5,223,648)   (5,373,496)
                                                              -----------   -----------
DEFICIT, END OF PERIOD......................................  $(4,930,031)  $(5,223,648)
                                                              ===========   ===========

                       See notes to financial statements.

                           CABLE ALABAMA CORPORATION
            (A WHOLLY-OWNED SUBSIDIARY OF CABLEAMERICA CORPORATION)

                            STATEMENTS OF CASH FLOWS
                 ELEVEN-MONTH PERIOD ENDED AUGUST 31, 1998 AND
                         YEAR ENDED SEPTEMBER 30, 1997

                                                                 1998          1997
                                                              -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $   293,617   $   149,848
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    2,415,754     2,543,540
     Deferred income taxes..................................      166,000        80,000
     Changes in operating assets and liabilities:
       Subscriber accounts receivable.......................      (40,921)     (226,021)
       Prepaid expenses and other assets....................       63,910       (17,876)
       Accounts payable.....................................   (1,520,992)    1,170,861
       Accrued expenses and other liabilities...............       (8,546)       24,906
                                                              -----------   -----------
          Net cash provided by operating activities.........    1,368,822     3,725,258
                                                              -----------   -----------
CASH FLOWS USED IN INVESTING ACTIVITIES -- Purchase or
  construction of cable television systems and equipment....   (3,157,789)   (5,323,569)
                                                              -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES -- Contributions to
  capital by parent company.................................    1,777,854     1,613,437
                                                              -----------   -----------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS............      (11,113)       15,126
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............       19,753         4,627
                                                              -----------   -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $     8,640   $    19,753
                                                              ===========   ===========

                       See notes to financial statements.

                           CABLE ALABAMA CORPORATION
            (A WHOLLY-OWNED SUBSIDIARY OF CABLEAMERICA CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS
                 ELEVEN-MONTH PERIOD ENDED AUGUST 31, 1998 AND
                         YEAR ENDED SEPTEMBER 30, 1997

1.   BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT
     ACCOUNTING POLICIES

     Basis of Presentation -- Cable Alabama Corporation (the "Company") is a wholly-owned subsidiary of CableAmerica Corporation ("CAC"). The accompanying financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company (see Note 5 regarding expenses allocated from CAC). The Company provides cable television services to various communities within Alabama.

     Significant accounting policies are summarized below:

     a. Cable Television Systems and Equipment -- Cable television systems and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives as follows:

Reception and distribution facilities............     10 years
Equipment and fixtures...........................   5-10 years
Vehicles.........................................    3-5 years
Buildings and improvements.......................  10-30 years

         Direct costs associated with the construction of new cable television plant, the expansion of existing cable television plant, and the rebuilding of cable television plant are capitalized. Interest allocated from CAC is capitalized on construction-in-progress. Interest costs of approximately $10,000 and $26,000 were capitalized in 1998 and 1997, respectively.

     b. Cash and cash equivalents include cash on hand and in banks.

     c. Income Taxes -- The Company is included in the consolidated income tax return of CAC. CAC's policy is to allocate income tax expense or benefit to subsidiaries as if they filed separate returns. The Company follows Statement of Financial Accounting Standards ("SFAS") No. 109 Accounting for Income Taxes. SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income tax purposes. This statement recognizes (a) the amount of taxes payable or refundable for the current year, and (b) deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the financial statements or tax returns.

     d. Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and

                           CABLE ALABAMA CORPORATION
            (A WHOLLY-OWNED SUBSIDIARY OF CABLEAMERICA CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

2.   STOCKHOLDERS' EQUITY

     CAC has a $42,500,000 revolving line of credit agreement with two commercial banks. At August 31, 1998 and September 30, 1997, CAC had borrowings under the lines of credit of $42,500,000 and $37,800,000, respectively. Borrowings are collateralized by all of the common stock of each of the wholly-owned subsidiary companies of CAC, including the Company. The lines of credit were paid off and terminated on October 30, 1998 (Note 6).

3.   LEASES

     Operating Leases -- The Company has operating leases for various offices and warehouses under terms ranging from one to ten years. Rental expense amounted to $163,000 and $184,000 for the eleven-month period ended August 31, 1998 and the year ended September 30, 1997, respectively, which was paid to the shareholders of CAC, as lessors of such leases.

     In connection with the sale of assets subsequent to year-end, described in
Note 6, all of the Company's lease agreements were assumed by the purchaser.

4.   INCOME TAXES

     A reconciliation of the difference between the provision for income taxes and income taxes at the statutory United States federal income tax rate for the eleven-month period ended August 31, 1998 and the year ended September 30, 1997 is as follows:

                                                     1998       1997
                                                   --------   --------
Income tax provision at statutory United States
federal income tax rate..........................  $156,000   $ 73,000
State taxes and other............................    10,000      7,000
                                                   --------   --------
Income tax provision.............................  $166,000   $ 80,000
                                                   ========   ========

     The components of the Company's deferred income tax asset are as follows:

                                                AUGUST 31,   SEPTEMBER 30,
                                                   1998          1997
                                                ----------   -------------
Federal net operating loss carryforwards......  $2,793,000    $2,863,000
State net operating loss carryforwards........     468,000       474,000
Difference in book and tax carrying basis of
   property and equipment.....................  (1,626,000)   (1,548,000)
Tax credits...................................     484,000       484,000
Other.........................................      55,000        67,000
                                                ----------    ----------
Net deferred tax asset........................  $2,174,000    $2,340,000
                                                ==========    ==========

                           CABLE ALABAMA CORPORATION
            (A WHOLLY-OWNED SUBSIDIARY OF CABLEAMERICA CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

The Company has approximately $9.1 million of estimated Alabama state net operating loss carryforwards available to offset state taxable income. These carryforwards expire through 2012.

Additionally, the Company has been allocated the following carryforwards available as offsets to Federal taxable income or as credits against regular federal income taxes:

   NET OPERATING LOSSES     ALTERNATIVE MINIMUM TAX CREDITS
EXPIRING FROM 2005 TO 2012    AND INVESTMENT TAX CREDITS
--------------------------  -------------------------------
        $8,100,000                     $484,000
      -------------                   -----------

5.   ALLOCATED CORPORATE EXPENSES

     CAC provides substantially all administration, finance and accounting services for the Company. CAC allocates corporate expenses, including interest (based on total assets) and other expenses (based on the number of basic subscribers) to its subsidiaries. The total expenses allocated to the Company for 1998 and 1997 were approximately $1,458,000 and $1,670,000, respectively.

6.   SUBSEQUENT EVENT

     On October 30, 1998, the Company sold substantially all of its assets. Proceeds of the sale were approximately $60,000,000.

                        PRO FORMA FINANCIAL INFORMATION

     The pro forma balance sheet as of September 30, 1999 gives effect to the Reorganization and related activities, the exercise of the SCANA warrants, the portion of the private placement under firm commitment, and the ITC Holding loans that have been or will be converted to equity as if they had occurred on September 30, 1999. Pro forma statements of operations for the nine months ended September 30, 1999 and the year ended December 31, 1998 are presented below to give effect to the Reorganization as if it had occurred on January 1, 1998. The pro forma statement of operations for the year ended December 31, 1998 also gives effect to the acquisition of Cable Alabama as if it had occurred on January 1, 1998.

     The unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the pro forma transactions occurred at the beginning of the periods presented, nor is it indicative of future financial position or results of operations.

                 UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999


                                                  HISTORICAL      PRO FORMA          PRO FORMA
                                                 KNOLOGY, INC.   ADJUSTMENTS       KNOLOGY, INC.
                                                 -------------   ------------      -------------
CURRENT ASSETS:
  Cash and cash equivalents ...................  $ 21,199,977    $  1,129,500(a)   $167,359,343
                                                                  100,000,000(b)
                                                                   39,366,860(c)
                                                                    5,663,006(e)
  Accounts receivable, net.....................     9,674,793              --         9,674,793
  Accounts receivable, affiliates..............     8,636,849      (8,636,849)(g)            --
  Prepaid expenses.............................     1,216,793              --         1,216,793
                                                 ------------    ------------      ------------
          Total current assets.................    40,728,412     137,522,517       178,250,929
                                                 ------------    ------------      ------------
PROPERTY, PLANT AND EQUIPMENT, NET.............   258,655,902              --       258,655,902
                                                 ------------    ------------      ------------
OTHER LONG-TERM ASSETS:
  Intangible and other assets, net.............    62,311,348      22,418,100(d)     84,729,448
  Investments..................................     1,412,064       1,836,992(e)      3,249,056
  Other........................................       559,677              --           559,677
                                                 ------------    ------------      ------------
          Total assets.........................  $363,667,403    $161,777,609      $525,445,012
                                                 ============    ============      ============
CURRENT LIABILITIES:
  Current portion of long-term debt............  $     12,174    $         --      $     12,174
  Accounts payable.............................    16,050,716              --        16,050,716
  Accounts payable -- affiliates...............       347,203              --           347,203
  Accrued liabilities..........................     6,907,270              --         6,907,270
  Advances from affiliates.....................     1,171,252              --         1,171,252
  Unearned revenue.............................     3,593,068              --         3,593,068
                                                 ------------    ------------      ------------
          Total current liabilities............    28,081,683              --        28,081,683

                                                  HISTORICAL      PRO FORMA          PRO FORMA
                                                 KNOLOGY, INC.   ADJUSTMENTS       KNOLOGY, INC.
                                                 -------------   ------------      -------------
NONCURRENT LIABILITIES:
  Notes payable................................    19,116,496              --        19,116,496
  Accrued interest payable.....................    35,825,088              --        35,825,088
  Unamortized investment tax credits...........       388,277              --           388,277
  Deferred income taxes........................       321,658        (321,658)(g)            --
  Bonds payable, net of discount...............   266,685,707              --       266,685,707
                                                 ------------    ------------      ------------
          Total liabilities....................   350,418,909        (321,658)      350,097,251
WARRANTS.......................................     2,486,960       2,239,105(d)      4,726,065
                                                 ------------    ------------      ------------
STOCKHOLDERS' EQUITY:
  Series A Preferred Stock.....................            --           4,518(a)        480,355
                                                                       20,297(c)
                                                                       22,807(e)
                                                                      432,733(f)
  Series B Preferred Stock.....................            --         210,526(b)        210,526
  Common stock.................................             1              24(f)             25
  Additional paid in capital...................    75,312,104      22,418,100(d)    243,591,720
                                                                    1,920,150(a)
                                                                   99,789,474(b)
                                                                   39,346,563(c)
                                                                   (2,239,105)(d)
                                                                    7,477,191(e)
                                                                     (432,757)(f)
  Accumulated Deficit..........................   (64,526,921)       (795,168)(a)   (73,637,280)
                                                                   (8,315,191)(g)
  Unrealized losses............................       (23,650)             --           (23,650)
                                                 ------------    ------------      ------------
          Total stockholders' equity...........    10,761,534     159,860,162       170,621,696
                                                 ------------    ------------      ------------
          Total liabilities and stockholders'
            equity.............................  $363,667,403    $161,777,609      $525,445,012
                                                 ============    ============      ============


---------------
(a) Reflects the exercise of the SCANA warrants and the related net cash proceeds of $1.1 million and the recording of the fair value of the warrants as determined by the Black-Scholes model of $0.8 million and the related charge to retained earnings.


(b) Reflects $100 million of firm commitments in the private placement of Series B preferred stock.


(c) Reflects $39.4 million of loans from ITC Holding converted into 2,029,724 shares of Series A preferred stock and options to purchase 6,391,329 shares of Series A preferred stock. The option amount is reflected in additional paid-in capital as no options have been exercised.

(d) Reflects the acquisition of minority interest of KNOLOGY Holdings recorded at the fair market value of consideration surrendered of $22.4 million and the exchange of our warrants for KNOLOGY Holdings warrants and the cancellation of the KNOLOGY Holdings warrants.

(e) Reflects the contribution of ITC Holding's approximate 6% interest in ClearSource, cash of $5.7 million and subscription rights to purchase ClearSource shares, in exchange for 2,280,702 shares of Series A preferred stock recorded at the historical cost of $1.8 million for the ClearSource shares contributed and $5.7 million for the cash contributed.

(f)  Reflects the recording of the distribution.

(g) Reflects the elimination of deferred income taxes and the related affiliate receivable which resulted from KNOLOGY Holdings participation in the tax sharing arrangement with ITC Holding. As KNOLOGY will prepare its income tax return on a separate company basis, it will provide a full valuation allowance against any income tax benefit.

            UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                    FOR THE PERIOD ENDED SEPTEMBER 30, 1999


                                                    HISTORICAL                         PRO FORMA
                                                     KNOLOGY,        PRO FORMA         KNOLOGY,
                                                       INC.         ADJUSTMENTS          INC.
                                                   -------------   -------------     -------------
REVENUE..........................................  $ 48,824,228    $          --     $ 48,824,228
OPERATING EXPENSES
  Cost of services...............................    18,573,719               --       18,573,719
  Selling, operations and administrative.........    35,760,116               --       35,760,116
  Depreciation and amortization..................    29,526,358        1,681,358(a)    31,207,716
                                                   ------------    -------------     ------------
          Total Operating Expenses...............    83,860,193        1,681,358       85,541,551
OTHER INCOME (EXPENSE)
  Interest income................................     1,251,191               --        1,251,191
  Interest expense...............................   (24,287,041)              --      (24,287,041)
  Affiliate interest expense.....................      (106,248)              --         (106,248)
  Other income...................................       174,122               --          174,122
                                                   ------------    -------------     ------------
                                                    (22,967,976)              --      (22,967,976)
                                                   ------------    -------------     ------------
LOSS BEFORE INCOME TAXES AND MINORITY INTEREST...   (58,003,941)      (1,681,358)     (59,685,299)
MINORITY INTEREST................................     3,267,653       (3,267,653)(a)           --
                                                   ------------    -------------     ------------
LOSS BEFORE INCOME TAXES.........................   (54,736,288)      (4,949,011)     (59,685,299)
INCOME TAX BENEFIT...............................    11,011,711      (11,011,711)(b)           --
                                                   ------------    -------------     ------------
PRO FORMA LOSS ATTRIBUTABLE TO COMMON
  SHAREHOLDERS...................................  $(43,724,577)   $ (15,960,722)    $(59,685,299)
                                                   ============    =============     ============
BASIC AND DILUTED LOSS PER SHARE.................  $(437,245.77)                     $      (1.10)
                                                   ============                      ============
WEIGHTED AVERAGE NUMBER OF COMMON SHARES -- BASIC
  AND DILUTED....................................           100                        54,353,796(c)
                                                   ============                      ============


---------------
(a) Reflects the elimination of the minority interest and additional amortization expense associated with the increase in intangible assets which resulted from the acquisition of minority interests at fair market value in conjunction with the Exchange. The intangible assets of $22.4 million will be amortized over ten years.

(b) Reflects the elimination of income tax benefit due to the operating losses of the consolidated entity. After the distribution, KNOLOGY Holdings will no longer participate in a tax sharing agreement with ITC Holding and thus record a full valuation allowance against the income tax benefit.

(c) As the Company has no significant common stock outstanding, Series A and Series B convertible preferred stock is assumed to be converted for purposes of this calculation. Diluted net loss per share gives effect to all potentially dilutive securities. The Company's potentially dilutive securities are not included in the computation of diluted net loss per share as their effect is antidilutive.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998


                                      HISTORICAL          (A)          PRO FORMA         PRO FORMA
                                     KNOLOGY, INC.   CABLE ALABAMA    ADJUSTMENTS      KNOLOGY, INC.
                                     -------------   -------------   -------------     -------------
REVENUE............................  $ 45,132,522     $8,873,291     $          --     $ 54,005,813
OPERATING EXPENSES
  Cost of services.................    12,739,540      3,181,970                --       15,921,510
  Selling, operations and
     administrative................    37,323,345      2,463,277          (122,756)(b)   39,663,866
  Depreciation and amortization....    17,326,895      1,764,472         8,846,500(c)    30,179,677
                                                                         2,241,810(f)
  Allocated corporate expenses.....            --        996,601                --          996,601
                                     ------------     ----------     -------------     ------------
          Total Operating
            Expenses...............    67,389,780      8,406,320        10,965,554       86,761,654
OTHER INCOME (EXPENSE)
  Interest income..................     9,639,050             --        (2,383,333)(e)    7,255,717
  Interest expense.................   (29,033,088)            --                --      (29,033,088)
  Affiliate interest expense.......       (34,115)            --                --          (34,115)
  Other income.....................       782,954             --                --          782,954
                                     ------------     ----------     -------------     ------------
                                      (18,645,199)            --        (2,383,333)     (21,028,532)
                                     ------------     ----------     -------------     ------------
LOSS BEFORE INCOME TAXES, MINORITY
  INTERESTS, AND CUMULATIVE EFFECT
  OF CHANGE IN ACCOUNTING
  PRINCIPLE........................   (40,902,457)       466,971       (13,348,887)     (53,784,373)
MINORITY INTEREST..................    13,294,079             --        (8,968,717)(d)           --
                                                                        (4,325,362)(f)
                                     ------------     ----------     -------------     ------------
LOSS BEFORE INCOME TAXES CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE........................   (27,608,378)       466,971       (26,642,966)     (53,784,373)
INCOME TAX BENEFIT.................     5,631,618       (173,000)       (5,458,618)(g)           --
                                     ------------     ----------     -------------     ------------
LOSS BEFORE CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLE...   (21,976,760)       293,971       (32,101,584)     (53,784,373)
CUMULATIVE EFFECT OF A CHANGE IN
  ACCOUNTING PRINCIPLE.............      (582,541)            --                --         (582,541)
                                     ------------     ----------     -------------     ------------
NET LOSS...........................   (22,559,301)       293,971       (32,101,584)     (54,366,914)
PREFERRED STOCK DIVIDENDS..........    (1,424,222)            --         1,424,222(h)            --
                                     ------------     ----------     -------------     ------------
PRO FORMA INCOME (LOSS)
  ATTRIBUTABLE TO COMMON
  SHAREHOLDERS:....................  $(23,983,523)    $  293,971     $ (30,677,362)    $(54,366,914)
                                     ============     ==========     =============     ============
BASIC AND DILUTED LOSS PER
  SHARE:...........................  $(239,835.23)                                     $      (1.00)
                                     ============                                      ============
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES -- BASIC AND DILUTED......           100                                        54,353,796(i)
                                     ============                                      ============

---------------
(a) The effective date of the Cable Alabama acquisition was September 1, 1998. These historical amounts related to Cable Alabama include the unaudited results of operations for the period January 1, 1998 to August 31, 1998.
(b) Reflects the reduction of rent expense related to the purchase of real property in connection with the Cable Alabama transaction.
(c) Reflects additional depreciation and amortization expense associated with the increase in the basis of the acquired assets to fair market value at the date of acquisition and the allocation of the purchase price to the acquired subscriber base and non-compete agreement. Amounts allocated to subscriber base, non-compete agreement, plant and building are amortized over three, three, ten and twenty-five years, respectively. The purchase price allocation arising from the acquisition of Cable Alabama is as follows:

Property, plant and equipment...............................  $30,117,306
Customer list...............................................   34,115,706
Noncompete agreement........................................    1,500,000
                                                              -----------
                                                               65,733,012
                                                              ===========

(d) Represents the increase in losses applicable to the Company based on an 85% ownership interest in KNOLOGY Holdings for the year ended December 31, 1998.
(e) Reflects the elimination of interest income resulting from lower cash and investments due to cash paid for acquisition.
(f) Reflects the elimination of the minority interest and additional amortization expense associated with the increase in intangible assets which resulted from the acquisition of minority interests at fair market value in conjunction with the Exchange. The intangible assets of $22.4 million will be amortized over ten years.
(g) Reflects the elimination of income tax benefit due to the operating losses of the consolidated entity. After the distribution, KNOLOGY Holdings will no longer participate in a tax sharing agreement with ITC Holding and thus record a full valuation allowance against the income tax benefit.
(h) Reflects the elimination of earnings, distributed to ITC Holding related to any excess earnings that would be allocated to business development of KNOLOGY.
(i) As the Company has no significant common stock outstanding, Series A and Series B convertible preferred stock is assumed to be converted for purposes of this calculation. Diluted net loss per share gives effect to all potentially dilutive securities. The Company's potentially dilutive securities are not included in the computation of diluted net loss per share as their effect is antidilutive.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated.

Blue Sky Fees and Expenses.................................  $  5,000
Accounting Fees and Expenses...............................   200,000
Legal Fees and Expenses....................................   200,000
Printing and Engraving Expenses............................   195,000
                                                             --------
            Total..........................................   600,000

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware corporation law, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in non derivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware Corporation Law provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware corporation law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. Our Certificate of Incorporation and our Bylaws contain provisions that further provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware Corporation Law.

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES

     We were formed in September 1998 as a wholly-owned subsidiary of ITC
Holding.

     KNOLOGY, INC.

     In November 1999 we completed an exchange of our securities for the outstanding KNOLOGY Holdings' securities. We issued 2,476 shares of our common stock, 30,363,000 shares of our Series A preferred stock and warrants to purchase 994,961 shares of our Series A preferred stock to holders of KNOLOGY Holdings' outstanding common stock, preferred stock and warrants. As part of the exchange, we issued an additional 13,362,105 to InterCall in exchange for the stock of Interstate Telephone Company, Inc., Valley Telephone Company, Inc., Globe Telecommunications, Inc. and ITC Globe, Inc. In connection with the exchange we assumed KNOLOGY Holdings' existing stock option plan under the terms of that plan without any action by the holders of options outstanding thereunder. As a result of the assumption of the plan options to purchase 6,674,176 shares of our common stock became outstanding.

     InterCall received 25,539,000 shares of our Series A preferred stock in the exchange, the AT&T Venture Funds collectively received 4,267,800 shares of our Series A preferred stock in the exchange and SCANA received 451,800 shares of our Series A preferred stock in the exchange.


     In January 2000 InterCall acquired options to purchase 6,258,036 shares of KNOLOGY Series A preferred stock by converting a $29.7 million balance outstanding under a loan agreement.


     The issuances of securities described above were made in reliance on exemptions from registration provided by Section 4(2) or Regulation D of the Securities Act as transactions by an issuer not involving any public offering. The persons and entities exchanging securities with us in the transactions represented their intention to acquire the securities for investment only and not with a view to or for distribution in connection with such transactions and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access to information about our company, through their relationships with us or through information about us made available to them.

     Commencing in November 1999 we are serving as a holding company of KNOLOGY Holdings, Inc., Interstate Telephone Company, Inc., Valley Telephone Company, Inc., Globe Telecommunications, Inc. and ITC Globe, Inc. In the last three years, prior to our ownership of such companies, our subsidiaries offered and sold the following equity securities that were not registered under the Securities Act:

     KNOLOGY HOLDINGS, INC.

     In December 1995 and January 1996, in connection with its initial capitalization, KNOLOGY Holdings issued to certain of its stockholders 7,780 shares of its preferred stock for a purchase price of $1,000 per share, for an aggregate amount of $7,780,000. ITC Holding Company, Inc. contributed $4,000,000 plus all of its direct and indirect interests in Cybernet Holding, L.L.C. and in KNOLOGY of Columbus, Inc. in exchange for the preferred stock.

     In April 1996, in connection with a private placement of its preferred stock, KNOLOGY Holdings issued to certain of its current stockholders 9,312 shares of preferred stock for a purchase price of $1,200 per share, for an aggregate amount of $11,174,400.

     In February 1997, KNOLOGY Holdings issued 8,960 shares of its preferred stock to certain of its current stockholders for a purchase price of $1,200 per share, for an aggregate amount of $10,752,000.

     In October 1997, KNOLOGY Holdings issued approximately 21,400 shares of its preferred stock to qualified investors in a equity private placement for a purchase price of $1,500 per share, for an aggregate amount of approximately $32.2 million. ITC Holding, Century Telephone Enterprises, Inc., South Atlantic, the AT&T venture funds and SCANA Communications, Inc. purchased approximately $10.0 million, $2.5 million, $5.5 million, $5.0 million and $5.0 million of our preferred stock, respectively, in the equity private placement. ITC Holding subsequently repurchased all shares of KNOLOGY Holdings' preferred stock owned by Century Telephone, South Atlantic and SCANA Communications in 1998.

     On October 22, 1997, KNOLOGY Holdings issued 444,100 units, each of which consists of one senior discount note and one warrant to purchase .003734 shares of its preferred stock, for net proceeds of approximately $242.4 million. The warrants may be exercised at a price of $.01 per share, subject to adjustment, at any time beginning one year after the date of issuance and prior to the close of business on the tenth anniversary of such grant. Morgan Stanley & Co. Incorporated, J.P. Morgan Securities, Inc. and First Union Capital Markets Corp. served as KNOLOGY Holdings' placement agents in the transaction. SCANA Communications purchased 71,050 of the units for an aggregate purchase price of $39,998,308.

     In December 1997, KNOLOGY Holdings acquired Beach Cable, Inc., a cable television system in Panama City, Florida. L. Charles Hilton, Jr., who became a director of our company in November 1999, was the founder and sole stockholder of Beach Cable. Mr. Hilton received 2,485 shares of KNOLOGY Holdings preferred stock in the acquisition valued at $1,500 per share. During 1998, 134 of these shares were returned to KNOLOGY Holdings as part of a purchase price adjustment.

     Pursuant to its 1995 stock option plan, KNOLOGY Holdings granted options to purchase its common stock to its key employees and non-employee directors and those of its subsidiaries. As of October 30, 1999, KNOLOGY Holdings had issued outstanding options to purchase 1,771,578 shares of its common stock pursuant to the plan at exercise prices ranging from $8.00 to $11.33 per share.

     In May 1998, KNOLOGY Holdings issued 394 shares of its common stock, at an exercise price of $8 per share, to an employee who exercised options granted under its 1995 stock option plan.

     Each issuance of securities described above was made in reliance on an exemption from registration provided by Section 4(2) or Regulation D of the Securities Act as a transaction by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for distribution in connection with such transactions and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access to information about KNOLOGY Holdings, Inc., through their relationships with KNOLOGY Holdings or through information about KNOLOGY Holdings made available to them.

ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


 EXHIBIT
 NUMBER                             EXHIBIT DESCRIPTION
---------                           -------------------
  2.1(1)   --   Agreement and Plan of Merger, dated December 5, 1997, by and among KNOLOGY Holdings, Inc., KNOLOGY of Panama City, Inc.,
                Beach Cable, Inc. and L. Charles Hilton
  2.2(2)   --   Purchase Agreement between Cable Alabama Corporation and
                KNOLOGY of Huntsville, Inc., dated as of October 19, 1998.
  3.1(6)   --   Certificate of Incorporation of KNOLOGY, Inc.
  3.2(6)   --   Bylaws of KNOLOGY, Inc.
  4.1(6)   --   Specimen Certificate for Shares of Common Stock, par value
                $0.01, of KNOLOGY, Inc.
  4.2(6)   --   Specimen Certificate for Shares of Series A Preferred Stock,
                par value $0.01, of KNOLOGY, Inc.
  4.4(1)   --   Indenture dated as of October 22, 1997 between KNOLOGY
                Holdings, Inc. and United States Trust Company of New York,
                as Trustee, relating to the 11 7/8% Senior Discount Notes
                Due 2007 of KNOLOGY Holdings, Inc.
  4.5(1)   --   Registration Rights Agreement, dated October 22, 1997,
                between KNOLOGY Holdings, Inc., the Placement Agents and
                SCANA Communications, Inc.
  4.6      --   Form of Senior Discount Note (contained in Indenture filed as Exhibit 4.5)
  4.7      --   Form of Exchange Note (contained in Indenture filed as
                Exhibit 4.5)
  5.1(6)   --   Form of Opinion of Hogan & Hartson, L.L.P.
  8.1(4)   --   Form of Opinion of Arthur Andersen LLP regarding certain tax matters.
 10.1(1)   --   Unit Purchase Agreement, dated as of October 16, 1997
                between KNOLOGY Holdings, Inc. and SCANA Communications,
                Inc.
 10.4(1)   --   Lease Agreement dated April 15, 1996 by and between D.L.
                Jordan and American Cable Company, Inc.
 10.5(1)   --   Pole Attachment Agreement dated January 1, 1998 by and
                between Gulf Power Company and Beach Cable, Inc.
 10.6(1)   --   Telecommunications Facility Lease and Capacity Agreement,
                dated September 10, 1996, by and between Troup EMC
                Communications, Inc. and Cybernet Holding, Inc.

 EXHIBIT
 NUMBER                             EXHIBIT DESCRIPTION
---------                           -------------------
  10.7(1)  --   Master Pole Attachment Agreement dated January 12, 1998 by and between South Carolina Electric and Gas and KNOLOGY
                Holdings, Inc. d/b/a/ KNOLOGY of Charleston.
  10.8(1)* --   License Agreement dated September 29, 1995 by and between
                Montgomery Cablevision and Entertainment, Inc. and American
                Communications Services of Montgomery, Inc.
  10.9(1)* --   License Agreement dated January 17, 1996 by and between
                American Cable, Inc. and American Communication Services of
                Columbus, Inc.
 10.10(1)* --   Addendum to License Agreement dated April 21, 1997 by and
                between American Cable, Inc. and American Communication
                Services of Columbus, Inc.
 10.11(1)  --   Lease Agreement, dated December 5, 1997 by and between The
                Hilton Company and KNOLOGY of Panama City, Inc.
 10.13(1)  --   Certificate of Membership with National Cable Television
                Cooperative, dated January 29, 1996, of Cybernet Holding,
                Inc.
 10.18(2)  --   Ordinance No. 99-16 effective March 16, 1999 between
                Columbus consolidated Government and KNOLOGY of Columbus,
                Inc.
 10.19(1)  --   Ordinance No. 16-90 (Montgomery, Alabama) dated March 6,
                1990.
 10.20(1)  --   Ordinance No. 50-76 (Montgomery, Alabama)
 10.21(1)  --   Ordinance No. 9-90 (Montgomery, Alabama) dated January 16,
                1990.
 10.22(1)  --   Resolution No. 58-95 (Montgomery, Alabama) dated April 6,
                1995.
 10.23(1)  --   Resolution No. 92-7 (Panama City Beach, Florida) dated July
                23, 1992.
 10.24(1)  --   License (Bay County, Florida) dated January 5, 1993.
 10.25(1)  --   Resolution No. 97-22 (Panama City Beach, Florida) dated
                December 3, 1997.
 10.26(1)  --   Resolution No. 2075 (Bay County, Florida) dated November 18,
                1997.
 10.27(3)  --   Ordinance No. 5999 (Augusta, Georgia) dated January 20,
                1998.
 10.28(3)  --   Ordinance No. 1723 (Panama City, Florida) dated March 10,
                1998.
 10.30(2)  --   Ordinance No. 98054 (Mount Pleasant, South Carolina) dated
                March 9, 1999.
 10.31(2)  --   Franchise Agreement (Charleston County, South Carolina)
                dated December 15, 1998.
 10.32(2)  --   Ordinance No. 1998-47 (North Charleston, South Carolina)
                dated May 28, 1998.
 10.33(2)  --   Ordinance No. 1998-77 (Charleston, South Carolina) dated
                April 28, 1998.
 10.34(2)  --   Ordinance No. 98-5 (Columbia County, Georgia) dated August
                18, 1998.

 EXHIBIT
 NUMBER                             EXHIBIT DESCRIPTION
---------                           -------------------
 10.36(2)  --   Network Access Agreement dated July 1, 1998 between SCANA
                Communications, Inc., f/k/a MPX Systems, Inc. and KNOLOGY
                Holdings, Inc.
 10.37(2)  --   Internet Access Contract dated September 1, 1998 between
                ITC* DeltaCom, Inc. and KNOLOGY Holdings, Inc.
 10.38(2)  --   Collocation Agreement for Multiple Sites dated on or about
                June 1998 between Interstate FiberNet, Inc. and KNOLOGY
                Holdings, Inc.
 10.39(2)* --   Lease Agreement dated October 12, 1998 between Southern
                Company Services, Inc. and KNOLOGY Holdings, Inc.
 10.40(2)  --   Facilities Transfer Agreement dated February 11, 1998
                between South Carolina Electric and Gas Company and KNOLOGY
                Holdings, Inc., d/b/a KNOLOGY of Charleston.
 10.41(2)  --   License Agreement dated March 3, 1998 between BellSouth
                Telecommunications, Inc. and KNOLOGY Holdings, Inc.
 10.44(2)  --   Pole Attachment Agreement dated February 18, 1998 between
                KNOLOGY Holdings, Inc. and Georgia Power Company
 10.46(2)  --   Assignment Agreement dated March 4, 1998 between Gulf Power
                Company and KNOLOGY of Panama City, Inc.
 10.47(2)  --   Adoption Agreements dated March 1, 1999 between KNOLOGY
                Holdings, Inc. and BellSouth Telecommunications, Inc.
 10.48(2)* --   Lease Switching Agreement between South Carolina Net for TTE
                Inc. and KNOLOGY Holdings, Inc.
 10.50(2)* --   Carrier Services Agreement dated September 30, 1998 between
                Business Telecom, Inc. and KNOLOGY Holdings, Inc.
 10.51(2)* --   Reseller Services Agreement dated September 9, 1998 between
                Business Telecom, Inc. and KNOLOGY Holdings, Inc.
 10.52(2)* --   Private Line Services Agreement dated September 10, 1998
                between BTI Communications Corporation and KNOLOGY Holdings,
                Inc.
 10.53(2)  --   Credit Facility Agreement between First Union National Bank,
                First Union Capital Markets Corp. and KNOLOGY Holdings, Inc.
                dated December 22, 1998.
 10.54(2)  --   Ordinance No. 284 (Cedar Grove, Florida) dated June 9, 1998.
 10.55(2)  --   License Agreement dated January 5, 1993 between County
                Commissioners of Bay County Florida and Beach Cable, Inc.
 10.56(2)  --   Ordinance No. 647 (Lynn Haven, Florida) dated May 12, 1998 between KNOLOGY of Panama City, Inc. and the City of Lynn
                Haven.
 10.57(2)  --   Ordinance No. 1723 (Panama City, Florida) dated March 10,
                1998 between KNOLOGY of Panama City, Inc. and the City of
                Panama City.

 EXHIBIT
 NUMBER                             EXHIBIT DESCRIPTION
---------                           -------------------
 10.58(2)  --   Resolution No. 97-22 (Panama City Beach, Florida) dated
                December 3, 1997 between Panama City Beach, Florida and
                KNOLOGY Holdings, Inc.
 10.59(6)  --   Form of Tax Separation Agreement between ITC Holding and
                KNOLOGY, Inc.
 10.60(6)  --   Right of First Refusal and Option Agreement, dated November
                19, 1999 by and between KNOLOGY of Columbus, Inc. and ITC
                Service Company, Inc.
 10.61(6)  --   Services Agreement dated November 2, 1999 between KNOLOGY,
                Inc. and ITC Service Company, Inc.
 10.62(6)  --   Support Agreement, dated November 2, 1999 between Interstate
                Telephone Company, Inc. and ITC Service Company, Inc.
 10.63(6)  --   1995 KNOLOGY Holdings, Inc. Stock Option Plan, assumed by
                KNOLOGY, Inc. as of November 23, 1999.
 10.64(6)  --   KNOLOGY, Inc. Long Term Incentive Plan.
 10.65(6)  --   Warrant Agreement, dated as of December 3, 1999, between
                KNOLOGY, Inc. and United States Trust Company of New York
                (including form of Warrant Certificate).
 10.66(6)  --   Warrant Registration Rights Agreement, dated as of December
                3, 1999, between KNOLOGY, Inc. and United States Trust
                Company of New York.
 10.67(6)  --   Section 351 Agreement by and among KNOLOGY, Inc., InterCall,
                Inc., Valley Telephone Company and Globe Telecommunications,
                Inc., dated November 1, 1999.
 10.68(6)  --   Amendment to Section 351 Agreement by and among KNOLOGY,
                Inc., InterCall, Inc., Valley Telephone Company and Globe
                Telecommunications, Inc., dated November 22, 1999.
 10.69(6)  --   Form of Stockholder Letter of Transmittal relating to the
                exchange of KNOLOGY, Inc. capital stock for KNOLOGY
                Holdings, Inc. capital stock.
 10.70(6)  --   Form of Warrant Holder Letter of Transmittal relating to the exchange of KNOLOGY, Inc. warrants for KNOLOGY Holdings,
                Inc. warrants.
 10.71(5)  --   KNOLOGY, Inc. Spin-Off Plan.
 10.72(6)  --   Loan Agreement between InterCall, Inc. and KNOLOGY, Inc.
                dated December 22, 1999
 10.73(6)  --   Line of Credit Note from KNOLOGY, Inc. to InterCall, Inc.
                dated December 22, 1999
 10.74(6)  --   Form of Residual Note from KNOLOGY, Inc. to ITC Holding
                Company, Inc.

 EXHIBIT
 NUMBER                             EXHIBIT DESCRIPTION
---------                           -------------------
 10.75(6)  --   Form of Letter to ITC Holding Company, Inc. option holders from ITC Holding Company, Inc.
 12.1(5)   --   Statement regarding Computation of Ratio of Earnings to
                Fixed Charges.
 21.1(6)   --   Subsidiaries of KNOLOGY, Inc.
 23.1(5)   --   Consent of Arthur Andersen LLP.
 23.2(5)   --   Consent of Deloitte & Touche LLP.
 23.3(5)   --   Consent of Morgan Stanley & Co. Incorporated.
 23.4(6)   --   Consent of Hogan & Hartson L.L.P. (included in its opinion filed as Exhibit 5.1 hereto).
 23.5(4)   --   Consent of Arthur Andersen LLP relating to Exhibit 8.1.
 24.1(6)   --   Power of Attorney.
 27.1(6)   --   Financial Data Schedule for year ended 1997 (for SEC use
                only).
 27.2(6)   --   Financial Data Schedule for year ended 1998 (for SEC use
                only).
 99.1(6)   --   IRS Private Letter Ruling, dated April 1, 1999.
 99.2(6)   --   IRS Private Letter Ruling, dated December 22, 1999.
 99.3(6)   --   Letter to ITC Holding Company, Inc. from Morgan Stanley &
                Co. Incorporated, dated August 22, 1999.


---------------
(1) Filed previously in connection with KNOLOGY Holdings, Inc.'s Registration Statement on Form S-4, (File No. 333-43339) and incorporated herein by reference.

(2) Filed previously in connection with KNOLOGY Holdings, Inc.'s Annual Report on Form 10-K in the year ended December 31, 1998 and incorporated herein by reference.

(3) Filed previously in connection with KNOLOGY Holdings, Inc.'s Annual Report on Form 10-K in the year ended December 31, 1997 and incorporated herein by reference.

(4) To be filed by amendment.

(5) Filed herewith.

(6) Previously filed.

 * Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text. This Exhibit was filed separately with the Secretary of the Commission without such text pursuant to the approval of our Application Requesting Confidential Treatment under Rule 406 of the Securities Act.

     (b) Financial Statement Schedules

     Schedules have been omitted because the information required to be set forth therein is not applicable or is included elsewhere in the Financial Statements or the notes thereto.

ITEM 17.   UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Washington, DC on this 18th day of January, 2000.


                                          KNOLOGY, INC.

                                          By:                  *
                                            ------------------------------------
                                                     Rodger L. Johnson
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amended Registration Statement has been signed as of January 18, 2000 by the following persons in the capacities indicated.


             SIGNATURES                                    TITLE
             ----------                                    -----

                  *                        President, Chief Executive Officer
-------------------------------------         and Director
          Rodger L. Johnson

                  *                        Chief Financial Officer (Principal
-------------------------------------         Financial and Accounting Officer)
           Robert K. Mills

                  *                        Chairman of the Board of Directors
-------------------------------------
       Campbell B. Lanier, III

                  *                                      Director
-------------------------------------
          William H. Scott

                  *                                      Director
-------------------------------------
           Richard Bodman

                  *                                      Director
-------------------------------------
           Alan A. Burgess

                  *                                      Director
-------------------------------------
          Donald W. Burton

                  *                                      Director
-------------------------------------
       L. Charles Hilton, Jr.

                  *                                      Director
-------------------------------------
           Donald W. Weber

        *By: /s/ CHAD WACHTER
-------------------------------------
            Chad Wachter
          Attorney-in-Fact

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS AS TO SCHEDULE

To KNOLOGY, Inc.:

     We have audited in accordance with generally accepted auditing standards, the financial statements of KNOLOGY, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, and have issued our report thereon dated November 30, 1999. Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed under Schedule II herein as it relates to KNOLOGY, Inc. and subsidiaries is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Atlanta, Georgia
November 30, 1999

                                  SCHEDULE II
                         KNOLOGY, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

                                              YEAR ENDED     YEAR ENDED     YEAR ENDED
                                             DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                 1996           1997           1998
                                             ------------   ------------   ------------
Allowance for doubtful accounts, balance at
   beginning of year.......................    $ 17,113      $  23,342     $   108,528
Addition charged to cost and expense.......      81,082        367,527       1,303,372
Deductions.................................     (74,853)      (282,341)     (1,018,234)
                                               --------      ---------     -----------
Allowance for doubtful accounts, balance at
   end of year.............................    $ 23,342      $ 108,528     $   393,766
                                               ========      =========     ===========

                                       S-2